Exhibit 10.1

$435,000,000

CREDIT AND GUARANTY AGREEMENT

among

BakerCorp International Holdings, Inc. (f/k/a B-Corp Holdings, Inc.),

as Holdings,

BakerCorp International, Inc. (f/k/a B-Corp Merger Sub, Inc.),

as U.S. Borrower,

BC International Holdings C.V.,

as European Borrower,

The Several Lenders from Time to Time Parties Hereto,

Morgan Stanley Senior Funding, Inc., as Syndication Agent,

and

Deutsche Bank AG New York Branch,

as Administrative Agent

Dated as of June 1, 2011

Deutsche Bank Securities Inc. and Morgan Stanley Senior Funding, Inc.,

as Joint Lead Arrangers and Joint Bookrunners

(i)

SECTION 6. REPRESENTATIONS AND WARRANTIES		74

6.1	Financial Condition	74
6.2	No Change	75
6.3	Existence; Compliance with Law	75
6.4	Power; Authorization; Enforceable Obligations	75
6.5	Consents	75
6.6	No Legal Bar	75
6.7	Litigation	76
6.8	No Default	76
6.9	Ownership of Property; Liens	76
6.10	Intellectual Property	76
6.11	Taxes	76
6.12	Federal Regulations	76
6.13	Labor Matters	76
6.14	ERISA	77
6.15	Investment Company Act; Other Regulations	78
6.16	Subsidiaries	78
6.17	Environmental Matters	78
6.18	Accuracy of Information, etc.	79
6.19	Security Documents	79
6.20	Solvency	80
6.21	Patriot Act; OFAC	80

SECTION 7. CONDITIONS PRECEDENT		80

7.1	Conditions to Initial Extension of Credit	80
7.2	Conditions to Each Extension of Credit	82
7.3	Condition to each Revolving Loan, Swingline Loan and Letter of Credit	83

SECTION 8. AFFIRMATIVE COVENANTS		83

8.1	Financial Statements	83
8.2	Certificates; Other Information	84
8.3	Payment of Taxes	85
8.4	Maintenance of Existence; Compliance	85
8.5	Maintenance of Property; Insurance	85
8.6	Inspection of Property; Books and Records; Discussions	86
8.7	Notices	86
8.8	Additional Collateral, etc.	87
8.9	Credit Ratings	89
8.10	Further Assurances	89
8.11	Designation of Unrestricted Subsidiaries	89
8.12	Post-Closing Matters	89
8.13	Interest Rate Protection	90
8.14	ERISA	90
8.15	Use of Proceeds	90

SECTION 9. NEGATIVE COVENANTS		90

9.1	Maximum Total Leverage Ratio	90
9.2	Indebtedness	91
9.3	Liens	96
9.4	Fundamental Changes	99
9.5	Disposition of Property	100

(ii)

9.6	Restricted Payments	102
9.7	Investments	104
9.8	Payments and Modifications of Certain Debt Instruments	107
9.9	Transactions with Affiliates	108
9.10	Sale Leaseback Transactions	108
9.11	Changes in Fiscal Periods	108
9.12	Negative Pledge Clauses	108
9.13	Clauses Restricting Restricted Subsidiary Distributions	109
9.14	Lines of Business	109

SECTION 10. GUARANTEE		110

10.1	The Guarantee	110
10.2	Obligations Unconditional	110
10.3	Reinstatement	111
10.4	No Subrogation	111
10.5	Remedies	112
10.6	Continuing Guarantee	112
10.7	General Limitation on Guaranteed Obligations	112
10.8	Release of Guarantors and Pledges	112
10.9	Right of Contribution	113
10.10	European Borrower	113

SECTION 11. EVENTS OF DEFAULT		113

11.1	Events of Default	113
11.2	Action in Event of Default	115
11.3	Right to Cure	117
11.4	Application of Proceeds	117

SECTION 12. ADMINISTRATIVE AGENT		119

12.1	Appointment	119
12.2	Nature of Duties	120
12.3	Lack of Reliance on the Administrative Agent	120
12.4	Certain Rights of the Administrative Agent	121
12.5	Reliance	121
12.6	Indemnification	121
12.7	The Administrative Agent in its Individual Capacity	121
12.8	Holders	122
12.9	Resignation by the Administrative Agent	122
12.10	Collateral Matters	122
12.11	Delivery of Information	123

SECTION 13. MISCELLANEOUS		123

13.1	Payment of Expenses, etc.	123
13.2	Right of Setoff	125
13.3	Notices	125
13.4	Benefit of Agreement; Assignments; Participations	126
13.5	No Waiver; Remedies Cumulative	132
13.6	Payments Pro Rata	132
13.7	Calculations; Computations	133

(iii)

13.8	GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL	134
13.9	Counterparts	135
13.10	Effectiveness	135
13.11	Headings Descriptive	135
13.12	Amendment or Waiver; etc.	135
13.13	Survival	138
13.14	Domicile of Loans	138
13.15	Register	138
13.16	Confidentiality	139
13.17	Patriot Act	140
13.18	Interest Rate Limitation	140
13.19	Judgment Currency	140
13.20	Dutch Matters	141

SCHEDULES:

Schedule I	Lenders and Commitments
Schedule II	Notice Addresses
Schedule 1.1(a)	Mandatory Costs
Schedule 6.16	Subsidiaries
Schedule 6.19(a)	Security Documents
Schedule 6.19(b)	Owned Real Property
Schedule 8.12	Post-Closing Matters
Schedule 9.2(l)	Existing Indebtedness
Schedule 9.3(j)	Existing Liens
Schedule 9.7(n)	Existing Investments
Schedule 9.9	Existing Affiliate Transactions
Schedule 9.12	Existing Restrictive Agreements

EXHIBITS:

Exhibit A	Form of Assignment and Assumption
Exhibit B	Form of Compliance Certificate
Exhibit C	Intercreditor Agreement Term Sheets
Exhibit D	Form of Guarantor Joinder Agreement
Exhibit E	Form of Security Agreement
Exhibit F	Form of Notice of Borrowing
Exhibit G	Form of Term Note
Exhibit H	Form of Revolving Note
Exhibit I	Form of Swingline Note
Exhibit J	Form of Notice of Conversion/Continuation
Exhibit K	Form of Letter of Credit Request
Exhibit L	Form of Non-Bank Certificate
Exhibit M	Form of Closing Certificate
Exhibit N	Form of Solvency Certificate

(iv)

CREDIT AND GUARANTY AGREEMENT, dated as of June 1, 2011, among BakerCorp International Holdings, Inc. (f/k/a B-Corp Holdings, Inc.), a Delaware corporation (“Holdings”), BakerCorp International, Inc. (f/k/a B-Corp Merger Sub, Inc.), a Delaware corporation (the “U.S. Borrower”), BC International Holdings C.V., a limited partnership (commanditaire vennootschap) organized under the laws of the Netherlands and having its seat in Amsterdam, the Netherlands (the “European Borrower”), the Subsidiary Guarantors (this and each other capitalized term used herein without definition having the meaning assigned to such term in Section 1.1) from time to time party hereto, the several banks, financial institutions, institutional investors and other entities from time to time parties to this Agreement as lenders or holders of the Loans (the “Lenders”) and issuers of Letters of Credit, Morgan Stanley Senior Funding, Inc., as Syndication Agent and Deutsche Bank AG New York Branch, as Administrative Agent.

W I T N E S S E T H:

WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of April 12, 2011 (as amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), among Holdings, B-Corp Merger Sub, Inc., a Delaware corporation (“Merger Sub”), the U.S. Borrower and Lightyear Capital, LLC, solely in its capacity as stockholder representative, Merger Sub will be merged with and into the U.S. Borrower in accordance with the terms thereof (the “Acquisition”); and

WHEREAS, the Borrowers have requested that, immediately upon the satisfaction in full of the conditions precedent set forth in Section 7.1, the Lenders (a) lend to the U.S. Borrower $390,000,000 in the form of a term loan and (b) make available to the Borrowers a $45,000,000 revolving credit facility for the making of revolving loans and the issuance of letters of credit, from time to time;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms. As used in this Agreement (including the recitals hereof), the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“Acceptable Price” shall have the meaning set forth in the definition of “Dutch Auction.”

“Accepting Lenders” shall have the meaning set forth in Section 2.16(a).

“Accounting Changes” shall have the meaning set forth in Section 13.7(a).

“Acquisition” shall have the meaning set forth in the preamble hereto.

“Acquisition Documentation” shall mean, collectively, the Merger Agreement and all schedules, exhibits and annexes thereto and all side letters and agreements affecting the terms thereof or entered into in connection therewith.

“Additional Lender” shall mean, at any time, any bank or other financial institution that agrees to provide any portion of any Revolving Loan Commitment Increase or Incremental Term Loans in accordance with Section 2.15; provided that (i) the Administrative Agent and, in respect of any Revolving Loan Commitment Increase, the Issuing Lender and the Swingline Lender shall have consented (not to be unreasonably withheld or delayed) to such Additional Lender if such consent would be required under Section 13.4 for an assignment of Loans or Revolving Loan Commitments, as applicable, to such

Additional Lender, (ii) the U.S. Borrower shall have consented to such Additional Lender and (iii) if such Additional Lender is an Affiliated Lender, such Additional Lender must comply with the limitations and restrictions set forth in Section 13.4(a)(iv).

“Additional Security Documents” shall mean the documents granting to the Collateral Agent for the benefit of the Secured Parties security interests and Mortgages in such assets and Real Property of Holdings and such other U.S. Loan Party as are not covered by the original Security Documents.

“Adjustable Applicable Margins” shall have the meaning provided in the definition of Applicable Margin.

“Administrative Agent” shall mean Deutsche Bank AG New York Branch, in its capacity as Administrative Agent for the Lenders hereunder and under the other Loan Documents, and shall include any successor to the Administrative Agent appointed pursuant to Section 12.9.

“Affiliate” shall mean, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Affiliate Transaction” shall have the meaning set forth in Section 9.9.

“Affiliated Investment Fund” shall mean any Affiliate of Holdings (other than Holdings, any Borrower or any of their respective Subsidiaries) that is a bona fide debt fund or an investment vehicle that is engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course and with respect to which the Sponsor and investment vehicles managed or advised by the Sponsor that are not engaged primarily in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course do not make investment decisions for such entity.

“Affiliated Lender” shall mean, at any time, any Lender that is the Sponsor or an Affiliate of the Sponsor (other than Holdings, any Borrower or any of their respective Subsidiaries or any natural person) at such time.

“Agency Fee Letter” shall mean the Agency Fee Letter, dated as of April 12, 2011, among Holdings, the Administrative Agent and Deutsche Bank Securities Inc.

“Agreement” shall mean this Credit and Guaranty Agreement, as modified, supplemented, amended, restated (including any amendment and restatement hereof), extended or renewed from time to time.

“Alternate Currency” shall mean Canadian Dollars, Euros, Pounds Sterling and any other freely transferable currency reasonably acceptable to the Revolving Lenders and, in respect of Letters of Credit, the Issuing Lender.

“Alternate Currency Letter of Credit Outstandings” shall mean all Letter of Credit Outstandings in respect of Letters of Credit denominated in an Alternate Currency.

“Alternate Currency Loan” shall mean a Loan denominated in an Alternate Currency.

“Alternate Currency Equivalent” shall mean, at any time for the determination thereof, the amount of the applicable Alternate Currency which could be purchased with the amount of Dollars involved in such computation at the Spot Currency Exchange Rate as of 11:00 A.M. (New York time) on the date two Business Days prior to the date of any determination thereof for purchase on such date with respect to the applicable Alternate Currency Loans (or, in the case of any determination pursuant to Section 13.19, on the date of determination).

“Alternate Currency Rate” shall mean (a) in respect of Loans denominated in Euros, Euro LIBOR, (b) in respect of Loans denominated in Pounds Sterling, the Sterling Rate, (c) in respect of Loans denominated in Canadian Dollars, the BA Discount Rate and (d) in respect of Loans denominated in an Alternate Currency other than Dollars, Canadian Dollars, Euros and Pounds Sterling, a rate agreed to by the Borrowers, the Administrative Agent and the Revolving Lenders at the time that such Alternate Currency is approved in accordance with the definition thereof.

“Applicable Discount” shall have the meaning set forth in the definition of “Dutch Auction.”

“Applicable Margin” shall mean (I) initially, a percentage per annum equal to (i) in the case of Term Loans maintained as (A) Base Rate Loans, 2.75% and (B) LIBOR Loans, 3.75%; (ii) in the case of Revolving Loans maintained as (A) Base Rate Loans, 2.50% and (B) Fixed Rate Loans, 3.50%; and (iii) in the case of Swingline Loans, 2.50% and (II) with respect to Incremental Term Loans, the rate per annum specified in the Incremental Amendment establishing Incremental Term Loan Commitments in respect of such Incremental Term Loans.

From and after each day of delivery of any certificate delivered in accordance with the first sentence of the following paragraph indicating an entitlement to a different margin for any Tranche of Loans than that described in the immediately preceding sentence (each, a “Start Date”) to and including the applicable End Date described below, the Applicable Margins for such Tranches of Loans (hereinafter, the “Adjustable Applicable Margins”) shall be those set forth below opposite the Total First Lien Leverage Ratio indicated to have been achieved in any certificate delivered as provided below:

Revolving Facility
Total First Lien Leverage Ratio	Revolving Loan Fixed Rate Margin	Revolving Loan and Swingline Loan Base Rate Margin

Greater than 3.00 to 1.0	3.50%	2.50%

Less than or equal to 3.00 to 1.0 but greater than 2.25 to 1.0	3.25%	2.25%

Less than or equal to 2.25 to 1.0	3.00%	2.00%

Term Facility

Total First Lien Leverage Ratio	Term Loan Fixed Rate Margin	Term Loan Base Rate Margin

Greater than 2.75 to 1.0	3.75%	2.75%

Less than or equal to 2.75 to 1.0	3.50%	2.50%

The Total First Lien Leverage Ratio used in a determination of Adjustable Applicable Margins shall be determined based on the delivery of a certificate of the U.S. Borrower (each, a “Quarterly Pricing Certificate”) by an Authorized Officer of the U.S. Borrower to the Administrative Agent (with a copy to be sent by the Administrative Agent to each Lender), within 45 days after the last day of any fiscal quarter of Holdings ending at least 6 months following the Closing Date, which certificate shall set forth the calculation of the Total First Lien Leverage Ratio as at the last day of the Test Period ended immediately prior to the relevant Start Date (but determined on a Pro Forma Basis solely to give effect to all Permitted Acquisitions (if any) and all Asset Sales (if any) consummated on or prior to the date of delivery of such certificate and any Indebtedness incurred, assumed or permanently repaid in connection therewith) and the Adjustable Applicable Margins which shall be thereafter applicable (until same are changed or cease to apply in accordance with the following sentences); provided that at the time of the consummation of any Permitted Acquisition or Asset Sale, an Authorized Officer of the U.S. Borrower shall deliver to the Administrative Agent a certificate setting forth the calculation of the Total First Lien Leverage Ratio on a Pro Forma Basis (solely to give effect to all Permitted Acquisitions, if any, and all Asset Sales (if any) consummated on or prior to the date of the delivery of such certificate and any Indebtedness incurred or assumed in connection therewith) as of the last day of the last Calculation Period ended prior to the date on which such Permitted Acquisition or Asset Sale is consummated for which financial statements have been made available (or were required to be made available) pursuant to Section 8.1(a) or (b), as the case may be, and the date of such consummation shall be deemed to be a Start Date and the Adjustable Applicable Margins which shall be thereafter applicable (until same are changed or cease to apply in accordance with the following sentences) shall be based upon the Total First Lien Leverage Ratio as so calculated. The Adjustable Applicable Margins so determined shall apply, except as set forth in the succeeding sentence, from the relevant Start Date to the earliest of (x) the date on which the next certificate is delivered to the Administrative Agent, (y) the date on which the next Permitted Acquisition or Asset Sale is consummated or (z) the date which is 45 days following the last day of the Test Period in which the previous Start Date occurred (such earliest date, the “End Date”), at which time, if no certificate has been delivered to the Administrative Agent indicating an entitlement to new Adjustable Applicable Margins (and thus commencing a new Start Date), the Adjustable Applicable Margins shall be those set forth in the first sentence of this definition (such Adjustable Applicable Margins as so determined, the “Highest Adjustable Applicable Margins”). Notwithstanding anything to the contrary contained above in this definition, the Adjustable Applicable Margins shall be the Highest Adjustable Applicable Margins at all times during the continuance of any Significant Event of Default.

Notwithstanding anything to the contrary contained above in this definition or elsewhere in this Agreement, if it is subsequently determined that the Total First Lien Leverage Ratio set forth in any Quarterly Pricing Certificate delivered for any period is inaccurate for any reason and the result thereof is that the Lenders received interest or fees for any period based on an Applicable Margin that is less than that which would have been applicable had the Total First Lien Leverage Ratio been accurately determined, then, for all purposes of this Agreement, the “Applicable Margin” for any day occurring within the period covered by such Quarterly Pricing Certificate shall retroactively be deemed to be the relevant percentage as based upon the accurately determined Total First Lien Leverage Ratio for such period, and any shortfall in the interest or fees theretofore paid by the Borrowers for the relevant period pursuant to Sections 2.9(a), (b) and (c) and 4.1(b) as a result of the miscalculation of the Total First Lien Leverage Ratio shall be deemed to be due and payable under the relevant provisions of Section 2.9(a), (b) or (c) or Section 4.1(b), as applicable, at the time the interest or fees for such period were required to be paid pursuant to said Section on the same basis as if the Total First Lien Leverage Ratio had been accurately set forth in such Quarterly Pricing Certificate (and shall remain due and payable until paid in full, together with all amounts owing under Section 2.9(d), in accordance with the terms of this Agreement) and shall be due and payable on the date of such subsequent determination.

“Approved Fund” shall have the meaning set forth in Section 13.4.

“Asset Sale” shall mean any Dispositions of property pursuant to Sections 9.5(g), (s), (t) and/or (w) that yield aggregate consideration to Holdings or any of its Subsidiaries (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of an amount equal to $1,000,000 with respect to any single Disposition or series of related Dispositions of property.

“Assignee” shall have the meaning set forth in Section 13.4(a)(i).

“Assignment and Assumption” shall mean an Assignment and Assumption, substantially in the form of Exhibit A.

“Attributable Debt” shall mean, in respect of a Sale Leaseback Transaction, at the time of determination, the present value of the obligation of the Loan Party that acquires, leases or licenses back the right to use all or a material portion of the subject property for net rental, license or other payments during the remaining term of the lease, license or other arrangement included in such Sale Leaseback Transaction including any period for which such lease, license or other arrangement has been extended or may, at the sole option of the other party (or parties) thereto, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Auction Purchase” shall mean a purchase of Loans or Commitments pursuant to a Dutch Auction (x) in the case of a Permitted Auction Purchaser, in accordance with the provisions of Section 13.4(a)(iii) or (y) in the case of an Affiliated Lender, in accordance with the provisions of Section 13.4(a)(iv).

“Authorized Officer” shall mean, with respect to (i) delivering Notices of Borrowing, Notices of Conversion/Continuation and similar notices, any person or persons that has or have been authorized by the board of directors (or similar governing body) of the U.S. Borrower or the general partner of the European Borrower to deliver such notices pursuant to this Agreement, (ii) delivering financial information and officer’s certificates pursuant to this Agreement (including Section 8.7), the chief financial officer, the treasurer or the principal accounting officer of Holdings or the U.S. Borrower, and (iii) any other matter in connection with this Agreement or any other Loan Document, any officer (or a person or persons so designated by any such officer) of Holdings or the U.S. Borrower.

“Available Amount” shall mean, at any time, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to the sum of:

(a) an amount equal to $25,000,000, plus

(b) the Retained Excess Cash Flow Amount at such time, plus

(c) (I) the cumulative amount of cash and Cash Equivalent proceeds from (i) the sale of Qualified Equity Interests of Holdings or of any direct or indirect parent of Holdings after the Closing Date and on or prior to such time (including upon exercise of warrants or options) which proceeds have been contributed as equity to the capital of the U.S. Borrower and (ii) the Qualified Equity Interests of Holdings or of any direct or indirect parent of Holdings issued upon conversion of Indebtedness incurred after the Closing Date of Holdings or any of its Restricted Subsidiaries owed to a Person other than a Loan Party or a Restricted Subsidiary of a Loan Party and (II) the fair market value (as determined by the board of directors of the U.S. Borrower) of assets or property received by the U.S. Borrower and/or its Restricted Subsidiaries as a contribution to its equity capital (excluding (x) a Specified Equity Contribution, (y) any such contribution by Holdings or any of its Subsidiaries, and (z) issuances of Capital Stock applied pursuant to Section 9.7(p)), plus

(d) 100% of the aggregate amount received by the U.S. Borrower and/or its Restricted Subsidiaries in cash, Cash Equivalents and assets (valued at the fair market value thereof, as determined by the board of directors of the U.S. Borrower) from:

(i) the sale (other than to Holdings or any such Restricted Subsidiary) of any Capital Stock of an Unrestricted Subsidiary or any minority Investments, or

(ii) any dividend or other distribution by an Unrestricted Subsidiary or received in respect of any minority Investments, or

(iii) any interest, returns of principal, repayments and similar payments by such Unrestricted Subsidiary or received in respect of any minority Investments, plus

(e) in the event any Unrestricted Subsidiary has been re-designated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the U.S. Borrower or a Restricted Subsidiary, the fair market value (as determined by the board of directors of the U.S. Borrower) of the Investments of the U.S. Borrower and the Restricted Subsidiaries in such Unrestricted Subsidiary at the time of such re-designation, combination or transfer (or of the assets transferred or conveyed, as applicable), in each case to the extent such Investments correspond to the designation of a Subsidiary as an Unrestricted Subsidiary pursuant to Section 8.11 and were originally made using the Available Amount pursuant to Section 9.7(u), plus

(f) an amount equal to the net reduction in Investments made pursuant to Section 9.7(u) in respect of any returns in cash, Cash Equivalents and assets (valued at the fair market value thereof, as determined by the board of directors of the U.S. Borrower) (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received by the U.S. Borrower and its Restricted Subsidiaries from such Investments, minus

(g) any amount of the Available Amount used to make Investments pursuant to Section 9.7(u) after the Closing Date and prior to such time, minus

(h) any amount of the Available Amount used to make Restricted Payments pursuant to Section 9.6(b) after the Closing Date and prior to such time, minus

(i) any amount of the Available Amount used to make payments or redemptions pursuant to Section 9.8(e) after the Closing Date and prior to such time.

“Available Currency” shall mean (i) with respect to Term Loans (other than Incremental Term Loans) and Swingline Loans, Dollars, (ii) with respect to Revolving Loans and Letters of Credit, Dollars and any Alternate Currency and (iii) with respect to Incremental Term Loans, Dollars or Euros as specified in the respective Incremental Amendment.

“BA Discount Rate” shall mean, with respect to each Interest Period applicable to Canadian Dollar Denominated Loans advanced by a Lender, the CDOR Rate in effect for such Interest Period plus 0.05% per annum.

“Back-Stop Arrangements” shall mean, collectively, Letter of Credit Back-Stop Arrangements and Swingline Back-Stop Arrangements.

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as now or hereafter in effect, or any successor thereto.

“Base Rate” shall mean, at any time, the highest of (i) the Prime Lending Rate at such time, (ii) 1/2 of 1% in excess of the overnight Federal Funds Rate at such time and (iii) the LIBOR Rate that would then be in effect for a LIBOR Loan with an Interest Period of three months plus 1%; provided, that solely in the case of Term Loans, the Base Rate shall not be less than 2.25% per annum. For purposes of this definition, the LIBOR Rate shall be determined using the LIBOR Rate as otherwise determined by the Administrative Agent in accordance with the definition of LIBOR Rate, except that (x) if a given day is a Business Day, such determination shall be made on such day (rather than two Business Days prior to the commencement of an Interest Period) or (y) if a given day is not a Business Day, the LIBOR Rate for such day shall be the rate determined by the Administrative Agent pursuant to preceding clause (x) for the most recent Business Day preceding such day. Any change in the Base Rate due to a change in the Prime Lending Rate, the Federal Funds Rate or such LIBOR Rate shall be effective as of the opening of business on the day of such change in the Prime Lending Rate, the Federal Funds Rate or such LIBOR Rate, respectively.

“Base Rate Loan” shall mean (i) each Swingline Loan and (ii) each other Dollar Denominated Loan designated or deemed designated as such by the applicable Borrower at the time of the incurrence thereof or conversion thereto.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrowers” shall mean, collectively, the U.S. Borrower and the European Borrower.

“Borrowing” shall mean the borrowing of one Type of Loan of a single Tranche from all the Lenders having Commitments of the respective Tranche (or from the Swingline Lender in the case of Swingline Loans) on a given date (or resulting from a conversion or conversions on such date) having in the case of Fixed Rate Loans, the same Interest Period; provided that Base Rate Loans incurred pursuant to Section 2.11(b) shall be considered part of the related Borrowing of LIBOR Loans.

“Business Day” shall mean (i) for all purposes other than as covered by clauses (ii) and (iii) below, any day except Saturday, Sunday and any day which shall be in New York, New York, a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close, (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, LIBOR Loans, any day which is a Business Day described in clause (i) above and which is also a day for trading by and between banks in U.S. dollar deposits in the interbank LIBOR market, (iii) with respect to all notices and determinations in connection with, and payments of principal and interest on or with respect to, Euro Denominated Loans and Sterling Denominated Loans, any day which is a Business Day described in clauses (i) and (ii) and which is also (a) a day for trading by and between banks in the London interbank market and which shall not be a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close in London, England and (b) in relation to any payment in Euros, a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer 2 (TARGET 2) System is open and (iv) with respect to all notices and determinations in connection with, and payments of principal and interest on or with respect to, Canadian Dollar Denominated Loans, any day which is a Business Day described in clauses (i) and (ii) and which is also a day which is not a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close in Toronto, Ontario.

“Calculation Period” shall mean, with respect to any Permitted Acquisition, any Asset Sale or any other event expressly required to be calculated on a Pro Forma Basis pursuant to the terms of this Agreement, the Test Period most recently ended prior to the date of such Permitted Acquisition, Asset Sale or other event for which financial statements have been delivered pursuant to Section 8.1(a) or (b), as applicable.

“Canadian Dollar Denominated Loans” shall mean each Revolving Loan denominated in Canadian Dollars at the time of the incurrence thereof.

“Canadian Dollars” shall mean freely transferable lawful money of Canada (expressed in Canadian dollars).

“Cancellation” or “Cancelled” shall mean the cancellation, termination and forgiveness by Permitted Auction Purchaser of all Loans, Commitments and related Obligations acquired in connection with an Auction Purchase or other acquisition of Term Loans, which cancellation shall be consummated as described in Section 13.4(a)(iii)(D) and the definition of “Eligible Assignee.”

“Capital Lease Obligations” shall mean, with respect to any Person, all rental obligations of such Person which, under GAAP, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with such principles. For the avoidance of doubt, “Capital Lease Obligations” shall not include obligations or liabilities of any Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations would be required to be classified and accounted for as an operating lease under GAAP as existing on the Closing Date.

“Capital Stock” shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation (including common stock and preferred stock), any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests (general and limited), and membership and limited liability company interests, and any and all warrants, rights or options to purchase any of the foregoing (but excluding any debt security that is exchangeable for or convertible into such capital stock).

“Cash Collateral” shall have the meaning set forth in the definition of “Collateralize.”

“Cash Equivalents” shall mean (a) Dollars (including such Dollars as are held as overnight bank deposits and demand deposits with banks); (b) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 24 months from the date of acquisition; (c) certificates of deposit, time deposits, eurodollar time deposits, bankers’ acceptances or overnight bank deposits having maturities of one year or less from the date of acquisition issued by any Lender or by any commercial bank organized under the laws of the United States or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having combined capital and surplus of not less than $100,000,000; (d) commercial paper of an issuer rated at least A-2 by S&P or P-2 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within one year from the date of acquisition; (e) repurchase obligations of any Lender or of any commercial bank satisfying (at the time of acquisition) the requirements of clause (c) of this definition, having a term of not more than 90 days, with respect to securities issued or fully guaranteed or insured by the United States government; (f) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) have one of the two highest ratings obtainable from either S&P or Moody’s; (g) securities with maturities of one year or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (c) of this definition; (h) Indebtedness or preferred stock issued by Persons with a rating, at the time of acquisition thereof, of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of one year or less from the date of acquisition; (i) money market mutual or similar funds that invest substantially all of their assets in securities satisfying the requirements of clauses (a) through (h) of this definition; or (j) in the case of Foreign Subsidiaries, Investments made in the jurisdiction where such Foreign Subsidiaries customarily make similar Investments that are of a type and credit quality comparable to the Investments described in clauses (a) through (i) of this definition.

“Cash Management Obligations” shall mean all obligations, including guarantees thereof, of Holdings or any of its Subsidiaries to a bank or other financial institution that is reasonably acceptable to the Administrative Agent (and appointed the Administrative Agent as its collateral agent in a manner reasonably acceptable to the Administrative Agent) and has agreed in writing with the Administrative Agent that it is providing Cash Management Obligations to Holdings or any of its Subsidiaries which constitute obligations (including guarantees thereof) in respect of (i) overdrafts and related liabilities owed to any such bank or financial institution arising from treasury, depositary and cash management services or in connection with any automated clearinghouse transfer of funds, (ii) foreign exchange and currency management services or (iii) purchase cards, credit cards or similar services, in each case, arising from transactions in the ordinary course of business of Holdings or any of its Subsidiaries, to the extent such obligations are primary obligations of a Loan Party or are guaranteed by a Loan Party.

“CDOR Rate” shall mean, for any Interest Period, the per annum rate of interest which is the rate determined as being the arithmetic average of the annual yield rates applicable to Canadian Dollar bankers’ acceptances having a comparable term to the Interest Period requested for Canadian Dollar Denominated Loans in question displayed and identified as such on the display referred to as the “CDOR Page” (or any display substituted therefor) of Reuters Monitor Money Rates Service as at approximately 11:00 am (EST) on the first day of such Interest Period, or if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by the Administrative Agent in good faith after 11:00 am (EST) to reflect any error in a posted rate of interest or in the posted average annual rate); provided, however, if such rate does not appear on such CDOR Page, then the CDOR Rate, for any Interest Period, shall be the discount rate quoted by the Administrative Agent (determined as of 11:00am (EST)) on the first day of such Interest Period at which the Administrative Agent would notionally purchase bankers’ acceptances accepted by it having a comparable term to the Interest Period requested for the Canadian Dollar Denominated Loans in question on such day, or if such day is not a Business Day, then on the immediately preceding Business Day.

“Certificated Securities” shall have the meaning set forth in Section 6.19(a).

“Change in Tax Law” shall mean the enactment, promulgation, execution or ratification of, or any change in or amendment to, any law, treaty, regulation or rule (or in the official application or interpretation of any law, treaty, regulation or rule, including a holding, judgment or order by a court of competent jurisdiction) relating to taxation.

“Change of Control” shall mean, at any time (a) prior to a Qualified Public Offering, the (i) Investors fail to have the right, directly or indirectly, by voting power, contract or otherwise, to elect or designate for election at least a majority of the board of directors of Holdings and (ii) the Investors fail to beneficially own Capital Stock of Holdings representing a majority of the voting power of Holdings, (b) after a Qualified Public Offering, any “person” or “group”, other than the Investors, beneficially own Capital Stock of Holdings representing more than 35% of the aggregate ordinary voting power of Holdings and the percentage of the aggregate ordinary voting power represented by such Capital Stock beneficially owned by such person or group exceeds the percentage of the aggregate ordinary voting power represented by Capital Stock of Holdings then beneficially owned by the Investors, unless (i) the Investors have, at such time, the right or the ability, directly or indirectly, by voting power, contract or otherwise to elect or designate for election at least a majority of the board of directors of Holdings or (ii) a majority of the seats (other than vacant seats) on the board of directors of Holdings are occupied at such time by persons who were (x) members of the board of directors of Holdings on the Closing Date or nominated by one or more Investors or Persons nominated by one or more Investors or (y) appointed by directors so nominated, (c) Holdings ceases to own, directly or indirectly, 100% of the issued and outstanding Capital Stock of the U.S. Borrower, (d) the U.S. Borrower ceases to own, directly or indirectly, 100% of the issued and outstanding Capital Stock of the European Borrower or (e) a Change of Control or similar event occurs under the Senior Notes or any other Indebtedness of Holdings or its Restricted Subsidiaries the outstanding principal amount of which exceeds in the aggregate $25,000,000.

“Class” shall mean (a) when used with respect to Lenders, whether such Lenders are Revolving Lenders or Term Lenders, (b) when used with respect to Commitments, whether such Commitments are Revolving Loan Commitments or Term Loan Commitments and (c) when used with respect to Loans or a Borrowing, whether such Loans, or the Loans comprising such Borrowing, are Revolving Loans, Term Loans or Incremental Term Loans. Incremental Term Loans made pursuant to any Incremental Amendment that have different terms and conditions shall be construed to be in different Classes.

“Closing Date” shall have the meaning set forth in Section 13.10.

“Closing Fee” shall have the meaning set forth in Section 4.1(e).

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time and the regulations promulgated and rulings issued thereunder.

“Collateral” shall mean all property and assets (whether real or personal) with respect to which any security interests have been granted (or purported to be granted) pursuant to any Security Document; provided, that the Collateral shall not include (i) any Excluded Assets, (ii) Capital Stock of any Excluded Foreign Subsidiary described in clause (ii) or (iii) of the definition of Excluded Foreign Subsidiary, and (iii) Capital Stock of any Excluded Foreign Subsidiary described in clause (i) of the definition of Excluded Foreign Subsidiary representing in excess of 65% of the total outstanding voting Capital Stock of such Excluded Foreign Subsidiary.

“Collateral Agent” shall mean the Administrative Agent acting as collateral agent for the Secured Parties pursuant to the Security Documents.

“Collateralize” shall mean to (i) pledge and deposit with or deliver to the Collateral Agent, for the benefit of the Issuing Lenders and the Lenders, as collateral for the L/C Obligations, cash or deposit account balances (“Cash Collateral”) pursuant to documentation in form and substance reasonably satisfactory to the Collateral Agent or (ii) issue back to back letters of credit for the benefit of the Issuing Lender in a form and substance (including as to the identity of the issuer thereof) reasonably satisfactory to the Collateral Agent, in each case, in an amount not less than 103% of the outstanding L/C Obligations.

“Commitment” shall mean any of the commitments of any Lender, i.e., a Term Loan Commitment or a Revolving Loan Commitment.

“Commitment Fees” shall have the meaning set forth in Section 4.1(a).

“Commonly Controlled Entity” shall mean a person or an entity, whether or not incorporated, that is under common control with Holdings or any Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes Holdings or any Borrower and that is treated as a single employer under Section 414 of the Code.

“Company Material Adverse Effect” shall mean any event, change, effect or circumstance that is materially adverse to the financial condition, results of operations, assets, liabilities or properties of the Company, its Subsidiaries and the Business, taken as a whole; provided that no event, change, effect or circumstance arising out of or relating to any of the following shall be deemed to constitute, or be taken into account in determining whether there has been, a Company Material Adverse Effect: (a) financial, securities (including any disruption thereof and any decline in the price of any security or any market index) or credit markets (including changes in prevailing interest rates) or general economic or business conditions in the United States or elsewhere in the world; (b) the industry in which the Business operates; (c) national or international political or social conditions, including armed hostilities, national emergency or acts of war (whether or not declared), sabotage or terrorism, changes in government, military actions or “force majeure” events, or any escalation or worsening of any such acts or events; (d) natural disasters or “acts of God”; (e) changes in GAAP or any other country’s or international accounting principles or standards, any Applicable Law or Competition Law (including, in each case, any interpretation thereof by any applicable Governmental Entity), in each case after the date of the Merger Agreement; (f) any failure to meet any budgets, projections, forecasts or predictions of financial performance or estimates of revenue, earnings, cash flow or cash position, for any period (it being understood and agreed that the underlying facts and circumstances that caused such failure that are not otherwise excluded from the definition of a Company Material Adverse Effect may be taken into account in determining whether there has been a Company Material Adverse Effect); (g) the taking of any action required by the Merger Agreement, or taken at the request of Parent or its Affiliates, or the failure to take any action if such action is expressly prohibited by the Merger Agreement; or (h) the negotiation, execution, announcement or performance of the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, employees (including any employee departures or labor union or labor organization activity), financing sources or Governmental Entities, or any communication by Parent or any of its Affiliates of its plans or intentions (including in respect of employees) with respect to the Company or any of its Subsidiaries or the Business, or any change resulting or arising from the identity of, or any facts or circumstances relating to, Parent or its Affiliates, except, in the cases of clauses (a), (b), (c), (d) or (e), to the extent that such events, changes, effects or circumstances have a material disproportionate effect on the Business relative to other businesses in the industry in which the Business operates, but taking into account for purposes of determining whether a Company Material Adverse Effect has occurred only the materially disproportionate adverse impact. Unless otherwise defined in this definition, capitalized terms used in this definition shall have the meanings set forth in the Merger Agreement.

“Compliance Certificate” shall mean a certificate duly executed by an Authorized Officer substantially in the form of Exhibit B.

“Compliance Date” shall mean any date on which the aggregate Revolving Extensions of Credit of all Lenders exceed 10% of the Revolving Loan Commitment at such time.

“Consolidated Capital Expenditures” shall mean, as of any date for the applicable period then ended, all capital expenditures of the U.S. Borrower and its Restricted Subsidiaries on a consolidated basis for such period, as determined in accordance with GAAP.

“Consolidated Current Assets” shall mean, at any date, all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the U.S. Borrower and its Restricted Subsidiaries at such date.

“Consolidated Current Liabilities” shall mean, at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the U.S. Borrower and its Restricted Subsidiaries at such date, but excluding (a) the current portion of any Funded Debt of the U.S. Borrower and its Restricted Subsidiaries and (b) without duplication of clause (a) above, all Indebtedness consisting of Loans to the extent otherwise included therein.

“Consolidated EBITDA” shall mean, for any period, an amount determined for the U.S. Borrower and its Restricted Subsidiaries on a consolidated basis equal to Consolidated Net Income for such period, plus, to the extent deducted in arriving at such Consolidated Net Income, the sum, without duplication, of (a) Consolidated Interest Expense, (b) provisions for taxes based on income or equity, (c) total depreciation expense, (d) total amortization expense, (e) costs and expenses in connection with the Transactions, (f) other non-cash items (excluding any such non-cash item to the extent that it represents an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item that was paid in a prior period), (g) management fees to Sponsor or its Affiliates to the extent permitted hereunder, (h) earn-out expenses resulting from acquisitions in which the U.S. Borrower and/or any Restricted Subsidiary is required to treat such earn-out expenses as compensation costs, (i) expenses relating to changes in GAAP that impact the U.S. Borrower’s statement of income, (j) costs and expenses (including due diligence expenses) associated with any Permitted Acquisition, merger, Investment or Disposition permitted hereunder, including any related transaction (whether or not any such transaction is consummated), (k) costs related to the initial study and implementation of the Sarbanes-Oxley Act, including the costs of recruiting and hiring staff, (l) stock option expenses, equity-based compensation expenses and/or expenses related to stock, (m) actual expenses incurred in connection with obtaining and maintaining private credit ratings in accordance with Section 8.9, (n) expenses arising from the impact of FASB 470-50-40 on certain capitalized fees and costs, (o) non-recurring or unusual charges, (p) expenses incurred in connection with the prepayment, amendment, modification, restructuring or Refinancing of Indebtedness during such period, (q) any non-capitalized transaction costs incurred during such period in connection with an actual or proposed incurrence of Indebtedness, including a Refinancing thereof, issuance of Capital Stock or recapitalization (excluding the Transactions), (r) any net loss incurred in such period from Swap Agreements and Interest Rate Protection Agreements and the application of Accounting Standards Codification Topic 815, (s) any net loss incurred in such period from currency translation losses, (t) any loss from the early extinguishment of Indebtedness or Swap Agreements or other derivative instruments, (u) any loss from disposed, abandoned or discontinued operations and losses on disposal of disposed, abandoned, transferred, closed or discontinued operations and any losses, charges and expenses related to the impairment of assets, (v) any losses (plus all fees and expenses relating thereto) attributable to asset dispositions or abandonments or the sale or other disposition of any Capital Stock of any Person other than in the ordinary course of business, as determined in good faith by the U.S. Borrower, (w) cash charges paid in connection with corporate restructurings (including, without limitation, severance costs in connection with any reduction in the workforce of the U.S. Borrower and its Restricted Subsidiaries), (x) expected cost savings, operating expense reductions, restructuring charges and expenses and cost-saving synergies related to the Transactions projected by the U.S. Borrower in good faith to result from actions with respect to which substantial steps have been, will be, or are expected to be, taken (in the good faith determination of the U.S. Borrower and evidenced by a certificate of the chief financial officer of the U.S. Borrower) within 12 months after the Closing Date; provided, that such cost savings, operating expense reductions, restructuring charges and expenses and cost-saving synergies shall not exceed 10% of Consolidated EBITDA (before giving effect to such adjustment) for any period of four consecutive fiscal quarters and (w) expected cost savings, operating expense reductions, restructuring charges and expenses and cost-saving synergies related to acquisitions, divestitures, restructuring, cost savings initiatives and other similar initiatives after the Closing Date and projected by the U.S. Borrower in good faith to result from actions with respect to which substantial steps have been, will be, or are expected to be, taken (in the good faith determination of the U.S. Borrower and evidenced by a certificate of the chief financial officer of the U.S. Borrower) within 12 months after such transaction or initiative is consummated; provided, that such cost savings, operating expense reductions, restructuring charges and expenses and cost-saving synergies shall not exceed 10% of Consolidated EBITDA (before giving effect to such adjustment) for any period of four consecutive fiscal quarters; provided, further, that any cost savings, operating expense reduction and synergies related to Permitted Acquisitions shall not be subject to such limitation, minus, to the extent added in arriving at such Consolidated Net Income, non-cash gains (excluding any such non-cash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period).

Notwithstanding the foregoing, “Consolidated EBITDA” for the fiscal quarter ended (i) July 31, 2010 shall be deemed to be $24,231,464; (ii) October 31, 2010 shall be deemed to be $27,617,910; (iii) January 31, 2011 shall be deemed to be $25,950,153; and (iv) April 30, 2011 shall be deemed to be $27,016,778. For the period from May 1, 2011 until the Closing Date, “Consolidated EBITDA” shall be based on the actual Consolidated EBITDA of BakerCorp for such period.

“Consolidated Interest Expense” shall mean, for any period, total interest expense (including that portion attributable to Capital Lease Obligations in accordance with GAAP and capitalized interest) of the U.S. Borrower and its Restricted Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of the U.S. Borrower and its Restricted Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Swap Agreements, but excluding, however, any fees payable in connection with the Transactions on or before the Closing Date.

“Consolidated Net Income” shall mean, for any period, (i) the net income (or loss) of the U.S. Borrower and its Restricted Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, minus (ii) the sum, without duplication, of (a) the income (or loss) of any Person (other than a Restricted Subsidiary of the U.S. Borrower) in which any other Person (other than the U.S. Borrower or any of its Restricted Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the U.S. Borrower or any of its Restricted Subsidiaries by such Person during such period, (b) the income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary of the U.S. Borrower or is merged into or consolidated with the U.S. Borrower or any of its Restricted Subsidiaries or that Person’s assets are acquired by the U.S. Borrower or any of its Restricted Subsidiaries, (c) any after-tax gains or losses attributable to asset sales or returned surplus assets of any Plan, (d) any net extraordinary gains or net extraordinary losses, (e) solely for the purpose of determining Excess Cash Flow, the net income for such period of any Restricted Subsidiary of the U.S. Borrower (other than any Subsidiary Guarantor) shall be excluded to the extent the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its net income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived; provided that Consolidated Net Income will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) or Cash Equivalents to the U.S. Borrower or a Subsidiary Guarantor in respect of such period, to the extent not already included therein and (f) the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income. In addition, to the extent not already accounted for in the Consolidated Net Income, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of net proceeds received by the U.S. Borrower or any Restricted Subsidiary thereof from business interruption insurance.

“Consolidated Total Debt” shall mean, at any date, an amount equal to the aggregate principal amount (or, if higher, the par value or stated face amount (other than with respect to zero coupon Indebtedness)) of all Indebtedness of the U.S. Borrower and its Restricted Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP, but excluding any liabilities referred to in clauses (f) and (i) of the definition of “Indebtedness” and any Guarantee Obligations in respect of any such liabilities.

“Consolidated Total Tangible Assets” shall mean the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom all goodwill, trade names, trademarks, patents, unamortized debt discount and expense (to the extent included in said aggregate amount of assets) and other like intangibles, all as set forth in the most recent consolidated balance sheet of the U.S. Borrower and its Restricted Subsidiaries and computed in accordance with GAAP.

“Consolidated Working Capital” shall mean, at any date, the excess of Consolidated Current Assets on such date over Consolidated Current Liabilities on such date.

“Consolidated Working Capital Adjustment” shall mean, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than (in which case the Consolidated Working Capital Adjustment will be a negative number)) Consolidated Working Capital as of the end of such period.

“Contractual Obligation” shall mean, with respect to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Control Investment Affiliate” shall mean, with respect to any Person, any other Person that (a) directly or indirectly, is in Control of, is Controlled by, or is under common Control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies.

“Declined Proceeds” shall have the meaning set forth in Section 5.2(e).

“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Disposition” shall mean, with respect to any property (including, without limitation, Capital Stock of the U.S. Borrower or any of its Restricted Subsidiaries), any sale, lease, Sale Leaseback Transaction, assignment, conveyance, transfer or other disposition thereof (including by merger or consolidation or amalgamation and excluding the granting of a Lien permitted hereunder) and any issuance of Capital Stock of Holdings’ Restricted Subsidiaries. The terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Equity Interests” shall mean any Capital Stock which, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change in control or asset sale so long as any right of the holders thereof upon the occurrence of a change in control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are then accrued and payable and the termination of the Commitments), in each case, prior to the date that is ninety-one (91) days after the Latest Maturity Date, (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, prior to the date that is ninety-one (91) days after the Latest Maturity Date, except as a result of a change in control or an asset sale or the death, disability, retirement, severance or termination of employment or service of a holder who is an employee or director of Holdings or a Subsidiary, in each case so long as any such right of the holder (1) is not effective during the continuance of an Event of Default and is not effective to the extent that such redemption would result in a Default or an Event of Default or (2) is subject to the prior repayment in full of the Loans and all other Obligations that are then accrued and payable and the termination of the Commitments, (c) requires the payment of any cash dividend or any other scheduled cash payment constituting a return of capital, in each case, prior to the date that is ninety-one (91) days after the Term Loan Maturity Date, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Latest Maturity Date; provided that if such Capital Stock is issued to any plan for the benefit of employees of Holdings or its Restricted Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by Holdings or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Disqualified Lender” shall mean each financial institution or other Person designated in writing by the U.S. Borrower to the Administrative Agent on or prior to the Closing Date.

“Dollar Denominated Loan” shall mean each Loan denominated in Dollars, which shall include each Term Loan incurred on the Closing Date, each Incremental Term Loan denominated in Dollars, each Dollar Denominated Revolving Loan and each Swingline Loan.

“Dollar Denominated Revolving Loan” shall mean each Revolving Loan denominated in Dollars.

“Dollar Equivalent” shall mean, with respect to any amount denominated in an Alternate Currency as of any date of determination, the amount of dollars that would be required to purchase the amount of such Alternate Currency based upon the Spot Currency Exchange Rate at which the Administrative Agent offers to sell such Alternate Currency for dollars in the London foreign exchange market at approximately 11:00 a.m. London time on such date for delivery two (2) Business Days later (or, in the case of any determination pursuant to Section 13.19, on the date of determination).

“Dollars” and the sign “$” shall each mean freely transferable lawful money of the United States.

“Domestic Subsidiary” shall mean, with respect to any Person, any Subsidiary of such Person incorporated or organized in the United States, any State thereof or the District of Columbia.

“Drawing” shall have the meaning set forth in Section 3.5(b).

“Dutch Act” shall have the meaning set forth in Section 13.4(a)(ii)(D).

“Dutch Auction” shall mean one or more purchases (each, a “Purchase”) by a Permitted Auction Purchaser or an Affiliated Lender (either, a “Purchaser”) of Term Loans (or solely with respect to an Affiliated Investment Fund, Revolving Loans and/or Revolving Loan Commitments); provided that, each such Purchase is made on the following basis:

(a) (i) the Purchaser will notify the Administrative Agent in writing (a “Purchase Notice”) (and the Administrative Agent will deliver such Purchase Notice to each relevant Lender) that such Purchaser wishes to make an offer to purchase from (x) each Term Lender and/or each Lender with respect to any Class of Term Loans on an individual tranche basis Term Loans, in an aggregate principal amount as is specified by such Purchaser (the “Term Loan Purchase Amount”) with respect to each applicable tranche and (y) as applicable, each Revolving Lender and/or each Lender with respect to any Class of Revolving Loans or Revolving Loan Commitments on an individual tranche basis Revolving Loans, in an aggregate principal amount as is specified by such Purchaser (the “Revolving Loan Purchase Amount”) with respect to each applicable tranche, subject to a range or minimum discount to par expressed as a price at which range or price such Purchaser would consummate the Purchase (the “Offer Price”) of such Term Loans and/or Revolving Loans and/or Revolving Loan Commitments, as the case may be, to be purchased (it being understood that different Offer Prices and/or Term Loan Purchase Amounts and/or, Revolving Loan Purchase Amounts, as applicable, may be offered with respect to different tranches of Term Loans and/or Revolving Loans and/or Revolving Loan Commitments and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this definition); provided that the Purchase Notice shall specify that each Return Bid (as defined below) must be submitted by a date and time to be specified in the Purchase Notice, which date shall be no earlier than the second Business Day following the date of the Purchase Notice and no later than the fifth Business Day following the date of the Purchase Notice; (ii) at the time of delivery of the Purchase Notice to the Administrative Agent, no Default or Event of Default shall have occurred and be continuing or would result therefrom (which condition shall be certified as being satisfied in such Purchase Notice) and (iii) the Term Loan Purchase Amount or Revolving Loan Purchase Amount, as applicable, specified in each Purchase Notice delivered by such Purchaser to the Administrative Agent shall not be less than $10,000,000 in the aggregate;

(b) such Purchaser will allow each Lender holding the Class of Term Loans and/or Revolving Loans and/or Revolving Loan Commitments, as the case may be, subject to the

Purchase Notice to submit a notice of participation (each, a “Return Bid”) which shall specify (i) one or more discounts to par of such Lender’s tranche or tranches of Term Loans, Revolving Loans or Revolving Loan Commitments, as applicable, subject to the Purchase Notice expressed as a price (each, an “Acceptable Price”) (but in no event will any such Acceptable Price be greater than the highest Offer Price for the Purchase subject to such Purchase Notice) and (ii) the principal amount of such Lender’s tranches of Term Loans or Revolving Loans or Revolving Loan Commitments, as the case may be, at which such Lender is willing to permit a purchase of all or a portion of its Term Loans to occur at each such Acceptable Price (the “Reply Amount”);

(c) based on the Acceptable Prices and Reply Amounts of the Term Loans or Revolving Loans or Revolving Loan Commitments, as the case may be, as are specified by the Lenders, the Administrative Agent in consultation with such Purchaser, will determine the applicable discount (the “Applicable Discount”) which will be the lower of (i) the lowest Acceptable Price at which such Purchaser can complete the Purchase for the entire Term Loan Purchase Amount or Revolving Loan Purchase Amount, as applicable, and (ii) in the event that the aggregate Reply Amounts relating to such Purchase Notice are insufficient to allow such Purchaser to complete a purchase of the entire Term Loan Purchase Amount or Revolving Loan Purchase Amount, as applicable, the highest Acceptable Price that is less than or equal to the Offer Price;

(d) such Purchaser shall purchase Term Loans and/or Revolving Loans and/or Revolving Loan Commitments, as the case may be, from each Lender with one or more Acceptable Prices that are equal to or less than the Applicable Discount at the Applicable Discount (such Term Loans and/or Revolving Loans and/or Revolving Loan Commitments, as applicable, being referred to as “Qualifying Loans” and such Lenders being referred to as “Qualifying Lenders”), subject to clauses (e), (f), (g) and (h) below;

(e) such Purchaser shall purchase the Qualifying Loans offered by the Qualifying Lenders at the Applicable Discount; provided that if the aggregate principal amount required to purchase the Qualifying Loans would exceed the Term Loan Purchase Amount or Revolving Loan Purchase Amount, as applicable, such Purchaser shall purchase Qualifying Loans ratably based on the aggregate principal amounts of all such Qualifying Loans tendered by each such Qualifying Lender;

(f) the Purchase shall be consummated pursuant to and in accordance with Section 13.4 and, to the extent not otherwise provided herein, shall otherwise be consummated pursuant to procedures (including as to timing, rounding and minimum amounts, Interest Periods, and other notices by such Purchaser) reasonably acceptable to the Administrative Agent (provided that, subject to the proviso of subsection (g) of this definition, such Purchase shall be required to be consummated no later than five Business Days after the time that Return Bids are required to be submitted by Lenders pursuant to the applicable Purchase Notice);

(g) upon submission by a Lender of a Return Bid, subject to the foregoing clause (f), such Lender will be irrevocably obligated to sell the entirety or its pro rata portion (as applicable pursuant to clause (e) above) of the Reply Amount at the Applicable Discount plus accrued and unpaid interest through the date of purchase to such Purchaser pursuant to Section 13.4 and as otherwise provided herein; provided that as long as no Return Bids have been submitted each Purchaser may rescind its Purchase Notice by notice to the Administrative Agent; and

(h) purchases by a Permitted Auction Purchaser of Qualifying Loans shall result in the immediate Cancellation of such Qualifying Loans.

“ECF Percentage” shall mean 50%; provided that the ECF Percentage shall be reduced to (i) 25% if the Total First Lien Leverage Ratio as of the last day of the respective Excess Cash Flow Period is less than or equal to 3.25:1.00 and greater than 2.75:1.00 and (ii) 0% if the Total First Lien Leverage Ratio as of the last day of the respective Excess Cash Flow Period is less than or equal to 2.75:1.00.

“Eligible Assignee” shall mean (a) any Lender, any Affiliate of a Lender and any Approved Fund (any two or more Approved Funds with respect to a particular Lender being treated as a single Eligible Assignee for all purposes hereof), and (b) any commercial bank, insurance company, financial institution, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act); provided that “Eligible Assignee” shall (x) include Permitted Auction Purchasers, subject to the provisions of Section 13.4(a)(iii), but solely to the extent that any such Person purchases or acquires Term Loans and effects a Cancellation immediately upon such contribution, purchase or acquisition pursuant to documentation reasonably satisfactory to the Administrative Agent, (y) include Affiliated Investment Funds and Affiliated Lenders, subject to the provisions of Section 13.4(a)(iv) and (z) not include any Disqualified Lender, any natural person or the Borrowers or any of Holdings or either Borrowers’ Affiliates (in each case, other than as set forth in clauses (x) or (y) above).

“EMU” shall mean the Economic and Monetary Union as contemplated in the EU Treaty.

“EMU Legislation” shall mean the legislative measures of the EMU for the introduction of, changeover to, or operation of the Euro in one or more member states.

“End Date” shall have the meaning set forth in the definition of “Applicable Margin.”

“Environmental Laws” shall mean any and all foreign, Federal, state, local or municipal Requirements of Law regulating, relating to or imposing liability or standards of conduct concerning Materials of Environmental Concern, human health and safety with respect to exposure to Materials of Environmental Concern, and protection or restoration of the environment.

“Equity Contribution” shall mean the direct or indirect cash equity contributions (in the form of common equity or qualified preferred equity) from the Investors to Holdings in an aggregate amount equal to, when combined with the fair market value of the equity of management and existing shareholders rolled over or invested in connection with the Transactions, at least $320,000,000.

“Equity Cure Period” shall have the meaning set forth in Section 11.3(a).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Euro” shall mean the single currency of the Participating Member States introduced in accordance with the provisions of Article 109(i)4 of the EU Treaty.

“Euro Denominated Loan” shall mean each Revolving Loan or Incremental Term Loan denominated in Euros at the time of incurrence thereof.

“Euro LIBOR” shall mean, with respect to each Borrowing of Euro Denominated Loans, (i) the rate per annum for deposits in Euros as determined by the Administrative Agent for a period corresponding to the duration of the relevant Interest Period which appears on Reuters Page EURIBOR-01

(or any successor page) at approximately 11:00 A.M. (Brussels time) on the date which is two Business Days prior to the commencement of such Interest Period or (ii) if such rate is not shown on Reuters Page EURIBOR-01 (or any successor page), the average offered quotation to prime banks in the Euro-zone interbank market by the Administrative Agent for Euro deposits of amounts comparable to the principal amount of the Euro Denominated Loan to be made by the Administrative Agent as part of such Borrowing with maturities comparable to the Interest Period to be applicable to such Loan (rounded upward to the next whole multiple of 1/16 of 1%), determined as of 11:00 A.M. (Brussels time) on the date which is two Business Days prior to the commencement of such Interest Period; provided that in the event the Administrative Agent has made any determination pursuant to Section 2.11(a)(A) in respect of Loans denominated in Euros, or in the circumstances described in clause (i) to the proviso to Section 2.11(b) in respect of Loans denominated in Euros, Euro LIBOR determined pursuant to this definition shall instead be the rate determined by the Administrative Agent as the all-in-cost of funds for the Administrative Agent (or such other Lender) to fund a Borrowing of Loans denominated in Euros with maturities comparable to the Interest Period applicable thereto.

“European Borrower” shall have the meaning set forth in the preamble hereto.

“European Sublimit” shall mean $25,000,000.

“Event of Default” shall have the meaning set forth in Section 11.1.

“Excess Cash Flow” shall mean, for any Excess Cash Flow Period, the excess, if any, of (a) the sum, without duplication, of (i) Consolidated Net Income for such Excess Cash Flow Period, (ii) the amount of all non-cash charges (including depreciation and amortization and reserves for future expenses) deducted in arriving at such Consolidated Net Income, (iii) the Consolidated Working Capital Adjustment for such Excess Cash Flow Period, (iv) the aggregate net amount of non cash loss on the Disposition of property by the U.S. Borrower and its Restricted Subsidiaries during such Excess Cash Flow Period (other than sales in the ordinary course of business), to the extent deducted in arriving at such Consolidated Net Income and (v) the amount of tax expense in excess of the amount of taxes paid in cash during such Excess Cash Flow Period to the extent such tax expense was deducted in determining Consolidated Net Income for such period over (b) the sum, without duplication, of (i) the amount of all non-cash gains or credits included in arriving at such Consolidated Net Income, (ii) the aggregate amount actually paid by the U.S. Borrower and its Restricted Subsidiaries in cash on account of Consolidated Capital Expenditures during such Excess Cash Flow Period, (iii) at the option of the U.S. Borrower, the aggregate amount of Consolidated Capital Expenditures to be made during the first fiscal quarter of the succeeding Excess Cash Flow Period and specifically identified in the annual budget to be delivered under Section 8.2(d) in respect of such Excess Cash Flow Period (it being understood that if any Consolidated Capital Expenditures are deducted in a prior Excess Cash Flow Period pursuant to this clause (iii), such Consolidated Capital Expenditures may not be deducted pursuant to clause (ii) above in the Excess Cash Flow Period in which such Consolidated Capital Expenditures were actually incurred), (iv) the aggregate amount actually paid by the U.S. Borrower and its Restricted Subsidiaries in cash during such Excess Cash Flow Period on account of Permitted Acquisitions (excluding the principal amount of Indebtedness incurred in connection with such expenditures other than Indebtedness under the Revolving Loans), (v) all mandatory prepayments of the Term Loans pursuant to Section 5.2(c) made during such Excess Cash Flow Period, but only to the extent that the Asset Sale or Recovery Event giving rise to the obligation to make a mandatory prepayment pursuant to Section 5.2(c) resulted in a corresponding increase in Consolidated Net Income, (vi) to the extent not funded with proceeds of Indebtedness (other than Revolving Loans), the aggregate amount of all regularly scheduled principal amortization payments of Funded Debt (including the Term Loans) made on their due date during such Excess Cash Flow Period (including payments in respect of Capital Lease Obligations to the extent not deducted in the calculation of Consolidated Net Income), (vii) the aggregate net amount of non-cash gains on the Disposition of property by the U.S. Borrower and its Restricted Subsidiaries during such Excess Cash Flow Period (other than sales of inventory in the ordinary course of business), to the extent included in arriving at such Consolidated Net Income, (viii) to the extent not funded with proceeds of Indebtedness (other than Revolving Loans), the aggregate amount of all Investments made in cash during such Excess Cash Flow Period pursuant to clauses (c), (e) and (bb) of Section 9.7, (ix) any cash payments that are made during such Excess Cash Flow Period and have the effect of reducing an accrued liability that was not accrued during such period, (x) the amount of taxes paid in cash during such Excess Cash Flow Period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period, (xi) to the extent not funded with the proceeds of Indebtedness (other than Revolving Loans), Restricted Payments made during such Excess Cash Flow Period under clauses (d), (e)(i), (e)(iii), (f) and (g) of Section 9.6 and (xii) to the extent not funded with the proceeds of Indebtedness (other than Revolving Loans), the aggregate amount of all prepayments or repurchases of Indebtedness (other than the Term Loans and Revolving Loans made during such Excess Cash Flow Period), except in respect of any revolving credit facility to the extent there is not an equivalent permanent reduction in commitments thereunder.

“Excess Cash Flow Application Date” shall have the meaning set forth in Section 5.2(b).

“Excess Cash Flow Period” shall mean each fiscal year of the U.S. Borrower beginning with the fiscal year ending January 31, 2013.

“Exchange Senior Notes” shall mean senior notes issued under the Senior Notes Indenture in exchange for Senior Notes, which Exchange Senior Notes are substantially identical to the originally issued Senior Notes and shall be issued pursuant to a registered exchange offer in compliance with the terms of the Registration Rights Agreement; provided, that in no event will the issuance of any Exchange Senior Notes increase the aggregate principal amount of Senior Notes theretofore outstanding or otherwise result in an increase in the interest rate applicable to the Senior Notes theretofore outstanding.

“Excluded Assets” shall mean (i) any fee-owned Real Property with a fair market value of less than $5,000,000 and all Real Property constituting Leaseholds, (ii) (a) any vehicles and other assets subject to certificates of title (including storage tanks and/or containers with an individual value of less than $5,000,000 and an aggregate value of less than $10,000,000 but otherwise excluding such storage tanks and containers) and (b) any letter of credit rights or tort claims with a value of less than 5,000,000, (iii) any assets the grant of which is prohibited by law or contract (but only to the extent that such prohibition was not created in contemplation hereof), requires third party or governmental consents or results in adverse tax or regulatory consequences (as determined in good faith by the U.S. Borrower), (iv) any Margin Stock, (v) any assets where the cost of obtaining a security interest in, or perfection of, such assets exceeds the practical benefit to the Lenders afforded thereby (as reasonably determined in writing and in good faith by the U.S. Borrower and the Administrative Agent) and (vi) any Intellectual Property if the grant of a security interest therein shall constitute or result in the abandonment, invalidation or rendering unenforceable any right, title or interest therein, including U.S. intent-to-use trademark application prior to the filing and acceptance of a statement of use or affidavit of use in connection therewith.

In addition, (i) no action shall be required in any jurisdiction other than the jurisdiction of organization of the relevant U.S. Loan Party to create or perfect a security interest in assets of such U.S. Loan Party governed by the UCC, including any Intellectual Property registered or applied for outside such jurisdiction of organization, (ii) no action shall be required to be taken in order to perfect assets requiring perfection through control agreements or by “control” (including deposit accounts, other bank accounts or securities accounts or letter of credit rights) (other than (x) the delivery of Certificated Securities required to be pledged under the Loan Documents and (y) to perfect security interests in Guarantors organized as limited liability companies or partnerships), (iii) the U.S. Loan Parties shall not be required to obtain any landlord waivers, estoppels or collateral access letters and (iv) no security agreements or pledge agreements governed by any foreign law shall be required.

“Excluded Foreign Subsidiary” shall mean any (i) U.S. Owned DRE or First-Tier Foreign Subsidiary, (ii) Subsidiary the Capital Stock of which is directly or indirectly owned by any First-Tier Foreign Subsidiary, and (iii) Subsidiary that is a controlled foreign corporation within the meaning of Section 957 of the Code and the Capital Stock of which is directly or indirectly owned by any U.S. Owned DRE.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, any Issuing Lender, or any other recipient of any payment to be made by or on behalf of the Borrowers or any Guarantor hereunder and under any Note, (i) any Tax imposed on or measured by its net income or net profits, and any franchise taxes imposed on it (in lieu of net income taxes), pursuant to the laws of the jurisdiction in which it is organized or in which it has its principal office or applicable lending office, or any subdivision thereof or therein, (ii) any branch profits Taxes imposed by the United States of America or any comparable tax imposed by any foreign jurisdiction, (iii) any United States federal withholding Tax imposed under FATCA, and (iv) any United States federal withholding tax that is attributable to the Administrative Agent’s, a Lender’s or an Issuing Lender’s failure, inability or ineligibility at any time during which it is a party to this Agreement to deliver the IRS forms described in Section 5.5(b) (and the Non-Bank Certificate, as applicable), except (a) to the extent that such failure, inability or ineligibility is due to a Change in Tax Law occurring after the date on which it became a party to this Agreement or (b) in the case of an assignment following a Change in Tax Law, to the extent that its assignor was entitled, at the time of such assignment, to receive additional amounts from a Borrower or Guarantor with respect to such Tax pursuant to Section 5.5(a)).

“Executive Order” shall have the meaning set forth in Section 6.21(b)(i).

“Existing Credit Facilities” shall mean, collectively, the (i) Second Amended and Restated Credit and Guaranty Agreement, as amended and restated as of January 25, 2010, among BakerCorp, as borrower, Canadian Imperial Bank of Commerce, as administrative agent, and the other parties thereto, together with all security agreements, notes and other agreements, certificates and documents executed in connection therewith (the “Existing Senior Credit Facility”) and (ii) Indenture, dated as of January 25, 2010, among FTT Holdings, Inc. and Wells Fargo Bank, N.A., as trustee, which sets forth the terms of the 11.0% unsecured senior subordinated notes due 2014 issued by FTT Holdings, Inc., together with such unsecured senior subordinated notes and all other agreements, certificates and documents executed in connection therewith (the “Existing Notes”).

“Existing Notes” shall have the meaning set forth in the definition of “Existing Credit Facilities.”

“Existing Senior Credit Facility” shall have the meaning set forth in the definition of “Existing Credit Facilities.”

“Facility” shall mean (a) any Term Facility and (b) any Revolving Facility, as the context may require.

“Facing Fee” shall have the meaning set forth in Section 4.1(c).

“FATCA” shall mean Sections 1471 through 1474 of the Code as of the date of this Agreement or any amended or successor version that is substantially comparable (provided, that any such amended, or successor version imposes criteria that are not materially more onerous than those contained in such Sections as enacted on the date of this Agreement), and any current or future regulations or official interpretations thereof.

“Federal Funds Rate” shall mean, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letter” shall mean the Fee Letter, dated as of April 12, among Holdings, Deutsche Bank AG New York Branch, Deutsche Bank AG Cayman Islands Branch, Deutsche Bank Securities Inc. and Morgan Stanley Senior Funding, Inc.

“Fees” shall mean all amounts payable pursuant to or referred to in Section 4.1.

“Financial Covenant Event of Default” shall have the meaning set forth in Section 11.2(b).

“First-Tier Foreign Subsidiary” shall mean any Foreign Subsidiary that is a controlled foreign corporation within the meaning of Section 957 of the Code and whose Capital Stock is directly owned by (i) Holdings or the U.S. Borrower or (ii) any Domestic Subsidiary of Holdings or the U.S. Borrower, other than any U.S. Owned DRE.

“Fixed Rate” shall mean and include each of the LIBOR Rate and each Alternate Currency Rate.

“Fixed Rate Loan” shall mean each LIBOR Loan and each Alternate Currency Loan.

“Foreign Lender” shall have the meaning set forth in Section 5.5(b).

“Foreign Subsidiary” shall mean any Subsidiary of a Loan Party that is not a Domestic Subsidiary.

“Funded Debt” shall mean, with respect to any Person, all Indebtedness of such Person that matures more than one year from the date of its creation or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year from such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date, including all current maturities and current sinking fund payments in respect of such Indebtedness whether or not required to be paid within one year from the date of its creation and, in the case of the Borrowers, Indebtedness in respect of the Loans.

“GAAP” shall mean generally accepted accounting principles in the United States as in effect from time to time.

“Governmental Approval” shall mean any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.

“Governmental Authority” shall mean the government of the United States of America, any other nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” shall have the meaning set forth in Section 10.2.

“Guarantee Obligation” shall mean, as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the U.S. Borrower in good faith.

“Guaranteed Obligations” shall have the meaning set forth in Section 10.1.

“Guarantor Joinder Agreement” shall mean an agreement substantially in the form of Exhibit D.

“Guarantors” shall mean, collectively, Holdings, the Subsidiary Guarantors and, in the case of Guaranteed Obligations incurred directly by the European Borrower, the U.S. Borrower.

“Highest Adjustable Applicable Margins” shall have the meaning set forth in the definition of “Applicable Margin.”

“Holdings” shall have the meaning set forth in the preamble hereto.

“Immaterial Subsidiary” shall mean each Subsidiary (i) which, as of the most recent fiscal quarter of the U.S. Borrower, for the period of four consecutive fiscal quarters then ended, for which financial statements have been delivered pursuant to Section 8.1, contributed less than 5.0% of Consolidated EBITDA for such period and (ii) which had assets with a net book value of less than 5.0% of the Total Assets as of such date; provided that, if at any time the aggregate amount of Consolidated EBITDA or Total Assets attributable to all Subsidiaries that are Immaterial Subsidiaries exceeds 7.5% of Consolidated EBITDA for any such period or 7.5% of Total Assets as of the end of any such fiscal quarter, the U.S. Borrower (or, in the event the U.S. Borrower has failed to do so within 20 Business Days, the Administrative Agent) shall designate sufficient Subsidiaries as “Subsidiaries” to eliminate such excess, and such designated Subsidiaries shall no longer constitute Immaterial Subsidiaries under this Agreement.

“Incremental Amendment” shall have the meaning set forth in Section 2.15(e).

“Incremental Facility” shall mean (i) each Incremental Term Loan Commitment and Incremental Term Loan, (ii) each Revolving Loan Commitment Increase and (iii) the Incremental Notes.

“Incremental Notes” shall have the meaning set forth in Section 9.2(c).

“Incremental Term Lender” shall have the meaning set forth in Section 2.15(a).

“Incremental Term Loan Commitments” shall have the meaning set forth in Section 2.15(a).

“Incremental Term Loan Maturity Date” shall mean the date on which an Incremental Term Loan matures as set forth on the Incremental Amendment relating to such Incremental Term Loan.

“Incremental Term Loans” shall have the meaning set forth in Section 2.15(a).

“Indebtedness” shall mean, with respect to any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables, accrued income taxes, VAT, deferred taxes, sales taxes, equity taxes and accrued liabilities incurred in the ordinary course of such Person’s business, but including earn-outs and any sums for which such Person is obligated pursuant to noncompetition arrangements entered into in connection with any acquisition (including Permitted Acquisitions)), which purchase price is (i) due more than six months from the date of incurrence of the obligation in respect thereof or (ii) evidenced by a note or similar written instrument), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations and all Synthetic Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit, surety bonds or similar arrangements, (g) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (f) above, (h) all obligations of the kind referred to in clauses (a) through (g) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, but only to the extent of the fair market value of such property subject to such Lien and (i) all net obligations of such Person in respect of Swap Agreements. For the avoidance of doubt, “Indebtedness” shall include neither obligations nor liabilities of any Person in respect of any of its Qualified Equity Interests nor the obligations of any Person to pay rent or other amounts under any lease (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations would be required to be classified and accounted for as an operating lease under GAAP as existing on the Closing Date.

“Indemnified Person” shall have the meaning set forth in Section 13.1.

“Indemnified Taxes” shall mean Taxes other than Excluded Taxes.

“Insolvency” shall mean, with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent” shall mean pertaining to a condition of Insolvency.

“Intellectual Property” shall mean all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws, including copyrights, trademarks, in either case whether registered or applied for with a Governmental Authority, patents, technology, know-how and processes, trade secrets, and licenses to copyrights, patents, trademarks, technology, trade secrets or know-how or combinations of any of the foregoing, mask works fixed in semi-conductor chip products (as defined under 17 U.S.C. 901 of the U.S. Copyright Act) internet domain names, intangible rights in software and databases not otherwise included in the foregoing, all rights to past, present or future proceeds and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Intercreditor Agreement” shall mean any intercreditor agreement executed in connection with any transaction requiring such agreement to be executed pursuant to the terms hereof, among the Administrative Agent, each Borrower, the Guarantors and one or more Senior Representatives of Indebtedness incurred under Section 9.2 or any other party, as the case may be, substantially on terms set forth on Exhibit C (except to the extent otherwise reasonably agreed by the U.S. Borrower and the Administrative Agent) and such other terms that are reasonably satisfactory to the Administrative Agent, in each case, as amended, restated, supplemented or otherwise modified from time to time with the consent of the Administrative Agent (or replaced in connection with a Permitted Refinancing or incurrence of Indebtedness under Section 9.2) (such consent not to be unreasonably withheld or delayed).

“Interest Determination Date” shall mean, with respect to any Fixed Rate Loan, the second Business Day prior to the commencement of any Interest Period relating to such Fixed Rate Loan, as the case may be.

“Interest Period” shall have the meaning set forth in Section 2.10.

“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

“Investments” shall have the meaning set forth in Section 9.7.

“Investors” shall mean the Sponsor, the Management Stockholders and each other Person that is an investor in Holdings on the Closing Date.

“IRS” shall mean the U.S. Internal Revenue Service.

“Issuing Lender” shall mean Deutsche Bank AG New York Branch (except as otherwise provided in Section 12.9) and any other Lender reasonably acceptable to the U.S. Borrower and the Administrative Agent which agrees to issue Letters of Credit hereunder. Any Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by one or more Affiliates of such Issuing Lender (and such Affiliate shall be deemed to be an “Issuing Lender” for all purposes of the Loan Documents).

“Joint Lead Arrangers” shall mean, collectively, the Joint Lead Arrangers listed on the cover page hereof.

“Judgment Currency” shall have the meaning set forth in Section 13.19(a).

“Judgment Currency Conversion Date” shall have the meaning set forth in Section 13.19(a).

“Latest Maturity Date” shall mean, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such time, including the latest maturity or expiration date of any Incremental Term Loans.

“L/C Obligations” shall mean, at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5.

“L/C Participants” shall mean all the Revolving Lenders other than the Issuing Lender.

“Leaseholds” shall mean, with respect to any Person, all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Lender” shall mean each financial institution listed on Schedule I, and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or an Incremental Amendment, other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment and Assumption.

“Lender Default” shall mean, as to any Lender, (i) the wrongful refusal (which has not been retracted) of such Lender or the failure of such Lender (which has not been cured) to make available its portion of any Borrowing (including any Mandatory Borrowing) or to fund its portion of any unreimbursed payment with respect to a Letter of Credit, (ii) such Lender having been deemed insolvent or having become the subject of a bankruptcy or insolvency proceeding or a takeover by a regulatory authority, or (iii) such Lender having notified the Administrative Agent, the Swingline Lender, any Issuing Lender and/or any Loan Party (x) that it does not intend to comply with its obligations under Sections 2.1(a), (b), (c) or (d), Section 2.5 or Section 3, as the case may be, in circumstances where such non-compliance would constitute a breach of such Lender’s obligations under the respective Section or (y) of the events described in preceding clause (ii); provided that, for purposes of (and only for purposes of) Section 2.1(c), Section 3.3(b) and any documentation entered into pursuant to the Back-Stop Arrangements (and the term “Defaulting Lender” as used therein), the term “Lender Default” shall also include, as to any Lender, (i) any Affiliate of such Lender that has “control” (within the meaning provided in the definition of “Affiliate”) of such Lender having been deemed insolvent or having become the subject of a bankruptcy or insolvency proceeding or a takeover by a regulatory authority, (ii) any previously cured “Lender Default” of such Lender under this Agreement, unless such Lender Default has ceased to exist for a period of at least 90 consecutive days, (iii) any default by such Lender with respect to its obligations under any other credit facility to which it is a party and which the Swingline Lender, any Issuing Lender or the Administrative Agent reasonably believes in good faith has occurred and is continuing, and (iv) the failure of such Lender to make available its portion of any Borrowing (including any Mandatory Borrowing) or to fund its portion of any unreimbursed payment with respect to a Letter of Credit pursuant to Section 3.4(c) within one (1) Business Day of the date (x) the Administrative Agent (in its capacity as a Lender) or (y) Lenders constituting the Required Revolving Lenders has or have, as applicable, funded its or their portion thereof.

“Letter of Credit” shall have the meaning set forth in Section 3.1(a).

“Letter of Credit Back-Stop Arrangements” shall have the meaning set forth in Section 3.3(b).

“Letter of Credit Fee” shall have the meaning set forth in Section 4.1(b).

“Letter of Credit Outstandings” shall mean, at any time, the sum of (i) the Stated Amount of all outstanding Letters of Credit at such time (taking the Dollar Equivalent of any such Letter of Credit denominated in an Alternate Currency) and (ii) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit at such time (taking the Dollar Equivalent of any such Letter of Credit denominated in an Alternate Currency).

“Letter of Credit Request” shall have the meaning set forth in Section 3.3(a).

“Leverage Ratios” shall have the meaning set forth in Section 13.7.

“LIBOR Loan” shall mean each Dollar Denominated Loan (other than a Swingline Loan) designated as such by the applicable Borrower at the time of the incurrence thereof or conversion thereto.

“LIBOR Rate” shall mean (a) the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the commencement of such Interest Period by reference to the Reuters Screen LIBOR01 for deposits in Dollars (or such other comparable page as may, in the opinion of the Administrative Agent, replace such page for the purpose of displaying such rates) for a period equal to such Interest Period; provided that to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBOR Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period, divided by (b) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves required by applicable law) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D); provided that, solely in the case of Term Loans, the LIBOR Rate shall not be less than 1.25% per annum.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), security interest, preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing).

“Loan” shall mean any loan made or maintained by any Lender pursuant to this Agreement.

“Loan Documents” shall mean this Agreement, the Security Agreement and, after the execution and delivery thereof pursuant to the terms of this Agreement, each Note, each other Security Document and each Incremental Amendment.

“Loan Modification Agreement” shall have the meaning set forth in Section 2.16(b).

“Loan Modification Offer” shall have the meaning set forth in Section 2.16(a).

“Loan Parties” shall mean Holdings, each Borrower and each Subsidiary Guarantor.

“Management Stockholders” shall mean the members of management of Holdings or its Subsidiaries and their Control Investment Affiliates who are holders of Capital Stock of Holdings on the Closing Date or will become holders of such Capital Stock in connection with the Transactions.

“Mandatory Borrowing” shall have the meaning set forth in Section 2.1(d).

“Mandatory Costs” shall mean (a) in respect of Alternate Currency Loans denominated in Euros, the cost imputed to each Lender of compliance with any reserve asset requirements of the European Central Bank and (b) in respect of Alternate Currency Loans denominated in Pounds Sterling, the cost imputed to each Lender of compliance with the cash ratios and special deposit requirements of the Bank of England and/or the banking supervision or other costs imposed by the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions), as determined in accordance with Schedule 1.1(a).

“Mandatory Prepayment Date” shall have the meaning set forth in Section 5.2(e).

“Margin Stock” shall have the meaning set forth in Regulation U of the Board.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, assets, operations or financial condition of the U.S. Borrower and its Restricted Subsidiaries taken as a whole, (b) the ability of the Loan Parties (taken as a whole) to perform their obligations under the Loan Documents or (c) the rights and remedies available to, or conferred upon, the Administrative Agent, any Lender or any Secured Party hereunder or thereunder.

“Materials of Environmental Concern” shall mean any chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, any petroleum or petroleum products, asbestos, polychlorinated biphenyls, lead or lead-based paints or materials, radon, urea-formaldehyde insulation, molds fungi, mycotoxins, and radioactivity, or radiofrequency radiation defined or regulated as hazardous or toxic under any Environmental Law.

“Maturity Date” shall mean, with respect to the relevant Tranche of Loans, the Term Loan Maturity Date, the Revolving Loan Maturity Date, the Swingline Expiry Date or the Incremental Term Loan Maturity Date, as the case may be.

“Maximum Incremental Facilities Amount” shall mean, at any date of determination, the sum of (a)(i) $100,000,000 minus (ii) the sum of (A) the aggregate principal amount of Incremental Term Loans or Revolving Loan Commitment Increases made pursuant to Section 2.15(a) prior to such date and (B) the aggregate principal amount of Incremental Notes issued or incurred pursuant to Section 9.2(c) prior to such date, provided that the maximum amount deducted pursuant to this clause (a)(ii) shall not exceed $100,000,000, plus (b) an additional amount if, after giving effect to the incurrence of such additional amount, the Total First Lien Leverage Ratio shall be less than or equal to 3.50:1.00, determined (A) as if all Incremental Facilities rank pari passu in right of security with the Revolving Loans and the Term Loans and (B) on a Pro Forma Basis as of the most recently completed period of four consecutive fiscal quarters for which the financial statements and certificates required by Section 8.1(a) or (b), as the case may be, have been delivered.

“Maximum Rate” shall have the meaning set forth in Section 13.18.

“Maximum Swingline Amount” shall mean $15,000,000.

“Merger Agreement” shall have the meaning set forth in the preamble hereto.

“Merger Sub” shall have the meaning set forth in the preamble hereto.

“Minimum Borrowing Amount” shall mean (i) for Revolving Loans, $500,000, and (ii) for Swingline Loans, $100,000, and in each case, for Revolving Loans and Swingline Loans denominated in an Alternate Currency, the Dollar Equivalent thereof.

“Minimum Extension Condition” shall have the meaning set forth in Section 2.16(c).

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgage” shall mean a mortgage, leasehold mortgage, deed of trust, leasehold deed of trust, deed to secure debt, leasehold deed to secure debt, debenture or similar security instrument.

“Mortgaged Property” shall mean any Real Property owned or leased by Holdings or any of its Subsidiaries which is encumbered (or required to be encumbered) by a Mortgage pursuant to the terms hereof.

“Multiemployer Plan” shall mean a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA, which is contributed to by (or to which there is or may be an obligation to contribute of) Holdings, any Borrower or any Commonly Controlled Entity, and each such plan for the five year period immediately following the latest date on which any Borrower or a Subsidiary of any Borrower or an ERISA Affiliate contributed to or had an obligation to contribute to such plan.

“NAIC” shall mean the National Association of Insurance Commissioners.

“Net Cash Proceeds” shall mean (a) in connection with any Asset Sale, any Recovery Event or any other sale of assets, the proceeds thereof actually received in the form of cash and cash equivalents (including Cash Equivalents) (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received), net of (i) attorneys’ fees, accountants’ fees, investment banking fees, and other bona fide fees, costs and expenses actually incurred in connection therewith, (ii) amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset that is the subject of such Asset Sale or Recovery Event or any other sale of assets (other than any Lien pursuant to a Security Document), (iii) taxes paid and the U.S. Borrower’s reasonable and good faith estimate of income, franchise, sales, and other applicable taxes required to be paid by Holdings, the U.S. Borrower or any Restricted Subsidiary in connection with such Asset Sale or Recovery Event or any other sale of assets, (iv) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to the seller’s indemnities and representations and warranties to the purchaser in respect of such Asset Sale or any other sale of assets owing by Holdings or any of its Restricted Subsidiaries in connection therewith and which are reasonably expected to be required to be paid; provided that to the extent such indemnification payments are not made and are no longer reserved for, such reserve amount shall constitute Net Cash Proceeds, (v) cash escrows to Holdings or any of its Restricted Subsidiaries from the sale price for such Asset Sale or other sale of assets; provided that any cash released from such escrow shall constitute Net Cash Proceeds upon such release, (vi) in the case of a Recovery Event, costs of preparing assets for transfer upon a taking or condemnation and (vii) other customary fees and expenses actually incurred in connection therewith, and (b) in connection with any incurrence or issuance of Indebtedness, the cash proceeds received from any such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other bona fide fees and expenses actually incurred in connection therewith.

“New York UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York.

“Non-Bank Certificate” shall have the meaning set forth in Section 5.5(b).

“Non-Defaulting Lender”, “Non-Defaulting Revolving Lender”, “Non-Defaulting Term Lender” and “Non-Defaulting Incremental Term Lender” shall mean and include each Lender, Term Lender, Revolving Lender or Incremental Term Lender, as the case may be, other than a Defaulting Lender.

“Non-Guarantor Subsidiary” shall mean (i) any Subsidiary of the U.S. Borrower acquired or formed after the Closing Date in an Investment permitted under this Agreement which, at the time of such acquisition, is not a Wholly Owned Subsidiary; provided that any Non-Guarantor Subsidiary shall cease to be a Non-Guarantor Subsidiary at the time such Subsidiary becomes a Wholly Owned Subsidiary and (ii) any Immaterial Subsidiary; provided that any Non-Guarantor Subsidiary shall cease to be a Non-Guarantor Subsidiary at the time such Subsidiary is no longer an Immaterial Subsidiary.

“Non-U.S. Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established, contributed to (regardless of whether through direct contributions or through employee withholding) or maintained outside the United States by Holdings, any Borrower or one or more Subsidiaries primarily for the benefit of employees of Holdings, such Borrower or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Note” shall mean each Term Note, each Revolving Note and the Swingline Note.

“Notice of Borrowing” shall have the meaning set forth in Section 2.3(a).

“Notice of Conversion/Continuation” shall have the meaning set forth in Section 2.7.

“Notice of Intent to Cure” shall mean a certificate of an Authorized Officer of the U.S. Borrower delivered to the Administrative Agent, with respect to any fiscal quarter for which a cure right will be exercised, which certificate shall contain a computation of the applicable Event of Default and notice of intent to cure such Event of Default in accordance with Section 11.3(a).

“Notice Office” shall mean the office of the Administrative Agent located at Deutsche Bank, 5022 Gate Parkway, Jacksonville, FL 32256, Attention: Pam Wedenfeller, Telephone No.: 904-527-6516, or such other office or person as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Obligation Currency” shall have the meaning set forth in Section 13.19(a).

“Obligations” shall mean the unpaid principal of and interest on (including interest accruing after the maturity of the Loans or the maturity of Cash Management Obligations or Specified Swap Agreements and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrowers or any Guarantor, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans, and all other obligations and liabilities of the Borrowers or any other Loan Party (including with respect to guarantees) to the Administrative Agent, any Lender, any other Secured Party or any party to a Specified Swap Agreement or a party providing Cash Management Obligations, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement or any other Loan Document or any other document made, delivered or given in connection herewith or therewith or any Specified Swap Agreement or any document relating to Cash Management Obligations, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the any Borrower or any Guarantor pursuant to any Loan Document), guarantee obligations or otherwise.

“OFAC” shall have the meaning set forth in Section 6.21(b)(v).

“Offer Price” shall have the meaning set forth in the definition of “Dutch Auction.”

“Organizational Document” shall mean (i) relative to each Person that is a corporation, its charter and its by-laws (or similar documents), (ii) relative to each Person that is a limited liability company, its certificate of formation and its operating agreement (or similar documents), (iii) relative to each Person that is a limited partnership, its certificate of formation and its limited partnership agreement (or similar documents), (iv) relative to each Person that is a general partnership, its partnership agreement (or similar document) and (v) relative to any Person that is any other type of entity, such documents as shall be comparable to the foregoing.

“Participant” shall have the meaning set forth in Section 3.4(a) or 13.4(b), as the context may require.

“Participant Register” shall have the meaning set forth in Section 13.4(b).

“Participating Member State” shall mean each state as described in any EMU Legislation.

“Patriot Act” shall mean the USA PATRIOT Improvement and Reauthorization Act, Pub. L. 109-177 (signed into law March 9, 2009) (as amended from time to time.

“Payment Office” shall mean the office of the Administrative Agent located at Deutsche Bank, 5022 Gate Parkway, Jacksonville, FL 32256, Attention: Pam Wedenfeller, Telephone No.: 904-527-6516, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Permitted Acquisition” shall have the meaning set forth in Section 9.7(g).

“Permitted Amendment” shall mean an amendment to this Agreement and the other Loan Documents, effected in connection with a Loan Modification Offer pursuant to Section 2.16, providing for an extension of the Maturity Date applicable to the Loans and/or Commitments of the Accepting Lenders and, in connection therewith, (a) an increase in the Applicable Margin with respect to the Loans and/or Commitments of the Accepting Lenders and/or (b) an increase in the fees payable to, or the inclusion of new fees to be payable to, the Accepting Lenders.

“Permitted Auction Purchaser” shall mean the U.S. Borrower or Holdings.

“Permitted Refinancing” shall mean, with respect to any Person, any modification, refinancing, refunding, renewal or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed or extended except by an amount equal to unpaid accrued interest and premium thereon plus other reasonable amounts paid, and fees and expenses reasonably incurred, in connection with such modification, refinancing, refunding, renewal or extension and by an amount equal to any existing commitments unutilized thereunder, (b) such modification, refinancing, refunding, renewal or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or longer than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed or extended, (excluding the effects of nominal amortization in the amount of no greater than one percent per annum), (c) at the time thereof, no Event of Default shall have occurred and be continuing, and (d) if such Indebtedness being modified, refinanced, refunded, renewed or extended is Indebtedness permitted pursuant to Sections 9.2(b), (c), (d), (e), (f) or (g), (i) to the extent such Indebtedness being modified, refinanced, refunded, renewed or extended is subordinated in right of payment to the Obligations, such modification, refinancing, refunding, renewal or extension is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed or extended, (ii) to the extent Liens securing such Indebtedness being modified, refinanced, refunded, renewed or extended are subordinated to Liens securing the Obligations, the Liens, if any, securing such modification, refinancing, refunding, renewal or extension are subordinated to the Liens securing the Obligations pursuant to an Intercreditor Agreement (and an Intercreditor Agreement may be amended in a manner reasonably acceptable to the Administrative Agent to provide for such Liens to be subordinated to the Liens securing the Obligations on a basis consistent with the Intercreditor Agreement prior to such modification, refinancing, refunding, renewal or extension), (iii) Indebtedness of a Subsidiary that is not a Guarantor shall not refinance Indebtedness of any Borrower or a Guarantor, (iv) Indebtedness of any Borrower or a Restricted Subsidiary shall not refinance Indebtedness of a Subsidiary that is not a Guarantor and (v) the other terms and conditions of such Indebtedness (excluding pricing, fees, rate floors, premiums, optional prepayment or optional redemption provisions and financial covenants) are either (a) substantially identical to the Indebtedness being refinanced, (b) (taken as a whole) not materially more favorable to the providers of such Permitted Refinancing than those applicable to the Indebtedness being refinanced or (c) on market terms for Indebtedness of the type being incurred pursuant to such Permitted Refinancing at the time of incurrence, except in each case for covenants or other provisions contained in such Indebtedness that are applicable only after the then Latest Maturity Date; provided that a certificate of an Authorized Officer delivered to the Administrative Agent at least five Business Days prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the U.S. Borrower has determined in good faith that such terms and conditions satisfy the requirement of this clause (v) shall be conclusive evidence that such terms and conditions satisfy such requirement unless the Administrative Agent notifies the U.S. Borrower within such five Business Day period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees)).

“Person” shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any Governmental Authority.

“Plan” shall mean, at a particular time, an “employee benefit plan” as defined in Section 3 of ERISA and in respect of which the U.S. Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall have the meaning set forth in Section 8.2(a).

“Pounds Sterling” and “£” shall mean freely transferable lawful money of the United Kingdom (expressed in Pounds Sterling).

“Prepayment Fees” shall have the meaning set forth in Section 5.1(b).

“Prime Lending Rate” shall mean the rate which the Administrative Agent announces from time to time as its prime lending rate, the Prime Lending Rate to change when and as such prime lending rate changes. The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer by the Administrative Agent, which may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.

“Private Lender Information” shall mean any information and documentation that is not Public Lender Information.

“Pro Forma Basis” shall mean, for the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”), (i) if at any time during such Reference Period the U.S. Borrower or any Restricted Subsidiary shall have made any Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period the U.S. Borrower or any Restricted Subsidiary shall have made an acquisition of assets constituting at least a division of a business unit of, or all or substantially all of the assets of, any Person, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such acquisition of assets constituting at least a division of a business unit of, or all or substantially all of the assets of, any Person, occurred on the first day of such Reference Period (including, in each such case, pro forma adjustments (x) arising out of events which are directly attributable to a specific transaction, are factually supportable and are expected to have a continuing impact, in each case determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the SEC, which would include cost savings resulting from head count reduction, closure of facilities and similar restructuring charges and (y) such other pro forma adjustments relating to a specific transaction or event and reflective of actual or reasonably anticipated synergies and cost savings expected to be realized or achieved in the twelve months following such transaction or event, which pro forma adjustments shall be certified by the chief financial officer, treasurer, controller or comptroller of the U.S. Borrower). The term “Disposition” in this definition shall not include dispositions of inventory and other ordinary course dispositions of property.

“Pro Forma Financial Information” shall have the meaning set forth in Section 6.1(a).

“Projections” shall have the meaning set forth in Section 8.2(d).

“Properties” shall have the meaning set forth in Section 6.17(a).

“Public Lender Information” shall mean information and documentation that is either exclusively (i) of a type that would be publicly available if the U.S. Borrower, Holdings and their respective Subsidiaries were public reporting companies or (ii) not material with respect to U.S. Borrower, Holdings and their respective Subsidiaries or any of their respective securities for purposes of foreign, United States Federal and state securities laws.

“Public Market” shall mean that (a) a Public Offering has been consummated and (b) at least 15% of the total issued and outstanding common equity of Holdings or Holdings’ immediate parent has been distributed by means of an effective registration statement under the Securities Act or sale pursuant to Rule 144 under the Securities Act.

“Public Offering” shall mean an initial underwritten public offering of common Capital Stock of Holdings or Holdings’ direct or indirect parent pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act (other than a registration statement on Form S-8 or any successor form).

“Purchase” shall have the meaning set forth in the definition of “Dutch Auction.”

“Purchase Notice” shall have the meaning set forth in the definition of “Dutch Auction.”

“Purchaser” shall have the meaning set forth in the definition of “Dutch Auction.”

“Qualified Counterparty” shall mean, with respect to any Specified Swap Agreement, any counterparty thereto that, at the time such Specified Swap Agreement was entered into or as of the Closing Date, was the Administrative Agent, a Joint Lead Arranger or a Lender or an Affiliate of the Administrative Agent, a Joint Lead Arranger or a Lender.

“Qualified Equity Interests” shall mean any Capital Stock that is not a Disqualified Equity Interest.

“Qualified Public Offering” shall mean a Public Offering that results in a Public Market.

“Qualifying Lenders” shall have the meaning set forth in the definition of “Dutch Auction.”

“Qualifying Loans” shall have the meaning set forth in the definition of “Dutch Auction.”

“Quarterly Payment Date” shall mean the last Business Day of each April, July, October and January occurring after the Closing Date.

“Quarterly Pricing Certificate” shall have the meaning set forth in the definition of Applicable Margin.

“Real Property” shall mean, with respect to any Person, all the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

“Recovery Event” shall mean any settlement of or payment in excess of an amount equal to $1,000,000 in respect of any property or casualty insurance (excluding business interruption insurance) claim or any condemnation, eminent domain or similar proceeding relating to any asset of Holdings or any of its Restricted Subsidiaries.

“Reference Period” shall have the meaning set forth in the definition of Pro Forma Basis.

“Refinance” shall mean, in respect of any Indebtedness, to refinance, redeem, defease, refund, extend, renew or repay any Indebtedness with the proceeds of other Indebtedness, or to issue other Indebtedness, in exchange or replacement for, such Indebtedness in whole or in part; “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinanced Term Loans” shall have the meaning set forth in Section 13.12(d).

“Refinancing” shall mean the termination of the Existing Credit Facilities, the repayment of all obligations in connection therewith and the release or termination of all Liens securing such Existing Credit Facilities.

“Rejection Notice” shall have the meaning set forth in Section 5.2(e).

“Register” shall have the meaning set forth in Section 13.15.

“Registration Rights Agreement” shall mean the Registration Rights Agreement, dated as of the Closing Date, among the U.S. Borrower, the Guarantors and the initial purchasers for the U.S. Borrower’s offering of Senior Notes, pursuant to which the U.S. Borrower agrees to conduct a registered exchange offer of the Exchange Senior Notes for Senior Notes.

“Regulation D” shall mean Regulation D of the Board.

“Reorganization” shall mean, with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Replaced Lender” shall have the meaning set forth in Section 2.14.

“Replacement Lender” shall have the meaning set forth in Section 2.14.

“Replacement Term Loans” shall have the meaning set forth in Section 13.12(d).

“Reply Amount” shall have the meaning set forth in the definition of “Dutch Auction.”

“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA with respect to a Plan, other than those events as to which the thirty day notice period is waived under subsection .22, .23, .25, .27 or .28 of PBGC Regulation Section 4043.

“Repricing Transaction” shall mean, other than in the context of a transaction involving a Change of Control, the prepayment, refinancing, substitution or replacement of all or a portion of the Term Loans with the incurrence by Holdings, any Borrower or any Subsidiary of any debt financing having an effective interest cost or weighted average yield (with the comparative determinations to be made by the U.S. Borrower in good faith consistent with generally accepted financial practices, after giving effect to, among other factors, margin, interest rate floors, upfront or similar fees or original issue discount shared with all providers of such financing, but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all providers of such financing, and without taking into account any fluctuations in the LIBOR Rate) that is less than the effective interest cost or weighted average yield (as determined by the U.S. Borrower on the same basis) of such Term Loans, including, without limitation, as may be effected through any amendment to this Agreement relating to the interest rate for, or weighted average yield of, such Term Loans.

“Required Lenders” shall mean, at any time, Non-Defaulting Lenders holding at least a majority of the sum of (i) all outstanding Term Loans of Non-Defaulting Lenders, (ii) the Total Revolving Loan Commitment in effect at such time less the Revolving Loan Commitments of all Defaulting Lenders at such time (or, after the termination thereof, the sum of then total outstanding Revolving Loans of Non-Defaulting Lenders and the aggregate RL Percentages of all Non-Defaulting Lenders of the total outstanding Swingline Loans and Letter of Credit Outstandings at such time); provided that, for purposes of this definition the outstanding principal amount of Alternate Currency Loans and the Alternate Currency Letter of Credit Outstandings at any time shall be determined using the Dollar Equivalent thereof at such time, and (iii) all outstanding Incremental Term Loans of Non-Defaulting Incremental Term Lenders.

“Required Revolving Lenders” shall mean, at any time with respect to the Revolving Facility, (i) prior to the termination of all Revolving Loan Commitments, the holders of more than 50% of the Total Revolving Loan Commitments and (ii) after the termination of all the Revolving Loan Commitments, the holders of more than 50% of the Total Revolving Extensions of Credit, but excluding the amount of Revolving Loan Commitments and Revolving Extensions of Credit held by Defaulting Lenders; provided that, for purposes of this definition the outstanding principal amount of Alternate Currency Loans and the Alternate Currency Letter of Credit Outstandings at any time shall be determined using the Dollar Equivalent thereof at such time.

“Required Term Loan Lenders” shall mean, at any time with respect to the Term Facility, Non-Defaulting Term Lenders holding at least a majority of all outstanding Term Loans of Non-Defaulting Term Lenders at such time.

“Requirement of Law” shall mean, with respect to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Restricted” shall mean, when referring to cash or Cash Equivalents of Holdings and its Restricted Subsidiaries, that such cash or Cash Equivalents (i) appear (or would be required to appear) as “restricted” on the consolidated balance sheet of the U.S. Borrower (unless such appearance is related to the Liens permitted hereunder other than consensual Liens which either are on assets which do not constitute Collateral or rank prior to the Liens in favor of the Secured Parties on the Collateral), (ii) are subject to any Lien in favor of any Person other than (x) the Collateral Agent for the benefit of the Secured Parties and (y) other Liens permitted hereunder other than consensual Liens which either are on assets which do not constitute Collateral or rank prior to the Liens in favor of the Secured Parties on the Collateral, or (iii) are not otherwise generally available for use by such Person.

“Restricted Affiliated Lender” shall mean any Affiliated Lender (other than an Affiliated Investment Fund).

“Restricted Payments” shall have the meaning set forth in Section 9.6.

“Restricted Subsidiary” shall mean any Subsidiary of the U.S. Borrower (other than any Unrestricted Subsidiary).

“Retained Excess Cash Flow Amount” shall mean, at any date of determination, an amount equal to (a) the sum of the amounts of Excess Cash Flow for all Excess Cash Flow Periods ending on or prior to the date of determination, minus (b) the sum at the time of determination of the aggregate amount of prepayments required to be made pursuant to Section 5.2(b) through the date of determination (whether or not such prepayments are accepted by the Lenders) calculated without regard to any reduction in such sum that resulted from voluntary prepayments of the Term Loans or Revolving Loans referred to in Section 5.2(b)(ii), (provided that, in the case of any Excess Cash Flow Period in respect of which the amount of Excess Cash Flow shall have been calculated as contemplated by Section 8.2(c) but the prepayment required pursuant to Section 5.2(b) is not yet due and payable in accordance with the provisions of Section 5.2(b) as of the date of determination, the amount of prepayments that will be so required to be made in respect of such Excess Cash Flow shall be deemed to be made for purposes of this paragraph).

“Return Bid” shall have the meaning set forth in the definition of “Dutch Auction.”

“Revolving Excess” shall have the meaning set forth in Section 5.3(a).

“Revolving Extensions of Credit” shall mean, with respect to any Revolving Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Loans held by such Lender then outstanding, (b) such Lender’s RL Percentage of the L/C Obligations then outstanding and (c) such Lender’s RL Percentage of the aggregate principal amount of Swingline Loans then outstanding.

“Revolving Facility” shall mean the Revolving Loan Commitments and the extensions of credit made thereunder, as the context may require.

“Revolving Lender” shall mean each Lender that has a Revolving Loan Commitment or that holds Revolving Loans.

“Revolving Loan” shall have the meaning set forth in Section 2.1(b).

“Revolving Loan Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule I directly below the column entitled “Revolving Loan Commitment,” as same may be increased or reduced pursuant to the terms and conditions hereof. In respect of each Revolving Lender that becomes a Revolving Lender after the Closing Date, the initial amount of such Revolving Lender’s Revolving Loan Commitment shall be set forth in the Assignment and Assumption or Incremental Amendment pursuant to which such Revolving Lender shall have assumed or established its Revolving Loan Commitment, subject to any increase or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Revolving Loan Commitments as of the Closing Date is $45,000,000.

“Revolving Loan Commitment Increase” shall have the meaning set forth in Section 2.15(a).

“Revolving Loan Commitment Increase Lender” shall have the meaning set forth in Section 2.15(f).

“Revolving Loan Maturity Date” shall mean June 1, 2016.

“Revolving Loan Purchase Amount” shall have the meaning set forth in the definition of “Dutch Auction.”

“Revolving Note” shall have the meaning set forth in Section 2.6(a).

“RL Percentage” shall mean, with respect to any Revolving Lender at any time, a fraction (expressed as a percentage) the numerator of which is the Revolving Loan Commitment of such Revolving Lender at such time and the denominator of which is the Total Revolving Loan Commitment at such time, provided that if the RL Percentage of any Revolving Lender is to be determined after the Total Revolving Loan Commitment has been terminated, then the RL Percentages of such Revolving Lender shall be determined immediately prior (and without giving effect) to such termination (but giving effect to assignments made thereafter in accordance with the terms hereof); provided, further, that the RL Percentages of the Revolving Lenders are subject to modification as and to the extent provided in Section 2.17.

“S&P” shall mean Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc.

“Sale Leaseback Transaction” shall mean any arrangement with any Person or Persons, whereby in contemporaneous or substantially contemporaneous transactions a Loan Party sells substantially all of its right, title and interest in any property and, in connection therewith, a Loan Party acquires, leases or licenses back the right to use all or a material portion of such property.

“SEC” shall mean the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Secured Parties” shall mean the collective reference to the Administrative Agent, the Lenders (including any Issuing Lender in its capacity as Issuing Lender), any Qualified Counterparties and banks or financial institutions providing Cash Management Obligations.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Agreement” shall mean the Pledge and Security Agreement in the form of Exhibit E, as modified, supplemented, amended, restated (including any amendment and restatement thereof), extended or renewed from time to time in accordance with the terms thereof and hereof.

“Security Document” shall mean and include each of the Security Agreement, each Mortgage and, after the execution and delivery thereof, each Additional Security Document and each Intercreditor Agreement.

“Senior Notes” shall mean the U.S. Borrower’s 8.25% Senior Notes due 2019, issued pursuant to the Senior Notes Indenture, dated as of the Closing Date, as the same may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof. As used in this Agreement, the term “Senior Notes” shall include any Exchange Senior Notes issued pursuant to the Senior Notes Indenture in exchange for theretofore outstanding Senior Notes, as contemplated by the Registration Rights Agreement.

“Senior Notes Documents” shall mean the Senior Notes, the Senior Notes Indenture and all other documents executed and delivered with respect to the Senior Notes or Senior Notes Indenture, each dated as of the Closing Date and as the same may be amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.

“Senior Notes Indenture” shall mean the Indenture, dated as of the Closing Date, among the U.S. Borrower, the Guarantors and Wells Fargo Bank, National Association, as trustee, as in effect on the Closing Date and as thereafter amended, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.

“Senior Representative” shall mean, with respect to any series of Indebtedness permitted under Section 9.2(c), (d), (e) or (f), the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Settlement Service” shall have the meaning set forth in Section 13.4.

“Significant Event of Default” shall mean an Event of Default under Section 11.1(a) or (f) (in the case of Section 11.1(f), with respect to any Borrower).

“Significant Restricted Subsidiary” shall mean, at any date of determination, each Restricted Subsidiary or group of Restricted Subsidiaries of the U.S. Borrower (a) whose GAAP value of total assets at the last day of the most recent fiscal period for which financial statements have been delivered were equal to or greater than 5.0% of the Total Assets at such date or (b) whose gross revenues for the most recently completed period of four fiscal quarters for which financial statements have been delivered were equal to or greater than 5.0% of the consolidated gross revenues of the U.S. Borrower and its Restricted Subsidiaries for such period, in each case, determined in accordance with GAAP (it being understood that such calculations shall be determined in the aggregate for all Restricted Subsidiaries of the U.S. Borrower subject to any of the events specified in Section 11.1(f)).

“Single Employer Plan” shall mean any Plan that is covered by Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, other than a Multiemployer Plan, that is maintained or contributed to by Holdings, any Borrower or any Commonly Controlled Entity or to which Holdings, any Borrower or a Commonly Controlled Entity has or may have an obligation to contribute, and such plan for the five-year period immediately following the latest date on which Holdings, any Borrower or a Commonly Controlled Entity maintained, contributed to or had an obligation to contribute to (or is deemed under Section 4069 of ERISA to have maintained or contributed to or to have had an obligation to contribute to, or otherwise to have liability with respect to) such plan.

“Solvent” shall mean, with respect to any Person and its Subsidiaries on a consolidated basis, that as of any date of determination, (a) the sum of the “fair value” of the assets of such Person and its Subsidiaries on a consolidated basis will, as of such date, exceed the sum of all debts of such Person and its Subsidiaries on a consolidated basis as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the “present fair saleable value” of the assets of such Person and its Subsidiaries on a consolidated basis will, as of such date, be greater than the amount that will be required to pay the probable liability on existing debts of such Person and its Subsidiaries on a consolidated basis as such debts become absolute and matured, as such quoted term is determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (c) such Person and its Subsidiaries on a consolidated basis will not have, as of such date, an unreasonably small amount of capital with which to conduct any business in which it is or is about to become engaged and (d) such Person and its Subsidiaries on a consolidated basis does not intend to incur, or believe or reasonably should believe that it will incur, debts beyond its ability to pay as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured. For purposes of this definition, the amount of any contingent, unliquidated and disputed claim and any claim that has not been reduced to judgment at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such liabilities meet the criteria for accrual under the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 5).

“Specified Class” shall have the meaning set forth in Section 2.16(a).

“Specified Equity Contribution” shall have the meaning set forth in Section 11.3(a).

“Specified Period” shall mean, as to any Excess Cash Flow Period, the period commencing on the Excess Cash Flow Application Date that occurs during such period and ending on the day immediately preceding the Excess Cash Flow Application Date that occurs in the next succeeding Excess Cash Flow Period.

“Specified Swap Agreement” shall mean any Swap Agreement entered into by any Restricted Subsidiary of Holdings, on the one hand, and any Qualified Counterparty (or any Person who was a Qualified Counterparty as of the Closing Date or as of the date such Swap Agreement was entered into), on the other hand.

“Sponsor” shall mean, collectively, Permira IV Continuing L.P.1, Permira IV Continuing L.P.2, Permira Investments Limited and P4 Co-Investment L.P.

“Spot Currency Exchange Rate” shall have the meaning set forth in Section 13.7(c).

“Start Date” shall have the meaning set forth in the definition of “Applicable Margin.”

“Stated Amount” shall mean, with respect to each Letter of Credit, at any time, the maximum amount available to be drawn thereunder, in each case determined (x) as if any future automatic increases in the maximum amount available that are provided for in any such Letter of Credit had in fact occurred at such time and (y) without regard to whether any conditions to drawing could then be met but after giving effect to all previous drawings made thereunder.

“Sterling Denominated Loans” shall mean each Revolving Loan denominated in Pounds Sterling at the time of the incurrence thereof.

“Sterling Rate” shall mean, with respect to each Borrowing of Sterling Denominated Loans, (i) the rate per annum that appears on page Reuters Page Libor01 (or any successor page) for Pounds Sterling deposits with maturities comparable to the Interest Period applicable to the Sterling Denominated Loans subject to the respective Borrowing as of 11:00 A.M. (London time) on the date of the proposed commencement of such Interest Period or (ii) if such a rate does not appear on page 3750 of the Dow Jones Telerate Screen (or any successor page), the offered quotation to first-class banks in the London interbank market by the Administrative Agent for Pounds Sterling deposits of amounts in immediately available funds comparable to the principal amount of the Sterling Denominated Loan to be made by the Administrative Agent as part of such Borrowing (or, if the Administrative Agent is not lending any part of such Borrowing, the Lenders with the largest percentage of the respective such Borrowing) with maturities comparable to the Interest Period applicable to such Sterling Denominated Loan as of 11:00 A.M. (London time) on the date of the proposed commencement of such Interest Period, provided that in the event the Administrative Agent has made any determination pursuant to Section 2.11(a)(A) in respect of Sterling Denominated Loans, or in the circumstances described in clause (A) to the proviso to Section 2.11(b) in respect of such Sterling Denominated Loans, the Sterling Rate determined pursuant to this definition shall instead be the rate determined by the Administrative Agent as the all-in-cost of funds for the Administrative Agent to fund a Borrowing of Revolving Loans denominated in Pounds Sterling with maturities comparable to the Interest Period applicable thereto.

“Subsidiary” shall mean, with respect to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other Capital Stock having ordinary voting power (other than stock or such other Capital Stock having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the U.S. Borrower.

“Subsidiary Guarantor” shall mean each Wholly Owned Domestic Subsidiary of Holdings (other than (i) the U.S. Borrower, (ii) any Unrestricted Subsidiaries, (iii) any Immaterial Subsidiaries, (iv) any Excluded Foreign Subsidiaries and (v) any Non-Guarantor Subsidiaries) and each other Domestic Subsidiary designated by the U.S. Borrower, in each case, whether existing on the Closing Date or established, created or acquired after the Closing Date, unless and until such time as the respective Subsidiary is released from all of its obligations in accordance with the terms and provisions of this Agreement; provided, that any such Subsidiary shall not be required to become a “Subsidiary Guarantor” unless (i) permitted by applicable law, regulation and contractual provision, (ii) such guarantee would not result in adverse tax consequences as a result of the application of Section 956 of the Code (as reasonably determined by the U.S. Borrower) and (iii) the cost of providing such guarantee is not excessive in relation to the value afforded thereby (as reasonably determined by the U.S. Borrower and the Administrative Agent), it being understood and agreed that if a Subsidiary executes this Agreement as a “Subsidiary Guarantor” then it shall constitute a “Subsidiary Guarantor.”

“Swap Agreement” shall mean any agreement with respect to any swap, cap, collar, hedge, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions (including, without limitation, any Interest Rate Protection Agreement).

“Swingline Back-Stop Arrangements” shall have the meaning set forth in Section 2.1(c).

“Swingline Expiry Date” shall mean that date which is five Business Days prior to the Revolving Loan Maturity Date.

“Swingline Lender” shall mean the Administrative Agent, in its capacity as Swingline Lender hereunder.

“Swingline Loan” shall have the meaning set forth in Section 2.1(c).

“Swingline Note” shall have the meaning set forth in Section 2.6(a).

“Syndication Agent” shall mean Morgan Stanley Senior Funding, Inc.

“Synthetic Lease Obligation” shall mean the monetary obligation of a Person under a so-called synthetic, off-balance sheet or tax retention lease.

“Tax Benefit” shall have the meaning set forth in Section 5.5(e).

“Taxes” shall mean all present or future taxes, levies, imposts, duties, fees, assessments or other charges in the nature of taxation now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein and all interest, penalties or similar liabilities with respect to such taxes, levies, imposts, duties, fees, assessments or other charges.

“Term Facility” shall mean any Class of Term Loans, as the context may require.

“Term Lenders” shall mean each Lender that has a Term Loan Commitment or that holds a Term Loan.

“Term Loan” shall have the meaning set forth in Section 2.1(a) and shall also include each Incremental Term Loan.

“Term Loan Commitment” shall mean, for each Lender, (i) the amount set forth opposite such Lender’s name in Schedule I directly below the column entitled “Term Loan Commitment,” or (ii) the Incremental Term Loan Commitments, if any, issued after the Closing Date pursuant to Section 2.15, as each may be terminated pursuant to Sections 4.3 and/or 11. The aggregate amount of the Term Loan Commitments as of the Closing Date is $390,000,000.

“Term Loan Maturity Date” shall mean June 1, 2018.

“Term Loan Purchase Amount” shall have the meaning set forth in the definition of “Dutch Auction.”

“Term Note” shall have the meaning set forth in Section 2.6(a).

“Test Period” shall mean each period of four consecutive fiscal quarters of the U.S. Borrower then last ended, in each case taken as one accounting period.

“Total Assets” shall mean the total amount of all assets of the U.S. Borrower and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP as shown on the most recent balance sheet of the U.S. Borrower.

“Total Commitment” shall mean, at any time, the sum of the Commitments of each of the Lenders at such time.

“Total First Lien Leverage Ratio” shall mean, as at the last day of any period, the ratio of (a) the excess of (i) Consolidated Total Debt on such day (other than any portion thereof that is either unsecured or secured by assets of one or more Loan Parties on a junior, subordinated basis to the Obligations) over (ii) an amount equal to the Unrestricted cash and Cash Equivalents of the U.S. Borrower and its Restricted Subsidiaries on such date, not to exceed $50,000,000, to (b) Consolidated EBITDA, calculated on a Pro Forma Basis, for such period.

“Total Leverage Covenant” shall mean the financial covenant set forth in Section 9.1.

“Total Leverage Ratio” shall mean, as at the last day of any period, the ratio of (a) the excess of (i) Consolidated Total Debt on such day over (ii) an amount equal to the Unrestricted cash and Cash Equivalents of the U.S. Borrower and its Restricted Subsidiaries on such date, not to exceed $50,000,000, to (b) Consolidated EBITDA, calculated on a Pro Forma Basis, for such period.

“Total Revolving Extensions of Credit” shall mean, at any time, the aggregate amount of the Revolving Extensions of Credit of the Revolving Lenders outstanding at such time.

“Total Revolving Loan Commitment” shall mean, at any time, the sum of the Revolving Loan Commitments of each of the Lenders at such time.

“Total Secured Leverage Ratio” shall mean, as at the last day of any period, the ratio of (a) the excess of (i) Consolidated Total Debt on such day (other than any portion thereof which is unsecured)

over (ii) an amount equal to the Unrestricted cash and Cash Equivalents of the U.S. Borrower and its Restricted Subsidiaries on such date, not to exceed $50,000,000, to (b) Consolidated EBITDA, calculated on a Pro Forma Basis, for such period.

“Total Term Loan Commitment” shall mean, at any time, the sum of the Term Loan Commitments of each of the Lenders at such time.

“Total Unutilized Revolving Loan Commitment” shall mean, at any time, an amount equal to the remainder of (x) the Total Revolving Loan Commitment in effect at such time less (y) the sum of (i) the aggregate principal amount of all Revolving Loans and Swingline Loans outstanding at such time plus (ii) the aggregate amount of all Letter of Credit Outstandings at such time.

“Tranche” shall mean the respective facility and commitments utilized in making Loans hereunder, with there being three separate Tranches on the Closing Date, i.e., Term Loans, Revolving Loans and Swingline Loans; provided that for purposes of Sections 2.14, 13.4, 13.12(a) and (b) and the definition of “Required Revolving Lenders,” Revolving Loans and Swingline Loans shall be deemed to constitute part of a single “Tranche.”

“Transaction” shall mean, collectively, (i) the consummation of the Acquisition and the other transactions contemplated by the Acquisition Documentation, (ii) the consummation of the Refinancing, (iii) the consummation of the Equity Contribution, (iv) the execution, delivery and performance by each Loan Party of the Senior Notes Documents to which it is a party, the issuance of the Senior Notes and the use of proceeds thereof, (v) the execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party, the incurrence of Loans on the Closing Date and the use of proceeds thereof and (vi) the payment of all fees and expenses in connection with the foregoing.

“Type” shall mean the type of Loan determined with regard to the interest option applicable thereto, i.e., whether a Base Rate Loan, a LIBOR Loan, a Euro Denominated Loan, a Sterling Denominated Loan, a Canadian Dollar Denominated Loan or an Alternate Currency Loan denominated in another currency.

“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.

“Unfunded Pension Liability” of any Plan shall mean the amount, if any, by which the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans), as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceeds the value of the assets of such Plan allocable to such accrued benefits by a material amount (excluding any accrued but unpaid contributions).

“United States” and “U.S.” shall each mean the United States of America.

“Unpaid Drawing” shall have the meaning set forth in Section 3.5(a).

“Unrestricted” shall mean, when referring to cash or Cash Equivalents, that such cash or Cash Equivalents are not Restricted.

“Unrestricted Subsidiary” shall mean (i) any Subsidiary of the U.S. Borrower designated by the board of directors of the U.S. Borrower as an Unrestricted Subsidiary pursuant to Section 8.11 subsequent to the Closing Date and (ii) any Subsidiary of an Unrestricted Subsidiary.

“Unutilized Revolving Loan Commitment” shall mean, with respect to any Lender at any time, such Lender’s Revolving Loan Commitment at such time less the sum of (i) the aggregate outstanding principal amount of all Revolving Loans (taking the Dollar Equivalent of any such Loans denominated in an Alternate Currency) made by such Lender at such time and (ii) such Lender’s RL Percentage of the Letter of Credit Outstandings at such time (taking the Dollar Equivalent of any Letters of Credit denominated in an Alternate Currency).

“U.S. Borrower” shall have the meaning set forth in the preamble hereto.

“U.S. Loan Parties” shall mean the Loan Parties (other than the European Borrower).

“U.S. Owned DRE” shall mean any entity that (i) is not treated as a corporation for U.S. federal income tax purposes; (ii) is directly owned by Holdings, the U.S. Borrower or any Domestic Subsidiary of Holdings or the U.S. Borrower and (iii) all of the material assets of which are Capital Stock of one or more controlled foreign corporations within the meaning of Section 957 of the Code.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Domestic Subsidiary” shall mean, with respect to any Person, any Wholly Owned Subsidiary of such Person which is a Domestic Subsidiary.

“Wholly Owned Subsidiary” shall mean, with respect to any Person, (i) any corporation 100% of whose Capital Stock is at the time owned by such Person and/or one or more Wholly Owned Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly Owned Subsidiaries of such Person has a 100% equity interest at such time (other than, in the case of a Foreign Subsidiary of the U.S. Borrower with respect to the preceding clauses (i) and (ii), director’s qualifying shares and/or other nominal amount of shares required to be held by Persons other than the U.S. Borrower and its Subsidiaries under applicable law).

1.2 Other Interpretive Provisions.

(a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms not defined in Section 1.1 shall have the respective meanings given to them under GAAP (but subject to the terms of Section 13.7), (ii) the words “include”. “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) unless the context otherwise requires, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Capital Stock, securities, revenues, accounts, leasehold interests and contract rights, (v) the word “will” shall be construed to have the same meaning and effect as the word

“shall,” and (vi) unless the context otherwise requires, any reference herein (A) to any Person shall be construed to include such Person’s successors and assigns and (B) to Holdings, the Borrowers or any other Loan Party shall be construed to include Holdings, the Borrowers or such Loan Party as debtor and debtor-in-possession and any receiver or trustee for Holdings, the Borrowers or any other Loan Party, as the case may be, in any insolvency or liquidation proceeding.

(c) The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2. AMOUNT AND TERMS OF CREDIT

2.1 The Commitments. (a) Subject to and upon the terms and conditions set forth herein, each Lender with a Term Loan Commitment severally agrees to make a term loan or term loans (each, a “Term Loan” and, collectively, the “Term Loans”) to the U.S. Borrower, which Term Loans (i) shall be incurred pursuant to a single drawing on the Closing Date, (ii) shall be denominated in Dollars, (iii) except as hereinafter provided, shall, at the option of the U.S. Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or LIBOR Loans, provided, that except as otherwise specifically provided in Section 2.11(b), all Term Loans comprising the same Borrowing shall at all times be of the same Type and (iv) shall be made by each such Lender in that aggregate principal amount which does not exceed the Term Loan Commitment of such Lender on the Closing Date. Once repaid, Term Loans incurred hereunder may not be reborrowed.

(b) Subject to and upon the terms and conditions set forth herein, each Lender with a Revolving Loan Commitment severally agrees to make, at any time and from time to time on or after the Closing Date and prior to the Revolving Loan Maturity Date, a revolving loan or revolving loans (each, a “Revolving Loan” and, collectively, the “Revolving Loans”) to either Borrower, which Revolving Loans (i) may be made in Dollars or an Alternate Currency, (ii) except as provided herein, shall, at the option of the applicable Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans, LIBOR Loans or, in the case of Alternate Currency Loans, other Fixed Rate Loans; provided that (A) except as otherwise specifically provided in Section 2.11(b), all Revolving Loans comprising the same Borrowing shall at all times be of the same Type and (B) Base Rate Loans shall only be available in Dollars and shall not be available to the European Borrower, (iii) may be repaid and reborrowed in accordance with the provisions hereof, (iv) shall not exceed for any such Lender at any time outstanding that aggregate principal amount which, when added to the product of (x) such Lender’s RL Percentage and (y) the sum of (I) the aggregate amount of all Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans) at such time and (II) the aggregate principal amount of all Swingline Loans (exclusive of Swingline Loans which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans) then outstanding, equals the Revolving Loan Commitment of such Lender at such time and (v) shall not exceed in the aggregate in respect of all such Revolving Loans incurred by the European Borrower, when added to the aggregate amount of all Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Revolving Loans) in respect of Letters of Credit issued for the account of the European Borrower, the European Sublimit.

(c) Subject to and upon the terms and conditions set forth herein, the Swingline Lender agrees to make, at any time and from time to time on or after the Closing Date and prior to the Swingline Expiry Date, a revolving loan or revolving loans (each, a “Swingline Loan” and, collectively, the “Swingline Loans”) to the U.S. Borrower, which Swingline Loans (i) shall be incurred and maintained as Base Rate Loans, (ii) shall be denominated in Dollars, (iii) may be repaid and reborrowed in accordance with the provisions hereof, (iv) shall not exceed an aggregate principal amount at any time outstanding, when combined with the aggregate principal amount of all Revolving Loans then outstanding and the aggregate amount of all Letter of Credit Outstandings at such time, an amount equal to the Total Revolving Loan Commitment at such time, and (v) shall not exceed in aggregate principal amount at any time outstanding the Maximum Swingline Amount. Notwithstanding anything to the contrary contained in this Section 2.1(c), (i) the Swingline Lender shall not be obligated to make any Swingline Loans at a time when a Lender Default exists with respect to a Revolving Lender unless the Swingline Lender has entered into arrangements satisfactory to it and the U.S. Borrower to eliminate the Swingline Lender’s risk with respect to each Defaulting Lender’s participation in such Swingline Loans (which arrangements are hereby consented to by the Lenders), including by Collateralizing such Defaulting Lender’s RL Percentage of the outstanding Swingline Loans (such arrangements, the “Swingline Back-Stop Arrangements”), and (ii) the Swingline Lender shall not make any Swingline Loan after it has received written notice from the U.S. Borrower, any other Loan Party or the Required Lenders stating that a Default or an Event of Default exists and is continuing until such time as the Swingline Lender shall have received written notice (A) of rescission of all such notices from the party or parties originally delivering such notice or notices or (B) of the waiver of such Default or Event of Default by the Required Lenders.

(d) On any Business Day, the Swingline Lender may, in its sole discretion, give notice to the Revolving Lenders that the Swingline Lender’s outstanding Swingline Loans shall be funded with one or more Borrowings of Revolving Loans (provided that such notice shall be deemed to have been automatically given upon the occurrence of a Default or an Event of Default under Section 11.1(f) or upon the exercise of any of the remedies provided in Section 11), in which case one or more Borrowings of Revolving Loans constituting Base Rate Loans (each such Borrowing, a “Mandatory Borrowing”) shall be made on the immediately succeeding Business Day by all Revolving Lenders pro rata based on each such Revolving Lender’s RL Percentage and the proceeds thereof shall be applied directly by the Swingline Lender to repay the Swingline Lender for such outstanding Swingline Loans. Each Revolving Lender hereby irrevocably agrees to make Revolving Loans upon one Business Day’s notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified in writing by the Swingline Lender notwithstanding (i) the amount of the Mandatory Borrowing may not comply with the Minimum Borrowing Amount otherwise required hereunder, (ii) whether any conditions specified in Section 7 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) the date of such Mandatory Borrowing, and (v) the amount of the Total Revolving Loan Commitment at such time. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to the U.S. Borrower), then each Revolving Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the U.S. Borrower on or after such date and prior to such purchase) from the Swingline Lender such participations in the outstanding Swingline Loans as shall be necessary to cause the Revolving Lenders to share in such Swingline Loans ratably based upon their respective RL Percentages (determined before giving effect to any termination of the Revolving Loan Commitments pursuant to Section 11), provided that (x) all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which the respective participation is required to be purchased and, to the extent attributable to the purchased participation, shall be payable to the participant from and after such date and (y) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing Revolving Lender shall be required to pay the Swingline Lender interest on the principal amount of the participation purchased for each day from and including the day upon which the Mandatory Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the overnight Federal Funds Rate for the first three days and at the interest rate otherwise applicable to Revolving Loans maintained as Base Rate Loans hereunder for each day thereafter.

2.2 Minimum Amount of Each Borrowing. The aggregate principal amount of each Borrowing of Loans under a respective Tranche shall not be less than the Minimum Borrowing Amount applicable to such Tranche. More than one Borrowing may occur on the same date, but at no time shall there be outstanding more than 10 Borrowings of Fixed Rate Loans in the aggregate for all Tranches of Loans.

2.3 Notice of Borrowing. (a) Whenever any Borrower desires to incur (x) Fixed Rate Loans hereunder, such Borrower shall give the Administrative Agent at the Notice Office at least three Business Days’ prior notice of each Fixed Rate Loan to be incurred hereunder and (y) Base Rate Loans hereunder (excluding Swingline Loans and Revolving Loans made pursuant to a Mandatory Borrowing), such Borrower shall give the Administrative Agent at the Notice Office notice of each Base Rate Loan to be incurred hereunder on the date of such Borrowing, provided that (in each case) any such notice shall be deemed to have been given on a certain day only if given before 1:00 P.M. (New York City time) on such day (Noon (New York City time) in the case of a Base Rate Loan). Each such notice (each, a “Notice of Borrowing”), except as otherwise expressly provided in Section 2.11, shall be irrevocable and shall be in writing, or by telephone promptly confirmed in writing, in the form of Exhibit F, appropriately completed to specify: (i) the aggregate principal amount of the Loans to be incurred pursuant to such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) whether the Loans being incurred pursuant to such Borrowing shall constitute Term Loans or Revolving Loans, (iv) in the case of Revolving Loans, whether such Revolving Loans will be denominated in Dollars or an Alternate Currency (and if an Alternate Currency, which Alternate Currency), (v) whether any Dollar Denominated Loans being incurred pursuant to such Borrowing are to be initially maintained as Base Rate Loans or, to the extent permitted hereunder, LIBOR Loans and, if LIBOR Loans, the initial Interest Period to be applicable thereto and (vi) in the case of Alternate Currency Loans, the initial Interest Period to be applicable thereto. The Administrative Agent shall promptly give each Lender which is required to make Loans of the Tranche specified in the respective Notice of Borrowing, notice of such proposed Borrowing, of such Lender’s proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.

(b) (i) Whenever the U.S. Borrower desires to incur Swingline Loans hereunder, the U.S. Borrower shall give the Swingline Lender no later than 2:00 P.M. (New York City time) on the date that a Swingline Loan is to be incurred, written notice or telephonic notice promptly confirmed in writing of each Swingline Loan to be incurred hereunder. Each such notice shall be irrevocable and specify in each case (A) the date of Borrowing (which shall be a Business Day) and (B) the aggregate principal amount of the Swingline Loans to be incurred pursuant to such Borrowing.

(ii) Mandatory Borrowings shall be made upon the notice specified in Section 2.1(d), with the U.S. Borrower irrevocably agreeing, by its incurrence of any Swingline Loan, to the making of the Mandatory Borrowings as set forth in Section 2.1(d).

(c) Without in any way limiting the obligation of any Borrower to confirm in writing any telephonic notice of any Borrowing or prepayment of Loans, the Administrative Agent or the Swingline Lender, as the case may be, may act without liability upon the basis of telephonic notice of such Borrowing or prepayment, as the case may be, believed by the Administrative Agent or the Swingline Lender, as the case may be, in good faith to be from an Authorized Officer of such Borrower, prior to receipt of written confirmation. In each such case, the Borrowers hereby waive the right to dispute the Administrative Agent’s or the Swingline Lender’s record of the terms of such telephonic notice of such Borrowing or prepayment of Loans, as the case may be, absent manifest error.

2.4 Repayment of Loans.

(a) The principal amount of the Term Loans of each Term Lender shall be repaid (i) on each Quarterly Payment Date, commencing with the last Business Day of October 2011, in an amount equal to 0.25% of the aggregate principal amount of the Term Loans incurred on the Closing Date and (ii) on the Term Loan Maturity Date, in an amount equal to the aggregate principal amount outstanding on such date, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

(b) To the extent not previously paid, each Incremental Term Loan shall be due and payable on the Incremental Term Loan Maturity Date applicable to such Incremental Term Loan.

(c) Each Borrower shall repay all of its outstanding Revolving Loans on the Revolving Loan Maturity Date, together with accrued and unpaid interest on the Revolving Loans, to but excluding the date of payment. The U.S. Borrower shall repay all outstanding Swingline Loans on the Swingline Expiry Date, together with accrued and unpaid interest on the Swingline Loans, to but excluding the date of payment.

2.5 Disbursement of Funds. No later than 2:00 P.M. (New York City time) on the date specified in each Notice of Borrowing (or (x) in the case of Swingline Loans, no later than 4:00 P.M. (New York City time) on the date specified pursuant to Section 2.3(b)(i) or (y) in the case of Mandatory Borrowings, no later than 2:00 P.M. (New York City time) on the date specified in Section 2.1(d)), each Lender with a Commitment of the respective Tranche will make available its pro rata portion (determined in accordance with Section 2.8) of each such Borrowing requested to be made on such date (or in the case of Swingline Loans, the Swingline Lender will make available the full amount thereof). All such amounts will be made available in Dollars or an Alternate Currency, as applicable, and in immediately available funds at the Payment Office, and the Administrative Agent will, except in the case of Revolving Loans made pursuant to a Mandatory Borrowing, make available to the applicable Borrower at the Payment Office, or to such other account as such Borrower may specify in writing prior to the Closing Date, the aggregate of the amounts so made available by the Lenders; provided that, if, on the date of a Borrowing of Revolving Loans (other than a Mandatory Borrowing), there are Unpaid Drawings or Swingline Loans then outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such Unpaid Drawings with respect to Letters of Credit, second, to the payment in full of any such Swingline Loans, and third, to the applicable Borrower as otherwise provided above. Unless the Administrative Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of any Borrowing to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the applicable Borrower and such Borrower shall promptly pay such corresponding amount to the Administrative Agent. The Administrative Agent also shall be entitled to recover on demand from such Lender or such Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to such Borrower until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if recovered from such Lender, the overnight Federal Funds Rate for the first three days and at the interest rate otherwise applicable to such Loans for each day thereafter (or, in the case of Canadian Dollar Denominated Loans, Sterling Denominated Loans, Euro Denominated Loans, or any other Alternate Currency Loans, the cost to the Administrative Agent of acquiring overnight funds in Canadian Dollars, Pounds Sterling, Euros or such other Alternate Currency, as the case may be) and (ii) if recovered from any Borrower, the rate of interest applicable to the respective Borrowing, as determined pursuant to Section 2.9. Nothing in this Section 2.5 shall be deemed to relieve any Lender from its obligation to make Loans hereunder or to prejudice any rights which any Borrower may have against any Lender as a result of any failure by such Lender to make Loans hereunder.

2.6 Notes. (a) Each Borrower’s obligation to pay the principal of, and interest on, the Loans made by each Lender shall be evidenced in the Register maintained by the Administrative Agent pursuant to Section 13.15 and shall, if requested by such Lender, also be evidenced (i) in the case of Term Loans, by a promissory note duly executed and delivered by the U.S. Borrower substantially in the form of Exhibit G, with blanks appropriately completed in conformity herewith (each, a “Term Note” and, collectively, the “Term Notes”), (ii) in the case of Revolving Loans, by a promissory note duly executed and delivered by the Borrowers substantially in the form of Exhibit H, with blanks appropriately completed in conformity herewith (each, a “Revolving Note” and, collectively, the “Revolving Notes”), and (iii) in the case of Swingline Loans, by a promissory note duly executed and delivered by the U.S. Borrower substantially in the form of Exhibit I, with blanks appropriately completed in conformity herewith (the “Swingline Note”).

(b) Each Lender will note on its internal records the amount of each Loan made by it and each payment in respect thereof and prior to any transfer of any of its Notes will endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation or any error in such notation shall not affect any Borrower’s obligations in respect of such Loans.

(c) Notwithstanding anything to the contrary contained above in this Section 2.6 or elsewhere in this Agreement, Notes shall only be delivered to Lenders which at any time specifically request the delivery of such Notes. No failure of any Lender to request or obtain a Note evidencing its Loans to any Borrower shall affect or in any manner impair the obligations of any Borrower to pay the Loans (and all related Obligations) incurred by such Borrower which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to the various Loan Documents. Any Lender which does not have a Note evidencing its outstanding Loans shall in no event be required to make the notations otherwise described in preceding clause (b). At any time when any Lender requests the delivery of a Note to evidence any of its Loans, the applicable Borrower shall promptly execute and deliver to the respective Lender the requested Note in the appropriate amount or amounts to evidence such Loans.

2.7 Conversions. The U.S. Borrower shall have the option to convert, on any Business Day, all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of Dollar Denominated Loans (other than Swingline Loans which may not be converted pursuant to this Section 2.7) made pursuant to one or more Borrowings (so long as of the same Tranche) of one or more Types of Loans into a Borrowing (of the same Tranche) of another Type of Loan, provided that, (i) except as otherwise provided in Section 2.11(b), LIBOR Loans may be converted into Base Rate Loans only on the last day of an Interest Period applicable to the Loans being converted and no such partial conversion of LIBOR Loans shall reduce the outstanding principal amount of such LIBOR Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount applicable thereto, (ii) unless the Required Lenders otherwise agree, Base Rate Loans may only be converted into LIBOR Loans if no Default or Event of Default is in existence on the date of the conversion and (iii) no conversion pursuant to this Section 2.7 shall result in a greater number of Borrowings of Fixed Rate Loans than is permitted under Section 2.2. Each such conversion shall be effected by the U.S. Borrower by giving the Administrative Agent at the Notice Office prior to 1:00 P.M. (New York City time) (Noon (New York City time) in the case of clause (y) below) at least (x) in the case of conversions of Base Rate Loans into LIBOR Loans, three Business Days’ prior notice and (y) in the case of conversions of LIBOR Loans into Base Rate Loans, notice on the date of such conversion (each, a “Notice of Conversion/Continuation”), in each case in the form of Exhibit J, appropriately completed to specify the Loans to be so converted, the Borrowing or Borrowings pursuant to which such Loans were incurred and, if to be converted into LIBOR Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each Lender prompt notice of any such proposed conversion affecting any of its Dollar Denominated Loans.

2.8 Pro Rata Borrowings. All Borrowings of Term Loans and Revolving Loans under this Agreement shall be incurred from the Lenders pro rata on the basis of their Term Loan Commitments or Revolving Loan Commitments, as the case may be, provided that all Mandatory Borrowings shall be incurred from the Revolving Lenders pro rata on the basis of their RL Percentages. It is understood that no Lender shall be responsible for any default by any other Lender of its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.

2.9 Interest. (a) Each Borrower agrees to pay interest in respect of the unpaid principal amount of each Dollar Denominated Loan maintained as a Base Rate Loan from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Base Rate Loan to a LIBOR Loan pursuant to Section 2.7 or 2.10, as applicable, at a rate per annum which shall be equal to the sum of the relevant Applicable Margin plus the Base Rate, each as in effect from time to time.

(b) Each Borrower agrees to pay interest in respect of the unpaid principal amount of each Dollar Denominated Loan maintained as a LIBOR Loan from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such LIBOR Loan to a Base Rate Loan pursuant to Section 2.7, 2.10 or 2.11, as applicable, at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the relevant Applicable Margin as in effect from time to time during such Interest Period plus the LIBOR Rate for such Interest Period.

(c) Each Borrower hereby agrees to pay interest in respect of the unpaid principal amount of each Alternate Currency Loan made to it from the date of Borrowing thereof until the maturity thereof (whether by acceleration, prepayment or otherwise) at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the relevant Applicable Margin as in effect from time to time plus the applicable Fixed Rate for such Interest Period plus any Mandatory Costs (if applicable).

(d) Overdue principal shall bear interest at a rate per annum equal to the rate which is 2% in excess of the rate then borne by such Loans. All other overdue amounts (including, to the extent permitted by law, overdue interest) payable hereunder and under any other Loan Document shall bear interest at a rate per annum equal to the rate which is 2% in excess of the rate applicable to Dollar Denominated Revolving Loans that are maintained as Base Rate Loans from time to time. Interest that accrues under this Section 2.9(d) shall be payable on demand.

(e) Accrued (and theretofore unpaid) interest shall be payable (i) in respect of each Base Rate Loan, (x) quarterly in arrears on each Quarterly Payment Date, (y) on the date of any repayment or prepayment in full of all outstanding Base Rate Loans of any Tranche, and (z) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand, and (ii) in respect of each Fixed Rate Loan, (x) on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three month intervals after the first day of such Interest Period, and (y) on the date of any repayment or prepayment (on the amount repaid or prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

(f) Upon each Interest Determination Date, the Administrative Agent shall determine the Fixed Rate for each Interest Period applicable to the respective Fixed Rate Loans and shall promptly notify the applicable Borrower and the Lenders thereof. Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

2.10 Interest Periods. At the time any Borrower gives any Notice of Borrowing or Notice of Conversion/Continuation in respect of the making of, or conversion into, any Fixed Rate Loan (in the case of the initial Interest Period applicable thereto) or prior to 1:00 P.M. (New York City time) on the third Business Day prior to the expiration of an Interest Period applicable to such Fixed Rate Loan (in the case of any subsequent Interest Period), the applicable Borrower shall have the right to elect the interest period (each, an “Interest Period”) applicable to such Fixed Rate Loan, which Interest Period shall, at the option of such Borrower, be a one, two, three, six or, to the extent approved by each Lender with Loans and/or Commitments under the relevant Tranche, nine or twelve month period or any shorter period, provided that (in each case):

(A) all Fixed Rate Loans comprising a Borrowing shall at all times have the same Interest Period;

(B) the initial Interest Period for any Fixed Rate Loan shall commence on the date of Borrowing of such Fixed Rate Loan (including, in the case of a LIBOR Loan, the date of any conversion thereto from a Base Rate Loan) and each Interest Period occurring thereafter in respect of such Fixed Rate Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires;

(C) if any Interest Period for a Fixed Rate Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

(D) if any Interest Period for a Fixed Rate Loan would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period for a Fixed Rate Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(E) no Interest Period in respect of any Borrowing of any Tranche of Loans shall be selected which extends beyond the Maturity Date for such Tranche of Loans; and

(F) no Interest Period in respect of any Borrowing of Term Loans shall be selected which extends beyond any date upon which a mandatory repayment of such Term Loans will be required to be made under Section 2.4(a), if the aggregate principal amount of such Term Loans which have Interest Periods which will expire after such date will be in excess of the aggregate principal amount of such Term Loans, as the case may be, then outstanding less the aggregate amount of such required repayment.

If by 1:00 P.M. (New York City time) on the third Business Day prior to the expiration of any Interest Period applicable to a Borrowing of Fixed Rate Loans, the applicable Borrower has failed to elect, or is not permitted to elect, a new Interest Period to be applicable to such Fixed Rate Loans as provided above, such Borrower shall be deemed to have elected (x) if LIBOR Loans, to convert such LIBOR Loans into Base Rate Loans and (y) if Alternate Currency Loans, to select a one-month Interest Period for such Alternate Currency Loans, in each case effective as of the expiration date of such current Interest Period.

2.11 Increased Costs, Illegality, etc. (a) In the event that any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clause (A) below, may be made only by the Administrative Agent):

(A) on any Interest Determination Date that, by reason of any changes arising after the Closing Date affecting the applicable interbank market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of the relevant Fixed Rate; or

(B) at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Fixed Rate Loan because of (x) any change since the Closing Date in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, such as, but not limited to, a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the LIBOR Rate or a change in the basis of taxation with respect to payments to a Lender of principal of or interest on the Loans or any other amounts payable hereunder and/or (y) other circumstances arising since the Closing Date affecting such Lender, the interbank market or the position of such Lender in such market (including that the Fixed Rate with respect to such Fixed Rate Loan does not adequately and fairly reflect the cost to such Lender of funding such Fixed Rate Loan); or

(C) at any time, that the making or continuance of any Fixed Rate Loan has been made (x) unlawful by any law or governmental rule, regulation or order, (y) impossible by compliance by any Lender in good faith with any governmental request (whether or not having force of law) or (z) impracticable as a result of a contingency occurring after the Closing Date which materially and adversely affects the applicable interbank market; or

(D) at any time that the respective Alternate Currency is not available in sufficient amounts to fund any Borrowing of such Alternate Currency Loans requested pursuant to Section 2.1;

then, and in any such event, such Lender (or the Administrative Agent, in the case of clause (A) or (D) above) shall promptly give notice (by telephone promptly confirmed in writing) to the U.S. Borrower and, except in the case of clauses (A) and (D) above, to the Administrative Agent of such determination

(which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (w) in the case of clause (A) above, (i) in the event LIBOR Loans are so affected, LIBOR Loans shall no longer be available until such time as the Administrative Agent notifies the U.S. Borrower and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Conversion/Continuation given by the U.S. Borrower with respect to LIBOR Loans which have not yet been incurred (including by way of conversion) shall be deemed rescinded by the U.S. Borrower and (ii) in the event that any Alternate Currency Loans are so affected, the relevant Fixed Rate shall be determined on the basis provided in the proviso to the definition of the relevant Fixed Rate, (x) in the case of clause (B) above, the U.S. Borrower agrees to pay to such Lender, upon such Lender’s written request therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender shall determine after consultation with the U.S. Borrower) as shall be required to compensate such Lender for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the U.S. Borrower by such Lender shall, absent manifest error, be final and conclusive and binding on all the parties hereto), (y) in the case of clause (C) above, the respective Borrower shall take one of the actions specified in Section 2.11(b) as promptly as possible and, in any event, within the time period required by law and (z) in the case of clause (D) above, Alternate Currency Loans (exclusive of any such Alternate Currency Loans which have theretofore been funded) shall no longer be available until such time as the Administrative Agent notifies the respective Borrower or Borrowers and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing given by the respective Borrower or Borrowers with respect to such Alternate Currency Loans which have not been incurred shall be deemed rescinded by such Borrower or Borrowers.

(b) At any time that any Fixed Rate Loan is affected by the circumstances described in Section 2.11(a)(B), each Borrower may, and in the case of a Fixed Rate Loan affected by the circumstances described in Section 2.11(a)(C), each Borrower shall, either (x) if the affected Fixed Rate Loan is then being made initially or pursuant to a conversion, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed in writing) on the same date that such Borrower was notified by the affected Lender or the Administrative Agent pursuant to Section 2.11(a)(B) or (C) or (y) if the affected Fixed Rate Loan is then outstanding, upon at least three Business Days’ written notice to the Administrative Agent, (i) in the case of a LIBOR Loan, require the affected Lender to convert such LIBOR Loan into a Base Rate Loan and (ii) in the case of any Fixed Rate Loan (other than a LIBOR Loan), repay all outstanding Borrowings which include such affected Fixed Rate Loans in full in accordance with the applicable requirements of Section 5.1; provided that, (A) if the circumstances described in Section 2.11(a)(C) apply to any Alternate Currency Loan, the U.S. Borrower or the European Borrower, as the case may be, may, in lieu of taking the actions described above, maintain such Alternate Currency Loan outstanding, in which case the applicable Fixed Rate shall be determined on the basis provided in the proviso to the definition of the relevant Fixed Rate, unless the maintenance of such Alternate Currency Loan outstanding on such basis would not stop the conditions described in Section 2.11(a)(C) from existing (in which case the actions described above, without giving effect to the proviso, shall be required to be taken) and (B) if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 2.11(b).

(c) If any Lender determines that after the Closing Date the introduction of or any change in any applicable law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) concerning capital adequacy, or any change in interpretation or administration thereof by the NAIC or any Governmental Authority, central bank or comparable agency, will have the effect of increasing the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender based on the existence of such Lender’s Commitments hereunder or its obligations hereunder, then the U.S. Borrower agrees to pay to such Lender, upon its written demand therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital. In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable, provided that such Lender’s determination of compensation owing under this Section 2.11(c) shall, absent manifest error, be final and conclusive and binding on all the parties hereto. Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 2.11(c), will give prompt written notice thereof to the U.S. Borrower, which notice shall show in reasonable detail the basis for calculation of such additional amounts, although the failure to give any such notice shall not release or diminish a Borrower’s obligations to pay additional amounts pursuant to this Section 2.11(c) upon the subsequent receipt of such notice. For the avoidance of doubt, nothing in this Section 2.11(c) shall require a Borrower to pay to any Lender any amount for which such Lender is compensated by way of payment of Mandatory Costs.

(d) In the event that any Lender shall in good faith determine (which determination shall, absent manifest error, be final and conclusive and binding on all parties hereto) at any time that such Lender is required to maintain reserves (including, without limitation, any marginal, emergency, supplemental, special or other reserves required by applicable law) which have been established by any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body with jurisdiction over such Lender (including any branch, Affiliate or funding office thereof) in respect of any Alternate Currency Loans or any category of liabilities which includes deposits by reference to which the interest rate on any Alternate Currency Loan is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Lender to non-United States residents, then, unless such reserves are included in the calculation of the interest rate applicable to such Alternate Currency Loans or in Section 2.11(a)(B), such Lender shall promptly notify the U.S. Borrower and/or the European Borrower in writing specifying the additional amounts required to indemnify such Lender against the actual cost of maintaining such reserves (such written notice to provide in reasonable detail a computation of such additional amounts) and the U.S. Borrower (in the case of Loans owing by it and, in each case, denominated in an Alternate Currency) shall pay, and the European Borrower (in the case of Loans owing by it and, in each case, denominated in an Alternate Currency) shall pay, to such Lender such specified amounts as additional interest at the time that the U.S. Borrower or the European Borrower is otherwise required to pay interest in respect of such Alternate Currency Loan or, if later, on written demand therefor by such Lender.

(e) Notwithstanding anything in this Agreement to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, shall be deemed to be a change after the Closing Date in a requirement of law or government rule, regulation or order, regardless of the date enacted, adopted, issued or implemented (including for purposes of this Section 2.11 and Section 3.6).

(f) For the avoidance of doubt, this Section 2.11 shall not apply to any Excluded Taxes, or to any Indemnified Taxes, which are otherwise provided for in Section 5.5.

2.12 Compensation. Each Borrower severally agrees to compensate each Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting such compensation), for all losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its Fixed Rate Loans but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of, or conversion from or into, Fixed Rate Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn by such Borrower or deemed withdrawn pursuant to Section 2.11(a)); (ii) if any prepayment or repayment (including any prepayment or repayment made pursuant to Section 5.1, Section 5.2 or as a result of an acceleration of the Loans pursuant to Section 11) or conversion of any of its Fixed Rate Loans occurs on a date which is not the last day of an Interest Period with respect thereto; (iii) if any prepayment of any of its Fixed Rate Loans is not made on any date specified in a notice of prepayment given by such Borrower; or (iv) as a consequence of (x) any other default by such Borrower to repay Fixed Rate Loans when required by the terms of this Agreement or any Note held by such Lender or (y) any election made pursuant to Section 2.11(b).

2.13 Change of Lending Office. Each Lender agrees that on the occurrence of any event giving rise to the operation of Section 2.11(a)(B) or (C), Section 2.11(c), Section 3.6 or Section 5.5 with respect to such Lender, it will, if requested by the U.S. Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans or Letters of Credit affected by such event, provided that such designation is made on such terms that such Lender and its lending office suffer no legal, regulatory or unreimbursed economic disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section 2.13 shall affect or postpone any of the obligations of any Borrower or the right of any Lender provided in Sections 2.11, 3.6 and 5.5.

2.14 Replacement of Lenders. (x) If any Lender becomes a Defaulting Lender, (y) upon the occurrence of any event giving rise to the operation of Section 2.11(a)(B) or (C), Section 2.11(c), Section 3.6 or Section 5.5 with respect to any Lender which results in any Borrower being required to pay additional amounts to such Lender or such Lender charging to any Borrower increased costs in excess of those being generally charged by the other Lenders or (z) in the case of a refusal by a Lender to consent to a proposed change, waiver, discharge or termination with respect to this Agreement which has been approved by the Required Lenders as (and to the extent) provided in Section 13.12(a), the U.S. Borrower shall have the right, in accordance with Section 13.4, if no Default or Event of Default then exists or would exist after giving effect to such replacement, to replace such Lender (the “Replaced Lender”) with one or more other Eligible Assignees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) and each of which shall be reasonably acceptable to the Administrative Agent or, in the case of a replacement as provided in Section 13.12 where the consent of the respective Lender is required with respect to less than all Tranches of its Loans or Commitments, to replace the Commitments and/or outstanding Loans of such Lender in respect of each Tranche where the consent of such Lender would otherwise be individually required, with identical Commitments and/or Loans of the respective Tranche provided by the Replacement Lender; provided that:

(i) at the time of any replacement pursuant to this Section 2.14, the Replacement Lender shall enter into one or more Assignment and Assumptions pursuant to Section 13.4 (and with all fees payable pursuant to said Section 13.4 to be paid by the Replacement Lender and/or the Replaced Lender (as may be agreed to at such time by and among the U.S. Borrower, the Replacement Lender and the Replaced Lender)) pursuant to which the Replacement Lender shall acquire all of the Commitments and outstanding Loans (or, in the case of the replacement of only (a) the Revolving Loan Commitment, the Revolving Loan Commitment and outstanding Revolving Loans and participations in Letter of Credit Outstandings and/or (b) the outstanding Term Loans of any Tranche, the outstanding Term Loans of the respective Tranche or Tranches with respect to which such Lender is being replaced) of, and in each case (except for the replacement of only the outstanding Term Loans of any or all Tranches of Term Loans of the respective Lender) all participations in Letters of Credit by, the Replaced Lender and, in connection therewith, shall pay to (x) the Replaced Lender in respect thereof an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the respective Replaced Lender under each Tranche with respect to which such Replaced Lender is being replaced, (B) an amount equal to all Unpaid Drawings (unless there are no Unpaid Drawings with respect to the Tranche being replaced) that have been funded by (and not reimbursed to) such Replaced Lender, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Lender (but only with respect to the relevant Tranche, in the case of the replacement of less than all Tranches of Loans then held by the respective Replaced Lender) pursuant to Section 4.1, (y) except in the case of the replacement of only the outstanding Term Loans of one or more Tranches of a Replaced Lender, each Issuing Lender an amount equal to such Replaced Lender’s RL Percentage of any Unpaid Drawing relating to Letters of Credit issued by such Issuing Lender (which at such time remains an Unpaid Drawing) to the extent such amount was not theretofore funded by such Replaced Lender and (z) in the case of any replacement of Revolving Loan Commitments, the Swingline Lender an amount equal to such Replaced Lender’s RL Percentage of any Mandatory Borrowing to the extent such amount was not theretofore funded by such Replaced Lender to the Swingline Lender; and

(ii) all obligations of any Borrower then owing to the Replaced Lender (other than those (a) specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid, but including all amounts, if any, owing under Section 2.12 or (b) relating to any Tranche of Loans and/or Commitments of the respective Replaced Lender which will remain outstanding after giving effect to the respective replacement) shall be paid in full to such Replaced Lender concurrently with such replacement.

Upon receipt by the Replaced Lender of all amounts required to be paid to it pursuant to this Section 2.14, the Administrative Agent shall be entitled (but not obligated) and is authorized (which authorization is coupled with an interest) to execute an Assignment and Assumption on behalf of such Replaced Lender, and any such Assignment and Assumption so executed by the Administrative Agent and the Replacement Lender shall be effective for purposes of this Section 2.14 and Section 13.4. Upon the execution of the respective Assignment and Assumption, the payment of amounts referred to in clauses (i) and (ii) above, recordation of the assignment on the Register by the Administrative Agent pursuant to Section 13.15 and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the applicable Borrower, (x) the Replacement Lender shall become a Lender hereunder and, unless the respective Replaced Lender continues to have outstanding Term Loans and/or a Revolving Loan Commitment hereunder, the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.11, 2.12, 3.6, 5.5, 12.6, 13.1 and 13.6), which shall survive as to such Replaced Lender and (y) except in the case of the replacement of only outstanding Term Loans pursuant to this Section 2.14, the RL Percentages of the Lenders shall be automatically adjusted at such time to give effect to such replacement.

2.15 Incremental Credit Extensions. (a) Either Borrower may at any time or from time to time after the Closing Date, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a copy to each of the Lenders), (i) request one or more additional tranches of term loans (the commitments thereof, the “Incremental Term Loan Commitment”, the loans thereunder, the “Incremental Term Loans” and a Lender making such loans, an “Incremental Term Lender”) or (ii) request one or more increases in the amount of the Revolving Loan Commitments (each such increase, a

“Revolving Loan Commitment Increase”), provided that (w) both at the time of any such request and upon the effectiveness of any Incremental Amendment referred to below, no Default or Event of Default shall exist and at the time that any such Incremental Term Loan is made (and after giving effect thereto) no Default or Event of Default shall exist, (x) the U.S. Borrower shall be in compliance with the Total Leverage Covenant determined on a Pro Forma Basis as of the end of the most recently completed fiscal quarter for which the financial statements and certificates required by Section 8.1(a) or (b), as the case may be, have been delivered, in each case, as if such Incremental Term Loans or Revolving Loan Commitment Increases, as applicable, had been outstanding and fully borrowed throughout such period (whether or not a Compliance Date occurred on the last day of such most recently completed fiscal quarter); provided, that for purposes of determining compliance with the Total Leverage Covenant under this clause (x), the Net Cash Proceeds actually received by any Loan Party in respect of such Incremental Facility shall not be included as cash or Cash Equivalents for purposes of clause (ii) of the definition of “Total Leverage Ratio”, (y) the aggregate amount of Incremental Term Loans or Revolving Loan Commitment Increases incurred at any time shall not exceed the Maximum Incremental Facilities Amount as in effect at such time and (z) Incremental Term Loans may be denominated in Dollars or Euros, and Revolving Loan Commitment Increases shall be denominated in Dollars (it being understood that any such Revolving Loan Commitment Increase may be utilized in Available Currencies as and to the extent provided herein).

(b) The Incremental Term Loans (a) shall rank pari passu in right of payment and pari passu or junior (on a second lien, subordinated basis to the Obligations) in right of security with the Revolving Loans and the Term Loans (and if such Incremental Term Loans have rights to share in the Collateral on a second lien, subordinated basis to, the Obligations, then (x) the Administrative Agent and the existing Lenders and Additional Lenders providing such Incremental Term Loans, or an appointed agent or other representative on their behalf, shall enter into an Intercreditor Agreement and (y) at the request of the Administrative Agent, such Incremental Term Loans may be documented in a separate credit agreement rather than pursuant to an amendment to this Agreement); provided, that the European Borrower may incur Incremental Term Loans and/or Revolving Loan Commitment Increases, which in respect of an amount not to exceed $125,000,000 (or for this purpose, using the Dollar Equivalent of all amounts expressed in Euros), may have the benefit of guarantees of Foreign Subsidiaries and may be secured by foreign collateral that does not secure the Obligations, (b) shall not mature earlier than the Latest Maturity Date and shall have a Weighted Average Life to Maturity no shorter than the Weighted Average Life to Maturity of the Term Loans (except by virtue of amortization of or prepayment of the Term Loans prior to such date of determination), and (c) except as set forth above, shall be treated substantially the same as the Term Loans; provided that the interest rates and amortization schedule (subject to clause (b) above) applicable to the Incremental Term Loans shall be determined by the applicable Borrower and the lenders thereof; provided, further, that, only with respect to Incremental Term Loans ranking pari passu in right of security with the Revolving Loans and the Term Loans made on the Closing Date, if the Applicable Margin above the applicable Fixed Rate in respect of the Incremental Term Loans exceeds the Applicable Margin above the applicable Fixed Rate in respect of the Term Loans by more than 0.50%, the Applicable Margin above the applicable Fixed Rate in respect of the Term Loans shall be adjusted to be equal to the Applicable Margin above the applicable Fixed Rate in respect of the Incremental Term Loans minus 0.50%, effective upon the making of the Incremental Term Loans; provided further that in determining the Applicable Margin, (x) original issue discount or upfront fees (which shall be deemed to constitute a like amount of original issue discount) paid by the respective Borrower to the Incremental Term Lenders under the Incremental Term Loans and the Term Loans in the initial primary syndication thereof shall be included and equated to interest rate (with original issue discount being equated to interest based on an assumed four-year life to maturity) and (y) any amendments to the Applicable Margin in respect of the Term Loans that become effective subsequent to the Closing Date but prior to the time of such Incremental Term Loans are borrowed shall also be included in such calculations; provided further that if the Fixed Rate in respect of the Incremental Term Loans includes a floor greater than the floor applicable to the Term Loans, such excess amount shall be equated to interest margin for purposes of determining any increase to the Applicable Margin in respect of the Term Loans.

(c) Any Revolving Loan Commitment Increases shall be subject to the terms and conditions applicable to Revolving Loans in this Agreement and each other Loan Document; provided, that if the Applicable Margin above the applicable Fixed Rate in respect of a Revolving Loan Commitment Increase exceeds the Applicable Margin above the applicable Fixed Rate in respect of the Revolving Loans, the Applicable Margin above the applicable Fixed Rate in respect of the Revolving Loans shall be adjusted to be equal to the Applicable Margin above the applicable Fixed Rate in respect of the Revolving Loan Commitment Increase, effective upon the incurrence of the Revolving Loan Commitment Increases; provided further that in determining the Applicable Margin, (x) original issue discount or upfront fees (which shall be deemed to constitute a like amount of original issue discount) paid by the respective Borrower to the lenders of any Revolving Loan Commitment Increase and the Revolving Loans shall be included and equated to interest rate (with original issue discount being equated to interest based on an assumed four-year life to maturity) and (y) any amendments to the Applicable Margin in respect of the Revolving Loans that become effective subsequent to the Closing Date but prior to the time of such Revolving Loan Commitment Increase shall also be included in such calculations; provided further that if the Fixed Rate in respect of a Revolving Loan Commitment Increase includes a floor greater than the floor applicable to the Revolving Loans, such excess amount shall be equated to interest margin for purposes of determining any increase to the Applicable Margin in respect of the Revolving Loans.

(d) Each notice from any Borrower pursuant to this Section shall set forth the requested amount and proposed terms of the relevant Incremental Term Loans or Revolving Loan Commitment Increases. Except as provided above, all terms and documentation with respect to Incremental Term Loans which differ from those applicable to the Term Loans shall be reasonably satisfactory to the Administrative Agent.

(e) Incremental Term Loans may be made and Revolving Loan Commitment Increases may be provided, by any existing Lender or any Additional Lender (provided that no Lender shall be obligated to make a portion of any Incremental Term Loan or to provide a portion of any Revolving Loan Commitment Increase), in each case on terms permitted in this Section 2.15, provided that the Administrative Agent and, in respect any Revolving Loan Commitment Increases, the Issuing Lender and Swingline Lender shall have consented (not to be unreasonably withheld or delayed) to such Lender’s making such Incremental Term Loans or providing such Revolving Loan Commitment Increases if such consent would be required under Section 13.4 for an assignment of Loans or Revolving Loan Commitments, as applicable, to such Lender or Additional Lender. Commitments in respect of Incremental Term Loans and Revolving Loan Commitment Increases shall become Commitments (or in the case of a Revolving Loan Commitment Increase to be provided by an existing Revolving Lender, an increase in such Lender’s applicable Revolving Loan Commitment) under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by Holdings, the applicable Borrowers, each Lender agreeing to provide such Commitment, if any, each Additional Lender, if any, and the Administrative Agent. The Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the U.S. Borrower, to effect the provisions of this Section. The effectiveness of any Incremental Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Sections 7.2(a) through (c) (it being understood that all references to the date of such extension of credit or similar language in such Section 7.2(b) and (unless waived by the Additional Lender) Section 7.2(a) shall be deemed to refer to the effective date of such Incremental Amendment) and such other conditions as the parties thereto shall agree. The Borrowers will use the proceeds of the Incremental Term Loans and Revolving Loan Commitment Increases for any purpose not prohibited by this Agreement.

(f) Upon each increase in the Revolving Loan Commitments pursuant to this Section, each Revolving Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Revolving Loan Commitment Increase (each a “Revolving Loan Commitment Increase Lender”) in respect of such increase, and each such Revolving Loan Commitment Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Lender’s participations hereunder in outstanding Letters of Credit and Swingline Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (i) participations hereunder in Letters of Credit and (ii) participations hereunder in Swingline Loans held by each Revolving Lender (including each such Revolving Loan Commitment Increase Lender) will equal the percentage of the aggregate Revolving Loan Commitments of all Revolving Lenders represented by such Revolving Lender’s Revolving Loan Commitment and if, on the date of such increase, there are any Revolving Loans outstanding, such Revolving Loans shall on or prior to the effectiveness of such Revolving Loan Commitment Increase either be prepaid from the proceeds of additional Revolving Loans made hereunder or assigned to a Revolving Loan Commitment Increase Lender (in each case, reflecting such increase in Revolving Loan Commitments, such that Revolving Loans are held ratably in accordance with each Revolving Lender’s pro rata share, after giving effect to such increase), which prepayment or assignment shall be accompanied by accrued interest on the Revolving Loans being prepaid. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(g) This Section 2.15 shall supersede any provisions in Section 2.8 or 13.12 to the contrary.

2.16 Loan Modification Offers. (a) Each Borrower may on one or more occasions, by written notice to the Administrative Agent, make one or more offers (each, a “Loan Modification Offer”) to all the Lenders of one or more Classes on the same terms to each such Lender (each Class subject to such a Loan Modification Offer, a “Specified Class”) to make one or more Permitted Amendments pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to such Borrower; provided that (i) any such offer shall be made by such Borrower to all Lenders with Loans with a like maturity date (whether under one or more tranches) on a pro rata basis (based on the aggregate outstanding principal amount of the applicable Loans), (ii) no Event of Default shall have occurred and be continuing at the time of any such offer, (iii) any applicable Minimum Extension Condition shall be satisfied unless waived by such Borrower and (iv) in the case of any Permitted Amendment relating to the Revolving Loan Commitments, each Issuing Lender and the Swingline Lender shall have approved such Permitted Amendment. Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendment and (ii) the date on which such Permitted Amendment is requested to become effective (which shall not be less than 10 Business Days nor more than 30 Business Days after the date of such notice, unless otherwise agreed to by the Administrative Agent); provided that, notwithstanding anything to the contrary, (1) assignments and participations of Specified Classes shall be governed by the same or, at the Borrower’s discretion, more restrictive assignment and participation provisions applicable to Loans set forth in Section 13.4, and (2) no repayment of Specified Classes shall be permitted unless such repayment is accompanied by an at least pro rata repayment of all earlier maturing Loans (including previously extended Loans) (or all earlier maturing Loans (including previously extended Loans) shall otherwise be or have been terminated and repaid in full). Permitted Amendments shall become effective only with respect to the Loans and Commitments of the Lenders of the Specified Class that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loans and Commitments of such Specified Class as to which such Lender’s acceptance has been made. No Lender shall have any obligation to accept any Loan Modification Offer.

(b) A Permitted Amendment shall be effected pursuant to an amendment to this Agreement (a “Loan Modification Agreement”) executed and delivered by the applicable Borrower or Borrowers, each applicable Accepting Lender and the Administrative Agent. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement. No Loan Modification Agreement shall provide for any extension of a Specified Class in an aggregate principal amount that is less than (i) in the case of Revolving Loan Commitments, $10,000,000 and (ii) in the case of Term Loans, $75,000,000. Each Loan Modification Agreement may, without the consent of any Lender other than the applicable Accepting Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent and the applicable Borrower, to give effect to the provisions of this Section 2.16, including any amendments necessary to treat the applicable Loans and/or Commitments of the Accepting Lenders as a new “Class” of loans and/or commitments hereunder; provided, that no Loan Modification Agreement may provide for (i) any Specified Class to be secured by any Collateral or other assets of any U.S. Loan Party that does not also secure the Loans and (ii) so long as any Loans are outstanding, any mandatory or voluntary prepayment provisions that do not also apply to the Loans on a pro rata basis; provided, further, that in the case of any Loan Modification Offer relating to Revolving Loan Commitments or Revolving Loans, except as otherwise agreed to by each Issuing Lender, (i) the allocation of the participation exposure with respect to any then-existing or subsequently issued Letter of Credit as between the commitments of such new “Class” and the remaining Revolving Loan Commitments shall be made on a ratable basis as between the commitments of such new “Class” and the remaining Revolving Loan Commitments and (ii) the Revolving Loan Maturity Date may not be extended without the prior written consent of each Issuing Lender.

(c) Subject to Section 2.16(b), each Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Loan Modification Agreement that a minimum amount (to be determined and specified in the relevant Loan Modification Offer in such Borrower’s sole discretion and may be waived by such Borrower) of Loans of any or all applicable Classes be extended.

(d) This Section 2.16 shall supersede any provisions in Section 2.8 or 13.12 to the contrary.

2.17 Defaulting Lender. Notwithstanding any provision of this Agreement to the contrary, if any Revolving Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Revolving Lender is a Defaulting Lender:

(a) if any Swingline Loans are outstanding or any Letter of Credit Outstandings exist at the time when a Revolving Lender becomes a Defaulting Lender then:

(i) all or any part of the participating risk in such Swingline Loans and Letter of Credit Outstandings shall be reallocated among the Revolving Lenders that are Non-Defaulting Revolving Lenders in accordance with their respective RL Percentage but only to the extent (x)

the sum of all Revolving Lenders’ that are Non-Defaulting Revolving Lenders Revolving Extensions of Credit does not exceed the aggregate amount of all Non-Defaulting Revolving Lenders’ Revolving Loan Commitments, (y) immediately following the reallocation to a Revolving Lender that is a Non-Defaulting Lender, the Revolving Extensions of Credit of such Revolving Lender do not exceed its Revolving Loan Commitment at such time and (z) the conditions set forth in Section 7.2 are satisfied at such time;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the U.S. Borrower shall within one (1) Business Day following notice by the Administrative Agent (x) first, prepay such outstanding Swingline Loans and (y) second, Collateralize in a manner reasonably satisfactory to the applicable Issuing Lender such Defaulting Lender’s RL Percentage of all Letter of Credit Outstandings (after giving effect to any partial reallocation pursuant to clause (i) above) for so long as such Letter of Credit Outstandings exist;

(iii) the U.S. Borrower shall not be required to pay any Letter of Credit Fees to such Defaulting Lender pursuant to Section 4.1(b) with respect to such Defaulting Lender’s RL Percentage of Letter of Credit Outstandings;

(iv) if the participating risk in Letter of Credit Outstandings of the Non-Defaulting Lenders is reallocated pursuant to this Section 2.17(a), then the Letter of Credit Fees payable to the Revolving Lenders pursuant to Section 4.1(b) shall be adjusted in accordance with such Non-Defaulting Lenders’ RL Percentages; and

(v) if any Defaulting Lenders’ RL Percentage of Letter of Credit Outstandings is neither Collateralized nor reallocated pursuant to this Section 2.17(a), then, without prejudice to any rights or remedies of any Issuing Lender or any Revolving Lender hereunder, all Letter of Credit Fees payable under Section 4.1(b) with respect to such Defaulting Lender’s RL Percentage of Letter of Credit Outstandings shall be payable to each Issuing Lender until such portion of such Letter of Credit Outstandings is Collateralized and/or reallocated.

(b) Notwithstanding anything to the contrary contained in Section 2.1(c) or Section 3, so long as any Revolving Lender is a Defaulting Lender (i) the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Lender shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Revolving Loan Commitments of the Non-Defaulting Lenders and/or collateral has been provided by the U.S. Borrower in accordance with Section 2.17(a), and (ii) participating interests in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among Revolving Lenders that are Non-Defaulting Lenders in a manner consistent with Section 2.17(a) (and Defaulting Lenders shall not participate therein).

(c) In the event that the Administrative Agent, the U.S. Borrower, each Issuing Lender and the Swingline Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Revolving Lender to be a Defaulting Lender, then (i) the risk participations in Swingline Loans and Letter of Credit Outstandings of the Revolving Lenders shall be readjusted to reflect the inclusion of such Revolving Lender’s Revolving Loan Commitments and on such date such Revolving Lender shall purchase at par such of the Revolving Loans of the other Revolving Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Revolving Lender to hold such Revolving Loans in accordance with its RL Percentage and (ii) so long as no Event of Default then exists, all funds held as cash collateral pursuant to the Letter of Credit Back-Stop Arrangements shall thereafter be promptly returned to the respective Borrower. If the

Revolving Loan Commitments have been terminated, all other Obligations have been paid in full and no Letters of Credit are outstanding, then, so long as no Event of Default then exists, all funds held as cash collateral pursuant to the Letter of Credit Back-Stop Arrangements and the Swingline Back-Stop Arrangements shall thereafter be promptly returned to the respective Borrower.

SECTION 3. LETTERS OF CREDIT

3.1 Letters of Credit. (a) Subject to and upon the terms and conditions set forth herein, each Borrower may request that an Issuing Lender issue, at any time and from time to time on and after the Closing Date and prior to the 60th day prior to the Revolving Loan Maturity Date, for the account of the applicable Borrower and for the benefit of (x) any Person, an irrevocable standby letter of credit, in a form customarily used by such Issuing Lender or in such other form as is reasonably acceptable to such Issuing Lender, and (y) sellers of goods to the Borrowers or any of their respective Restricted Subsidiaries, an irrevocable trade letter of credit, in a form customarily used by such Issuing Lender or in such other form as has been approved by such Issuing Lender (each such letter of credit, a “Letter of Credit” and, collectively, the “Letters of Credit”). All Letters of Credit shall be denominated in Dollars or an Alternate Currency and shall be issued on a sight basis only.

(b) Subject to and upon the terms and conditions set forth herein, each Issuing Lender agrees that it will, at any time and from time to time on and after the Closing Date and prior to the 60th day prior to the Revolving Loan Maturity Date, following its receipt of the respective Letter of Credit Request, issue for account of the applicable Borrower, one or more Letters of Credit as are permitted to remain outstanding hereunder without giving rise to a Default or an Event of Default, provided that no Issuing Lender shall be under any obligation to issue any Letter of Credit of the types described above if at the time of such issuance:

(A) any order, judgment or decree of any Governmental Authority shall purport by its terms to enjoin or restrain such Issuing Lender from issuing such Letter of Credit or any requirement of law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect with respect to such Issuing Lender on the date hereof, or any unreimbursed loss, cost or expense which was not applicable or in effect with respect to such Issuing Lender as of the date hereof and which such Issuing Lender reasonably and in good faith deems material to it; or

(B) such Issuing Lender shall have received from either Borrower, any other Loan Party or the Required Lenders prior to the issuance of such Letter of Credit notice of the type described in the third sentence of Section 3.3(b).

3.2 Maximum Letter of Credit Outstandings; Final Maturities. Notwithstanding anything to the contrary contained in this Agreement, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid on the date of, and prior to the issuance of, the respective Letter of Credit) at such time would exceed either (x) $10,000,000 or (y) when added to the sum of (I) the aggregate principal amount of all Revolving Loans then outstanding and (II) the aggregate principal amount of all Swingline Loans then outstanding, an amount equal to the Total Revolving Loan Commitment at such time, (ii) no Letter of Credit shall be issued for the account of the European Borrower the Stated Amount of which, when added to (x) the Letter of Credit Outstandings in respect of Letters of Credit issued for the account of the European Borrower (exclusive of Unpaid Drawings which are repaid on the date of, and prior to the issuance of, the respective Letter of Credit) at such time and (y) the aggregate principal amount of Revolving Loans incurred by the European Borrower and then outstanding, shall exceed $25,000,000 and (iii) each Letter of Credit shall by its terms terminate (x) in the case of standby Letters of Credit, on or before the earlier of (A) the date which occurs 12 months after the date of the issuance thereof or such later date as may be acceptable to the Issuing Lender (although any such standby Letter of Credit may be extendible for successive periods of up to 12 months or such later date as may be acceptable to the Issuing Lender, but, in each case, not beyond the third Business Day prior to the Revolving Loan Maturity Date, on terms acceptable to the Issuing Lender) and (B) three Business Days prior to the Revolving Loan Maturity Date, and (y) in the case of trade Letters of Credit, on or before the earlier of (A) the date which occurs 180 days after the date of issuance thereof and (B) 30 days prior to the Revolving Loan Maturity Date, in each case except to the extent cash collateralized or backstopped pursuant to arrangements reasonably acceptable to the Issuing Lender.

3.3 Letter of Credit Requests; Minimum Stated Amount. (a) Whenever any Borrower desires that a Letter of Credit be issued for its account, such Borrower shall give the Administrative Agent and the respective Issuing Lender at least three Business Days’ (or such shorter period as is acceptable to such Issuing Lender) written notice thereof (including by way of facsimile or other electronic means, including pdf). Each notice shall be in the form of Exhibit K, appropriately completed (each, a “Letter of Credit Request”).

(b) The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the applicable Borrower to the Lenders that such Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.2. Unless the respective Issuing Lender has received notice from either Borrower, any other Loan Party or the Required Lenders before it issues a Letter of Credit that one or more of the conditions specified in Section 7 are not then satisfied, or that the issuance of such Letter of Credit would violate Section 3.2, then such Issuing Lender shall, subject to the terms and conditions of this Agreement, issue the requested Letter of Credit for the account of the requesting Borrower in accordance with such Issuing Lender’s usual and customary practices. Upon the issuance of or modification or amendment to any Letter of Credit, each Issuing Lender shall promptly notify the applicable Borrower and the Administrative Agent, in writing of such issuance, modification or amendment and such notice shall be accompanied by a copy of such Letter of Credit or the respective modification or amendment thereto, as the case may be. Promptly after receipt of such notice the Administrative Agent shall notify the Participants, in writing, of such issuance, modification or amendment. On the first Business Day of each week, each Issuing Lender shall furnish the Administrative Agent with a written (including via facsimile) report of the daily aggregate outstandings of Letters of Credit issued by such Issuing Lender for the immediately preceding week. Notwithstanding anything to the contrary contained in this Agreement, in the event that a Lender Default exists with respect to any Revolving Lender, no Issuing Lender shall be required to issue, renew, extend or amend any Letter of Credit, unless such Issuing Lender has entered into arrangements satisfactory to it and the U.S. Borrower to eliminate such Issuing Lender’s risk with respect to each Defaulting Lender’s participation in Letters of Credit issued by such Issuing Lender (which arrangements are hereby consented to by the Lenders), including by Collateralizing each Defaulting Lender’s RL Percentage of the Letter of Credit Outstandings with respect to such Letters of Credit (such arrangements, the “Letter of Credit Back-Stop Arrangements”).

(c) The initial Stated Amount of each Letter of Credit shall not be less than $100,000 or such lesser amount as is acceptable to the respective Issuing Lender.

3.4 Letter of Credit Participations. (a) Immediately upon the issuance by an Issuing Lender of any Letter of Credit, such Issuing Lender shall be deemed to have sold and transferred to each Revolving Lender, and each such Revolving Lender (in its capacity under this Section 3.4, a “Participant”) shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Lender, without recourse or warranty, an undivided interest and participation, to the extent of such Participant’s RL Percentage, in such Letter of Credit, each drawing or payment made thereunder and the obligations of the applicable Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto. Upon any change in the Revolving Loan Commitments or RL Percentages of the Lenders pursuant to Section 2.14 or 13.4, it is hereby agreed that, with respect to all outstanding Letters of Credit and Unpaid Drawings relating thereto, there shall be an automatic adjustment to the participations pursuant to this Section 3.4 to reflect the new RL Percentages of the assignor and assignee Lender, as the case may be.

(b) In determining whether to pay under any Letter of Credit, no Issuing Lender shall have any obligation relative to the other Lenders other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to substantially comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by an Issuing Lender under or in connection with any Letter of Credit issued by it shall not create for such Issuing Lender any resulting liability to any Borrower, any other Loan Party, any Lender or any other Person unless such action is taken or omitted to be taken with gross negligence or willful misconduct on the part of such Issuing Lender (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(c) In the event that an Issuing Lender makes any payment under any Letter of Credit issued by it and the applicable Borrower shall not have reimbursed such amount in full to such Issuing Lender pursuant to Section 3.5(a), such Issuing Lender shall promptly notify the Administrative Agent, which shall promptly notify each Participant of such failure, and each Participant shall promptly and unconditionally pay to such Issuing Lender the amount of such Participant’s RL Percentage of such unreimbursed payment in Dollars (or, in respect of Letters of Credit denominated in an Alternate Currency, such Alternate Currency) and in same day funds. If the Administrative Agent so notifies, prior to 12:00 Noon (New York City time) on any Business Day, any Participant required to fund a payment under a Letter of Credit, such Participant shall make available to the respective Issuing Lender in Dollars (or, in respect of Letters of Credit denominated in an Alternate Currency, such Alternate Currency) such Participant’s RL Percentage of the amount of such payment on such Business Day in same day funds. If and to the extent such Participant shall not have so made its RL Percentage of the amount of such payment available to respective Issuing Lender, such Participant agrees to pay to such Issuing Lender, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to such Issuing Lender at the overnight Federal Funds Rate for the first three days and at the interest rate applicable to Revolving Loans that are maintained as Base Rate Loans for each day thereafter. The failure of any Participant to make available to an Issuing Lender its RL Percentage of any payment under any Letter of Credit issued by such Issuing Lender shall not relieve any other Participant of its obligation hereunder to make available to such Issuing Lender its RL Percentage of any payment under any Letter of Credit on the date required, as specified above, but no Participant shall be responsible for the failure of any other Participant to make available to such Issuing Lender such other Participant’s RL Percentage of any such payment.

(d) Whenever an Issuing Lender receives a payment of a reimbursement obligation as to which it has received any payments from the Participants pursuant to clause (c) above, such Issuing Lender shall pay to each such Participant which has paid its RL Percentage thereof, in Dollars (or, in respect of Letters of Credit denominated in an Alternate Currency, such Alternate Currency) and in same day funds, an amount equal to such Participant’s share (based upon the proportionate aggregate amount originally funded by such Participant to the aggregate amount funded by all Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective participations.

(e) Upon the request of any Participant, each Issuing Lender shall furnish to such Participant copies of any standby Letter of Credit issued by it and such other documentation as may reasonably be requested by such Participant.

(f) The obligations of the Participants to make payments to each Issuing Lender with respect to Letters of Credit shall be irrevocable and not subject to any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(A) any lack of validity or enforceability of this Agreement or any of the other Loan Documents;

(B) the existence of any claim, setoff, defense or other right which Holdings or any of its Subsidiaries may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any Participant, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between Holdings or any Subsidiary of Holdings and the beneficiary named in any such Letter of Credit);

(C) any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(D) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; or

(E) the occurrence of any Default or Event of Default.

3.5 Agreement to Repay Letter of Credit Drawings. (a) Each Borrower agrees to reimburse each Issuing Lender, by making payment to the Administrative Agent in immediately available funds at the Payment Office, for any payment or disbursement made by such Issuing Lender under any Letter of Credit issued by it (each such amount, so paid until reimbursed by the applicable Borrower, an “Unpaid Drawing”), not later than three Business Days following receipt by such Borrower of notice of such payment or disbursement (provided that no such notice shall be required to be given if a Default or an Event of Default under Section 11.1(f) shall have occurred and be continuing, in which case the Unpaid Drawing shall be due and payable immediately without presentment, demand, protest or notice of any kind (all of which are hereby waived by the Borrowers)), with interest on the amount so paid or disbursed by such Issuing Lender, to the extent not reimbursed prior to Noon (New York City time) on the date of such payment or disbursement, from and including the date paid or disbursed to but excluding the date such Issuing Lender was reimbursed by the applicable Borrower therefor at a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin as in effect from time to time for Revolving Loans that are maintained as Base Rate Loans; provided, however, to the extent such amounts are not reimbursed prior to Noon (New York City time) on the third Business Day following the receipt by the applicable Borrower of notice of such payment or disbursement or following the occurrence of a Default or an Event of Default under Section 11.1(f), interest shall thereafter accrue on the amounts so paid or disbursed by such Issuing Lender (and until reimbursed by the applicable Borrower) at a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin for Revolving Loans that are maintained as Base Rate Loans as in effect from time to time plus 2%, with such interest to be payable on demand. Each Issuing Lender shall give the applicable Borrower prompt written notice of each Drawing under any Letter of Credit issued by it, provided that the failure to give any such notice shall in no way affect, impair or diminish such Borrower’s obligations hereunder.

(b) The obligations of each Borrower under this Section 3.5 to reimburse each Issuing Lender with respect to drafts, demands and other presentations for payment under Letters of Credit issued by it (each, a “Drawing”) (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which Holdings or any Subsidiary of Holdings may have or have had against any Lender (including in its capacity as an Issuing Lender or as a Participant), including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit or any nonapplication or misapplication by the beneficiary of the proceeds of such Drawing; provided, however, that no Borrower shall be obligated to reimburse any Issuing Lender for any wrongful payment made by such Issuing Lender under a Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Issuing Lender (as determined by a court of competent jurisdiction in a final and non-appealable decision).

3.6 Increased Costs. If at any time after the Closing Date, the introduction of or any change in any applicable law, rule, regulation, order, guideline or request or in the interpretation or administration thereof by the NAIC or any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Issuing Lender or any Participant with any request or directive by the NAIC or by any such Governmental Authority (whether or not having the force of law), shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by any Issuing Lender or participated in by any Participant, or (ii) impose on any Issuing Lender or any Participant any other conditions relating, directly or indirectly, to this Agreement or any Letter of Credit; and the result of any of the foregoing is to increase the cost to any Issuing Lender or any Participant of issuing, maintaining or participating in any Letter of Credit, or reduce the amount of any sum received or receivable by any Issuing Lender or any Participant hereunder or reduce the rate of return on its capital with respect to Letters of Credit, then, upon the delivery of the certificate referred to below to the applicable Borrower by any Issuing Lender or any Participant (a copy of which certificate shall be sent by such Issuing Lender or such Participant to the Administrative Agent), the applicable Borrower agrees to pay to such Issuing Lender or such Participant such additional amount or amounts as will compensate such Issuing Lender or such Participant for such increased cost or reduction in the amount receivable or reduction on the rate of return on its capital. Any Issuing Lender or any Participant, upon determining that any additional amounts will be payable to it pursuant to this Section 3.6, will give prompt written notice thereof to the applicable Borrower, which notice shall include a certificate submitted to the applicable Borrower by such Issuing Lender or such Participant (a copy of which certificate shall be sent by such Issuing Lender or such Participant to the Administrative Agent), setting forth in reasonable detail the basis for the calculation of such additional amount or amounts necessary to compensate such Issuing Lender or such Participant. The certificate required to be delivered pursuant to this Section 3.6 shall, absent manifest error, be final and conclusive and binding on such Borrower. For the avoidance of doubt, this Section 3.6 shall not apply to any Excluded Taxes or to any Indemnified Taxes, which are otherwise provided for in Section 5.5.

SECTION 4. COMMITMENT FEES; FEES; REDUCTIONS OF COMMITMENTS

4.1 Fees. (a) The U.S. Borrower agrees to pay to the Administrative Agent for distribution to each Non-Defaulting Revolving Lender a commitment fee (the “Commitment Fees”) for the period from and including the Closing Date to and including the Revolving Loan Maturity Date (or such earlier date on which the Total Revolving Loan Commitment has been terminated) computed at a rate per annum equal to 0.50% of the Unutilized Revolving Loan Commitment of such Non-Defaulting Revolving Lender as in effect from time to time. Accrued Commitment Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the date upon which the Total Revolving Loan Commitment is terminated.

(b) The U.S. Borrower agrees to pay to the Administrative Agent for distribution to each Non-Defaulting Revolving Lender (based on each such Revolving Lender’s respective RL Percentage) a fee in respect of each Letter of Credit (the “Letter of Credit Fee”) for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to the Applicable Margin as in effect from time to time during such period with respect to Revolving Loans that are maintained as LIBOR Loans on the daily Stated Amount of each such Letter of Credit. Accrued Letter of Credit Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the first day on or after the termination of the Total Revolving Loan Commitment upon which no Letters of Credit remain outstanding.

(c) The U.S. Borrower agrees to pay to each Issuing Lender, for its own account, a facing fee in respect of each Letter of Credit issued by it (the “Facing Fee”) for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to 0.25% or such other amount as may be agreed by the applicable Issuing Lender on the daily Stated Amount of such Letter of Credit. Accrued Facing Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and upon the first day on or after the termination of the Total Revolving Loan Commitment upon which no Letters of Credit remain outstanding.

(d) The U.S. Borrower agrees to pay to each Issuing Lender, for its own account, upon each payment under, issuance of, or amendment to, any Letter of Credit issued by it, such amount as shall at the time of such event be the administrative charge and the reasonable expenses which such Issuing Lender is generally imposing in connection with such occurrence with respect to letters of credit.

(e) The U.S. Borrower agrees to pay on the Closing Date to each Lender party to this Agreement on the Closing Date, as fee compensation for the funding of such Lender’s Term Loan and the making of such Lender’s Revolving Loan Commitment, a closing fee (the “Closing Fee”) in an amount equal to (x) 1.50% of the amount of such Lender’s Revolving Loan Commitment on the Closing Date and (y) 0.50% of the stated principal amount of such Lender’s Term Loan made on the Closing Date. Such Closing Fee will be in all respects fully earned, due and payable on the Closing Date and non-refundable and non-creditable thereafter and, in the case of the Term Loans, such Closing Fee shall be netted against Term Loans made by such Lender.

(f) The U.S. Borrower agrees to pay to the Administrative Agent such fees as may be agreed to in writing from time to time by Holdings or any of its Subsidiaries and the Administrative Agent (including, without limitation, all amounts owing under the Agency Fee Letter).

4.2 Voluntary Termination of Unutilized Revolving Loan Commitments. (a) Upon at least two Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the U.S. Borrower shall have the right, at any time or from time to time, without premium or penalty to terminate the Total Unutilized Revolving Loan Commitment in whole, or reduce it in part, pursuant to this Section 4.2(a), in an integral multiple of $1,000,000 in the case of partial reductions to the Total Unutilized Revolving Loan Commitment, provided that each such reduction shall apply proportionately to permanently reduce the Revolving Loan Commitment of each Revolving Lender. If such notice of prepayment indicates that such prepayment is to be funded with the proceeds of a Refinancing of the Facilities, such notice of prepayment may be revoked if such Refinancing is not consummated, subject to payment of any costs referred to in Section 2.12 resulting therefrom.

(b) In the event of certain refusals by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 13.12(b), the U.S. Borrower shall have the right, subject to obtaining the consents required by Section 13.12(b), upon two Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), to terminate the entire Revolving Loan Commitment of such Lender, so long as all Loans, together with accrued and unpaid interest, Fees and all other amounts, owing to such Lender (including all amounts, if any, owing pursuant to Section 2.12 but excluding the payment of amounts owing in respect of Loans of any Tranche maintained by such Lender, if such Loans are not being repaid pursuant to Section 13.12(b)) are repaid concurrently with the effectiveness of such termination (at which time Schedule I shall be deemed modified to reflect such changed amounts) and such Lender’s RL Percentage of all outstanding Letters of Credit is cash collateralized in a manner satisfactory to the Administrative Agent and the respective Issuing Lenders, and at such time, unless the respective Lender continues to have outstanding Term Loans hereunder, such Lender shall no longer constitute a “Lender” for purposes of this Agreement, except with respect to indemnifications under this Agreement (including, without limitation, Sections 2.11, 2.12, 3.6, 5.5, 12.6, 13.1 and 13.6), which shall survive as to such repaid Lender.

4.3 Mandatory Reduction of Commitments. (a) In addition to any other mandatory commitment reductions pursuant to this Section 4.3, the Total Term Loan Commitment (and the Term Loan Commitment of each Lender) shall terminate in its entirety on the Closing Date (after giving effect to the incurrence of Term Loans on such date).

(b) In addition to any other mandatory commitment reductions pursuant to this Section 4.3, the Total Revolving Loan Commitment shall terminate in its entirety on the Revolving Loan Maturity Date.

(c) Each reduction to, or termination of, the Total Revolving Loan Commitment pursuant to this Section 4.3 shall be applied to proportionately reduce or terminate, as the case may be, the Revolving Loan Commitment of each Lender with a Revolving Loan Commitment.

SECTION 5. PREPAYMENTS; PAYMENTS; TAXES

5.1 Voluntary Prepayments. (a) The Borrowers may at any time and from time to time prepay the Loans, in whole or in part, in each case, without premium or penalty, subject to the requirements of Section 5.1(b), upon irrevocable notice delivered to the Administrative Agent no later than Noon (New York City time) three Business Days prior thereto, in the case of Fixed Rate Loans, and no later than Noon (New York City time) on the date of such payment, in the case of Base Rate Loans, which notice shall specify the date and amount of prepayment, whether the prepayment is of Term Loans or Revolving Loans and whether the prepayment is of Fixed Rate Loans or Base Rate Loans; provided, that if a Fixed Rate Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, such Borrower shall also pay any amounts owing pursuant to Section 2.12; and provided, further, that if such notice of prepayment indicates that such prepayment is to be funded with the proceeds of a Refinancing of the Facilities, such notice of prepayment may be revoked if such Refinancing is not consummated, subject to payment of any costs referred to in Section 2.12. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Revolving Loans that are Base Rate Loans and Swingline Loans, other than in connection with a repayment of all Loans) accrued interest to such date on the amount prepaid. Prepayments shall be accompanied by Prepayment Fees required by Section 5.1(b), if any, and accrued interest. Partial prepayments of Term Loans shall be in an aggregate principal amount of $1,000,000 and integral multiples of $1,000,000 in excess of that amount. Partial prepayments of Revolving Loans shall be in an aggregate principal amount of $250,000 and integral multiples of $100,000 in excess of that amount. Partial prepayments of Swingline Loans shall be in an aggregate principal amount of $250,000 and in integral multiples of $100,000 in excess of that amount.

(b) If the U.S. Borrower (x) prepays, refinances, substitutes or replaces any Term Loans in connection with a Repricing Transaction, or (y) effects any amendment of this Agreement resulting in a Repricing Transaction, then the U.S. Borrower shall pay to the Administrative Agent, for the ratable account of each of the Term Lenders, (I) in the case of clause (x), a prepayment premium of 1.00% of the aggregate principal amount of the Term Loans so prepaid, refinanced, substituted or replaced and (II) in the case of clause (y), a fee equal to 1.00% of the aggregate principal amount of the applicable Term Loans outstanding immediately prior to such amendment. Such amounts shall be due and payable on the date of effectiveness of such Repricing Transaction (as applicable, the “Prepayment Fees”); provided that the Borrowers shall be subject to the requirements of this Section 5.1(b) only until the date that is the first anniversary of the Closing Date.

(c) In the event of certain refusals by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 13.12(b), the U.S. Borrower may, upon five Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), repay all Loans of such Lender (including all amounts, if any, owing pursuant to Section 2.11), together with accrued and unpaid interest, Fees and all other amounts then owing to such Lender (or owing to such Lender with respect to each Tranche which gave rise to the need to obtain such Lender’s individual consent) in accordance with, and subject to the requirements of, said Section 13.12(b), so long as (A) in the case of the repayment of Revolving Loans of any Lender pursuant to this clause (b), (x) the Revolving Loan Commitment of such Lender is terminated concurrently with such repayment pursuant to Section 4.2(b) (at which time Schedule I shall be deemed modified to reflect the changed Revolving Loan Commitments) and (y) such Lender’s RL Percentage of all outstanding Letters of Credit is cash collateralized in a manner satisfactory to the Administrative Agent and the respective Issuing Lenders and (B) the consents, if any, required by Section 13.12(b) in connection with the repayment pursuant to this clause (b) shall have been obtained. Each prepayment of Term Loans pursuant to this Section 5.1(c) shall reduce the then remaining scheduled repayments of the respective Tranche of Term Loans on a pro rata basis (based upon the then remaining principal amount of each such scheduled repayment of the respective Tranche after giving effect to all prior reductions thereto).

(d) All voluntary prepayments of Term Loans in accordance with this Section 5.1 shall be applied to the remaining amortization payments under the Term Facility as directed by the U.S. Borrower (or, if the U.S. Borrower has not made such designation, in direct order of maturity).

5.2 Mandatory Repayments. (a) If any Indebtedness shall be incurred by Holdings or any of its Restricted Subsidiaries (other than any Indebtedness permitted to be incurred in accordance with Section 9.2), concurrently with, and as a condition to closing of such transaction, an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such issuance or incurrence toward the prepayment of the Term Loans as set forth in this Section 5.2.

(b) If, for any Excess Cash Flow Period, there shall be Excess Cash Flow, an amount equal to (I) the excess of (i) the applicable ECF Percentage of such Excess Cash Flow over (ii) to the extent not funded with the proceeds of long-term Indebtedness, the aggregate amount of all optional prepayments of Term Loans or Revolving Loans (other than in respect of any Revolving Loans to the extent there is not an equivalent permanent reduction in commitments thereunder) made during the Specified Period for such Excess Cash Flow Period minus (II) $1,000,000, shall, on the relevant Excess Cash Flow Application Date, be applied toward the prepayment of the Term Loans as set forth in this Section 5.2; provided that the amount pursuant to this Section 5.2(b) shall be no less than $0. Each such prepayment shall be made on a date (an “Excess Cash Flow Application Date”) no later than ten Business Days after the earlier of (i) the date on which the financial statements of the U.S. Borrower referred to in Section 8.1(a), for the fiscal year with respect to which such prepayment is made, are required to be delivered and (ii) the date such financial statements are actually delivered.

(c) If on any date Holdings or any of its Restricted Subsidiaries shall receive Net Cash Proceeds from any Asset Sale or any Recovery Event, then such Net Cash Proceeds shall be applied within three Business Days of such date to prepay outstanding Term Loans in accordance with this Section 5.2; provided, that the U.S. Borrower shall have the option, directly or through one or more of its Restricted Subsidiaries, to reinvest such Net Cash Proceeds within one year of receipt thereof (or, if later, 180 days after the date the U.S. Borrower or a Restricted Subsidiary thereof has entered into a binding commitment to reinvest the Net Cash Proceeds thereof prior to the expiration of such one year period) in assets useful in the business of the U.S. Borrower and its Subsidiaries or in connection with a Permitted Acquisition; provided, further, that all such Net Cash Proceeds not so reinvested within such period must be applied in accordance with this Section 5.2.

(d) Amounts to be applied in connection with prepayments made pursuant to this Section 5.2 shall be applied, first (if elected by the U.S. Borrower), to the next four scheduled installments of principal of the Term Loans and any Incremental Term Loans on a pro rata basis, second, to the remaining scheduled installments (other than the final installment at maturity) of principal of the Term Loans and any Incremental Term Loans on a pro rata basis, third, to the final installment of principal of the Term Loans and any Incremental Term Loans at maturity, fourth, at any time after the Term Loans and any Incremental Term Loans have been repaid or prepaid in full, to prepay any outstanding Revolving Loans (without reducing the Revolving Loan Commitments) and fifth, as otherwise directed by the U.S. Borrower.

(e) The U.S. Borrower shall deliver to the Administrative Agent (who will notify each Lender) notice of each prepayment required under this Section 5.2 not less than three Business Days prior to the date such prepayment shall be made (each such date, a “Mandatory Prepayment Date”). Such notice shall set forth (i) the Mandatory Prepayment Date, (ii) the principal amount of each Loan (or portion thereof) to be prepaid and (iii) the Type of each Loan being prepaid. The U.S. Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 5.2, a certificate signed by an Authorized Officer of the U.S. Borrower setting forth in reasonable detail the calculation of the amount of such prepayment. The Administrative Agent will promptly notify each Lender holding Term Loans of the contents of the U.S. Borrower’s repayment notice and of such Lender’s pro rata share of any repayment. Each such Lender may reject all or a portion of its pro rata share of any mandatory repayment (such declined amounts, the “Declined Proceeds”) of Term Loans required to be made pursuant to this Section 5.2 by providing written notice (each, a “Rejection Notice”) to the Administrative Agent and the U.S. Borrower no later than 5:00 P.M. (New York City time) on the Business Day after the date of such Lender’s receipt of notice from the Administrative Agent regarding such repayment. Each Rejection Notice from a given Lender shall specify the principal amount of the mandatory repayment of Term Loans to be rejected by such Lender. If a Lender fails to deliver such Rejection Notice to the Administrative Agent within the time frame specified above or such Rejection Notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory repayment of Term Loans to which such Lender is otherwise entitled. Any Declined Proceeds shall be offered to the Lenders holding Term Loans not so declining such repayment on a pro rata basis in accordance with the principal amounts of the Term Loans of such Lenders (with such non-declining Lenders having the right to decline any repayment with Declined Proceeds at the time and in the manner specified by the Administrative Agent). To the extent such non-declining Lenders elect to decline their pro rata share of such Declined Proceeds, any Declined Proceeds remaining thereafter shall be retained by the Borrower.

(f) Notwithstanding the foregoing, all amounts to be applied in connection with prepayments pursuant to this Section 5.2 attributable to Foreign Subsidiaries shall be limited to the extent resulting in adverse tax consequences and shall be subject to permissibility under local law of upstreaming proceeds (including financial assistance and corporate benefit restrictions and fiduciary and statutory duties of the relevant directors), in each case as set forth in a certificate delivered by an Authorized Officer of the U.S. Borrower to the Administrative Agent.

(g) With respect to each repayment of Loans required by this Section 5.2, the U.S. Borrower may designate the Types of Loans of the respective Tranche which are to be repaid and, in the case of Fixed Rate Loans, the specific Borrowing or Borrowings of the respective Tranche pursuant to which such Fixed Rate Loans were made, provided that: (i) repayments of Fixed Rate Loans pursuant to this Section 5.2 may only be made on the last day of an Interest Period applicable thereto unless all Fixed Rate Loans of the respective Tranche with Interest Periods ending on such date of required repayment and all Base Rate Loans of the respective Tranche have been paid in full; (ii) if any repayment of Fixed Rate Loans made pursuant to a single Borrowing shall reduce the outstanding Fixed Rate Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, (x) in the case of LIBOR Loans, such Borrowing shall be automatically converted into a Borrowing of Base Rate Loans and (y) in the case of Alternate Currency Loans, such Borrowing shall be repaid at the end of the then current Interest Period; and (iii) each repayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans. In the absence of a designation by the U.S. Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion.

5.3 Repayment of Revolving Excess, etc. (a) In the event the aggregate amount of outstanding Revolving Loans, L/C Obligations then outstanding (calculated, in the case of Revolving Loans and L/C Obligations denominated in an Alternate Currency, at the Dollar Equivalent thereof) and outstanding Swingline Loans exceeds (the “Revolving Excess”) the Total Revolving Loan Commitments then in effect, the U.S Borrower shall immediately repay Swingline Loans and Revolving Loans and Collateralize Letters of Credit to the extent necessary to remove such Revolving Excess; provided, that if such Revolving Excess results from fluctuations in the Dollar Equivalent of Revolving Loans and/or

Letters of Credit denominated in an Alternate Currency and such Revolving Excess exceeds 5% of the Total Revolving Loan Commitments at such time, such obligation to repay Loans and Collateralize Letters of Credit shall not be effective until five Business Days after the date such Revolving Excess first commenced in an amount greater than 5% of the Total Revolving Loan Commitments first commenced (and shall not be required to the extent such Revolving Excess has ceased to exist as a result of fluctuations in currency values).

(b) In the event the aggregate amount of Revolving Loans incurred by the European Borrower and L/C Obligations then outstanding in respect of Letters of Credit issued for the account of the European Borrower (calculated, in the case of Revolving Loans and L/C Obligations denominated in an Alternate Currency, at the Dollar Equivalent thereof) exceeds the European Sublimit, the European Borrower shall immediately repay Revolving Loans and Collateralize Letters of Credit to the extent necessary to remove such excess; provided, that if such excess results from fluctuations in the Dollar Equivalent of Loans and/or Letters of Credit denominated in an Alternate Currency and such excess exceeds 5% of the European Sublimit at such time, such obligation to repay Loans and Collateralize Letters of Credit shall not be effective until five Business Days after the date such excess first commenced in an amount greater than 5% of the European Sublimit at such time first commenced (and shall not be required to the extent such excess has ceased to exist as a result of fluctuations in currency values).

5.4 Method and Place of Payment. Except as otherwise specifically provided herein, all payments under this Agreement and under any Note shall be made to the Administrative Agent for the account of the Lender or Lenders entitled thereto not later than 1:00 P.M. (New York City time) on the date when due and shall be made in Dollars (or, in respect of Obligations denominated in an Alternate Currency, in such Alternate Currency) in immediately available funds at the Payment Office. Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

5.5 Net Payments. (a) All payments made by or on behalf of the Borrowers hereunder and under any Note will be made without setoff, counterclaim or other defense. All such payments will be made free and clear of, and without deduction or withholding for, any Indemnified Taxes with respect to such payments, unless required by applicable law. If any Indemnified Taxes are so levied or imposed, each Borrower or Guarantor, if applicable, agrees to pay the full amount of such Indemnified Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any Note will not be less than the amount provided for herein or in such Note after withholding or deduction for or on account of such Indemnified Taxes. The Borrowers or Guarantors, if applicable, will furnish to the Administrative Agent within 45 days after the date the payment of any Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by such Borrower or Guarantor. The Borrowers or Guarantors, if applicable, agree to indemnify and hold harmless the Administrative Agent, each Lender and each Issuing Lender, and to reimburse such Person upon its written request, for the amount of any Indemnified Taxes so levied or imposed and paid by such Person.

(b) Without limiting the generality of Section 5.5(c), each Lender, each Issuing Lender and the Administrative Agent (1) that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. federal income tax purposes (each, a “Foreign Lender”) agrees to deliver to the Borrowers and the Administrative Agent (or in the case of the Administrative Agent, to deliver to the Borrowers) on or prior to the date it becomes a party to this Agreement, one of the following: (i) two accurate and complete original signed copies of Internal Revenue Service Form W-8ECI or Form W-8BEN (with respect to a complete exemption under an income tax treaty) (or successor forms) certifying to such Person’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments to be made under this Agreement and under any Note or (ii) if such Person is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and cannot deliver either Internal Revenue Service Form W-8ECI or Form W-8BEN (with respect to a complete exemption under an income tax treaty) (or any successor forms) pursuant to clause (i) above, (x) a certificate substantially in the form of Exhibit L (any such certificate, a “Non-Bank Certificate”) and (y) two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN (with respect to the portfolio interest exemption) (or successor form) certifying to such Lender’s entitlement as of such date to a complete exemption from United States withholding tax with respect to payments of interest to be made under this Agreement and under any Note or (2) that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. federal income tax purposes, agrees to deliver to the Borrowers and the Administrative Agent (or in the case of the Administrative Agent, to the Borrowers) on or prior to the date it becomes a party to this Agreement, two accurate and complete original signed copies of Internal Revenue Service Form W-9 certifying to such Person’s entitlement to exemption from United States federal backup withholding, unless such Lender demonstrates that it is treated as an exempt recipient under Treasury Regulation Section 1.6049-4(c)(1)(ii). In addition, the Administrative Agent, each Lender and each Issuing Lender agrees that from time to time after the Closing Date, when a lapse in time or change in circumstances renders the previous certification obsolete or inaccurate in any material respect, it will deliver to the Borrowers and the Administrative Agent two new accurate and complete original signed copies of Internal Revenue Service Form W-8ECI, Form W-8BEN (with respect to the benefits of any income tax treaty), Form W-8BEN (with respect to the portfolio interest exemption) and a Non-Bank Certificate, or Form W-9, as the case may be (or any successor forms thereof), in order to confirm or establish its continued entitlement to a complete exemption from United States withholding tax or backup withholding with respect to payments under this Agreement and any Note, or it shall immediately notify the Borrowers and the Administrative Agent (if applicable) of its inability to deliver any such form or certificate pursuant to this Section 5.5(b) (provided that delivery of such notification shall in no manner affect whether a Tax is an “Excluded Tax”).

(c) If any Lender, any Issuing Lender or the Administrative Agent is entitled to an exemption from or reduction in withholding Tax with respect to payments under this Agreement and any Note, then such Lender or such Issuing Lender and the Administrative Agent agree to deliver to the Company and the Administrative Agent such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding.

(d) Each Foreign Lender shall, in the case of any payment made after December 31, 2012 under this Agreement, any Note or any Obligation that was not treated as outstanding for purposes of FATCA on March 18, 2012, provide any forms, documentation, or other information as shall be prescribed by applicable law to demonstrate that such relevant Lender has complied with the applicable reporting requirements of FATCA. For purposes of this Section 5.5(d), the term “FATCA” shall include any amendments thereof or successor provisions thereto.

(e) If any Borrower or Guarantor pays any additional amount or makes any indemnity payment under this Section 5.5 to a Lender, an Issuing Lender or the Administrative Agent and such Lender, Issuing Lender or the Administrative Agent determines in its sole discretion that it has actually received or realized in connection therewith any refund or any reduction of, or credit against, its Tax liabilities in or with respect to the taxable year in which the additional amount is paid (a “Tax Benefit”), such Lender, Issuing Lender or the Administrative Agent shall pay to the applicable Borrower or Guarantor, as the case may be, an amount that the Lender, Issuing Lender or the Administrative Agent shall, in its sole discretion, determine is equal to the net benefit, after tax, which was obtained by it in such year as a consequence of such Tax Benefit; provided, however, that (i) any Lender, Issuing Lender or the Administrative Agent may determine, in its sole discretion consistent with its policies, whether to seek a Tax Benefit; (ii) any Taxes that are imposed on a Lender, Issuing Lender or the Administrative Agent as a result of a disallowance or reduction of any Tax Benefit with respect to which such Lender, Issuing Lender or the Administrative Agent has made a payment to the applicable Borrower or the Guarantor pursuant to this Section 5.5(e) (and any interest or penalties imposed thereon) shall be treated as a Tax for which the applicable Borrower or Guarantor, as the case may be, is obligated to indemnify such Lender, Issuing Lender or the Administrative Agent pursuant to this Section 5.5 without any exclusions or defenses; (iii) nothing in this Section 5.5(e) shall require any Lender, Issuing Lender or the Administrative Agent to disclose any confidential information to the applicable Borrower or the Guarantor (including, without limitation, its tax returns); and (iv) no Lender, Issuing Lender or the Administrative Agent shall be required to pay any amounts pursuant to this Section 5.5(e) at any time which a Default or Event of Default exists (provided that such amounts shall be credited against amounts otherwise owed under this Agreement by the applicable Borrower or Guarantor).

SECTION 6. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, each of Holdings and each Borrower hereby jointly and severally represents and warrants to the Administrative Agent and each Lender that:

6.1 Financial Condition.

(a) The unaudited pro forma consolidated balance sheet and related statement of income of the U.S. Borrower and its Restricted Subsidiaries as at January 31, 2011 (the “Pro Forma Financial Information”), copies of which have heretofore been furnished to each Lender, have been prepared giving effect (as if such events had occurred on such date) to (i) the consummation of the Transactions, (ii) the Loans to be made on the Closing Date and the use of proceeds thereof and (iii) the payment of fees and expenses on the Closing Date in connection with the foregoing. The Pro Forma Financial Information has been prepared based on the best information available to the U.S. Borrower as of the date of delivery thereof, and presents fairly in all material respects on a pro forma basis the estimated financial position of the U.S. Borrower and its Restricted Subsidiaries as at January 31, 2011 assuming that the events specified in the preceding sentence had actually occurred at such date.

(b) The audited consolidated balance sheets of the U.S. Borrower and its Restricted Subsidiaries as at January 31, 2009, January 31, 2010 and January 31, 2011, and the related consolidated statements of income, stockholders’ equity and cash flows for the fiscal years ended on January 31, 2009, January 31, 2010 and January 31, 2011, reported on by and accompanied by an unqualified report as to going concern or scope of audit from Ernst & Young, present fairly in all material respects the consolidated financial condition of the U.S. Borrower and its Restricted Subsidiaries as at such date, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). No Loan Party has, as of the Closing Date after giving effect to the Transactions and excluding obligations under the Loan Documents, any material Guarantee Obligations, contingent liabilities, or any long term leases or unusual forward or long term commitments, including any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, which are required in conformity with GAAP to be disclosed therein and which are not reflected in the most recent financial statements referred to in this paragraph.

6.2 No Change. After the Closing Date, since January 31, 2011, there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

6.3 Existence; Compliance with Law. Each Loan Party (a) is duly organized, validly existing and in good standing (to the extent such concept exists) under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except where the failure to be so qualified or in good standing could not reasonably be expected to result in a Material Adverse Effect and (d) is in compliance with all Requirements of Law, except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.4 Power; Authorization; Enforceable Obligations. Each Loan Party has the power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of each Borrower, to obtain extensions of credit hereunder. Each Loan Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of each Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement and to authorize the other Transactions. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

6.5 Consents. No Governmental Approval or consent or authorization of, filing with, notice to or other act by or in respect of, any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except (i) Governmental Approvals, consents, authorizations, filings and notices that have been obtained or made and are in full force and effect and (ii) the filings referred to in Section 6.19. No Governmental Approval or consent or authorization of, filing with, notice to or other act by or in respect of, any other Person is required in connection with the consummation of the Transactions (excluding the Loan Documents), except (i) Governmental Approvals, consents, authorizations, filings and notices that have been obtained or made and are in full force and effect, (ii) the filings referred to in Section 6.19 and (iii) those, the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.

6.6 No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof will not violate any material Requirement of Law, any Contractual Obligation of any Loan Party that is material to Holdings and its Subsidiaries, taken as a whole, or the Organizational Documents of any Loan Party and will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law, any such Organizational Documents or any such Contractual Obligation (other than the Liens created by the Security Documents). The consummation of the Transactions (excluding the Loan Documents) will not (a) violate (x) any Requirement of Law or any Contractual Obligation of any Loan Party, except as would not reasonably be expected to have a Material Adverse Effect or (y) the Organizational Documents of any Loan Party and (b) will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law, any such Organizational Documents or any such Contractual Obligation (other than the Liens created by the Security Documents).

6.7 Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of any Loan Party, threatened by or against any Loan Party or against any of their respective properties, assets or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

6.8 No Default. No Default or Event of Default has occurred and is continuing.

6.9 Ownership of Property; Liens. Each Loan Party has good record and marketable title in fee simple to, or valid leasehold interests in, or easements or other limited property interests in, all real property necessary in the ordinary conduct of its business, free and clear of all Liens except for minor defects in title that do not materially interfere with its ability to conduct its business or to utilize such assets for their intended purposes and Liens permitted by Section 9.3 and except where the failure to have such title could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

6.10 Intellectual Property. Except as could not reasonably be expected to have a Material Adverse Effect, the Loan Parties own, or are licensed to use, all Intellectual Property used in the conduct of the business of Holdings and its Restricted Subsidiaries as currently conducted. No claim has been asserted and is pending by any Person challenging or questioning any Loan Party’s use of any Intellectual Property or the validity or effectiveness of any Loan Party’s Intellectual Property or alleging that the conduct of any Loan Party’s business infringes or violates the rights of any Person, nor does Holdings or the U.S. Borrower know of any valid basis for any such claim, except for such claims or allegation that could not reasonably be expected to have a Material Adverse Effect on the operations of the business conducted by Holdings and its Restricted Subsidiaries.

6.11 Taxes. Each Loan Party and Borrower has filed or caused to be filed all material Tax returns that are required to be filed and has paid all material Taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other material Taxes imposed on it or any of its property by any Governmental Authority (other than any Taxes the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Loan Party or Borrower). No material Tax Lien has been filed, and, to the knowledge of any of the Loan Parties and Borrowers, no claim is being threatened in writing, with respect to any material Taxes.

6.12 Federal Regulations. No Loan Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for any purpose that violates the provisions of the regulations of the Board.

6.13 Labor Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any Loan Party pending or, to the knowledge of any Loan Party, threatened; (b) hours worked by and payment made to employees of each Loan Party have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters; and (c) all payments due from any Loan Party on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Loan Party.

6.14 ERISA. (a) Except as, individually or in the aggregate, could not reasonably be expected to result in material liability, neither a Reportable Event nor a failure to meet the minimum funding standards of Section 412 or 430 of the Code or Section 302 or 303 of ERISA has occurred with respect to any Single Employer Plan or Multiemployer Plan during the five-year period prior to the date on which this representation is made or deemed made. No Plan has applied for or received a waiver of the minimum funding standard or an extension of any amortization period within the meaning of Section 412 of the Code or Section 302 or 304 of ERISA. Each Plan has complied and is in compliance in form and operation with its terms and with the applicable provisions of ERISA and the Code (including without limitation the Code provisions compliance with which is necessary for any intended favorable tax treatment) and all other applicable laws and regulations, except where any failure to comply could not result in any material liability. No determination has been made that any Plan is, or is expected to be, considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA. Except as would not result in any material liability, all contributions required to be made with respect to a Plan have been timely made or have been reflected on the most recent consolidated balance sheet filed prior to the date hereof or accrued in the accounting records of a Borrower. No termination of a Single Employer Plan has occurred, no proceedings have been instituted to terminate or appoint a trustee to administer any Single Employer Plan, and no Lien in favor of the PBGC or a Plan has arisen. There exists no material Unfunded Pension Liability with respect to any Plan. None of Holdings, any Borrower, any Subsidiary or any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and none of Holdings, any Borrower, any Subsidiary or any Commonly Controlled Entity any would become subject to any material liability under ERISA if Holdings, any such Borrower, any such Subsidiary or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent and none of Holdings, any Borrower, any Subsidiary or any Commonly Controlled Entity has received any notice, and no Multiemployer Plan has received from Holdings, any Borrower, any Subsidiary or any Commonly Controlled Entity any notice that a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA. Each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS, and, nothing has occurred since the date of such determination that would adversely affect such determination (or, in the case of a Plan with no determination, nothing has occurred that would materially adversely affect the issuance of a favorable determination letter or otherwise materially adversely affect such qualification). None of Holdings, any Borrower, any Subsidiary or any Commonly Controlled Entity has engaged in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA with respect to a Plan that has resulted or could reasonably be expected to result in material liability, and none of Holdings, any Borrower, any Subsidiary nor any Commonly Controlled Entity has incurred any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA).

(b) There are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits) or, to the knowledge of Holdings, any Borrower, any Subsidiary or any Commonly Controlled Entity, threatened, which would reasonably be expected to be asserted successfully against any Plan and, if so asserted successfully, would reasonably be expected either singly or in the aggregate to result in material liability.

(c) Each Non-U.S. Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, except as would not reasonably be expected to result in a material liability. All contributions required to be made with respect to a Non-U.S. Plan have been timely made. None of Holdings, any Borrower or any Subsidiary has incurred any obligation in connection with the termination of, or withdrawal from, any Non-U.S. Plan. The present value of the accrued benefit liabilities (whether or not vested) under each Non-U.S. Plan, determined as of the end of the Borrower’s most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Non-U.S. Plan allocable to such benefit liabilities.

6.15 Investment Company Act; Other Regulations. No Loan Party is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

6.16 Subsidiaries. As of the Closing Date and after giving effect to the Transactions, Schedule 6.16 sets forth the name and jurisdiction of organization of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party.

6.17 Environmental Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a) the facilities and properties owned, leased or operated by any Loan Party (the “Properties”) do not contain any Materials of Environmental Concern in amounts or concentrations or under circumstances that constitute, or could reasonably be expected to give rise to liability under, any Environmental Law;

(b) no Loan Party has received or is aware of any notice of violation, alleged violation, non-compliance, liability or potential liability under or compliance with Environmental Laws with regard to any of the Properties or the business operated by any Loan Party, nor does any Loan Party have knowledge that any such notice will be received or is being threatened;

(c) Materials of Environmental Concern have not been released, transported or disposed of from the Properties in violation of, or in a manner or to a location that could reasonably be expected to give rise to liability under, any Environmental Law, nor have any Materials of Environmental Concern been released, generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Law;

(d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of any Loan Party, threatened, under any Environmental Law to which any Loan Party is or will be named as a party with respect to the Properties or the business operated by any Loan Party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the business operated by any Loan Party, nor, to the knowledge of any Loan Party, are there any past or present actions, activities, circumstances, conditions, events or incidents with respect to the Properties or the business operated by any Loan Party, including, without limitation, the release, emission, discharge, presence or disposal of any Material of Environmental Concern, that could form the basis of any such action or order against any Loan Party or against any person or entity whose liability for any such action or order any Loan Party has retained or assumed either contractually or by operation of law, or otherwise result in any costs or liabilities under Environmental Law; and

(e) the Properties and all operations at the Properties are in compliance with all applicable Environmental Laws.

6.18 Accuracy of Information, etc. No written statement or information (other than the Projections and information of a general economic or general industry nature) concerning any Loan Party contained in this Agreement, any other Loan Document or any other document, certificate or statement furnished by or on behalf of any Loan Party to the Administrative Agent or the Lenders, or any of them, for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary to make the statements contained herein or therein not materially misleading. The projections and pro forma financial information, taken as a whole, contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the U.S. Borrower to be reasonable at the time made and as of the Closing Date (with respect to such projections and pro forma financial information delivered prior to the Closing Date), it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact, forecasts and projections are subject to uncertainties and contingencies, actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount and no assurance can be given that any forecast or projections will be realized.

6.19 Security Documents.

(a) Each of the Security Documents is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of (i) the Capital Stock described in the Security Agreement that are securities represented by stock certificates or otherwise constituting certificated securities within the meaning of Section 8-102(a)(15) of the New York UCC or the corresponding code or statute of any other applicable jurisdiction (“Certificated Securities”), when certificates representing such Capital Stock are delivered to the Administrative Agent, and (ii) the other Collateral not described in clause (i) constituting personal property described in the Security Agreement, when financing statements and other filings, agreements and actions specified on Schedule 6.19(a) in appropriate form are executed and delivered, performed or filed in the offices specified on Schedule 6.19(a), as the case may be, the Collateral Agent, for the benefit of the Secured Parties, shall have a fully perfected Lien on, and security interest in, all right, title and interest of the U.S. Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person (except, in the case of Liens permitted hereunder). Other than as set forth on Schedule 6.19(a), as of the Closing Date, none of the Capital Stock of the U.S. Borrower or any Subsidiary Guarantor that is a limited liability company or partnership is a Certificated Security.

(b) Each of the Mortgages delivered on or after the Closing Date is, or upon execution and recording will be, effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are recorded in the recording offices for the applicable jurisdictions in which the Mortgaged Properties are located, each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the U.S. Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person other than holders of Liens permitted hereunder. The UCC fixture filings on form UCC-1 for filing under the UCC in the appropriate jurisdictions in which the Mortgaged Properties covered by the applicable Mortgages are located, will be effective upon filing to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the fixtures created by the Mortgages and described therein, and when the UCC fixture filings are filed in the recording offices for the applicable jurisdictions in which the Mortgaged Properties are located, each such UCC fixture filing shall constitute a fully perfected security interest in the fixtures, as security for the Obligations (as defined in the relevant Mortgage), in each case prior and superior in right to any other Person other than holders of Liens permitted hereunder. Schedule 6.19(b) lists, as of the Closing Date, each parcel of owned real property located in the United States and held by Holdings or any of its Restricted Subsidiaries, noting thereon each such property that has a fair market value, in the reasonable opinion of the U.S. Borrower, in excess of $5,000,000.

6.20 Solvency. Holdings and its Restricted Subsidiaries and the U.S. Borrower and its Restricted Subsidiaries, in each case, on a consolidated basis, are, and after giving effect to the Transactions and the incurrence of all Indebtedness and obligations being incurred in connection herewith and therewith and the other transactions contemplated hereby and thereby, will be, Solvent.

6.21 Patriot Act; OFAC.

(a) To the extent applicable, each of Holdings and its Restricted Subsidiaries is in compliance, in all material respects, with the Patriot Act.

(b) Neither Holdings nor any of its Restricted Subsidiaries and, to their knowledge, none of their respective agents is any of the following:

(i) a Person that is listed in the annex to, or it otherwise subject to the provisions of, Executive Order No. 13224 on Terrorist Financing effective September 24, 2001 (the “Executive Order”);

(ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any laws with respect to terrorism or money laundering;

(iv) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v) a Person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.

SECTION 7. CONDITIONS PRECEDENT

7.1 Conditions to Initial Extension of Credit. The agreement of each Lender to make the initial extension of credit requested to be made by it under this Agreement on the Closing Date is subject to the satisfaction, prior to or concurrently with the making of such extension of credit on the Closing Date, of the following conditions precedent:

(a) Loan Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by the U.S. Borrower, the European Borrower, Holdings, and each Subsidiary Guarantor and each Person listed on Schedule I, (ii) the Security Agreement, executed and delivered by each Loan Party party thereto and (iii) each other Security Document executed and delivered by each Loan Party party thereto.

(b) Transactions. The Transactions shall have been or, substantially concurrently with the Closing Date shall be, consummated.

(c) No Indebtedness. After giving effect to the Transactions, Holdings and its Subsidiaries shall have outstanding no Indebtedness (other than the Indebtedness permitted to be outstanding under this Agreement) and the Administrative Agent shall have received reasonably satisfactory evidence of (i) the termination of the Existing Senior Credit Facility and the release of all liens in connection therewith and (ii) the termination of the Existing Notes.

(d) Pro Forma Financial Information; Financial Statements. The Lenders shall have received (i) the Pro Forma Financial Information and (ii) the audited consolidated balance sheets of the U.S. Borrower and its Restricted Subsidiaries as at January 31, 2009, January 31, 2010 and January 31, 2011, and the related consolidated statements of income, stockholders’ equity and cash flows for the fiscal years ended on January 31, 2009, January 31, 2010 and January 31, 2011. The Administrative Agent and each of the Lenders acknowledge that the foregoing financial information was delivered prior to the Closing Date.

(e) Fees. On the Closing Date, the Joint Lead Arrangers, the Lenders and the Administrative Agent shall have received all fees required to be paid, and all expenses required to be paid for which reasonably detailed invoices have been presented (including the reasonable fees and expenses of legal counsel to the Administrative Agent) to the U.S. Borrower at least one Business Day prior to the Closing Date, including without limitation all amounts payable under the Fee Letter and the Agency Fee Letter.

(f) Closing Certificates; Organizational Documents; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Closing Date, substantially in the form of Exhibit M, with appropriate insertions and attachments, including certified organizational authorizations, incumbency certifications, the certificate of incorporation or other similar organizational document of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and bylaws or other similar organizational document of each Loan Party (including, without limitation, the partnership agreement with respect to the European Borrower) certified by an Authorized Officer as being in full force and effect on the Closing Date, and (ii) a good standing certificate (long form, to the extent available) for each U.S. Loan Party from its jurisdiction of organization.

(g) Legal Opinions. The Administrative Agent shall have received a legal opinion of (x) Fried, Frank, Harris, Shriver & Jacobson, LLP, special counsel to the Loan Parties and (y) De Brauw Blackstone Westbroek New York B.V., P.C., special Dutch counsel to the European Borrower, which opinions, in each case, shall be in form and substance reasonably satisfactory to the Administrative Agent.

(h) Pledged Stock; Stock Powers; Pledged Notes. The Administrative Agent shall have received (i) the Certificated Securities pledged pursuant to the Security Agreement, together with an undated stock power for each such Certificated Security executed in blank by a duly Authorized Officer of the pledgor thereof, and (ii) each promissory note (if any) required to be pledged to the Administrative Agent pursuant to the Security Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof.

(i) UCC Financing Statements. All UCC financing statements required to be filed in order to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein shall have been delivered to the Collateral Agent in proper form for filing.

(j) Solvency Certificate. The Administrative Agent shall have received a solvency certificate from the chief financial officer of the U.S. Borrower in the form of Exhibit N, which demonstrates that Holdings and its Subsidiaries, on a consolidated basis, are, and after giving effect to the Transactions and the other transactions contemplated hereby, will be, Solvent.

(k) Patriot Act. The Administrative Agent and the Lenders (to the extent requested in writing) shall have received, at least five Business Days prior to the Closing Date, all documentation and other information required by Governmental Authorities under applicable “know your customer” and anti-money-laundering rules and regulations, including the Patriot Act.

(l) Representations and Warranties. The representations and warranties (i) relating to the U.S. Borrower, its Restricted Subsidiaries and their respective businesses made by the U.S. Borrower in the Merger Agreement which are material to the interests of the Lenders (but only to the extent that Holdings has the right to terminate its obligations under the Merger Agreement as a result of a breach of such representations and warranties in the Merger Agreement) and (ii) set forth in Sections 6.3(a), 6.4, 6.6 (but only with respect to the Organizational Documents of the U.S. Borrower), 6.12, 6.15, 6.20 and 6.21, in each case shall be true and correct as of the Closing Date.

(m) No MAE. Since (i) January 31, 2011 through the Closing Date, except as disclosed in the Disclosure Schedules (as defined in the Merger Agreement) and (ii) April 12, 2011, in each case, there shall not have been any event, change, effect or development that, individually or in the aggregate, has had, or would reasonably be expected to result in, a Company Material Adverse Effect.

Notwithstanding the foregoing, to the extent any Collateral or any security interest therein (other than the pledge and perfection of security interests in the Certificated Securities of the U.S. Borrower and its Wholly Owned Domestic Subsidiaries and other assets pursuant to which a lien may be perfected by the filing of a financing statement under the UCC) is not provided on the Closing Date after the use of commercially reasonable efforts by Holdings, the delivery of such other Collateral (and the perfection of security interests therein) shall not constitute a condition precedent to the availability of any Facility on the Closing Date, but shall be required to be delivered and perfected after the Closing Date (and in any event, in the case of the pledge and perfection of Collateral not otherwise required on the Closing Date, within 90 days after the Closing Date plus any extensions granted by the Administrative Agent in its reasonable discretion) pursuant to arrangements reasonably acceptable to Holdings and the Administrative Agent).

Each borrowing by, and each issuance, renewal, extension, increase or amendment of a Letter of Credit on behalf of, either Borrower hereunder on the Closing Date shall constitute a representation and warranty by such Borrower as of the date of such extension of credit that the conditions contained in this Section 7.1 have been satisfied.

7.2 Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (other than its initial extension of credit on the Closing Date) is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date.

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by, and each issuance, renewal, extension, increase or amendment of a Letter of Credit on behalf of, either Borrower hereunder after the Closing Date shall constitute a representation and warranty by such Borrower as of the date of such extension of credit that the conditions contained in this Section 7.2 have been satisfied.

7.3 Condition to each Revolving Loan, Swingline Loan and Letter of Credit. Without the written consent of the Required Revolving Lenders, the Borrowers shall not be permitted to incur Revolving Loans or Swingline Loans or request the issuance of Letters of Credit on a Compliance Date (including a date that would become a Compliance Date after giving effect to any such incurrence or issuance), unless the U.S. Borrower shall be in compliance with the Total Leverage Covenant as of the last day of the most recently completed period of four consecutive fiscal quarters.

Each borrowing by, and each issuance, renewal, extension, increase or amendment of a Letter of Credit on behalf of, either Borrower hereunder shall constitute a representation and warranty by such Borrower as of the date of such extension of credit that the conditions contained in this Section 7.3 have been satisfied.

SECTION 8. AFFIRMATIVE COVENANTS

Holdings and the U.S. Borrower hereby jointly and severally agree that, until all Commitments have been terminated and the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Loan Document shall have been paid in full (other than contingent indemnification and reimbursement obligations for which no claim has been made) and all Letters of Credit have been canceled, have expired or have been Collateralized, each of Holdings and the U.S. Borrower shall, and shall cause each of its Restricted Subsidiaries to:

8.1 Financial Statements. Furnish to the Administrative Agent (who shall promptly furnish to each Lender):

(a) as soon as available, but in any event within (x) 120 days after the end of the fiscal year of the U.S. Borrower ending January 31, 2012 and (y) 105 days after the end of each other fiscal year of the U.S. Borrower, a copy of the audited consolidated balance sheet of the U.S. Borrower and its Restricted Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Ernst & Young or other independent certified public accountants of nationally recognized standing; and

(b) as soon as available, but in any event not later than (x) 60 days after the end of the fiscal quarter of the U.S. Borrower ending July 31, 2011 and (y) 45 days after the end of each of the first three quarterly periods of each fiscal year of the U.S. Borrower, commencing with the fiscal quarter ending October 31, 2011, the unaudited consolidated balance sheet of the U.S. Borrower and its Restricted Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by an Authorized Officer as fairly stating in all material respects the financial position of the U.S. Borrower and its Restricted Subsidiaries in accordance with GAAP for the period covered thereby (subject to normal year end audit adjustments and the absence of footnotes).

All such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and (except as otherwise provided below) in accordance with GAAP applied consistently (except to the extent any such inconsistent application of GAAP has been approved by such accountants (in the case of clause (a) above) or officer (in the case of clause (b) above), as the case may be, and disclosed in reasonable detail therein) consistently throughout the periods reflected therein and with prior periods.

8.2 Certificates; Other Information. Furnish to the Administrative Agent (other than in the case of clause (f) below, who shall promptly furnish to each Lender):

(a) Promptly upon the request of the Administrative Agent, in connection with the delivery of any financial statements or other information pursuant to Section 8.1 or this Section 8.2, confirmation of whether such statements or information contain any Private Lender Information. Holdings, the U.S. Borrower and each Lender acknowledge that certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the U.S. Borrower, Holdings, their respective Subsidiaries or their securities) and, if documents or notices required to be delivered pursuant to Section 8.1 or this Section 8.2 or otherwise are being distributed through IntraLinks/IntraAgency, SyndTrak or another relevant website or other information platform (the “Platform”), any document or notice that the U.S. Borrower has indicated contains Private Lender Information shall not be posted on that portion of the Platform designated for such public-side Lenders. If the U.S. Borrower has not indicated whether a document or notice delivered pursuant to Section 8.1 or this Section 8.2 contains Private Lender Information, the Administrative Agent reserves the right to post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material nonpublic information with respect to the U.S. Borrower, Holdings, their respective Subsidiaries and their securities;

(b) concurrently with the delivery of any financial statements pursuant to Section 8.1, (i) a certificate of an Authorized Officer stating that such Authorized Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, (ii) (x) to the extent that a Compliance Date occurred on the last day of the period covered by such financial statements, a Compliance Certificate containing all information and calculations necessary for determining compliance by the U.S. Borrower with the Total Leverage Covenant as of the last day of the respective fiscal quarter or fiscal year of the U.S. Borrower, as the case may be, and (y) to the extent not previously disclosed to the Administrative Agent, a description of any change in the jurisdiction of organization of any Loan Party and (iii) in the case of the financial statements delivered pursuant to Section 8.1(a), a negative assurance letter by Ernst & Young or other independent certified public accountants of nationally recognized standing who opined on such financial statements stating that, in connection with the normal course procedures conducted in an audit of such consolidated financial statements, no condition or event that constitutes a Default or an Event of Default has come to their attention;

(c) concurrently with the delivery of any financial statements pursuant to Section 8.1(a), a certificate of an Authorized Officer (i) certifying a list of names of all Immaterial Subsidiaries, that each Subsidiary set forth on such list individually qualifies as an Immaterial Subsidiary and that all such Subsidiaries in the aggregate do not exceed the limitation set forth in clause (ii) of the definition of the term “Immaterial Subsidiary”, (ii) certifying a list of names of all Unrestricted Subsidiaries and that each Subsidiary set forth on such list individually qualifies as an Unrestricted Subsidiary and (iii) setting forth the amount, if any, of Excess Cash Flow for such fiscal year (commencing with the financial statements delivered in respect of the fiscal year ending 2013) together with the calculation thereof in reasonable detail;

(d) as soon as available, and in any event no later than 45 days after the end of each fiscal year of the U.S. Borrower, a detailed consolidated budget for the following fiscal year (including (i) projected consolidated quarterly income statements and (ii) projected consolidated annual balance sheets of the U.S. Borrower and its Restricted Subsidiaries, the related consolidated statements of projected cash flow, projected changes in financial position and projected income and a description of the material underlying assumptions applicable thereto) (collectively, the “Projections”), which Projections shall be based on reasonable estimates, information and assumptions that are reasonable at the time in light of the circumstances then existing, it being understood that projections are subject to uncertainties and there is no assurance that any projections will be realized;

(e) promptly following any Lender’s request therefor, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering or terrorist financing rules and regulations, including the Patriot Act; and

(f) as promptly as reasonably practicable from time to time following the Administrative Agent’s request therefor, such other non-privileged information regarding the operations, business affairs and financial condition of Holdings, the U.S. Borrower or any Restricted Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent may reasonably request.

8.3 Payment of Taxes. Pay and discharge all material Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, in each case on a timely basis, and all lawful material claims which, if unpaid, might become a lien or charge upon any properties; provided that Holdings, the Borrowers and their Subsidiaries shall not be required to pay any such material Tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP.

8.4 Maintenance of Existence; Compliance. (a) (i) Preserve, renew and keep in full force and effect its organizational existence and (ii) take all reasonable action to maintain or obtain all Governmental Approvals and all other all rights, privileges and franchises, in each case necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted hereunder and except, in the case of clause (i) (in respect of Restricted Subsidiaries that are not Loan Parties) and (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; (b) comply with all Requirements of Law (including Environmental Laws) except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect; and (c) comply with all Governmental Approvals except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

8.5 Maintenance of Property; Insurance. (a) Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear and casualty and condemnation excepted, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect, (b) maintain all the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names used in the conduct of its business, except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect, and (c) maintain with financially sound and reputable insurance companies, insurance with respect to its properties and businesses in a manner consistent with industry practice for companies similarly situated owning similar properties and engaged in similar businesses.

8.6 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which entries full, true and correct in all material respects in conformity with all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and from which financial statements conforming with GAAP can be derived and (b) permit, at the U.S. Borrower’s expense, representatives of the Administrative Agent to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time during normal business hours, upon reasonable prior notice, and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of the U.S. Borrower and its Restricted Subsidiaries with employees of the U.S. Borrower and its Restricted Subsidiaries and with the independent certified public accountants of the U.S. Borrower and its Restricted Subsidiaries; provided that (i) in no event shall there be more than one such visit for the Administrative Agent and its representatives as a group per calendar year, except during the continuance of an Event of Default and (ii) the U.S. Borrower shall have the right to be present during any discussions with accountants.

8.7 Notices. Upon actual knowledge thereof by an Authorized Officer, promptly give notice to the Administrative Agent (who shall promptly furnish to each Lender) of:

(a) the occurrence of any Default or Event of Default;

(b) any litigation, investigation or proceeding that may exist at any time involving Holdings or any Restricted Subsidiary, that (i) could reasonably be expected to have a Material Adverse Effect or (ii) which relates to any Loan Document;

(c) the following events, promptly and in any event within 30 days after Holdings, any Borrower, any Subsidiary or any Commonly Controlled Entity knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan or Non-U.S. Plan in a material amount, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan that would result in the imposition of a material withdrawal liability, (ii) the institution of proceedings or the taking of any other action by the PBGC or the U.S. Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination (in other than a “standard termination” as defined in ERISA), Reorganization or Insolvency of, any Plan, (iii) that a Plan has failed to satisfy the minimum funding standard within the meaning of Section 412 of the Code or Section 302 of ERISA, or an application may be or has been made for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code or Section 302 or 304 of ERISA with respect to a Plan, (iv) that a determination has been made that any Single Employer Plan is, or is expected to be, considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA, (v) that a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA, (vi) that any contribution required to be made with respect to a Single Employer Plan, Multiemployer Plan or Non-U.S. Plan has not been timely made, (vii) that a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA has occurred with respect to a Plan, (viii) that there has been a material increase in Unfunded Pension Liabilities (taking into account only Plans with positive Unfunded Pension Liabilities) since the date the representations hereunder are given or deemed given, or from any prior notice, as applicable, (ix) the existence of potential withdrawal liability under Section 4201 of ERISA, if Holdings, any Borrower, any Subsidiary and any Commonly Controlled Entities were to withdraw completely from any and all Multiemployer

Plans, (x) the adoption of, or the commencement of contributions to, any Single Employer Plan by Holdings, any Borrower, any Subsidiary or any Commonly Controlled Entity, or (xi) the adoption of any amendment to a Single Employer which results in a material increase in contribution obligations of Holdings, any Borrower, any Subsidiary or any Commonly Controlled Entity; and

(d) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 8.7 shall be accompanied by a statement of an Authorized Officer of the U.S. Borrower setting forth details of the occurrence referred to therein and stating what action the relevant Person proposes to take with respect thereto.

8.8 Additional Collateral, etc.

(a) With respect to any property (to the extent included in the definition of Collateral) acquired at any time after the Closing Date by any U.S. Loan Party (other than any property described in paragraph (b), (c) or (d) below) as to which the Collateral Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (i) execute and deliver to the Collateral Agent such amendments to the Security Agreement or such other documents as the Collateral Agent reasonably deems necessary to grant to the Collateral Agent, for the benefit of the Secured Parties, a security interest in such property and (ii) take all actions reasonably necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest (subject to Liens permitted hereunder) in such property, including the filing of UCC financing statements in such jurisdictions as may be required by the Security Agreement or by law or as may reasonably be requested by the Collateral Agent.

(b) With respect to any interest in any Real Property (excluding any Leaseholds) having a value (together with improvements thereof) of at least $5,000,000 acquired after the Closing Date by any U.S. Loan Party, promptly (i) execute and deliver a Mortgage, in favor of the Collateral Agent, for the benefit of the Secured Parties, covering such interest in Real Property, along with a corresponding UCC fixture filing for filing in the applicable jurisdiction, each in form and substance reasonably satisfactory to the Collateral Agent, as may be necessary to create a valid, perfected first and subsisting Lien, subject to liens permitted under Section 9.3, against such Real Property, (ii) if reasonably requested by the Collateral Agent, provide the Lenders with title and extended coverage insurance covering such interest in Real Property in an amount at least equal to the fair market value of such Real Property (or such lesser amount as shall be specified by the Collateral Agent) together with title endorsements reasonably requested by the Collateral Agent, (iii) if reasonably requested by the Collateral Agent, provide the Lenders with an ALTA survey thereof (or an existing survey accompanied, if necessary, by a “no-change” affidavit and/or other documents if same is/are sufficient for the title insurer to issue survey coverage in the applicable title policy, remove therefrom the standard survey exceptions, and issue the endorsements required pursuant to subsection (ii) above), together with a surveyor’s certification, (iv) such affidavits, certificates, instruments of indemnification and other items (including a so-called “gap” indemnification) as shall be reasonably required to induce the title insurer to issue the applicable title policy and endorsements referenced in clause (ii) above, (v) if reasonably requested by the Collateral Agent, deliver to the Collateral Agent legal opinions in form and substance reasonably satisfactory to the Collateral Agent and covering such matters as the Collateral Agent may reasonably request, including, without limitation, the enforceability of the applicable Mortgage, (vi) deliver to the Collateral Agent a “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each parcel of Real Property (together with notice about special flood hazard area status and flood disaster assistance, duly executed by the applicable U.S. Loan Party entering into the applicable Mortgage), and in the event any such Real Property or a portion thereof is located within an area designated by the Director of the Federal Emergency Management Agency to be a “special flood hazard area” and as required by applicable law, evidence of a flood insurance policy for such Real Property or the applicable portion thereof; and (vii) such other information, documentation (including, but not limited to, appraisals, environmental reports, and to the extent applicable, using commercially reasonable efforts, subordination agreements), certifications, in each case, as may be reasonably required by the Collateral Agent or necessary in order to create a valid, perfected first and subsisting Lien subject to liens permitted under Section 9.3 against the Real Property covered by the applicable Mortgage.

(c) With respect to any new Subsidiary Guarantor created or acquired after the Closing Date by any U.S. Loan Party, promptly (i) execute and deliver to the Collateral Agent such amendments to this Agreement and the Security Agreement as the Collateral Agent deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary Guarantor that is owned by any U.S. Loan Party, (ii) deliver to the Collateral Agent the certificates representing such Capital Stock (if any), together with undated stock powers, in blank, executed and delivered by a duly Authorized Officer of the relevant U.S. Loan Party and (iii) cause such new Subsidiary Guarantor (a) to execute and deliver to the Collateral Agent (x) a Guarantor Joinder Agreement or such comparable documentation requested by the Collateral Agent to become a Subsidiary Guarantor, (y) a joinder agreement to the Security Agreement, substantially in the form annexed thereto, (b) to take such actions reasonably necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Collateral described in the Security Agreement with respect to such new Subsidiary Guarantor, including the filing of UCC financing statements in such jurisdictions as may be required by the Security Agreement or by law or as may be requested by the Collateral Agent and (c) to deliver to the Collateral Agent (i) a certificate of such Subsidiary Guarantor, substantially in the form of Exhibit D, with appropriate insertions and attachments and (ii) if reasonably requested by the Collateral Agent, a legal opinion from counsel to such new Subsidiary Guarantor in form and substance satisfactory to the Collateral Agent.

(d) With respect to any new Restricted Subsidiary which is an Excluded Foreign Subsidiary described in clause (i) of the definition of Excluded Foreign Subsidiary (other than an Immaterial Subsidiary) created or acquired after the Closing Date by any U.S. Loan Party, promptly (i) execute and deliver to the Collateral Agent such amendments to the Security Agreement as the Collateral Agent reasonably deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest (subject to Liens permitted hereunder) in no more than 65% of the total outstanding voting Capital Stock of any such Excluded Foreign Subsidiary and 100% of the total outstanding non-voting Capital Stock of any such Excluded Foreign Subsidiary and (ii) deliver to the Collateral Agent the certificates (if any) representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant U.S. Loan Party.

(e) With respect to any new Non-Guarantor Subsidiary created or acquired after the Closing Date by any U.S. Loan Party (but excluding any Excluded Foreign Subsidiary and any Non-Guarantor Subsidiary to the extent a pledge of the Capital Stock of such entity is prohibited by its Organizational Documents or requires the consent of any Person party thereto), promptly (i) execute and deliver to the Collateral Agent such amendments to this Agreement and the Security Agreement as the Collateral Agent deems necessary or advisable to grant to the Collateral Agent, for the benefit of the Secured Parties, a perfected first priority security interest (subject to Liens permitted hereunder) in the Capital Stock of such Non-Guarantor Subsidiary that is owned by any U.S. Loan Party, (ii) deliver to the Collateral Agent the certificates representing such Capital Stock (if any), together with undated stock powers, in blank, executed and delivered by a duly Authorized Officer of the relevant U.S. Loan Party and (iii) cause such new Subsidiary Guarantor to deliver to the Collateral Agent a certificate of such Subsidiary Guarantor, substantially in the form of Exhibit D, with appropriate insertions and attachments.

8.9 Credit Ratings. Use commercially reasonable efforts to maintain at all times a credit rating by each of S&P and Moody’s in respect of the Facilities provided for under this Agreement and a corporate rating by S&P and a corporate family rating by Moody’s for the U.S. Borrower.

8.10 Further Assurances. At any time or from time to time upon the request of the Administrative Agent, at the expense of the U.S. Borrower, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Administrative Agent may reasonably request in order to effect fully the purposes of the Loan Documents. In furtherance and not in limitation of the foregoing, the U.S. Loan Parties shall take such actions as the Administrative Agent may reasonably request from time to time (including, without limitation, the execution and delivery of guaranties, security agreements, pledge agreements, mortgages, deeds of trust, stock powers, financing statements and other documents, the filing or recording of any of the foregoing, and the delivery of stock certificates and other collateral with respect to which perfection is obtained by possession, in each case to the extent required by the applicable Loan Documents) to ensure that the Obligations are guaranteed by the Guarantors and are secured by substantially all of the assets (other than those assets specifically excluded by the terms of this Agreement and the other Loan Documents) of such U.S. Loan Parties on a first priority basis (subject to Liens permitted hereunder).

8.11 Designation of Unrestricted Subsidiaries. The board of directors of Holdings may at any time after the Closing Date designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing, (ii) such designation complies with Section 9.7, (iii) immediately after giving effect to such designation, the U.S. Borrower shall be in compliance with the Total Leverage Covenant (whether or not a Compliance Date has occurred on such date), determined on a Pro Forma Basis as of the last day of the most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 8.1(a) or (b), as if such designation had occurred on the last day of such fiscal quarter of U.S. Borrower and (iv) the status of any such Subsidiary as a Restricted Subsidiary or an Unrestricted Subsidiary shall at all times be the same under this Agreement, the Senior Notes Documents and the documents governing any Incremental Notes. The designation of any Restricted Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an Investment by the applicable Loan Party therein at the date of designation in an amount equal to the fair market value of the applicable Loan Party’s investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (x) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time, and (y) a return on any Investment by the applicable Loan Party in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of such Loan Party’s Investment in such Subsidiary. Notwithstanding the foregoing, neither the Borrowers nor Holdings shall be permitted to be an Unrestricted Subsidiary. Any such designation by the board of directors of Holdings shall be evidenced to the Administrative Agent by promptly filing with the Administrative Agent a copy of the resolution of the board of directors of Holdings giving effect to such designation and a certificate of a Authorized Officer of the U.S. Borrower certifying that such designation complied with the foregoing provisions.

8.12 Post-Closing Matters. Cause to be delivered or performed the documents and other agreements set forth on Schedule 8.12 within the time frames specified on such Schedule 8.12.

8.13 Interest Rate Protection. Within 90 days after the Closing Date, obtain from a counterparty satisfactory to the Administrative Agent interest rate protection through Interest Rate Protection Agreements satisfactory to the Administrative Agent against increases in the interest rates with respect to a notional amount of Indebtedness such that not less than 50% of the Funded Debt of the Borrowers and their respective Restricted Subsidiaries outstanding as of the Closing Date will be either (i) subject to such Interest Rate Protection Agreements or (ii) fixed-rate Indebtedness, in each case for a period of not less than three years following the Closing Date.

8.14 ERISA. Cause each Commonly Controlled Entity to (i) maintain all Plans that are presently in existence or may, from time to time, come into existence, in compliance with the terms of any such Plan, ERISA, the Code and all other applicable laws and (ii) make or cause to be made contributions to all Plans in a timely manner and, with respect to Single Employer Plans, in a sufficient amount to comply with the requirements of Sections 302 and 303 of ERISA and Sections 412 and 430 of the Code, in each case except to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect.

8.15 Use of Proceeds.

(a) The U.S. Borrower shall use the proceeds of the Term Loans on the Closing Date, together with the proceeds of the issuance of the Senior Notes and the proceeds of the Equity Contribution and cash on hand, solely to finance the Acquisition and to pay related fees and expenses.

(b) The Borrowers and their respective Subsidiaries shall use the proceeds of the Revolving Loans and the Letters of Credit for working capital, Consolidated Capital Expenditures and for other general corporate purposes; provided that no more than $5,000,000 of Revolving Loans may be used to finance the Acquisition and to pay related fees and expenses.

SECTION 9. NEGATIVE COVENANTS

Holdings and the U.S. Borrower hereby jointly and severally agree that, until all Commitments have been terminated and the principal of and interest on each Loan, all fees and all other expenses or amounts payable under any Loan Document shall have been paid in full (other than contingent indemnification and reimbursement obligations for which no claim has been made) and all Letters of Credit have been canceled, have expired or have been Collateralized, each of Holdings and the U.S. Borrower shall not, and shall not permit any of their respective Restricted Subsidiaries to, directly or indirectly:

9.1 Maximum Total Leverage Ratio. Without the written consent of the Required Revolving Lenders, permit the Total Leverage Ratio, on a Pro Forma Basis, as of the last day of any fiscal quarter set forth below on which a Compliance Date has occurred to be greater than the ratio set forth opposite such fiscal quarter:

Fiscal Quarter	Ratio

October 2011	8.50:1.00

January 2012	8.00:1.00

April 2012	8.00:1.00

Fiscal Quarter	Ratio

July 2012	8.00:1.00

October 2012	8.00:1.00

January 2013	7.50:1.00

April 2013	7.50:1.00

July 2013	7.50:1.00

October 2013	7.50:1.00

January 2014	7.00:1.00

April 2014	7.00:1.00

July 2014	7.00:1.00

October 2014	7.00:1.00

January 2015	6.50:1.00

April 2015	6.50:1.00

July 2015	6.50:1.00

October 2015	6.50:1.00

Thereafter	6.00:1.00

9.2 Indebtedness. Incur any Indebtedness, except:

(a) Indebtedness pursuant to any Loan Document;

(b) Indebtedness pursuant to the Senior Notes Documents;

(c) Indebtedness in the form of senior secured notes, senior unsecured notes or senior subordinated notes issued by either Borrower (any such notes, the “Incremental Notes”); provided that (i) both at the time of issuance and after giving effect thereto, no Default or Event of Default shall exist, (ii) the U.S. Borrower shall be in compliance with the Total Leverage Covenant determined on a Pro Forma Basis as of the last day of the most recently completed fiscal quarter for which the financial statements and certificates required by Section 8.1(a) or (b), as the case may be, have been delivered, in each case, as if such Incremental Notes had been outstanding throughout such period (whether or not a Compliance Date occurred on the last day of such most recently completed fiscal quarter); provided, that for purposes of determining compliance with the Total Leverage Covenant under this clause (ii), the Net Cash Proceeds actually received by any Loan Party of such Incremental Notes shall not be included as cash or Cash Equivalents for purposes of clause (ii) of the definition of “Total Leverage Ratio,” (iii) the aggregate outstanding principal amount of Incremental Notes incurred at any time shall not exceed the Maximum Incremental Facilities Amount at such time, (iv) if such Incremental Notes have rights to share in the Collateral on a pari passu basis with the Obligations or on a second lien, subordinated basis to the Obligations, then the Administrative Agent and a Senior Representative acting on behalf of the holders of such Incremental Notes, shall enter into an Intercreditor Agreement; provided, that the European Borrower may issue Incremental Notes, which in respect of an amount not to exceed $125,000,000 or the Dollar Equivalent thereof, may have the benefit of guarantees of Foreign Subsidiaries and may be secured by foreign collateral that does not secure the Obligations, (v) such Incremental Notes have a Weighted Average Life to Maturity not shorter than that for the Term Loans, (vi) the stated final maturity of such Incremental Notes is not earlier than the Term Loan Maturity Date and (vii) either such Incremental Notes (x) do not contain terms materially more restrictive (taken as a whole) on Holdings and its Subsidiaries than those contained in this Agreement or (y) include market terms and conditions as of the time of incurrence for first-lien or second-lien secured loans or debt securities, as the case may be; provided, that a certificate of an Authorized Officer of the applicable Borrower delivered to the Administrative Agent at least five Business Days (or such shorter period as the Administrative Agent may reasonably agree) prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, certifying that the applicable Borrower has determined in good faith that the terms of such Incremental Notes satisfy the requirements of this clause (vii) shall be conclusive evidence that such terms satisfy such requirements unless the Administrative Agent notifies such Borrower within such period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees);

(d) Indebtedness of the Loan Parties so long as (i) in the case of Indebtedness secured on a pari passu basis by Collateral securing the Obligations, the Total First Lien Leverage Ratio, on a Pro Forma Basis, as of the last day of the most recent fiscal quarter of the U.S. Borrower for which financial statements have been made available (or were required to be made available) pursuant to Section 8.1(a) or (b), does not exceed 3.50:1.00 and a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to an Intercreditor Agreement (or any Intercreditor Agreement shall have been amended or replaced in a manner reasonably acceptable to the Administrative Agent, which results in such Senior Representative having rights to share in the Collateral on a pari passu basis), (ii) in the case of Indebtedness secured on a junior-lien basis by Collateral securing the Obligations, the Total Secured Leverage Ratio, on a Pro Forma Basis, as of the last day of the most recent fiscal quarter of the U.S. Borrower for which financial statements have been made available (or were required to be made available) pursuant to Section 8.1(a) or (b), does not exceed 4.25:1.00 and a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to an Intercreditor Agreement (or any Intercreditor Agreement shall have been amended or replaced in a manner reasonably acceptable to the Administrative Agent, which results in such Senior Representative having rights to share in the Collateral on a junior-lien basis), (iii) such Indebtedness has a Weighted Average Life to Maturity not shorter than that for the Term Loans, (iv) no Default or Event of Default shall have occurred and be continuing, (v) the stated final maturity of such Indebtedness is at least 90 days outside the Term Loan Maturity Date, (vi) either such Indebtedness (x) does not contain terms materially more restrictive (taken as a whole) on Holdings and its Subsidiaries than those contained in this Agreement or (y) includes market terms and conditions as of the time of incurrence for first-lien or second-lien secured loans or debt securities; provided, that a certificate of an Authorized Officer of the applicable Loan Party delivered to the Administrative Agent at least five Business Days (or such shorter period as the Administrative Agent may reasonably agree) prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, certifying that the applicable Loan Party has determined in good faith that the terms of such Indebtedness satisfy the requirements of this clause (vi) shall be conclusive evidence that such terms satisfy such requirements unless the Administrative Agent notifies such applicable Loan Party within such period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees), and (vii) the Net Cash Proceeds of such Indebtedness are used to repay the Term Loans or shall be issued in exchange for Term Loans; provided, that any Term Loans that are so exchanged shall be immediately cancelled;

(e) Indebtedness secured on a pari passu basis by Collateral securing the Obligations so long as (i) the Total First Lien Leverage Ratio, on a Pro Forma Basis, as of the last day of the most recent fiscal quarter of the U.S. Borrower for which financial statements have been made available (or were required to be made available) pursuant to Section 8.1(a) or (b), does not exceed 3.50:1.00, (ii) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to an Intercreditor Agreement (or any Intercreditor Agreement shall have been amended or replaced in a manner reasonably acceptable to the Administrative Agent, which results in such Senior Representative having rights to share in the Collateral on a pari passu basis), (iii) such Indebtedness has a Weighted Average Life to Maturity not shorter than that for the Term Loans, (iv) no Default or Event of Default shall have occurred and be continuing, (v) the stated final maturity of such Indebtedness is at least 90 days outside the Term Loan Maturity Date and (vi) either such Indebtedness (x) does not contain terms materially more restrictive (taken as a whole) on Holdings and its Subsidiaries than those contained in this Agreement or (y) includes market terms and conditions as of the time of incurrence for first lien secured loans or debt securities; provided, that a certificate of an Authorized Officer of the U.S. Borrower delivered to the Administrative Agent at least five Business Days (or such shorter period as the Administrative Agent may reasonably agree) prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto certifying that the U.S. Borrower has determined in good faith that the terms of such Indebtedness satisfy the requirements of this clause (vi) shall be conclusive evidence that such terms satisfy such requirements unless the Administrative Agent notifies the U.S. Borrower within such period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees);

(f) Indebtedness secured on a junior-lien basis by Collateral securing the Obligations so long as (i) the Total Secured Leverage Ratio, on a Pro Forma Basis, as of the last day of the most recent fiscal quarter of the U.S. Borrower for which financial statements have been made available (or were required to be made available) pursuant to Section 8.1(a) or (b), does not exceed 4.25:1.00, (ii) a Senior Representative acting on behalf of the holders of such Indebtedness shall have become party to an Intercreditor Agreement (or any Intercreditor Agreement shall have been amended or replaced in a manner reasonably acceptable to the Administrative Agent, which results in such Senior Representative having rights to share in the Collateral on a junior-lien basis), (iii) such Indebtedness has a Weighted Average Life to Maturity not shorter than that for the Term Loans, (iv) no Default or Event of Default shall have occurred and be continuing, (v) the stated final maturity of such Indebtedness is at least 90 days outside the Term Loan Maturity Date and (vi) either such Indebtedness (x) does not contain terms materially more restrictive (taken as a whole) on Holdings and its Subsidiaries than those contained in this Agreement or (y) includes market terms and conditions as of the time of incurrence for junior lien secured loans or debt securities; provided, that a certificate of an Authorized Officer of the U.S. Borrower delivered to the Administrative Agent at least five Business Days (or such shorter period as the Administrative Agent may reasonably agree) prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto certifying that the U.S. Borrower has determined in good faith that the terms of such Indebtedness satisfy the requirements of this clause (vi) shall be conclusive evidence that such terms satisfy such requirements unless the Administrative Agent notifies the U.S. Borrower within such period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees);

(g) Senior unsecured Indebtedness or subordinated Indebtedness so long as (i) if the aggregate principal amount of Indebtedness incurred under this clause (g) exceeds $5,000,000, the Total Leverage Ratio, on a Pro Forma Basis, as of the last day of the most recent fiscal quarter of the U.S. Borrower for which financial statements have been made available (or were required to be made available) pursuant to Section 8.1(a) or (b), does not exceed 5.75:1.00, (ii) the stated final maturity of such Indebtedness is at least 90 days outside the Term Loan Maturity Date, (iii) such Indebtedness has a Weighted Average Life to Maturity not shorter than that for the Term Loans, (iv) no Default or Event of Default shall have occurred and be continuing and (v) either such Indebtedness (x) does not contain terms materially more restrictive (taken as a whole) on Holdings and its Subsidiaries than those contained in this Agreement or (y) includes market terms and conditions as of the time of incurrence for high-yield loans or debt securities; provided, that a certificate of an Authorized Officer of the U.S. Borrower delivered to the Administrative Agent at least five Business Days (or such shorter period as the Administrative Agent may reasonably agree) prior to the incurrence of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto certifying that the U.S. Borrower has determined in good faith that the terms of such Indebtedness satisfy the requirements of this clause (v) shall be conclusive evidence that such terms satisfy such requirements unless the Administrative Agent notifies the U.S. Borrower within such period that it disagrees with such determination (including a reasonable description of the basis upon which it disagrees);

(h) Indebtedness (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 9.3(k) in an aggregate principal amount not to exceed the greater of $5,000,000 and 2.0% of Consolidated Total Tangible Assets (as of the last day of the most recent fiscal quarter of the U.S. Borrower prior to incurrence of such Indebtedness for which financial statements have been made available (or were required to be made available) pursuant to Section 8.1(a) or (b)) at any one time outstanding;

(i) Indebtedness of (x) the U.S. Borrower to any Restricted Subsidiary of the U.S. Borrower, (y) any Restricted Subsidiary of the U.S. Borrower to the U.S. Borrower or any Restricted Subsidiary thereof, provided that the aggregate principal amount of Indebtedness owed by any Non-Guarantor Subsidiary or Excluded Foreign Subsidiary to the U.S. Borrower or any other Loan Party shall not exceed at any time outstanding the amount permitted to be invested in Non-Guarantor Subsidiaries and Excluded Foreign Subsidiaries pursuant to clauses (e), (f), (u) and (bb) of Section 9.7, and (z) any Non-Guarantor Subsidiary or Excluded Foreign Subsidiary to any other Non-Guarantor Subsidiary or Excluded Foreign Subsidiary;

(j) Indebtedness of Foreign Subsidiaries in an aggregate principal amount not to exceed $50,000,000 at any one time outstanding;

(k) Indebtedness consisting of Guarantee Obligations by the Borrowers or any Guarantor of (x) Indebtedness otherwise permitted under this Section 9.2 or (y) Indebtedness of any Restricted Subsidiary of the U.S. Borrower that is not a Subsidiary Guarantor to the extent permitted under Section 9.7;

(l) Indebtedness outstanding on the Closing Date and listed on Schedule 9.2(l);

(m) Indebtedness in respect of Swap Agreements entered into to hedge or mitigate risks to which the U.S. Borrower or any Restricted Subsidiary has exposure and not for speculative purposes;

(n) Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(o) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees, import and export custom and duty guaranties and similar obligations, or obligations in respect of letters of credit or bank acceptances or similar instruments related thereto, in each case provided in the ordinary course of business;

(p) Indebtedness consisting of obligations under deferred compensation, purchase price, earn outs or other similar arrangements incurred by such Person in connection with the Transactions and Permitted Acquisitions or any other acquisitions permitted hereunder;

(q) Cash Management Obligations and Guarantee Obligations in respect thereof, and other Indebtedness in respect of netting services, overdraft protections and similar arrangements in each case in connection with deposit accounts, in the ordinary course of business;

(r) Indebtedness consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(s) Indebtedness which represents a Permitted Refinancing of any of the Indebtedness permitted under this Section 9.2 (other than 9.2(a));

(t) Indebtedness assumed in connection with Permitted Acquisitions so long as such Indebtedness is not incurred to finance or in contemplation of any such acquisition and such assumed Indebtedness (i) if the aggregate principal amount of Indebtedness assumed under this clause (t) exceeds $5,000,000, after giving effect to the assumption of such Indebtedness and such Permitted Acquisition on a Pro Forma Basis as of the last day of the most recent fiscal quarter of the U.S. Borrower for which financial statements have been made available (or were required to be made available) pursuant to Section 8.1(a) or (b), (A) the Total First Lien Leverage Ratio either (x) does not exceed 3.50:1.00 or (y) is less than the Total First Lien Leverage Ratio prior to giving effect to the incurrence or assumption of such Indebtedness and Permitted Acquisition and (B) the Total Leverage Ratio either (x) does not exceed 5.75:1.00 or (y) is less than the Total Leverage Ratio prior to giving effect to the assumption of such Indebtedness and Permitted Acquisition, and (ii) before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing;

(u) Indebtedness owing to current or former officers, directors and employees, their respective estates, heirs, spouses or former spouses to finance the purchase or redemption of Capital Stock of Holdings (or any direct or indirect parent thereof) permitted by Section 9.6(d) or as a result of the inability of Holdings to purchase or redeem its Capital Stock as a result of the restrictions set forth in Section 9.6(d);

(v) Indebtedness constituting indemnification and reimbursement obligations in connection with sales and dispositions permitted under this Agreement;

(w) guarantees by the U.S. Borrower and its Restricted Subsidiaries in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of the U.S. Borrower and its Restricted Subsidiaries;

(x) Capital Lease Obligations to the extent constituting Attributable Debt arising in Sale Leaseback Transactions permitted by Section 9.10;

(y) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in ordinary course of business; provided, that such Indebtedness is extinguished within five Business Days of its incurrence;

(z) Indebtedness of the European Borrower pursuant to a declaration of joint and several liability used for the purpose of Section 2:403 of the Dutch Civil Code (and any residual liability under such declaration arising pursuant to Section 2:404(2) of the Dutch Civil Code); and

(aa) additional Indebtedness of the U.S. Borrower and the other Loan Parties (other than Holdings and the European Borrower) in an aggregate principal amount not to exceed $20,000,000 at any one time outstanding.

For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the Spot Currency Exchange Rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that, if such Indebtedness is incurred to Refinance other Indebtedness denominated in a foreign currency, and such Refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the Spot Currency Exchange Rate in effect on the date of such Refinancing such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Indebtedness so Refinanced does not exceed the principal amount of such Indebtedness being Refinanced.

Notwithstanding the foregoing, the principal amount of any Indebtedness incurred to Refinance other Indebtedness, if incurred in a different currency from the Indebtedness being Refinanced, shall be calculated based on the Spot Currency Exchange Rate that is in effect on the date of such Refinancing.

9.3 Liens. Incur any Lien upon any of its property, whether now owned or hereafter acquired, except:

(a) Liens securing Indebtedness of the U.S. Borrower and/or its Restricted Subsidiaries incurred pursuant to Section 9.2(c), (d), (e), (f), (s) (but only to the extent that the Indebtedness refinanced by any Permitted Refinancing was secured) and (t) (but only to the extent of the assets acquired in the respective Permitted Acquisition);

(b) Liens securing Indebtedness in an amount not to exceed $5,000,000 at any time outstanding secured on a pari passu basis by Collateral securing the Obligations so long as no Default or Event of Default shall have occurred and be continuing;

(c) Liens securing Indebtedness (i) (x) on a pari passu basis by Collateral securing the Obligations and, if such Indebtedness exceeds $5,000,000, the Total First Lien Leverage Ratio, on a Pro Forma Basis, as of the last day of the most recent fiscal quarter of the U.S. Borrower for which financial statements have been made available (or were required to be made available) pursuant to Section 8.1(a) or (b), does not exceed 3.50:1.00 and (y) on a junior-lien basis by Collateral securing the Obligations and, if such Indebtedness exceeds $5,000,000, the Total Secured Leverage Ratio, on a Pro Forma Basis, as of the last day of the most recent fiscal quarter of the U.S. Borrower for which financial statements have been made available (or were required to be made available) pursuant to Section 8.1(a) or (b), does not exceed 4.25:1.00 and (ii) so long as, in each case, no Default or Event of Default shall have occurred and be continuing;

(d) Liens on cash or Cash Equivalents securing obligations under Swap Agreements permitted hereunder;

(e) Liens for taxes not yet delinquent or that are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of Holdings, the U.S. Borrower or the applicable Restricted Subsidiary, as the case may be, in conformity with GAAP;

(f) carriers’, warehousemen’s, landlord’s, mechanics’, materialmen’s, repairmen’s, suppliers’ or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

(g) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(h) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, utilities, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(i) easements, rights-of-way, restrictions and other similar encumbrances that, in the aggregate, do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the U.S. Borrower and its Restricted Subsidiaries taken as a whole;

(j) Liens (i) in existence on the Closing Date listed on Schedule 9.3(j); provided that no such Lien is spread to cover any additional property after the Closing Date and that the amount of Indebtedness secured thereby is not increased (except to the extent of accrued interest, premiums and fees and expenses payable in connection with a Refinancing) and (ii) securing any Refinancings of Obligations secured by Liens referenced on Schedule 9.3(j) and permitted under Section 9.2(s);

(k) Liens securing Indebtedness of the U.S. Borrower and its Restricted Subsidiaries incurred pursuant to Section 9.2(h) to finance the acquisition of fixed or capital assets or to Refinance Indebtedness incurred for such purpose; provided that (i) such Liens shall be created within 180 days following the acquisition of such fixed or capital assets or such Refinancing, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and accessions thereto and (iii) in the case of any such Refinancing, the amount of Indebtedness secured thereby is not increased (except by an amount equal to accrued interest, a reasonable premium or other reasonable amount paid in connection with such Refinancing, as applicable, and fees and expenses reasonably incurred in connection therewith);

(l) Liens created pursuant to any Loan Document;

(m) any interest or title of a lessor under any lease entered into by the U.S. Borrower and its Restricted Subsidiaries in the ordinary course of its business and covering only the assets so leased;

(n) Liens (i) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business or (ii) on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(o) Liens on property of any Foreign Subsidiary, U.S. Owned DRE and/or Non-Guarantor Subsidiary, which Liens secure obligations of the applicable Restricted Subsidiary not prohibited under this Agreement;

(p) Liens in respect of the licensing of patents, copyrights, trademarks, trade names, other indications of origin, domain names and other forms of Intellectual Property in the ordinary course of business;

(q) Liens arising out of Sale Leaseback Transactions permitted by Section 9.10;

(r) Liens arising from precautionary UCC financing statements or similar filings made in respect of operating leases entered into by the U.S. Borrower and its Restricted Subsidiaries in the ordinary course of business;

(s) ground leases in respect of real property on which facilities owned or leased by the U.S. Borrower and its Restricted Subsidiaries are located;

(t) licenses, sublicenses, leases or subleases with respect to any assets granted to third Persons in the ordinary course of business; provided, that the same do not in any material respect interfere with the business of the U.S. Borrower and its Restricted Subsidiaries taken as a whole;

(u) Liens relating to insurance policies securing Indebtedness incurred under Section 9.2(r) and other obligations arising in connection with the financing of insurance premiums;

(v) Liens in respect of judgments that do not constitute an Event of Default under Section 11.1(h);

(w) bankers’ Liens, rights of setoff and similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more deposit, securities, investment or similar accounts, in each case granted in the ordinary course of business in favor of the bank or banks where such accounts are maintained, securing amounts owing to such bank with respect to cash management or other account arrangements, including those involving pooled accounts and netting arrangements or sweep accounts of the U.S. Borrower and its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the U.S. Borrower and its Restricted Subsidiaries; provided that in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;

(x) Liens solely on any cash earnest money deposits made in connection with any letter of intent or purchase agreement in connection with an Investment permitted hereunder;

(y) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into in the ordinary course of business or Liens arising by operation of law under Article 2 of the New York UCC in favor of a reclaiming seller of goods or buyer of goods;

(z) Liens deemed to exist in connection with investments in repurchase agreements under Section 9.7; provided that such Liens do not extend to any assets other than those assets that are subject of such repurchase agreement;

(aa) Liens and other matters of record shown on any title policies delivered pursuant to this Agreement;

(bb) Liens on Capital Stock of Unrestricted Subsidiaries;

(cc) Liens arising in connection with (i) zoning, building, entitlement and other land use regulations by Governmental Authorities with which the normal operation of the business complies, and (ii) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of Holdings and its Restricted Subsidiaries, taken as a whole;

(dd) Liens in favor of any Loan Party;

(ee) Liens on equipment of the U.S. Borrower and/or its Restricted Subsidiaries granted in the ordinary course of the business of the U.S. Borrower and its Restricted Subsidiaries to clients of the U.S. Borrower and/or its Restricted Subsidiaries;

(ff) any security interest or set-off rights an account bank may have with respect to a bank account held by the European Borrower and which arise from general banking conditions (algemene bankvoorwaarden), but only to the extent the account bank is unwilling to waive such rights; and

(gg) Liens on Capital Stock deemed to exist in connection with any options, put and call arrangements, rights of first refusal and similar rights relating to Investments in Persons that are not Subsidiaries.

9.4 Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its property or business, except that:

(a) any Restricted Subsidiary of the U.S. Borrower may be merged or consolidated with or into the U.S. Borrower (provided that the U.S. Borrower shall be the continuing or surviving corporation) or with or into any Subsidiary Guarantor (provided that a Subsidiary Guarantor shall be the continuing or surviving corporation) and (ii) any Restricted Subsidiary that is not a Loan Party may be merged or consolidated with or into another Restricted Subsidiary that is not a Loan Party;

(b) (x) any Subsidiary Guarantor may Dispose of any or all of its assets (i) to the U.S. Borrower or any Subsidiary Guarantor (upon voluntary liquidation or otherwise) or (ii) pursuant to a Disposition permitted by Section 9.5 and (y) any Restricted Subsidiary of the U.S. Borrower that is not a Subsidiary Guarantor may Dispose of any or all of its assets to (i) the U.S. Borrower or any Restricted Subsidiary of the U.S. Borrower or (ii) pursuant to a Disposition permitted by Section 9.5;

(c) any Investment of the U.S. Borrower and its Restricted Subsidiaries expressly permitted by Section 9.7 may be structured as a merger, consolidation or amalgamation (provided that (x) if the U.S. Borrower is a party to such merger, consolidation or amalgamation, the U.S. Borrower shall be the continuing or surviving corporation thereof, (y) if a Subsidiary Guarantor is a party to such merger, consolidation or amalgamation, a Subsidiary Guarantor shall be the continuing or surviving Person thereof; and (z) if a Restricted Subsidiary that is not a Loan Party is a party to such merger, consolidation or amalgamation (and the U.S. Borrower is not a party thereto), a Restricted Subsidiary shall be the continuing or surviving Person thereof);

(d) any Restricted Subsidiary of the U.S. Borrower may liquidate or dissolve if the U.S. Borrower determines in good faith that such liquidation or dissolution is in the best interests of the U.S. Borrower and is not materially disadvantageous to the Lenders; provided, that if a Subsidiary Guarantor liquidates or dissolves in accordance with this Section 9.4(d), (i) all or substantially all of its assets shall be transferred to, or otherwise assumed by, the U.S. Borrower or another Subsidiary Guarantor and (ii) no Event of Default shall have occurred and be continuing at such time; and

(e) any merger, dissolution or liquidation not involving the U.S. Borrower or Holdings may be effected for the purposes of effecting a transaction permitted by Section 9.5.

9.5 Disposition of Property. Dispose of any of its property, whether now owned or hereafter acquired, or, in the case of any Restricted Subsidiary of the U.S. Borrower, issue or sell any shares of such Restricted Subsidiary’s Capital Stock to any Person, except:

(a) the Disposition of obsolete, worn out, damaged or surplus property in the ordinary course of business;

(b) the sale of inventory in the ordinary course of business;

(c) Dispositions permitted under Section 9.4;

(d) the sale or issuance of Capital Stock of any Restricted Subsidiary to the U.S. Borrower or any other Restricted Subsidiary (provided that in the case of such issuance of Capital Stock of a Restricted Subsidiary that is not a Wholly Owned Subsidiary, Capital Stock of such Restricted Subsidiary may be also issued to other owners thereof to the extent such issuance is not dilutive to the ownership of the Loan Parties), and the sale or issuance of the U.S. Borrower’s Capital Stock to Holdings;

(e) the use, sale, exchange or other disposition of money or Cash Equivalents in a manner that is not prohibited by the terms of this Agreement or the other Loan Documents;

(f) the licensing or sublicensing of patents, trademarks, copyrights, and other Intellectual Property rights in the ordinary course of business;

(g) Dispositions which are required by court order or regulatory decree or otherwise required or compelled by regulatory authorities;

(h) licenses, sublicenses, leases or subleases with respect to any property or assets (other than patents, trademarks, copyrights and other Intellectual Property rights) granted to third Persons in the ordinary course of business; provided, that the same do not in any material respect interfere with the business of the U.S. Borrower and its Restricted Subsidiaries, taken as a whole, or materially detract from the value of the relative assets of the U.S. Borrower and its Restricted Subsidiaries, taken as a whole;

(i) Dispositions to, between or among the U.S. Borrower and any Subsidiary Guarantors;

(j) Dispositions between or among any Restricted Subsidiary that is not a Subsidiary Guarantor and any other Restricted Subsidiaries that are not Subsidiary Guarantors;

(k) Dispositions of any Foreign Subsidiary by the U.S. Borrower or a Subsidiary Guarantor to another Wholly Owned Subsidiary of the U.S. Borrower;

(l) the settlement or write-off of accounts receivable or sale of overdue accounts receivable for collection in the ordinary course of business;

(m) Dispositions constituting (i) Investments permitted under Section 9.7, (ii) Restricted Payments permitted under Section 9.6 or (iii) Sale Leaseback Transactions permitted under Section 9.10;

(n) Dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset;

(o) Dispositions of property to the extent that such property is exchanged for credit against the purchase price of similar replacement property;

(p) the abandonment or cancellation of Intellectual Property that the U.S. Borrower in its reasonable business judgment, deems no longer useful to maintain;

(q) the unwinding of any Swap Agreements;

(r) Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(s) Dispositions of non-core assets (as determined by the U.S. Borrower in good faith) acquired in any Permitted Acquisition by the U.S. Borrower and any of its Restricted Subsidiaries in an amount not to exceed 40% of the consideration paid for any such acquisition; provided, that (i) not less than 75% of the consideration payable to the U.S. Borrower and its Restricted Subsidiaries in connection with any such Disposition is in the form of cash or Cash Equivalents and (ii) the consideration payable to the U.S. Borrower and its Restricted Subsidiaries in connection with any such Disposition is equal to the fair market value of such assets (as determined by the U.S. Borrower in good faith);

(t) Dispositions of other property having a fair market value not to exceed $15,000,000 in the aggregate for any fiscal year of the U.S. Borrower; provided that (A) up to 100% of any such amount that is not used in the fiscal year for which it is permitted may be carried over for use in subsequent fiscal years (subject to clause (D) below); (B) not less than 75% of the consideration payable to the U.S. Borrower and its Restricted Subsidiaries in connection with such Disposition is in the form of cash or Cash Equivalents; (C) the consideration payable to the U.S. Borrower and its Restricted Subsidiaries in connection with any such Disposition is equal to the fair market value of such property (as determined by the U.S. Borrower in good faith); and (D) in no case shall the aggregate amount of Dispositions permitted under this Section 9.5(t) exceed $20,000,000 in any single fiscal year;

(u) Dispositions or discounts without recourse of accounts receivable in connection with the compromise or collection thereof in the ordinary course of business and sales of assets received by the U.S. Borrower or any Restricted Subsidiary from Persons other than Loan Parties upon foreclosure on a lien in favor of the U.S. Borrower of such Subsidiary;

(v) any exchange of property of the U.S. Borrower or any Restricted Subsidiary (other than Capital Stock or other Investments) which qualifies as a like kind exchange pursuant to and in compliance with Section 1031 of the Code or any other substantially concurrent exchange of property by the U.S. Borrower or any Restricted Subsidiary (other than Capital Stock or other Investments) for property (other than Capital Stock or other Investments) of another person; provided that (a) such property is useful to the business of the U.S. Borrower or such Restricted Subsidiary, (b) the U.S. Borrower or such Restricted Subsidiary shall receive reasonably equivalent or greater market value for such property (as reasonably determined by the U.S. Borrower in good faith) and (c) such property will be received by the U.S. Borrower or such Restricted Subsidiary substantially concurrently with its delivery of property to be exchanged;

(w) Dispositions having a fair market value not to exceed (i) $1,000,000 with respect to any such Disposition or series of related Dispositions and (ii) $3,000,000 in the aggregate for any fiscal year of the U.S. Borrower; and

(x) Dispositions of any Capital Stock or interests in any joint venture entity not constituting a Restricted Subsidiary to the extent required by the applicable joint venture agreement or similar binding arrangements relating thereto.

9.6 Restricted Payments. Declare or pay any dividend or distribution (other than Restricted Payments payable solely in Qualified Equity Interests of the Person making such Restricted Payment) on any Capital Stock of Holdings or its Restricted Subsidiaries, whether now or hereafter outstanding, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of Holdings or its Restricted Subsidiaries, whether now or hereafter outstanding, or pay any management or similar fees to the Sponsor or any holders of the Capital Stock of Holdings or any of their respective Affiliates, or make any other distribution in respect of any Capital Stock of Holdings or its Restricted Subsidiaries, either directly or indirectly, whether in cash or property or in obligations of Holdings or its Restricted Subsidiaries (collectively, “Restricted Payments”), except that:

(a) any Wholly Owned Subsidiary (which is a Restricted Subsidiary) of the U.S. Borrower may make Restricted Payments to Holdings, the U.S. Borrower or any other Restricted Subsidiary and any non-Wholly Owned Subsidiary (other than an Unrestricted Subsidiary) may make Restricted Payments ratably to the holders of such non-Wholly Owned Subsidiary’s Capital Stock, taking into account the relative preferences, if any, on the various classes of Capital Stock of such Restricted Subsidiary;

(b) so long as no Default or Event of Default shall have occurred and be continuing or would otherwise result therefrom and the Total Leverage Ratio, on a Pro Forma Basis, as of the last day of the most recent fiscal quarter of the U.S. Borrower for which financial statements have been made available (or were required to be made available) pursuant to Section 8.1(a) or (b), shall not exceed 5.00:1.00, the U.S. Borrower may make Restricted Payments to Holdings to permit Holdings to make, and Holdings may make, Restricted Payments to holders of Capital Stock of Holdings with the proceeds of such Restricted Payment; provided, that the aggregate amount of Restricted Payments by the U.S. Borrower to Holdings under this Section 9.6(b) shall not at any time exceed the Available Amount at such time;

(c) Cashless exercises of options and warrants shall be permitted;

(d) Holdings may make Restricted Payments or make distributions to any direct parent thereof to permit such direct parent, and the subsequent use of such payments by such direct parent, to repurchase, redeem or otherwise acquire for value Qualified Equity Interests of such direct parent held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) of Holdings or its Subsidiaries, upon their death, disability, retirement, severance or termination of employment or service; provided that the aggregate cash consideration paid for all such redemptions and payments shall not exceed, in any fiscal year, $5,000,000 (with unused amounts in any fiscal year being carried over to succeeding fiscal years subject to a maximum (without giving effect to the following proviso) of $10,000,000 in any fiscal year); provided, further, that such amount in any fiscal year may be increased by an amount not to exceed, without duplication, (x) the aggregate amount of loans made by Holdings and any of its Subsidiaries pursuant to Section 9.7(k) that are repaid in connection with such purchase, redemption or other acquisition of such Capital Stock of such direct parent, plus (y) the amount of any Net Cash Proceeds received by or contributed to the U.S. Borrower from the issuance and sale after the Closing Date of Qualified Equity Interests of Holdings (or such direct parent) to officers, directors or employees of Holdings or its Subsidiaries that have not been used to make any repurchases, redemptions or payments under this clause (d), plus (z) the net cash proceeds of any “key-man” life insurance policies of Holdings or its Subsidiaries that have not been used to make any repurchases, redemptions or payments under this clause (d);

(e) (i) Holdings and its Restricted Subsidiaries may pay reasonable management, consulting, administrative and similar fees to the Sponsor and its Affiliates in an amount not to exceed $1,250,000 in any fiscal year; (ii) the U.S. Borrower may reimburse the Sponsor for the out-of-pocket costs and expenses incurred by the Sponsor and its Affiliates on or prior to the Closing Date in connection with the Transaction; and (iii) Holdings and its Restricted Subsidiaries may pay the out-of-pocket costs and expenses incurred by the Sponsor and its Affiliates in connection with its provision of management, consulting, advisory and similar services to Holdings and its Subsidiaries;

(f) so long as no Default or Event of Default shall have occurred and be continuing or would otherwise result therefrom, the declaration and payment of Restricted Payments on the U.S. Borrower’s or Holdings’ (or any of their direct or indirect parent companies’) common stock following the first Public Offering after the Closing Date, of up to 6% per annum of the net proceeds received by or contributed to the U.S. Borrower or Holdings, as applicable, in or from any such Public Offering;

(g) Payments in respect of withholding or similar Taxes payable by any future, present or former employee, director, manager or consultant (or any spouses, former spouses, successors, executors, administrators, heirs, legatees or distributes of any of the foregoing) relating to their acquisition of, or exercise of options relating to, Capital Stock of Holdings, shall be permitted;

(h) Holdings and the U.S. Borrower may make Restricted Payments to any of its direct or indirect parents in order to pay its Tax obligations; provided, that the amount paid or distributed pursuant to this clause (h) to enable such direct or indirect parent to pay federal, state and local income Taxes at any time shall not exceed the federal, state and local income Tax liability that would have been payable by Holdings and its Subsidiaries on a stand-alone basis;

(i) Restricted Payments may be made pursuant to this Section 9.6 within 60 days after date of declaration of any such Restricted Payment if such Restricted Payment was permitted on the date of declaration thereof;

(j) Holdings may redeem, repurchase, retire or otherwise acquire any Capital Stock of Holdings in exchange for, or out of the proceeds of a substantially concurrent sale (other than to a Restricted Subsidiary) of, Capital Stock of Holdings (other than Disqualified Equity Interests);

(k) Holdings and its Restricted Subsidiaries may repurchase, redeem or otherwise acquire for value any Capital Stock of Holdings or the U.S. Borrower representing fractional shares of such Capital Stock in connection with a stock dividend, split or combination or any merger, consolidation, amalgamation or other combination involving Holdings or the U.S. Borrower;

(l) Holdings and its Restricted Subsidiaries may redeem, repurchase, retire or otherwise acquire, in each case for nominal value per right, of any rights granted to all holders of Capital Stock of Holdings or the U.S. Borrower pursuant to any stockholders’ rights plan adopted for the purpose of protecting stockholders from unfair takeover tactics;

(m) Holdings and its Restricted Subsidiaries may make Restricted Payments to dissenting stockholders pursuant to applicable law in connection with any merger, consolidation or transfer of all or substantially all of Holdings’ and its Restricted Subsidiaries’ assets that complies with the terms of this Agreement;

(n) Holdings and its Restricted Subsidiaries may make Restricted Payments as set forth on the funds flow memorandum delivered to the Administrative Agent in connection with the Transactions;

(o) Holdings and its Restricted Subsidiaries may make other Restricted Payments in an amount not to exceed $25,000,000; provided, that such amount shall be reduced by the amount prepayments under Section 9.8(d).

9.7 Investments. Make any advance, loan, extension of credit (by way of guarantee or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of any Person (all of the foregoing, “Investments”), except:

(a) accounts receivable or notes receivable arising from extensions of trade credit granted in the ordinary course of business;

(b) Investments in cash and Cash Equivalents;

(c) loans and advances to employees, officers and directors of Holdings and its Restricted Subsidiaries (i) in the ordinary course of business and consistent with past practice for business related travel expenses, moving expenses and other similar expenses and (ii) in the ordinary course of business in an aggregate amount for Holdings and its Subsidiaries not to exceed $3,000,000 at any one time outstanding;

(d) Investments made by the U.S. Borrower and its Restricted Subsidiaries with the Net Cash Proceeds of any Asset Sale or Recovery Event to the extent such Net Cash Proceeds are applied in accordance with Section 5.2;

(e) Investments in any business similar to any business in which the U.S. Borrower and its Restricted Subsidiaries are permitted to engage in under Section 9.14 made by the U.S. Borrower and its Restricted Subsidiaries in an amount not to exceed the greater of $25,000,000 and 7.5% of Consolidated Total Tangible Assets (as of the last day of the most recent fiscal quarter prior to such Investment for which financial statements have been made available (or were required to be made available) pursuant to Section 8.1(a) or (b)); and any modification, replacement, renewal, reinvestment or extension thereof (provided that the amount of the original Investment is not increased except as otherwise permitted by this Section 9.7);

(f) Investments by the U.S. Borrower and Subsidiary Guarantors in any Foreign Subsidiaries in an amount not to exceed the greater of $50,000,000 and 15.0% of Consolidated Total Tangible Assets (as of the last day of the most recent fiscal quarter prior to such Investment for which financial statements have been made available (or were required to be made available) pursuant to Section 8.1(a) or (b)); and any modification, replacement, renewal, reinvestment or extension thereof (provided that the amount of the original Investment is not increased except as otherwise permitted by this Section 9.7);

(g) acquisitions by the U.S. Borrower or any Restricted Subsidiary of the outstanding Capital Stock of Persons (each a “Permitted Acquisition”); provided that (i) no Default or Event of Default has occurred or is continuing both before and after giving effect to such Permitted Acquisition and after giving effect to each such Permitted Acquisition and all Indebtedness incurred in connection therewith, the Loan Parties shall be in pro forma compliance with the Total Leverage Covenant (if such Total Leverage Covenant is then in effect); (ii) if the aggregate consideration (excluding any consideration paid in Capital Stock or with the Available Amount) therefor exceeds $10,000,000, the Total First Lien Leverage Ratio, on a Pro Forma Basis, as of the last day of the most recent fiscal quarter of the U.S. Borrower for which financial statements have been made available (or were required to be made available) pursuant to Section 8.1(a) or (b), shall not exceed 3.50:1.00 and (iii) unless such acquired Persons and their Subsidiaries become Guarantors and pledge their assets as, and to the extent, required by Section 8.8, the aggregate consideration paid by the U.S. Borrower and the Guarantors in respect of all such Permitted Acquisitions shall not exceed $150,000,000 during the term of this Agreement;

(h) Investments in the U.S. Borrower or any Person that is a Subsidiary Guarantor or any newly created Subsidiary which becomes a Subsidiary Guarantor;

(i) Investments by any Non-Guarantor Subsidiaries or Foreign Subsidiaries in any other Non-Guarantor Subsidiaries or Foreign Subsidiaries;

(j) Investments by the U.S. Borrower and Subsidiary Guarantors constituting a capital contribution or other transfer of Capital Stock in any Foreign Subsidiary in connection with a Disposition permitted under Section 9.5(k);

(k) loans and advances to employees, officers and directors of Holdings and any of its Subsidiaries to the extent used to acquire Capital Stock of Holdings and to the extent such transactions are cashless;

(l) Investments in the ordinary course of business consisting of prepaid expenses and endorsements of negotiable instruments for collection or deposit;

(m) Investments received in settlement of amounts due to the U.S. Borrower and its Restricted Subsidiaries effected in the ordinary course of business or owing to the U.S. Borrower and its Restricted Subsidiaries as a result of insolvency proceedings involving an account debtor or upon the foreclosure or enforcement of any Lien in favor of the U.S. Borrower and its Restricted Subsidiaries;

(n) Investments in existence or contemplated on the Closing Date and described in Schedule 9.7(n); and any modification, replacement, renewal, reinvestment or extension thereof (provided that the amount of the original Investment is not increased except as otherwise permitted by this Section 9.7), and any Investments, loans and advances existing on the Closing Date by Holdings, the U.S. Borrower or any Restricted Subsidiary in or to the U.S. Borrower or any other Restricted Subsidiary;

(o) Investments of any Person existing at the time such Person becomes a Restricted Subsidiary of the U.S. Borrower or consolidates or merges with the U.S. Borrower or its Restricted Subsidiaries (including in connection with a Permitted Acquisition) so long as such Investments were not made in contemplation of such Person becoming a Restricted Subsidiary or of such consolidation or merger;

(p) Investments paid for with consideration which consists of (i) Capital Stock of Holdings or any of its direct or indirect parent companies (other than Disqualified Equity Interests) or (ii) the proceeds of a substantially contemporaneous issuance or sale of Capital Stock of Holdings (other than Disqualified Equity Interests), or a substantially contemporaneous contribution of cash to Holdings, in each case, to the extent the Net Cash Proceeds thereof (if any), or such cash shall be, as applicable, contributed to the U.S. Borrower and used by the U.S. Borrower or any of its Restricted Subsidiaries for such Investment or such Investment shall be contributed to the U.S. Borrower;

(q) guarantees by Holdings of the obligations of the U.S. Borrower or any Restricted Subsidiary of leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(r) guarantees permitted by this Agreement;

(s) Investments resulting from the receipt of non-cash consideration received in connection with Dispositions permitted by Section 9.5;

(t) loans and advances to Holdings and any other direct or indirect parent of Holdings in lieu of and not in excess of the amount of (after giving effect to any other loans or advances under this clause (t)) Restricted Payments permitted to be made to Holdings or such other direct or indirect parent in accordance with Section 9.6;

(u) so long as no Default or Event of Default shall have occurred and be continuing or would otherwise result therefrom and the Total Leverage Ratio, on a Pro Forma Basis, as of the last day of the most recent fiscal quarter of the U.S. Borrower for which financial statements have been made available (or were required to be made available) pursuant to Section 8.1(a) or (b), shall not exceed 5.00:1.00, the U.S. Borrower and its Restricted Subsidiaries may make Investments in an amount not to exceed the Available Amount at the time of any such Investment;

(v) advances of payroll payments to employees in the ordinary course of business and Investments made pursuant to employment and severance arrangements of officers and employees in the ordinary course of business and transactions pursuant to stock option plans and employee benefit plans and arrangements in the ordinary course of business;

(w) Investments in respect of lease, utility and other similar deposits in the ordinary course of business;

(x) Investments consisting of licensing or contribution of Intellectual Property pursuant to joint marketing arrangements with other Persons in the ordinary course of business;

(y) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of Intellectual Property in the ordinary course of business;

(z) de minimis Investments made in connection with the incorporation or formation of any newly created Restricted Subsidiary; provided that any amounts in excess of such de minimis amount Invested in any such Restricted Subsidiary must be permitted under Section 9.7 other than under this clause (z); and

(aa) Investments consisting of Swap Agreements permitted under Section 9.2(m); and

(bb) in addition to Investments otherwise expressly permitted by this Section, Investments by the U.S. Borrower and its Restricted Subsidiaries in an outstanding amount (valued at cost) not to exceed the greater of (x) $25,000,000 and (y) 7.5% of Consolidated Total Tangible Assets (as of the last day of the most recent fiscal quarter prior to such Investment for which financial statements have been made available (or were required to be made available) pursuant to Section 8.1(a) or (b)); and any modification, replacement, renewal, reinvestment or extension thereof (provided that the amount of the original Investment is not increased except as otherwise permitted by this Section 9.7).

9.8 Payments and Modifications of Certain Debt Instruments. (a) Make any optional prepayment, repayment or redemption with respect to any Indebtedness permitted by Section 9.2 that is subordinated in right of payment to the Obligations, except the conversion of any such Indebtedness to Capital Stock (other than Disqualified Equity Interests) of Holdings or any of its direct or indirect parents; provided that such Indebtedness may be Refinanced with the proceeds of a Permitted Refinancing permitted by Section 9.2(s).

(b) Make any optional prepayment, repayment or redemption with respect to any Indebtedness incurred in reliance on Section 9.2(b), (c), (d), (f) or (g) or any Permitted Refinancing thereof (in each case, unless the collateral securing such Indebtedness ranks pari passu with the Obligations), except the conversion of any such Indebtedness to Capital Stock (other than Disqualified Equity Interests) of Holdings or any of its direct or indirect parents and any Permitted Refinancing pursuant to Section 9.2(s); provided that such Indebtedness may be Refinanced with the proceeds of a Permitted Refinancing permitted by Section 9.2(s).

(c) Amend or modify, or permit the amendment or modification of, any provision in respect of any of the Indebtedness incurred pursuant to Section 9.2(b), (c), (d), (f) or (g) or any Permitted Refinancing thereof if at the time of such amendment or modification and after giving effect thereto, the terms of such Indebtedness or Permitted Refinancing would not satisfy the criteria set forth in respect thereof in the definition of “Permitted Refinancing.”

(d) Notwithstanding anything to the contrary herein, optional or mandatory prepayments, repayments or redemptions otherwise prohibited under Sections 9.8(a) and/or (b) shall be permitted in an aggregate amount equal to $50,000,000 (minus the amount of Restricted Payments made under Section 9.6(o)).

(e) Notwithstanding anything to the contrary herein, optional or mandatory prepayments, repayments or redemptions otherwise prohibited under Sections 9.8(a) and/or (b) shall be permitted in an aggregate amount equal to the Available Amount at the time thereof so long as (i) no Default or Event of Default shall have occurred and be continuing or would otherwise result therefrom and (ii) the Total Leverage Ratio, on a Pro Forma Basis, as of the last day of the most recent fiscal quarter of the U.S. Borrower for which financial statements have been made available (or were required to be made available) pursuant to Section 8.1(a) or (b), shall not exceed 5.00:1.00.

9.9 Transactions with Affiliates. Directly or indirectly, enter into or permit to exist any transaction or contract (including any purchase, sale, lease or exchange of property, the rendering of any service or the payment of any management, advisory or similar fees) with or for the benefit of any Affiliate (each an “Affiliate Transaction”), except (a) transactions between or among Holdings and its Restricted Subsidiaries, (b) transactions that are on terms and conditions not less favorable to Holdings or such Restricted Subsidiary as would be obtainable by Holdings or such Restricted Subsidiary at the time in a comparable arm’s-length transaction from unrelated third parties that are not Affiliates, (c) any Restricted Payment permitted by Section 9.6, (d) fees and compensation, benefits and incentive arrangements paid or provided to, and any indemnity provided on behalf of, officers, directors or employees of Holdings, the U.S. Borrower or any Restricted Subsidiary as determined in good faith by the board of directors of Holdings, the U.S. Borrower or such Restricted Subsidiary and in the ordinary course of business, (e) the issuance or sale of any Capital Stock of Holdings (and the exercise of any options, warrants or other rights to acquire Capital Stock of Holdings) or any contribution to the capital of Holdings, (f) the Transactions, (g) transactions pursuant to agreements in existence on the Closing Date and set forth on Schedule 9.9 or any amendment thereto to the extent such an amendment is not adverse to the Lenders in any material respect, (h) transactions between Holdings or any Restricted Subsidiary and any Person that is an Affiliate solely due to the fact that a director of such Person is also a director of Holdings or any direct of indirect parent of Holdings; provided, however, that such director abstains from voting as a director of Holdings or such direct or indirect parent of Holdings, as the case may be, on any matter involving such other Person and (i) transactions approved by a majority of the disinterested members of the board of directors (or other similar governing body) of Holdings or any Restricted Subsidiary of Holdings, as applicable.

9.10 Sale Leaseback Transactions. Enter into any Sale Leaseback Transaction unless, after giving effect thereto, the aggregate outstanding amount of Attributable Debt in respect of all Sale Leaseback Transactions does not at any time exceed $5,000,000.

9.11 Changes in Fiscal Periods. Permit the fiscal year of the U.S. Borrower to end on a day other than January 31 or change the U.S. Borrower’s method of determining fiscal quarters.

9.12 Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of Holdings or any Restricted Subsidiary to incur any Lien upon any of its property or revenues, whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than (a) this Agreement and the other Loan Documents, (b) any agreements evidencing or governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby), (c) customary restrictions on the assignment of leases, licenses and contracts entered into in the ordinary course of business, (d) any agreement in effect at the time any Person becomes a Restricted Subsidiary of the U.S. Borrower; provided, that such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary of the U.S. Borrower, (e) customary restrictions and conditions contained in agreements relating to the sale of a Restricted Subsidiary of the U.S. Borrower (or the assets of a Restricted Subsidiary of the U.S. Borrower) pending such sale; provided, such restrictions and conditions apply only to the Restricted Subsidiary of the U.S. Borrower that is to be sold (or whose assets are to be sold) and such sale is permitted hereunder), (f) restrictions and conditions existing on the Closing Date identified on Schedule 9.12 and any amendments or modifications thereto so long as such amendment or modification does not expand the scope of any such restriction or condition in any material respect, (g) restrictions under agreements evidencing or governing or otherwise relating to Indebtedness of Foreign Subsidiaries or Non-Guarantor Subsidiaries permitted under Section 9.2; provided that such Indebtedness is only with respect to the assets of Foreign Subsidiaries or Non-Guarantor Subsidiaries, (h) customary provisions in joint venture agreements, limited liability company operating agreements, partnership agreements, stockholders agreements and other similar agreements, (i) agreements evidencing or governing Indebtedness permitted under Sections 9.2(b), (c), (d), (e), (f), (g), (j), (t) or (aa), and (j) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of the business of the U.S. Borrower and its Restricted Subsidiaries.

9.13 Clauses Restricting Restricted Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of the U.S. Borrower to (a) make Restricted Payments in respect of any Capital Stock of such Restricted Subsidiary held by, or repay or prepay any Indebtedness owed to, the U.S. Borrower or any other Restricted Subsidiary of the U.S. Borrower, (b) make loans or advances to, or other Investments in, the U.S. Borrower or any other Restricted Subsidiary of the U.S. Borrower or (c) transfer any of its assets to the U.S. Borrower or any other Restricted Subsidiary of the U.S. Borrower, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents and the Senior Notes Documents, (ii) any restrictions with respect to a Restricted Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Restricted Subsidiary so long as such sale is permitted hereunder, (iii) customary restrictions on the assignment of leases, contracts and licenses entered into in the ordinary course of business, (iv) any agreement in effect at the time any Person becomes a Restricted Subsidiary of the U.S. Borrower; provided that such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary of the U.S. Borrower, (v) restrictions of the nature referred to in clause (c) above under agreements governing purchase money liens or Capital Lease Obligations otherwise permitted hereby which restrictions are only effective against the assets financed thereby, (vi) agreements governing Indebtedness outstanding on the Closing Date and listed on Schedule 9.2(l) and any amendments, modifications, restatements, renewals, increases, supplements, refundings, or Refinancings of those agreements, provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, or Refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in such agreements on the Closing Date, (vii) Liens permitted by Section 9.3 that limit the right of the U.S. Borrower or any of its Restricted Subsidiaries to dispose of the assets subject to such Liens, (viii) provisions with respect to the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, agreements in respect of sales of Capital Stock and other similar agreements entered into in connection with transactions permitted under this Agreement, provided that such encumbrance or restriction shall only be effective against the assets or property that are the subject of such agreements, (ix) any instrument governing Indebtedness or Capital Stock of a Person acquired by the U.S. Borrower or any of its Restricted Subsidiaries as in effect at the date of such acquisition, which encumbrance or restriction is not applicable to any Person, or the property or assets of any Person, other than the Person, or the properties or assets of such Person, so acquired, (x) restrictions under agreements evidencing or governing Indebtedness of Foreign Subsidiaries permitted under Section 9.2; provided that such restrictions are only with respect to assets of Foreign Subsidiaries and Non-Guarantor Subsidiaries, and (xi) restrictions under agreements evidencing or governing Indebtedness permitted under Sections 9.2(b), (c), (d), (e), (f), (g), (j), (t) or (aa), and (xii) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of the business of the U.S. Borrower and its Restricted Subsidiaries.

9.14 Lines of Business. (a) With respect to the U.S. Borrower and each of its Restricted Subsidiaries, enter into any business, either directly or through any Restricted Subsidiary, except for those businesses in which the U.S. Borrower and its Restricted Subsidiaries are engaged on the Closing Date or that are reasonably related, complementary or ancillary thereto and reasonable extensions thereof and (b) with respect to Holdings, engage in any business or activity other than (i) the ownership of all outstanding Capital Stock in the U.S. Borrower, (ii) maintaining its corporate existence, (iii) participating in tax, accounting and other administrative activities as the parent of the consolidated group of companies consisting of the U.S. Borrower and its Subsidiaries, (iv) the performance of obligations under the Loan Documents to which it is a party, (v) making and receiving Restricted Payments and Investments and engaging in other activities to the extent permitted by this Agreement, (vi) establishing and maintaining bank accounts, (vii) entering into employment agreements and other arrangements with officers and directors and (viii) activities incidental to the businesses or activities described in clauses (i)-(vii).

SECTION 10. GUARANTEE

10.1 The Guarantee. Each Guarantor hereby jointly and severally guarantees, as a primary obligor and not as a surety, to each Secured Party and their respective successors and assigns, the prompt payment in full when due (whether at stated maturity, by required prepayment, declaration, demand, by acceleration or otherwise) of (1) the principal of and interest (including any interest, fees, costs or charges that would accrue but for the provisions of the Bankruptcy Code after any bankruptcy or insolvency petition under the Bankruptcy Code or any similar law of any other jurisdiction) on (i) the Loans made by the Lenders to the Borrowers, (ii) the Incremental Term Loans made by the Incremental Term Lenders to the Borrowers and (iii) the Notes held by each Lender of the Borrowers and (2) all other Obligations from time to time owing to the Secured Parties by the Borrowers (such obligations being herein called the “Guaranteed Obligations”); provided that with respect to the U.S. Borrower in its capacity as a Guarantor hereunder, this Guarantee shall apply to all Guaranteed Obligations incurred directly by the European Borrower. Each Guarantor hereby jointly and severally agrees that, if the Borrowers shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, such Guarantor will promptly pay the same in cash, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.

10.2 Obligations Unconditional. The obligations of the Guarantors under Section 10.1, respectively, shall constitute a guaranty of payment (and not of collection) and to the fullest extent permitted by applicable Requirements of Law, are absolute, irrevocable and unconditional, joint and several, irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of the Borrowers under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety by any Guarantor, as applicable (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of any Guarantor hereunder, which shall, in each case, remain absolute, irrevocable and unconditional under any and all circumstances as described above;

(a) at any time or from time to time, without notice to any Guarantor, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

(b) any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;

(c) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;

(d) any Lien or security interest granted to, or in favor of, the Issuing Lender or any Lender or the Administrative Agent as security for any of the Guaranteed Obligations shall fail to be perfected; or

(e) the release of any other Guarantor pursuant to Section 10.8, or otherwise.

Each of the Guarantors hereby expressly waives diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Secured Party exhaust any right, power or remedy or proceed against the Borrowers under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. Each of the Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this guarantee made under this Section 10 (this “Guarantee”) or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between Borrowers and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by the Secured Parties and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against the Borrowers or against any other person which may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral security or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the applicable Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.

10.3 Reinstatement. The obligations of the Guarantors under this Section 10 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the Borrowers or any Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

10.4 No Subrogation. Each Guarantor hereby agrees that until the payment and satisfaction in full in cash of all Guaranteed Obligations (other than contingent indemnification and reimbursement obligations for which no claim has been made) and the expiration and termination of the Commitments under this Agreement it shall waive any claim and shall not exercise any right or remedy, direct or indirect, arising by reason of any performance by it of its guarantee in Section 10.1, whether by subrogation, right of contribution or otherwise, against the Borrowers or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations.

10.5 Remedies. Each Guarantor jointly and severally agrees that, as between the Guarantors and the Lenders, the obligations of each Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Section 11 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 11) for purposes of Section 10.1, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against any Borrower or any Guarantor and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable, or the circumstances occurring where Section 11 provides that such obligations shall become due and payable), such obligations (whether or not due and payable by the Borrowers) shall forthwith become due and payable by the Guarantors for purposes of Section 10.1.

10.6 Continuing Guarantee. The Guarantee made by the Guarantors in this Section 10 is a continuing guarantee of payment, and shall apply to all Guaranteed Obligations whenever arising.

10.7 General Limitation on Guaranteed Obligations. In any action or proceeding involving any federal, state, provincial or territorial, corporate, limited partnership or limited liability company law, or any applicable state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 10.1 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 10.1, then, notwithstanding any other provision to the contrary, the amount of such liability of such Guarantor shall, without any further action by such Guarantor, any Loan Party or any other Person, be automatically limited and reduced to the highest amount (after giving effect to the right of contribution established in Section 10.9) that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.

10.8 Release of Guarantors and Pledges.

(a) A Subsidiary Guarantor shall be automatically released from its obligations hereunder in the event that all the Capital Stock of such Subsidiary Guarantor shall be sold, transferred or otherwise disposed of to a Person other than a Loan Party in a transaction permitted by Section 9. In connection with any such release of a Guarantor, the Administrative Agent shall execute and deliver to such Guarantor, at such Guarantor’s expense, all UCC termination statements and other documents that such Guarantor shall reasonably request to evidence such release.

(b) If (x) any voting Capital Stock issued by any Excluded Foreign Subsidiary described in clause (i) of the definition of Excluded Foreign Subsidiary is redeemed by such Excluded Foreign Subsidiary, (y) the U.S. Borrower provides written notice to the Administrative Agent that the U.S. Borrower has determined in accordance with clause (i) of the definition of Excluded Foreign Subsidiary that a Subsidiary has become an Excluded Foreign Subsidiary described in such clause (i), or (z) the U.S. Borrower provides written notice to the Administrative Agent that a Foreign Subsidiary or a U.S. Owned DRE has ceased to be an Excluded Foreign Subsidiary described in clause (i) of the definition of Excluded Foreign Subsidiary and has become an Excluded Foreign Subsidiary described in clause (ii) or (iii) of the definition of Excluded Foreign Subsidiary, then such shares of the relevant issuer shall be automatically and without further action released from the security interests created by this Agreement so that the shares of Capital Stock of such Subsidiary subject to the security interests created by this Agreement shall not include more than 65% of the total outstanding voting Capital Stock of any Excluded Foreign Subsidiary described in clause (i) of the definition of Excluded Foreign Subsidiary or at any time include any shares of Capital Stock of any Excluded Foreign Subsidiary described in clause (ii) or clause (iii) of the definition of Excluded Foreign Subsidiary and any certificates representing such released Capital Stock shall be returned to the applicable grantor.

10.9 Right of Contribution. Each Guarantor hereby agrees that to the extent that a Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Guarantor shall be entitled to seek and receive contribution from and against any other Guarantor hereunder which has not paid its proportionate share of such payment. Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 10.4. The provisions of this Section 10.9 shall in no respect limit the obligations and liabilities of any Guarantor to the Collateral Agent and the other Secured Parties, and each Guarantor shall remain liable to the Collateral Agent and the other Secured Parties for the full amount guaranteed by such Guarantor hereunder.

10.10 European Borrower. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document (including provisions that may override any other provision), in no event shall the European Borrower guarantee or be deemed to have guaranteed or become liable or obligated on a joint and several basis or otherwise for, or to have pledged any of its assets to secure, any Obligations of any other Person under this Agreement or any of the other Loan Documents. All provisions contained in any Loan Document shall be interpreted consistently with this Section 10.10 to the extent possible, and where such other provisions conflict with the provisions of this Section 10.10, the provisions of this Section 10.10 shall govern.

SECTION 11. EVENTS OF DEFAULT

11.1 Events of Default. An “Event of Default” shall occur if any of the following events shall occur and be continuing; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied (any such event, an “Event of Default”):

(a) either Borrower shall fail to pay any principal of any Loan or Unpaid Drawing when due in accordance with the terms hereof; or either Borrower shall fail to pay any interest on any Loan or Unpaid Drawing, or any other amount payable hereunder or under any other Loan Document within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by Holdings or its Subsidiaries herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made (or if any representation or warranty is expressly stated to have been made as of a specific date, inaccurate in any material respect as of such specific date); or

(c) any Loan Party shall default in the observance or performance of (i) any agreement contained in Section 8.4(a) (with respect to the Borrowers only), Section 8.7(a) or Section 9 (other than Section 9.1); or (ii) Section 9.1, provided that an Event of Default under this clause (ii) is subject to cure pursuant to Section 11.3, and provided further that an Event of Default under this clause (ii) shall not constitute an Event of Default for purposes of any Term Loan unless and until the earlier of (x) a period of 60 days has elapsed since the first date on which the Revolving Lenders would be entitled under this Agreement to declare all outstanding obligations under the Revolving Facility to be immediately due and payable as a result of a failure to perform the covenant contained in Section 9.1 and (y) the Revolving Lenders have declared all such obligations to be immediately due and payable in accordance with Section 11.2(b) and such declaration has not been rescinded on or before such date; or

(d) any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section 11.1), and such default shall continue unremedied for a period of 30 days after notice to the U.S. Borrower from the Administrative Agent or the Required Lenders; or

(e) Holdings or any of its Restricted Subsidiaries shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation in respect of Indebtedness, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to (x) cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable or (y) to cause, with the giving of notice if required, Holdings or any of its Subsidiaries to purchase or redeem or make an offer to purchase or redeem such Indebtedness prior to its stated maturity; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this Section 11.1(e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this Section 11.1(e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $25,000,000; provided further that clause (iii) of this Section 11.1(e) shall not apply to secured Indebtedness that becomes due as a result of the voluntary Disposition of the property or assets securing such Indebtedness, if such Disposition is permitted hereunder and such Indebtedness that becomes due is paid upon such Disposition; or

(f) (i) Holdings, any Borrower or any Significant Restricted Subsidiary shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Holdings, any Borrower or any Significant Restricted Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Holdings, any Borrower or any Significant Restricted Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against Holdings, any Borrower or any Significant Restricted Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) Holdings, any Borrower or any Significant Restricted Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) Holdings, any Borrower or any Significant Restricted Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) (i) any Person shall engage in any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any Plan shall fail to meet the minimum funding standards of Section 412 or 430 of the Code or Section 302 or 303 of ERISA or any Lien in favor of the PBGC or a Plan shall arise on the assets of Holdings, any Borrower, any Subsidiary, or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) Holdings, any Borrower, any Subsidiary or any Commonly Controlled Entity shall, or is reasonably likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan, (vi) a Plan has failed to satisfy the minimum funding standard within the meaning of Section 412 of the Code or Section 302 of ERISA, or an application may be or has been made for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code or Section 302 or 304 of ERISA with respect to a Plan, (vii) a determination has been made that any Single Employer Plan is, or is expected to be, considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA, (viii) a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA, (ix) any contribution required to be made with respect to a Single Employer Plan, Multiemployer Plan or Non-U.S. Plan has not been timely made, (xi) a Plan has an Unfunded Pension Liability; and in each case in clauses (i) through (ix) above, such event or condition, together with all other such events or conditions, if any, has had, or could reasonably be expected to have, a Material Adverse Effect; or

(h) one or more judgments or decrees shall be entered against Holdings or any of its Restricted Subsidiaries involving in the aggregate a liability (not (x) paid or covered by insurance as to which the relevant insurance company has been notified of the claim and has not denied coverage or (y) covered by valid third party indemnification obligation from a third party which is Solvent) of $25,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(i) any material Security Document shall cease, for any reason, to be in full force and effect, other than pursuant to the terms hereof or thereof, or any U.S. Loan Party or any Affiliate of any such Loan Party shall so assert, or any Lien created by any such Security Document shall cease to be enforceable and of the same effect and priority purported to be created thereby, except to the extent that (x) any such loss of perfection or priority results from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Security Agreement or from the failure of the Administrative Agent to file UCC continuation statements (or similar statements or filings in other jurisdictions) and except as to Collateral consisting of real property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has been notified and has not denied coverage and (y) the U.S. Loan Parties take such action as the Administrative Agent may reasonably request to remedy such loss of perfection or priority; or

(j) any material Guarantee of any Guarantor contained in Section 10 shall cease, for any reason, to be in full force and effect, other than as provided for in Section 10.8, or any U.S. Loan Party or any Affiliate of any such Loan Party shall so assert; or

(k) a Change of Control shall occur.

11.2 Action in Event of Default.

(a) Except as otherwise provided in clause (b) below, upon any Event of Default specified in (x) Section 11.1(f), the Commitments shall immediately terminate automatically and the Loans (with accrued interest thereon) and all other Obligations owing under this Agreement and the other

Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall automatically immediately become due and payable, and (b) if any other Event of Default under Section 11.1 occurs, any or all of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the U.S. Borrower declare the Revolving Loan Commitments to be terminated forthwith, whereupon the Revolving Loan Commitments shall immediately terminate; (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the U.S. Borrower, declare the Loans (with accrued interest thereon) and all other Obligations owing under this Agreement and the other Loan Documents (including all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable; and (iii) the Administrative Agent, in its capacity as Collateral Agent, may enforce all Liens and security interests created pursuant to the Security Documents. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the U.S. Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrowers hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon and all amounts drawn thereunder have been reimbursed in full and all other Obligations of the Borrowers hereunder and under the other Loan Documents shall have been paid in full (other than contingent indemnification and reimbursement obligations for which no claim has been made), the balance, if any, in such cash collateral account shall be returned to the U.S. Borrower (or such other Person as may be lawfully entitled thereto). Except as expressly provided above in this Section 11.2, presentment, demand, protest and all other notices of any kind are hereby expressly waived by each Borrower.

(b) Upon the occurrence of an Event of Default under Section 11.1(c)(ii) (a “Financial Covenant Event of Default”) that is uncured or unwaived, the Required Revolving Lenders may, so long as a Compliance Date continues to be in effect, (i) declare that such breach constitutes a Default for purposes of Sections 7.2 and 7.3 and (ii) on the date that is ten Business Days after the date on which financial statements are required to be delivered for the applicable fiscal quarter, so long as the U.S. Borrower has provided a Notice of Intent to Cure with respect to such breach and, otherwise, immediately upon such breach, either (x) terminate the Revolving Loan Commitment and/or (y) take the actions specified in Section 11.2(a) in respect of the Revolving Loan Commitments and the Revolving Loans. In respect of a Financial Covenant Event of Default that is continuing, the Required Lenders may take the actions specified in Section 11.2(a) on the earlier to occur of (i) a continuing Financial Covenant Event of Default that is uncured or unwaived after a period of 60 days after such breach arises and (ii) the date that the Required Revolving Lenders terminate the Revolving Loan Commitment or accelerate all Obligations in respect of the Revolving Loan Commitment; provided, however, that the Required Lenders may not take such actions if either (i) the Revolving Loans have been repaid in full (other than contingent indemnification and reimbursement obligations for which no claim has been made) and the Revolving Loan Commitments have been terminated or (ii) the Financial Covenant Event of Default has been waived by either the Required Revolving Lenders or the Required Lenders.

11.3 Right to Cure.

(a) Solely for purposes of determining compliance with the Total Leverage Covenant, on or prior to the day that is ten Business Days after the day on which financial statements are required to be delivered pursuant to Section 8.1 for any fiscal quarter (the “Equity Cure Period”), the Sponsor, any of its Affiliates or other then-existing holders of Capital Stock of Holdings shall have the right to make an equity investment (which equity shall be common equity or Qualified Equity Interests) in Holdings in cash, which Holdings shall subsequently contribute to the U.S. Borrower on or prior to the expiration of the Equity Cure Period for such fiscal quarter, and such cash will, if so designated by the U.S. Borrower, be included in the calculation of Consolidated EBITDA for the purposes of determining compliance with the Total Leverage Covenant at the end of such fiscal quarter and the subsequent three fiscal quarters (any such equity contribution so included in the calculation of Consolidated EBITDA, a “Specified Equity Contribution”); provided that, (a) there shall be no more than two quarters in each four consecutive fiscal quarter period in respect of which a Specified Equity Contribution is made, (b) the amount of any Specified Equity Contribution shall be no more than the amount required to cause the U.S. Borrower to be in pro forma compliance with the Total Leverage Covenant, (c) no more than four Specified Equity Contributions shall be made during the term of this Agreement, (d) all Specified Equity Contributions shall be disregarded for purposes of any financial ratio determination under this Agreement other than for determining compliance with the Total Leverage Covenant (and will not be credited as an addition to the Available Amount) and (e) there shall be no reduction in Indebtedness with the proceeds of any Specified Equity Contribution for determining compliance with the Total Leverage Covenant for the fiscal quarter for which such Specified Equity Contribution was made.

(b) Upon receipt by the Administrative Agent of a Notice of Intent to Cure prior to the last day of the Equity Cure Period, neither the Administrative Agent nor any Lender shall exercise any rights or remedies under Section 11 (or any rights and remedies under any other Loan Document that are available during the continuance of an Event of Default) on the basis of any failure to comply with the Total Leverage Covenant until the expiration of the Equity Cure Period.

11.4 Application of Proceeds.

A. If an Event of Default shall have occurred and be continuing, the Administrative Agent may apply, at such time or times as the Administrative Agent may elect, all or any part of the proceeds constituting Collateral in payment of the Obligations (and in the event the Loans and other Obligations are accelerated pursuant to Section 11.2, the Administrative Agent shall, from time to time, apply the proceeds constituting Collateral, and all other amounts received on account of the Obligations), other than any amounts received from the European Borrower (which shall be applied pursuant to Section 11.4(B)), but including in this Section 11.4(A) any amounts received from other Loan Parties in respect of their Guaranteed Obligations relating to the Obligations of the European Borrower, in the following order:

(a) First, to the payment of all costs and expenses of any sale, collection or other realization on the Collateral, including reimbursement for all costs, expenses, liabilities and advances made or incurred by the Administrative Agent in connection therewith (including, without limitation, all reasonable costs and expenses of every kind incurred in connection with any action taken pursuant to any Loan Document or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Collateral Agent and the other Secured Parties hereunder, reasonable attorneys’ fees and disbursements and any other amount required by any provision of law (including, without limitation, Section 9-615(a)(3) of the UCC)), and all amounts for which Administrative Agent is entitled to indemnification hereunder and under the other Loan Documents and all advances made by the Administrative Agent hereunder and thereunder for the account of any Loan Party (excluding principal and interest in respect of any Loans extended to such Loan Party), and to the payment of all costs and expenses paid or incurred by the Administrative Agent in connection with the exercise of any right or remedy hereunder or under this Agreement or any other Loan Document and to the payment or reimbursement of all indemnification obligations, fees, costs and expenses owing to the Administrative Agent hereunder or under this Agreement or any other Loan Document, all in accordance with the terms hereof or thereof;

(b) Second, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including reasonable fees and disbursement of counsel payable under Section 13.1 and amounts payable under Section 2.11 and Section 5.5) payable to the Administrative Agent or the Collateral Agent in its capacity as such;

(c) Third, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including reasonable fees and disbursement of counsel payable under Section 13.1 and amounts payable under Section 2.11 and Section 5.5), ratably among them in proportion to the amounts described in this clause Third payable to them;

(d) Fourth, for application by it pro rata to (i) repay the Swingline Lender for any then outstanding Swingline Loans to the extent Revolving Lenders have not funded their obligations to acquire participations therein, (ii) cure any Lender Default that has occurred and is continuing at such time and (iii) repay the Issuing Lender for any amounts not paid by L/C Participants pursuant to Section 3.4;

(e) Fifth, to payment of that portion of all Obligations constituting accrued and unpaid interest and fees on the Loans, Commitments, Letters of Credit and Drawings, and any fees, premiums and scheduled periodic payments due under Cash Management Obligations or Specified Swap Agreements, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fifth payable to them;

(f) Sixth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and Drawings (including to Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit), and any breakage, termination or other payments under Cash Management Obligations or Specified Swap Agreements, ratably among the Secured Parties in proportion to the respective amounts described in this clause Sixth held by them;

(g) Seventh, to the payment of all other Obligations of the Borrowers that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

(h) Eighth, any balance of such proceeds remaining after all of the Obligations shall have been satisfied by payment in full in immediately available funds (or in the case of Letters of Credit, terminated or Collateralized) and the Commitments shall have been terminated, be paid over to or upon the order of the applicable Loan Party or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

B. If an Event of Default shall have occurred and be continuing, the Administrative Agent shall, from time to time, apply all amounts received from the European Borrower (but excluding from this Section 11.4(B) any amounts received from the other Loan Parties in respect of their Guaranteed Obligations relating to the Obligations of the European Borrower, which shall be applied as provided in Section 11.4(A) above) in the following order:

(a) First, to payment of that portion of such Obligations of the European Borrower constituting fees, indemnities, expenses and other amounts (other than principal and interest, but including reasonable fees and disbursement of counsel payable under Section 13.1 and amounts payable under Section 2.11 and Section 5.5) payable to the Administrative Agent in its capacity as such;

(b) Second, to payment of that portion of such Obligations of the European Borrower constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including reasonable fees and disbursement of counsel payable under Section 13.1 and amounts payable under Section 2.11 and Section 5.5), ratably among them in proportion to the amounts described in this clause Second payable to them;

(c) Third, for application by it pro rata to Obligations of the European Borrower to (i) cure any Lender Default that has occurred and is continuing at such time with respect to Obligations of the European Borrower and (ii) repay the Issuing Lender for any amounts not paid by L/C Participants pursuant to Section 3.4;

(d) Fourth, to payment of that portion of such Obligations of the European Borrower constituting accrued and unpaid interest and fees on the Loans, Commitments, Letters of Credit and Drawings, and any fees, premiums and scheduled periodic payments due under Cash Management Obligations or Specified Swap Agreements with respect to Obligations of the European Borrower, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fourth payable to them with respect to Obligations of the European Borrower;

(e) Fifth, to payment of that portion of such Obligations of the European Borrower constituting unpaid principal of the Loans and Drawings (including to Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit), and any breakage, termination or other payments under Cash Management Obligations or Specified Swap Agreements with respect to Obligations of the European Borrower, ratably among the Secured Parties in proportion to the respective amounts described in this clause Fifth held by them with respect to Obligations of the European Borrower;

(f) Sixth, to the payment of all other such Obligations of the European Borrower that are due and payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date with respect to Obligations of the European Borrower; and

(g) Seventh, any balance of such proceeds remaining after all such Obligations of the European Borrower shall have been satisfied by payment in full in immediately available funds (or in the case of Letters of Credit, terminated or Collateralized) and the related Commitments shall have been terminated, be paid over to or upon the order of the European Borrower or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

Notwithstanding anything to the contrary set forth in any of the Loan Documents, all payments by or on behalf of the European Borrower (other than any amounts received by or on behalf of other Loan Parties in respect of their Guaranteed Obligations relating to the Obligations of the European Borrower) shall be applied only to the Obligations of the European Borrower.

SECTION 12. ADMINISTRATIVE AGENT

12.1 Appointment. The Lenders hereby irrevocably designate and appoint Deutsche Bank AG New York Branch as Administrative Agent (for purposes of this Section 12 and Section 13.1, the term

“Administrative Agent” also shall include Deutsche Bank AG New York Branch in its capacity as Collateral Agent pursuant to the Security Documents) to act as specified herein and in the other Loan Documents. Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, the Administrative Agent to take such action on its behalf under the provisions of this Agreement, the other Loan Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Administrative Agent may perform any of its respective duties hereunder by or through its officers, directors, agents, employees or affiliates.

12.2 Nature of Duties. (a) The Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and in the other Loan Documents. Neither the Administrative Agent nor any of its officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Loan Document or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or in any other Loan Document, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein.

(b) Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, the Syndication Agent and each Joint Lead Arranger is named as such for recognition purposes only, and in its capacity as such shall have no powers, duties, responsibilities or liabilities with respect to this Agreement or the other Loan Documents or the transactions contemplated hereby and thereby; it being understood and agreed that the Syndication Agent and each Joint Lead Arranger shall be entitled to all indemnification and reimbursement rights in favor of the Administrative Agent as, and to the extent, provided for under Sections 12.6 and 13.1. Without limitation of the foregoing, the Syndication Agent and each Joint Lead Arranger shall not, solely by reason of this Agreement or any other Loan Documents, have any fiduciary relationship in respect of any Lender or any other Person.

12.3 Lack of Reliance on the Administrative Agent. Independently and without reliance upon the Administrative Agent, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of Holdings and its Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of Holdings and its Subsidiaries and, except as expressly provided in this Agreement, the Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. The Administrative Agent shall not be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of this Agreement or any other Loan Document or the financial condition of Holdings or any of its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Loan Document, or the financial condition of Holdings or any of its Subsidiaries or the existence or possible existence of any Default or Event of Default.

12.4 Certain Rights of the Administrative Agent. If the Administrative Agent requests instructions from the Required Lenders or the Required Revolving Lenders, as the case may be, with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Required Lenders or the Required Revolving Lenders, as the case may be; and the Administrative Agent shall not incur liability to any Lender by reason of so refraining. Without limiting the foregoing, neither any Lender nor the holder of any Note shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of the Required Lenders or the Required Revolving Lenders, as the case may be.

12.5 Reliance. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the Administrative Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Loan Document and its duties hereunder and thereunder, upon advice of counsel selected by the Administrative Agent.

12.6 Indemnification. To the extent the Administrative Agent (or any affiliate thereof) is required to be reimbursed or indemnified by the U.S. Borrower and has not been reimbursed and indemnified by the U.S. Borrower, the Lenders will reimburse and indemnify the Administrative Agent (and any affiliate thereof), including without limitation in its capacity as Collateral Agent under the Loan Documents, in proportion to their respective “percentage” as used in determining the Required Lenders (determined as if there were no Defaulting Lenders) for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent (or any affiliate thereof) in performing its duties hereunder or under any other Loan Document or in any way relating to or arising out of this Agreement or any other Loan Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s (or such affiliate’s) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

12.7 The Administrative Agent in its Individual Capacity. With respect to its obligation to make Loans, or issue or participate in Letters of Credit, under this Agreement, the Administrative Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lender,” “Required Lenders,” “Required Revolving Lenders” or any similar terms shall, unless the context clearly indicates otherwise, include the Administrative Agent in its respective individual capacities. The Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to any Loan Party or any Affiliate of any Loan Party (or any Person engaged in a similar business with any Loan Party or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any Loan Party or any Affiliate of any Loan Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

12.8 Holders. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent and recorded in the Register. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

12.9 Resignation by the Administrative Agent. (a) The Administrative Agent may resign from the performance of all its respective functions and duties hereunder and/or under the other Loan Documents at any time by giving 15 Business Days’ prior written notice to the Lenders and, unless a Default or an Event of Default under Section 11.1(f) then exists, the U.S. Borrower. Any such resignation by an Administrative Agent hereunder shall also constitute its resignation as an Issuing Lender and the Swingline Lender, in which case the resigning Administrative Agent (x) shall not be required to issue any further Letters of Credit or make any additional Swingline Loans hereunder and (y) shall maintain all of its rights as Issuing Lender or Swingline Lender, as the case may be, with respect to any Letters of Credit issued by it, or Swingline Loans made by it, prior to the date of such resignation. Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below.

(b) Upon any such notice of resignation by the Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent hereunder or thereunder who shall be a commercial bank or trust company reasonably acceptable to the U.S. Borrower, which acceptance shall not be unreasonably withheld or delayed (provided that the U.S. Borrower’s approval shall not be required if an Event of Default then exists).

(c) If a successor Administrative Agent shall not have been so appointed within such 15 Business Day period, the Administrative Agent, with the consent of the U.S. Borrower (which consent shall not be unreasonably withheld or delayed, provided that the U.S. Borrower’s consent shall not be required if an Event of Default then exists), shall then appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder or thereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(d) If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by the 20th Business Day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Loan Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(e) Upon a resignation of the Administrative Agent pursuant to this Section 12.9, the Administrative Agent shall remain indemnified to the extent provided in this Agreement and the other Loan Documents and the provisions of this Section 12 (and the analogous provisions of the other Loan Documents) shall continue in effect for the benefit of the Administrative Agent for all of its actions and inactions while serving as the Administrative Agent.

12.10 Collateral Matters. (a) Each Lender authorizes and directs the Collateral Agent to enter into the Security Documents and any Intercreditor Agreement, other intercreditor arrangements or collateral trust arrangements contemplated by this Agreement on behalf of and for the benefit of the Lenders and the other Secured Parties named therein and agrees to be bound by the terms of each Security

Document and any Intercreditor Agreement and other agreements or documents. Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the Security Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents.

(b) The Lenders hereby authorize the Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Collateral Agent upon any Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations (other than inchoate indemnification obligations) at any time arising under or in respect of this Agreement or the Loan Documents or the transactions contemplated hereby or thereby, (ii) constituting property being sold or otherwise disposed of (to Persons other than Holdings and its Subsidiaries) upon the sale or other disposition thereof in compliance with Section 9.5, (iii) if approved, authorized or ratified in writing by the Required Lenders (or all of the Lenders hereunder, to the extent required by Section 13.12) or (iv) as otherwise may be expressly provided in the relevant Security Documents. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 12.10.

(c) The Collateral Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by any Loan Party or is cared for, protected or insured or that the Liens granted to the Collateral Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 12.10 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

12.11 Delivery of Information. The Administrative Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Administrative Agent from any Loan Party, any Subsidiary, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any other Loan Document except (i) as specifically provided in this Agreement or any other Loan Document and (ii) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Administrative Agent at the time of receipt of such request and then only in accordance with such specific request.

SECTION 13. MISCELLANEOUS

13.1 Payment of Expenses, etc. The U.S. Borrower hereby agrees to: (i) pay all reasonable out-of-pocket costs and expenses of the Administrative Agent and the Collateral Agent (including, the reasonable fees and disbursements of White & Case LLP and of a single local counsel to the Administrative Agent in each relevant jurisdiction) in connection with the preparation, execution, delivery and administration of this Agreement and the other Loan Documents and the documents and instruments referred to herein and therein and any amendment, waiver or consent relating hereto or thereto, of the Administrative Agent and its Affiliates in connection with its or their syndication efforts with respect to this Agreement and of the Administrative Agent, of each Issuing Lender and the Swingline Lender in connection with the Back-Stop Arrangements entered into by such Persons and, after the occurrence and during the continuance of an Event of Default, of the Collateral Agent, each of the Issuing Lenders and Lenders in connection with the enforcement of this Agreement and the other Loan Documents and the documents and instruments referred to herein and therein or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings (including, in each case, the reasonable out-of-pocket costs and expenses of one special counsel, one consultant and one local counsel in each relevant jurisdiction for the Administrative Agent and, after the occurrence and during the continuance of an Event of Default, for the group of Issuing Lenders and the group of Lenders (and, solely in the case of any actual or potential conflict of interest as determined by the affected Issuing Lender or Lender, one additional counsel for such Person); (ii) pay and hold the Administrative Agent, each of the Issuing Lenders and each of the Lenders harmless from and against any and all present and future stamp, excise and other similar documentary taxes with respect to the foregoing matters and save the Administrative Agent, each of the Issuing Lenders and each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to the Administrative Agent, such Issuing Lender or such Lender) to pay such taxes; and (iii) indemnify the Administrative Agent, the Collateral Agent, each Issuing Lender and each Lender, and each of their respective officers, directors, employees, representatives, agents, affiliates, trustees and investment advisors (each, an “Indemnified Person”) from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable and documented out-of-pocket attorneys’ and consultants’ fees and disbursements) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender is a party thereto and whether or not such investigation, litigation or other proceeding is brought by or on behalf of any Loan Party) related to the entering into and/or performance of this Agreement or any other Loan Document or the use of any Letter of Credit or the proceeds of any Loans hereunder or the consummation of the Transaction or any other transactions contemplated herein or in any other Loan Document or the exercise of any of their rights or remedies provided herein or in the other Loan Documents, or (b) the actual or alleged presence of Materials of Environmental Concern in the air, surface water or groundwater or on the surface or subsurface of any Real Property at any time owned, leased or operated by Holdings or any of its Subsidiaries, the generation, storage, transportation, handling or disposal of Materials of Environmental Concern by Holdings or any of its Subsidiaries at any location, whether or not owned, leased or operated by Holdings or any of its Subsidiaries, the non-compliance by Holdings or any of its Subsidiaries with any Environmental Law (including applicable permits thereunder) applicable to any Real Property, or any related claim asserted against Holdings, any of its Subsidiaries or any Real Property currently owned, leased or operated by Holdings or any of its Subsidiaries, including, in each case, without limitation, the reasonable fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding; provided, that no Indemnified Person will be indemnified for (i) any cost, expense or liability to the extent determined by a court of competent jurisdiction in a final and non-appealable decision to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnified Person or any of its Affiliates or controlling persons or any of the officers, directors, employees, agents or members of any of the foregoing, a material breach under this Agreement or any other Loan Document by any such persons or disputes between and among Indemnified Persons (other than disputes against the Administrative Agent, the Collateral Agent or any Swingline Lender or Issuing Lender in such capacity or which involves an act or omission by a Borrower or its Affiliates), (ii) any settlement entered into by such person without the U.S. Borrower’s written consent (such consent not to be unreasonably withheld or delayed) or (iii) any Taxes, other than any Taxes that represent losses or damages arising from any non-Tax claim. To the extent that the undertaking to indemnify, pay or hold harmless the Administrative Agent, any Issuing Lender or any Lender set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the U.S. Borrower shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law. For clarity, the term “Administrative Agent” as used in this Section 13.1 shall include the Administrative Agent acting in its capacity as Collateral Agent under the Loan Documents.

To the full extent permitted by applicable law, each of Holdings and the Borrowers shall not assert, and hereby waives, any claim against any Indemnified Person, on any theory of liability, for special, indirect, consequential or incidental damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnified Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent the liability of such Indemnified Person results from such Indemnified Person’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non appealable decision).

13.2 Right of Setoff. In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent, each Issuing Lender and each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Loan Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by the Administrative Agent, such Issuing Lender or such Lender (including, without limitation, by branches and agencies of the Administrative Agent, such Issuing Lender or such Lender wherever located) to or for the credit or the account of Holdings or any of its Subsidiaries against and on account of the Obligations and liabilities of the Loan Parties to the Administrative Agent, such Issuing Lender or such Lender under this Agreement or under any of the other Loan Documents, including, without limitation, all interests in Obligations purchased by such Lender pursuant to Section 13.4, and all other claims of any nature or description arising out of or connected with this Agreement or any other Loan Document, irrespective of whether or not the Administrative Agent, such Issuing Lender or such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured.

13.3 Notices. (a) Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telecopier or cable communication) and mailed, telegraphed, telecopied, cabled or delivered: if to any Loan Party, at the address specified opposite its signature below or in the other relevant Loan Documents; if to any Lender, at its address specified on Schedule II; and if to the Administrative Agent, at the Notice Office; or, as to any Loan Party or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to the U.S. Borrower and the Administrative Agent. All such notices and communications shall, when mailed, telegraphed, telecopied, or cabled or sent by overnight courier, be effective when deposited in the mails, delivered to the telegraph company, cable company or overnight courier, as the case may be, or sent by telecopier, except that notices and communications to the Administrative Agent and the Borrowers shall not be effective until received by the Administrative Agent or such Borrower, as the case may be.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent, Holdings and each Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

13.4 Benefit of Agreement; Assignments; Participations. (a) (i) Assignments. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of any Issuing Lender that issues any Letter of Credit), except that neither Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each affected Lender (and any attempted assignment or transfer by either Borrower without such consent shall be null and void).

Subject to the conditions set forth in paragraph (a)(ii) below, any Lender may assign to one or more Eligible Assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it and the Note or Notes (if any) held by it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) (i) in the case of any Lender, the U.S. Borrower, provided that such consent shall be deemed to have been given if the U.S. Borrower has not responded within 10 Business Days after notice by the Administrative Agent or the respective assigning Lender, provided, further, that no consent of the U.S. Borrower shall be required (x) in the case of any Lender, for an assignment of any Term Loan (other than with respect to Incremental Term Loans) and any Term Loan Commitment (other than with respect to Incremental Term Loan Commitments) to a Lender, an Affiliate of a Lender, or an Approved Fund (as defined below) or, (y) if a Significant Event of Default has occurred and is continuing, any other Eligible Assignee;

(B) except, in the case of any Lender, with respect to an assignment of any Term Loan (other than with respect to Incremental Term Loans) and any Term Loan Commitment (other than with respect to Incremental Term Loan Commitments) to a Lender or an Affiliate of a Lender, the Administrative Agent; and

(C) with respect to any proposed assignment of all or a portion of any Revolving Loan or Revolving Loan Commitment, the Swingline Lender and each Issuing Lender.

(ii) Assignment Conditions. Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than (i) with respect to Term Loans, $1,000,000 and (ii) with respect to Revolving Loans and Revolving Loan Commitments, $5,000,000 (provided, in each case, that simultaneous assignments to or by two or more Approved Funds shall be aggregated for purposes of determining such amount) unless the Administrative Agent and the U.S. Borrower otherwise consent;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent);

(C) the Assignee, if it is not already a Lender hereunder, shall deliver to the Administrative Agent an administrative questionnaire and the Internal Revenue Service forms described in Section 5.5(b) (including the Non-Bank Certificate, as applicable) and any forms described in Section 5.5(c) (if applicable); and

(D) if an assignment of Revolving Loans and/or Revolving Loan Commitments includes an amount outstanding from the European Borrower which is less than the Dollar Equivalent of Euro 50,000 (or such other amount as may be required from time to time under the Dutch Financial Markets Supervision Act (Wet of het Financieel toezicht) (the “Dutch Act”), the Assignee shall, prior to such assignment, confirm and represent and warrant in writing to the European Borrower that it is a professional market party (professionele marktpartij) within the meaning of the Dutch Act.

This Section 13.4(a) shall not prohibit any Lender from assigning all or any portion of its rights and obligations among separate Facilities on a non-pro rata basis.

For the purposes of this Section 13.4, “Approved Fund” means any Person (other than a natural person or Disqualified Lender) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii) Assignments to Permitted Auction Purchasers. Each Lender acknowledges that each Permitted Auction Purchaser is an Eligible Assignee hereunder and may purchase or acquire Term Loans hereunder from Lenders from time to time pursuant to (x) Dutch Auctions open to all Lenders on a pro rata basis or (y) open market purchases, in each case in accordance with the terms of this Agreement (including Section 13.4), subject to the restrictions set forth in the definitions of “Eligible Assignee” and “Dutch Auction,” in each case, and subject to the following further limitations:

(A) in connection with each Purchase Notice, each Auction Purchase and each open market purchase, each Permitted Auction Purchaser represents and warrants, as of the date of each Purchase Notice and the effective date of any Auction Purchase or open market purchase, to the Administrative Agent and each Lender that such Permitted Auction Purchaser is not in possession of any information with respect to the Loan Parties, their Subsidiaries and Affiliates of the foregoing and their respective securities or any of the Obligations that (x) has not been disclosed by or on behalf of the Loan Parties either (1) publicly, (2) to Lenders generally or (3) otherwise been posted to that portion of the Intralinks site for the Loans that has been designated for “private-side” Lenders and (y) in the Permitted Auction Purchaser’s good faith determination would reasonably be expected to have a material effect on the market price of the Loans or otherwise be material with respect to the Loan Parties for purposes of United States federal and state securities laws;

(B) each Permitted Auction Purchaser agrees that, notwithstanding anything herein or in any of the other Loan Documents to the contrary, with respect to any Auction Purchase or other acquisition of Term Loans, (1) under no circumstances, whether or not any Loan Party is subject to a bankruptcy or other insolvency proceeding, shall such Permitted Auction Purchaser be permitted to exercise any voting rights or other privileges with respect to any Term Loans and any Term Loans that are assigned to such Permitted Auction Purchaser shall have no voting rights or other privileges under this Agreement and the other Loan Documents and shall not be taken into account in determining any required vote or consent and (2) such Permitted Auction Purchaser shall not receive information provided solely to Lenders by the Administrative Agent or any Lender and shall not be permitted to attend or participate in meetings attended solely by Lenders and the Administrative Agent and their advisors; rather, all Loans held by any Permitted Auction Purchaser shall be automatically Cancelled immediately upon the purchase or acquisition thereof in accordance with the terms of this Agreement (including Section 13.4);

(C) at the time any Permitted Auction Purchaser is making purchases of Loans pursuant to a Dutch Auction or open market purchase it shall enter into an Assignment and Assumption;

(D) immediately upon the effectiveness of each Auction Purchase or other acquisition of Term Loans, a Cancellation (it being understood that such Cancellation shall not constitute a voluntary repayment of Loans for purposes of this Agreement) shall be automatically irrevocably effected with respect to all of the Loans and related Obligations subject to such Auction Purchase for no consideration, with the effect that such Loans and related Obligations shall for all purposes of this Agreement and the other Loan Documents no longer be outstanding, and the Borrowers and the Guarantors shall no longer have any Obligations relating thereto, it being understood that such forgiveness and cancellation shall result in the Borrowers and the Guarantors being irrevocably and unconditionally released from all claims and liabilities relating to such Obligations which have been so cancelled and forgiven, and the Collateral shall cease to secure any such Obligations which have been so cancelled and forgiven; and

(E) at the time of such Purchase Notice and Auction Purchase or open market purchases, no Default or Event of Default shall have occurred and be continuing or would result therefrom.

Notwithstanding anything to the contrary herein, this Section 13.4(a)(iii) shall supersede any provisions in Section 2.8 to the contrary.

(iv) Assignments to Affiliated Lenders. Any Lender may, at any time, assign all or a portion of its rights and obligations with respect to (i) Term Loans to an Affiliated Lender (including Affiliated Investment Funds) and (ii) Revolving Loans and/or Revolving Loan Commitments to an Affiliated Investment Fund, in each case through (x) Dutch Auctions open to all Lenders on a pro rata basis or (y) open market purchases, in each case in accordance with the terms of this Agreement (including Section 13.4), subject to the restrictions set forth in the definitions of “Eligible Assignee” and “Dutch Auction,” in each case, and subject to the following further limitations:

(A) in connection with each Purchase Notice, each Auction Purchase and each open market purchase, each Affiliated Lender represents and warrants, as of the date of each Purchase Notice and the effective date of any Auction Purchase or open market purchase, to the Administrative Agent and each Lender that such Affiliated Lender is not in possession of any information with respect to the Loan Parties, their Subsidiaries and Affiliates of the foregoing and their respective securities or any of the Obligations that (x) has not been disclosed by or on behalf of the Loan Parties either (1) publicly, (2) to Lenders generally or (3) otherwise been posted to that portion of the Intralinks site for the Loans that has been designated for “private-side” Lenders and (y) in the Affiliated Lender’s good faith determination would reasonably be expected to have a material effect on the market price of the Loans or otherwise be material with respect to the Loan Parties for purposes of United States federal and state securities laws;

(B) notwithstanding anything in Section 13.12 or the definition of “Required Lenders” to the contrary, (i) for purposes of determining whether the Lenders have (1) consented to any amendment, waiver or modification of any Loan Document (including such modifications pursuant to Section 13.12), (2) otherwise acted on any matter related to any Loan Document, (3) directed or required the Administrative Agent, the Collateral Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, or (4) subject to Section 2.14, voted on any plan of reorganization pursuant to Title 11 of the United States Code, that in either case does not require the consent of each Lender or each affected Lender or does not adversely affect such Restricted Affiliated Lender disproportionately in any material respect as compared to other Lenders, Restricted Affiliated Lenders will be deemed to have voted in the same proportion as Lenders that are not Restricted Affiliated Lenders voting on such matter and (ii) Affiliated Investment Funds may not in the aggregate account for more than 49.9% of the amounts set forth in the calculation of Required Lenders and any amount in excess of 49.9% will be subject to the limitations set forth in clause (B)(i);

(C) Restricted Affiliated Lenders shall not receive (i) information provided solely to Lenders by the Administrative Agent or any Lender and shall not be permitted to attend or participate in meetings attended solely by Lenders and the Administrative Agent and their advisors, other than the right to receive notices of Borrowings, notices of prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Section 2 and (ii) advice of counsel to the Lenders or the Administrative Agent or challenge the attorney-client privilege afforded to such Persons; provided that Affiliated Investment Funds shall not be subject to such limitation;

(D) at the time any Affiliated Lender is making purchases of Loans pursuant to a Dutch Auction or an open market purchase it shall enter into an Assignment and Assumption;

(E) at the time of such Purchase Notice and Auction Purchase or open market purchase, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(F) any Term Loans acquired by an Affiliated Lender may, with the consent of the applicable Borrower, be contributed to the applicable Borrower (whether through any of its direct or indirect parent entities or otherwise) and exchanged for Indebtedness or Capital Stock of such parent entity or applicable Borrower that are otherwise permitted to be issued by such entity at such time, provided that any such Term Loans so contributed shall be immediately Cancelled; and

(G) the aggregate principal amount of all Term Loans which may be purchased by Restricted Affiliated Lenders through Dutch Auctions or assigned to the Affiliated Lenders through open market purchases shall in no event exceed, as calculated at the time of the consummation of any aforementioned Purchases or assignments, 20% of the aggregate principal amount of the Term Loans then outstanding.

Notwithstanding anything to the contrary herein, Section 13.4(a)(iv) shall supersede any provisions in Section 2.8 to the contrary.

(v) Novation. Subject to acceptance and recording thereof pursuant to Section 13.4(a)(vi) below, from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.11, 2.12, 5.5 and 13.1). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.4 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations if such transaction complies with the requirements of Section 13.4.

(vi) Acceptance and Register. Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Assignee, the Assignee’s completed administrative questionnaire (unless the Assignee shall already be a Lender hereunder), together with (x) any processing and recordation fee and (y) any written consents to such assignment required by Section 13.4, the Administrative Agent shall promptly accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(b) (i) Any Lender may, without the consent of any Borrower or the Administrative Agent, sell participations in respect of Term Loans and/or Revolving Loan Commitments to one or more banks or other entities (other than a Disqualified Lender, a natural person or a Defaulting Lender) (a “Participant”) in all or a portion of such Lender’s rights and obligations with respect thereto; provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) each applicable Borrower, the Administrative Agent, the Issuing Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement; provided that any Permitted Auction Purchaser or Affiliated Lender shall only be permitted to be a Participant to the extent such Permitted Auction Purchaser or Affiliated Lender would otherwise be permitted to receive an assignment pursuant to Section 13.4(a). Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to the second proviso of Section 13.12(a) and (2) directly affects such Participant. Each Lender that sells a participation shall, acting solely for U.S. federal income tax purposes as the agent of each Borrower, maintain a register on which it enters the name and address of each Participant and the commitment of, and the principal amounts (and stated interest) of, each Participant’s interest in the Loans, L/C Obligations or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, L/C Obligations or its other obligations under any Loan Document) except to the extent that the relevant parties, acting reasonably and in good faith, determine that such disclosure is necessary to establish that such Commitment, Loan, L/C Obligation or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. Unless otherwise required by the Internal Revenue Service (“IRS”), any disclosure required by the foregoing sentence shall be made by the relevant Lender directly and solely to the IRS. The entries in the Participant Register shall be conclusive and binding absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(ii) Each Borrower agrees that (x) each Participant shall be entitled to the benefits of Sections 2.11 and 2.12 (subject to the requirements of those sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 13.4(a) and (y) each Participant shall be entitled to the benefits of Section 5.5 if the Borrowers are notified that a participation has been sold and such participant agrees, for the benefit of the Borrowers, to comply with the requirements of Section 5.5 to the same extent as if it were a Lender that had acquired its interest by assignment pursuant to Section 13.4(a) (and for the purposes of the definition of Excluded Taxes, Indemnified Taxes and Taxes, such Participant shall be treated as if it were a Lender). Notwithstanding the foregoing, no Participant shall be entitled to receive any greater payment under Section 2.11 or 5.5 than the applicable participating Lender would have been entitled to receive in respect of the amount of the participation transferred by such participating Lender to such Participant had no such participation occurred, except to the extent such entitlement to receive a greater payment results from a Change in Tax Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 13.2.

(c) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(d) Each Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in Section 13.4.

(e) Each Lender, upon succeeding to an interest in Commitments or Loans, as the case may be, represents and warrants as of the effective date of the applicable Assignment and Assumption that it is an Eligible Assignee.

Notwithstanding the foregoing provisions of this Section 13.4 or any other provision of this Agreement, if the applicable Borrower shall have consented thereto in writing in its sole discretion, the Administrative Agent shall have the right, but not the obligation, to effectuate assignments of Loans, Incremental Term

Loan Commitments and Term Loan Commitments via an electronic settlement system acceptable to the Administrative Agent and the applicable Borrower as designated in writing from time to time to the Lenders by the Administrative Agent (the “Settlement Service”). At any time when the Administrative Agent elects, in its sole discretion, to implement such Settlement Service, each such assignment shall be effected by the assigning Lender and proposed Assignee pursuant to the procedures then in effect under the Settlement Service, which procedures shall be subject to the prior written approval of the applicable Borrower and shall be consistent with the other provisions of this Section 13.4. Each assigning Lender and proposed Assignee shall comply with the requirements of the Settlement Service in connection with effecting any assignment of Loans, Incremental Term Loan Commitments and Term Loan Commitments pursuant to the Settlement Service. Assignments and assumptions of Loans, Incremental Term Loan Commitments and Term Loan Commitments shall be effected by the provisions otherwise set forth herein until the Administrative Agent notifies Lenders of the Settlement Service as set forth herein. The applicable Borrower may withdraw its consent to the use of the Settlement Service at any time upon notice to the Administrative Agent, and thereafter assignments and assumptions of the Loans, Incremental Term Loan Commitments and Term Loan Commitments shall be effected by the provisions otherwise set forth herein.

13.5 No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender in exercising any right, power or privilege hereunder or under any other Loan Document and no course of dealing between the Borrowers or any other Loan Party and the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Loan Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender would otherwise have. No notice to or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender to any other or further action in any circumstances without notice or demand.

13.6 Payments Pro Rata. (a) Except as otherwise provided in this Agreement, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of the Borrowers in respect of any Obligations hereunder, the Administrative Agent shall distribute such payment to the Lenders entitled thereto (other than any Lender that has consented in writing to waive its pro rata share of any such payment) pro rata (or in accordance with Section 11.4, as applicable) based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

(b) Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Loan Documents, or otherwise), which is applicable to the payment of the principal of, or interest on, the Loans, Unpaid Drawings, Commitment Fees or Letter of Credit Fees, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Loan Party to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lenders, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

(c) Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 13.6(a) and (b) shall be subject to the express provisions of this Agreement which (i) require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders and (ii) permit disproportionate payments with respect to the Loans as, and to the extent, expressly provided herein.

13.7 Calculations; Computations. (a) The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by Holdings to the Lenders); provided that (A) except as otherwise specifically provided herein, all computations of Excess Cash Flow and the Applicable Margin, and all computations and all definitions (including accounting terms) used in determining compliance with the Total Leverage Covenant and in determining the Total First Lien Leverage Ratio, the Total Leverage Ratio and the Total Secured Leverage Ratio (the “Leverage Ratios”), shall utilize GAAP and policies in conformity with those used to prepare the audited financial statements referred to in Section 6.1(b) for the fiscal year ended January 31, 2011, (B) notwithstanding anything to the contrary contained herein, all such financial statements shall be prepared, and the Total Leverage Covenant and the Leverage Ratios shall be calculated, in each case, without giving effect to any election under FASB ASC 825 (or any similar accounting principle) permitting a Person to value its financial liabilities at the fair value thereof and (C) to the extent expressly provided herein, certain calculations shall be made on a Pro Forma Basis. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of all computations and all definitions (including accounting terms) used in determining compliance with the Total Leverage Covenant, then at the U.S. Borrower’s request, the Administrative Agent shall enter into negotiations with the U.S. Borrower in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the U.S. Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made; provided, that (i) no amendment fee shall be payable in connection therewith, (ii) any such amendments that relate to Section 9.1 shall be subject to the prior written consent of the Required Revolving Lenders (such consent not to be unreasonably withheld or delayed) and not the Required Lenders and (iii) all amendments relating to the Leverage Ratios (other than in connection with Section 9.1) shall be subject to the prior written consent of the Required Lenders (such consent not to be unreasonably withheld or delayed) and not the Required Revolving Lenders. Until such time as such an amendment shall have been executed and delivered by the parties hereto in accordance with this Section 13.7, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred (other than for purposes of delivery of financial statements under Sections 8.1(a) and (b)). “Accounting Changes” refers to changes in accounting principles (i) required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC or (ii) otherwise proposed by the U.S. Borrower to, and approved by, the Administrative Agent.

(b) All computations of interest, Commitment Fees and other Fees hereunder shall be made on the basis of a year of 360 days (except for interest calculated by reference to the Prime Lending Rate and the CDOR Rate, which shall be based on a year of 365 or 366 days, as applicable, and interest calculated by reference to the Sterling Rate, which shall be based on a year of 365 days) for the actual number of days (including the first day but excluding the last day; except that in the case of Letter of Credit Fees and Facing Fees, the last day shall be included) occurring in the period for which such interest, Commitment Fees or Fees are payable.

(c) For purposes of this Agreement and the other Loan Documents, where the permissibility of a transaction or determinations of required actions or circumstances depend upon compliance with, or are determined by reference to, amounts stated in Dollars, any requisite currency translation shall be based on the rate of exchange between the applicable currency and Dollars (as quoted by the Administrative Agent or if the Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency reasonably acceptable to the U.S. Borrower and the Administrative Agent (the “Spot Currency Exchange Rate”)) in effect on the Business Day immediately preceding the date of such transaction (except for such other time periods as provided for in Section 9.2) or determination and shall not be affected by subsequent fluctuations in exchange rates. Any determinations as to the Dollar Equivalent of Revolving Loans or Letters of Credit denominated in an Alternate Currency (whether for purposes of calculating the amount of L/C Obligations or fees payable in respect of Letters of Credit or the amount required to be paid to the Issuing Lender in respect of a drawing on a Letter of Credit or otherwise), the amount of fees owing in respect of Letters of Credit denominated in an Alternate Currency and the amount of Unpaid Drawings owing to the Issuing Lender shall be made by the Administrative Agent and such determination shall be conclusive absent manifest error.

13.8 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN ANY MORTGAGE, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES, EXCEPT FOR NEW YORK GENERAL OBLIGATIONS LAW SECTIONS 5-1401 AND 5-1402). ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH OF THE PARTIES HERETO HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER SUCH PERSON, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER SUCH PERSON. EACH OF THE PARTIES HERETO FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PERSON AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER LOAN DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST HOLDINGS, THE BORROWERS OR ANY SUBSIDIARY GUARANTORS IN ANY OTHER JURISDICTION.

(b) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

13.9 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the U.S. Borrower and the Administrative Agent. Delivery of an executed counterpart by facsimile or electronic transmission shall be as effective as delivery of an original executed counterpart.

13.10 Effectiveness. This Agreement shall become effective on the date (the “Closing Date”) on which (a) Holdings, the U.S. Borrower, each Subsidiary Guarantor, the Administrative Agent, each Joint Lead Arranger and each of the Lenders shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered the same to the Administrative Agent at the Notice Office or, in the case of the Lenders, shall have given to the Administrative Agent telephonic (confirmed in writing), written or telex notice (actually received) at such office that the same has been signed and mailed to it and (b) the conditions precedent set forth in Section 7.1 have been satisfied. The Administrative Agent will give Holdings, the U.S. Borrower and each Lender prompt written notice of the occurrence of the Closing Date.

13.11 Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

13.12 Amendment or Waiver; etc. (a) Neither this Agreement nor any other Loan Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the respective Loan Parties party hereto or thereto and the Required Lenders (although additional parties may be added to (and annexes may be modified to reflect such additions), and Subsidiaries of the U.S. Borrower may be released from, the Guarantee and the Security Documents in accordance with the provisions hereof and thereof without the consent of the other Loan Parties party thereto or the Required Lenders), provided that no such change, waiver, discharge or termination shall, without the consent of each Lender (other than, except with respect to following clause (i), a Defaulting Lender) (with Obligations being directly and adversely affected in the case of following clause (i)(y)) or whose Obligations are being extended in the case of following clause (i)(x)), (i)(x) extend the final scheduled maturity of any Loan or Note or extend the stated expiration date of any Letter of Credit beyond the Revolving Loan Maturity Date, (y) or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with the waiver of applicability of any post-default increase in interest rates), or reduce (or forgive) the principal amount thereof (it being understood that any amendment or modification to the financial definitions in this Agreement or to

Section 13.7(a) shall not constitute a reduction in the rate of interest or Fees for the purposes of this clause (i)), (ii) release all or substantially all of the Collateral or Guarantors (except as expressly provided in the Loan Documents) under all the Security Documents or this Agreement, respectively, (iii) amend, modify or waive any provision of this Section 13.12(a) (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Term Loans and the Revolving Loan Commitments on the Closing Date) or (iv) reduce the “majority” voting threshold specified in the definition of Required Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the extensions of Term Loans and Revolving Loan Commitments are included on the Closing Date); provided further, that no such change, waiver, discharge or termination shall (1) increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Commitment or a mandatory repayment of Loans shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase of the Commitment of such Lender), (2) without the consent of each Issuing Lender, amend, modify or waive any provision of Section 3 or alter its rights or obligations with respect to Letters of Credit, (3) without the consent of the Swingline Lender, alter the Swingline Lender’s rights or obligations with respect to Swingline Loans, (4) without the consent of the Administrative Agent, amend, modify or waive any provision of Section 12 or any other provision as same relates to the rights or obligations of the Administrative Agent, (5) without the consent of Collateral Agent, amend, modify or waive any provision relating to the rights or obligations of the Collateral Agent, (6) reduce the amount of, or extend the date of, any scheduled repayment of Term Loans without the consent of the Required Term Loan Lenders or (7) reduce the percentage contained in the definition of the term “Required Revolving Lenders” without the prior written consent of each Revolving Lender. Notwithstanding the foregoing, only the consent of the Required Revolving Lenders shall be necessary to (i) amend, waive or modify the terms and provisions of Section 9.1 and the first sentence of Section 11.2(b) (and related definitions as used in such Sections, but not as used in other Sections of this Agreement) and no such amendment, waiver or modification of any such terms or provisions (and related definitions as used in such Sections, but not as used in other Sections of this Agreement) shall be permitted without the consent of the Required Revolving Lenders and (ii) amend, modify or waive any condition precedent set forth in Section 7.2 or 7.3 with respect to the making of Revolving Loans, Swingline Loans or the issuance of Letters of Credit.

(b) If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement as contemplated by clauses (i) through (iv), inclusive, of the first proviso to Section 13.12(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the U.S. Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clause (A) or (B) below, to either (A) replace each such non-consenting Lender or Lenders (or, at the option of the U.S. Borrower, if the respective Lender’s consent is required with respect to less than all Tranches of Loans (or related Commitments), to replace only the Revolving Loan Commitments and/or Loans of the respective non-consenting Lender which gave rise to the need to obtain such Lender’s individual consent) with one or more Replacement Lenders pursuant to Section 2.14 or (B) terminate such non-consenting Lender’s Revolving Loan Commitment (if such Lender’s consent is required as a result of its Revolving Loan Commitment) and/or repay each Tranche of outstanding Loans of such Lender which gave rise to the need to obtain such Lender’s consent and/or cash collateralize its applicable RL Percentage of the Letter of Credit of Outstandings, in accordance with Sections 4.2(b) and/or 2.14, provided that, unless the Commitments which are terminated and Loans which are repaid pursuant to preceding clause (B) are immediately replaced in full at such time through the addition of new

Lenders or the increase of the Commitments and/or outstanding Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding clause (B), the Required Lenders (determined after giving effect to the proposed action) shall specifically consent thereto, provided further, that the U.S. Borrower shall not have the right to replace a Lender, terminate its Commitment or repay its Loans pursuant to this Section 13.12(b) solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to Section 13.12(a).

(c) Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and each Borrower (i) to add one or more additional credit facilities to this Agreement or to increase the amount of the existing facilities under this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Extensions of Credit and the accrued interest and fees in respect thereof, (ii) to permit any such additional credit facility which is a term loan facility or any such increase in the Term Facility to share ratably in prepayments with the Term Loans, (iii) to permit any such additional credit facility which is a revolving loan facility or any such increase in the Revolving Facility to share ratably in prepayments with the Revolving Facility and (iv) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders.

(d) In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, each Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the Refinancing or modification of all outstanding Term Loans (“Refinanced Term Loans”) with a replacement term loan hereunder (“Replacement Term Loans”), provided that (i) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans, (ii) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Refinanced Term Loans, (iii) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of such Refinancing and (iv) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable (unless all remaining Lenders have the benefit of any more favorable terms) to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such Refinancing.

(e) In addition, notwithstanding the foregoing, this Agreement and the other Loan Documents may be amended or amended and restated as contemplated by Section 2.15 in connection with any Incremental Amendment and any related increase in Commitments or Loans, with the consent of the U.S. Borrower, the Administrative Agent and the Incremental Term Lenders providing such increased Commitments or Loans. If any Incremental Term Loans are intended to have rights to share in the Collateral (either on a pari passu basis or on a second lien, subordinated basis to the Obligations), then the Administrative Agent may enter into an Intercreditor Agreement (or amend, supplement or modify and existing Intercreditor Agreement) as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the terms of any such Incremental Term Loans.

(f) Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by Holdings, the Borrowers, the Required Lenders and the Administrative Agent (and, if their rights or obligations are affected thereby, each Issuing Lender and the Swingline Lender) if (i) by the terms of such agreement the Commitment (if any) of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment (including pursuant to an assignment to a replacement Lender in accordance with Section 13.4) in full of this principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement

(g) Notwithstanding anything to the contrary contained in this Section 13.12, (x) Security Documents (including any Additional Security Documents) and related documents executed by Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be amended, supplemented and waived with the consent of the Administrative Agent and the U.S. Borrower without the need to obtain the consent of any other Person if such amendment, supplement or waiver is delivered in order (i) to comply with local law or advice of local counsel, (ii) to cure ambiguities, omissions, mistakes or defects or (iii) to cause such Security Document or other document to be consistent with this Agreement and the other Loan Documents and (y) if following the Closing Date, the Administrative Agent and any Loan Party shall have jointly identified an ambiguity, inconsistency, obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Loan Documents (other than the Security Documents), then the Administrative Agent and the Loan Parties shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Loan Documents if the same is not objected to in writing by the Required Lenders within five (5) Business Days following receipt of notice thereof.

(h) Notwithstanding the foregoing, the Administrative Agent may amend an Intercreditor Agreement (or enter into a replacement thereof), additional Security Documents and/or replacement Security Documents (including a collateral trust agreement) in connection with the incurrence of (a) any Indebtedness permitted under Section 9.2 to provide that a Senior Representative acting on behalf of the holders of such Indebtedness shall become a party thereto and shall have rights to share in the Collateral on a pari passu basis (but without regard to the control of remedies) with the Obligations and (b) any Indebtedness permitted under Section 9.2 to provide that a Senior Representative acting on behalf of the holders of such Indebtedness shall become a party thereto and shall have rights to share in the Collateral on a second lien, subordinated basis to the Obligations and the obligations in respect of any Indebtedness described in clause (a) above.

13.13 Survival. All indemnities set forth herein including, without limitation, in Sections 2.11, 2.12, 3.6, 5.5, 12.6 and 13.1 shall survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Obligations.

13.14 Domicile of Loans. Each Lender may transfer and carry its Loans at, to or for the account of any office, Subsidiary or Affiliate of such Lender. Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 13.14 would, at the time of such transfer, result in increased costs under Section 2.11, 2.12, 3.6 or 5.5 from those being charged by the respective Lender prior to such transfer, then no Borrower shall be obligated to pay such increased costs (although each Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes in any applicable law, treaty, government rule, regulation, guideline or order, or in the official interpretation thereof, after the date of the respective transfer).

13.15 Register. Each Borrower hereby designates the Administrative Agent to serve as its agent, solely for purposes of this Section 13.15, to maintain a register (the “Register”) on which it will record from time to time the name and address of each Lender and each Issuing Lender, the Commitments, the principal amounts of the Loans, L/C Obligations and any other obligations under the

Loan Documents, and the amounts of stated interest due thereon, owing to each Lender and each Issuing Lender pursuant the terms hereof and any Note. Failure to make any such recordation, or any error in such recordation, shall not affect any Borrower’s obligations in respect of such Loans, L/C Obligations or other obligations under the Loan Documents. With respect to any Lender or Issuing Lender, the transfer of the Commitments of such Lender or Issuing Lender and the rights to the principal of, and interest on, any Loans, L/C Obligations and any other obligations under the Loan Documents owing to such Lender or Issuing Lender shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent and prior to such recordation all amounts owing to the transferor with respect to such Commitments and Loans, L/C Obligations and other obligations under the Loan Documents shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Commitments, Loans, L/C Obligations or other obligations under the Loan Documents shall be recorded by the Administrative Agent on the Register upon and only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption pursuant to Section 13.4. Upon such acceptance and recordation, the assignee specified therein shall be treated as a Lender and/or Issuing Lender for all purposes of this Agreement. The Register shall be available for inspection by any Borrower and any Lender or Issuing Lender, at any reasonable time and from time to time upon reasonable prior notice. Coincident with the delivery of such an Assignment and Assumption to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note (if any) evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assignee or transferee Lender at the request of any such Lender. Each Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 13.15 to the same extent that the Administrative Agent is otherwise indemnified pursuant to Section 13.1.

13.16 Confidentiality. (a) Subject to the provisions of clause (b) of this Section 13.16, each Lender agrees that it will not disclose without the prior consent of Holdings (other than to its employees, auditors, advisors, agents, representatives or counsel or to another Lender if such Lender or such Lender’s holding or parent company in its sole discretion determines that any such party should have access to such information, provided such Persons shall be subject to the provisions of this Section 13.16 to the same extent as such Lender) any information with respect to Holdings or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Loan Document, provided that any Lender may disclose any such information (i) as has become generally available to the public other than by virtue of a breach of this Section 13.16(a) by the respective Lender, (ii) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (iii) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (iv) in order to comply with any law, order, regulation or ruling applicable to such Lender, (v) to the Administrative Agent or the Collateral Agent, (vi) to any direct or indirect contractual counterparty in any swap, hedge or similar agreement (or to any such contractual counterparty’s professional advisor), so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section 13.16 or substantially similar terms and (vii) to any prospective or actual transferee or Participant in connection with any contemplated transfer or participation of any of the Notes or Commitments or any interest therein by such Lender, provided that such prospective transferee agrees to be bound by the confidentiality provisions contained in this Section 13.16 or substantially similar terms.

(b) Each of Holdings and the Borrowers hereby acknowledges and agrees that each Lender may share with any of its affiliates, and such affiliates may share with such Lender, any information related to Holdings or any of its Subsidiaries (including, without limitation, any non-public customer information regarding the creditworthiness of Holdings and its Subsidiaries), provided such Persons shall be subject to the provisions of this Section 13.16 to the same extent as such Lender.

13.17 Patriot Act. Each Lender subject to the Patriot Act hereby notifies Holdings and the Borrowers that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Holdings, the Borrowers and the other Loan Parties and other information that will allow such Lender to identify Holdings, the Borrowers and the other Loan Parties in accordance with the Patriot Act.

13.18 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the U.S. Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

13.19 Judgment Currency. (a) The Loan Parties’ obligations hereunder and under the other Loan Documents to make payments in the respective Available Currency (the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent, the Collateral Agent or the respective Lender of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent, the Collateral Agent or such Lender under this Agreement or the other Loan Documents. If for the purpose of obtaining or enforcing judgment against any Loan Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made, at the applicable Alternate Currency Equivalent or the Dollar Equivalent thereof, as the case may be, and, in the case of other currencies, the rate of exchange (as quoted by the Administrative Agent or if the Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Administrative Agent) determined, in each case, as of the day on which the judgment is given (such day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, each Borrower covenants and agrees to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate or exchange prevailing on the Judgment Currency Conversion Date.

(c) For purposes of determining the Dollar Equivalent or the applicable Alternate Currency Equivalent or any other rate of exchange for this Section 13.19, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

13.20 Dutch Matters. In this Agreement, where it relates to the European Borrower, a reference to:

(a) a necessary organizational action to authorize where applicable, includes (i) any action required (if any) to comply with the Works Councils Act of the Netherlands (Wet op de ondernemingsraden) and (ii) obtaining an unconditional positive advice (advies) from the competent works council(s) (if any);

(b) a security interest includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), privilege (voorrecht), right of retention (recht van retentie), right to reclaim goods (recht van reclame), and, in general, any right in rem (beperkte recht), created for the purpose of granting security (goederenrechtelijke zekerheidsrecht);

(c) a dissolution includes a Dutch entity being dissolved (ontbonden);

(d) insolvency includes surseance van betaling and adjudicated insolvent includes surseance verleend;

(e) any action relating insolvency includes a Dutch entity having filed a notice under section 36 of the Dutch Tax Collection Act (Invorderingswet 1990);

(f) a receiver includes a curator;

(g) an administrator includes a bewindvoerder; and

(h) an attachment includes a beslag.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

U.S. BORROWER AND GUARANTOR:	BAKERCORP INTERNATIONAL, INC. (F/K/A B-CORP MERGER SUB, INC.)

By:
Name Title:

EUROPEAN BORROWER:	BC INTERNATIONAL HOLDINGS C.V.

	By:	BAKERCORP INTERNATIONAL MANAGEMENT LLC, its general partner

	By:	BAKERCORP, its sole member

By:
Name Title:

GUARANTORS:	BAKERCORP INTERNATIONAL HOLDINGS, INC. (F/K/A B-CORP HOLDINGS, INC.)

By:
Name Title:

FTT HOLDINGS, INC.

By:
Name Title:

BAKERCORP

By:
Name Title:

DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent, Issuing Lender, Swingline Lender and a Lender

By:
Name:
Title:

By:
Name:
Title:

MORGAN STANLEY SENIOR FUNDING, INC., as Syndication Agent and a Lender

By:
Name:
Title:

Schedule I

Lenders and Commitments

Lender	Term Loan Commitment	Revolver Commitment

Deutsche Bank AG New York Branch	$195,000,000	$22,500,000

Morgan Stanley Bank, N.A.	$195,000,000	$22,500,000

TOTAL:	$390,000,000	$45,000,000

1

Schedule II

Notice Addresses

Lender	Address

Deutsche Bank AG New York Branch	60 Wall Street New York, New York 10005 Attn: Marcus Tarkington Phone.: 212-250-6153 Fax: 212-553-3080 Email: marcus.tarkington@db.com
Morgan Stanley Loan Servicing	1000 Lancaster Street Baltimore, MD 21202 Phone.: 443-627-4355 Fax: 718-233-2140 Email: msloanservicing@morganstanley.com

2

SCHEDULE 1.1(a)

Mandatory Costs

1.	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Lender lending from a lending office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by that Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that lending office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that lending office.

4.	The Additional Cost Rate for any Lender lending from a lending office in the United Kingdom will be calculated by the Administrative Agent as follows:

(a)	in relation to a Loan in Pounds Sterling:

AB + C(B – D) + E × 0.01	per cent per annum
100 – (A + C)

(b)	in relation to a Loan in Euro:

E × 0.01	per cent per annum.
300

Where:

A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

1

B	is the percentage rate of interest (excluding the Applicable Margin and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in Section 2.9(d)) payable for the relevant Interest Period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Base Reference Banks to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule 1.1(a):

(a)	“Base Reference Banks” means the principal London offices of [ ], [ ] and [ ] or such other banks as may be appointed by the Administrative Agent in consultation with the applicable Borrower.

(b)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(c)	“Fees Rules” means the rules on periodic fees contained in the Financial Services Authority Fees Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(d)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under Column 1 of the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate);

(e)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules; and

(f)	“Unpaid Sum” means any sum due and payable but unpaid by a Loan Party under the Loan Documents.

6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

2

7.	If requested by the Administrative Agent, each Base Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent, the rate of charge payable by that Base Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Base Reference Bank as being the average of the Fee Tariffs applicable to that Base Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Base Reference Bank.

8.	Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its lending office; and

(b)	any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent of any change to the information provided by it pursuant to this paragraph.

9.	The percentages of each Lender for the purpose of A and C above and the rates of charge of each Base Reference Bank for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a lending office in the same jurisdiction as its lending office.

10.	The Administrative Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Base Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Base Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Administrative Agent pursuant to this Schedule 1.1(a) in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

3

13.	The Administrative Agent may from time to time, after consultation with the applicable Borrower and the Lenders, determine and notify to all parties hereto any amendments which are required to be made to this Schedule 1.1(a) in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

4

Schedule 6.16

Subsidiaries

Subsidiary	Jurisdiction of Incorporation or Formation	Authorized Capital Stock	Issued and Outstanding Capital Stock	Equity Owner (all ownership is 100% unless otherwise noted)
BakerCorp International, Inc.	Delaware	100,000 shares of common stock	100 shares of common stock, par value $0.01 per share	BakerCorp International Holdings, Inc.

FTT Holdings, Inc.	Delaware	1,000,000 shares of Class A Common Stock, par value $0.01 per share	707,300 shares of Class A Common Stock, par value $0.01 per share	BakerCorp International, Inc.
		1,000,000 shares of Class B Common Stock, par value $0.01 per share	37,400 shares of Class B Common Stock, par value $0.01 per share

BakerCorp	Delaware	100,000 shares of common stock, par value $0.01 per share	100 shares of common stock, no par value	FTT Holdings, Inc.

BakerCorp International Management LLC	Delaware	N/A	BakerCorp is the sole member with no capital contribution.	BakerCorp

BC International Holdings C.V.	Netherlands	Unlimited capital participation of the partners; Capital participation of each partner shall be calculated on the basis of the amount of capital contributed by such partner.	2 capital partnership shares	BakerCorp (1 capital partnership share; capital contribution 90%)
BakerCorp International Management LLC (1 capital partnership share; capital contribution 10%)

Subsidiary	Jurisdiction of Incorporation or Formation	Authorized Capital Stock	Issued and Outstanding Capital Stock	Equity Owner (all ownership is 100% unless otherwise noted)
BakerCorp de Mexico S. de R.L. de C.V.	Mexico	Minimum Fixed Part of 3,000 pesos; Unlimited variable capital; No more than 50 partners; Each partnership interest must be 1 peso or a multiple of 1 peso.	2 partnership interests	BakerCorp (1 partnership interest; capital contribution 90%)
BakerCorp International Management LLC (1 partnership interest; capital contribution 10%)

Baker Tank Services, S. de R.L. de C.V.	Mexico	Minimum Fixed Part of 3,000 pesos; Unlimited variable capital; No more than 50 partners; Each partnership interest must be 1 peso or a multiple of 1 peso.	2 partnership interests	BakerCorp (1 partnership interest; capital contribution 90%)
BakerCorp International Management LLC (1 partnership interest; capital contribution 10%)

BakerCorp International B.V.	Netherlands	90,000 common shares	18,000 common shares	BC International Holdings C.V.

BakerCorp SAS	France	N/A	37,000 common shares	BakerCorp International B.V.

BakerCorp B.V.	Netherlands	90,000 common shares	18,000 common shares	BakerCorp International B.V.

BakerCorp Services B.V.	Netherlands	90,000 common shares	18,000 common shares	BakerCorp International B.V.

BakerCorp Management GmbH	Germany	N/A	1 share in a nominal amount of EUR 25,000	BakerCorp International B.V.

Subsidiary	Jurisdiction of Incorporation or Formation	Authorized Capital Stock	Issued and Outstanding Capital Stock	Equity Owner (all ownership is 100% unless otherwise noted)
BakerCorp GmbH & Co. KG	Germany	N/A	Sole limited partner BakerCorp Services B.V. with a liability capital of EUR 100 General Partner without capital contribution BakerCorp Management GmbH	BakerCorp Services B.V.

BakerCorp Canada	Canada	Unlimited	2,577,501 common shares	BakerCorp

Schedule 6.19(a)

Security Documents

Grantor	Type of Filing	Filing Office
BakerCorp International Holdings, Inc.	UCC-1	Delaware Secretary of State

BakerCorp International, Inc.	UCC-1	Delaware Secretary of State

FTT Holdings, Inc.	UCC-1	Delaware Secretary of State

BakerCorp	UCC-1	Delaware Secretary of State

BakerCorp	Patent Security Agreement between BakerCorp and Deutsche Bank AG New York Branch	United States Patent and Trademark Office

BakerCorp	Trademark Security Agreement between BakerCorp and Deutsche Bank AG New York Branch	United States Patent and Trademark Office

Schedule 6.19(b)

Owned Real Property

None.

Schedule 8.12

Post-Closing Matters

1. The U.S. Borrower shall have 60 days (as such period may be extended in the reasonable discretion of the Administrative Agent) to deliver endorsements in respect of its insurance policies.

Schedule 9.2(l)

Existing Indebtedness

1. Indebtedness under the Facility Agreement, dated as of March 5, 2010, between BakerCorp, as Lender, and BC International Holdings C.V., as Borrower, in the amount of $6,427,600.

2. Finance Lease, dated as of August 4, 2008, between BakerCorp and Caterpillar Financing Services Corporation, in the amount of $6,923.04.

3. Indebtedness under the Promissory Note, dated as of February 1, 2011, between BakerCorp Canada, as Borrower, and BakerCorp, as Lender, in the amount of CAD $1,200,000.

Schedule 9.3(j)

Existing Liens

Debtor	Secured Party	Description	Date	Jurisdiction
BakerCorp	Caterpillar Financial Services Corporation	Covers one (1) Caterpillar TH560B Telescopic Handler S/N: SLG01121 and substitutions, replacements, additions and accessions thereto, now owned or hereafter acquired and proceeds thereof.	08/05/08	Delaware Secretary of State

BakerCorp	Les Schwab Tire Centers of Washington, Inc.	Covers all present and future products and goods and proceeds thereof, purchased by Debtor from Secured Party including but not limited to: all new, used and recapped tires; all new and used wheels; and all batteries and all related products.	11/12/08	Delaware Secretary of State

BakerCorp	US Bancorp	1 C3535 L8986521871BW; 1 C3535 L8986521871CLR	12/15/08	Delaware Secretary of State

Schedule 9.7(n)

Existing Investments

None.

Schedule 9.9

Existing Affiliate Transactions

None.

Schedule 9.12

Existing Restrictive Agreements

None.

EXHIBIT A

FORM OF ASSIGNMENT

AND

ASSUMPTION AGREEMENT1

This Assignment and Assumption Agreement (this “Assignment”), is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item [1][2] below ([the] [each, an] “Assignor”) and [the] [each] Assignee identified in item 2 below ([the] [each, an] “Assignee”). [It is understood and agreed that the rights and obligations of such [Assignees][and Assignors] hereunder are several and not joint.] Capitalized terms used herein but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”). The Standard Terms and Conditions for Assignment and Assumption Agreement set forth in Annex 1 hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the] [each] Assignee, and [the] [each] Assignee hereby irrevocably purchases and assumes from [the][each] Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of [the][each] Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the [respective] Assignor’s outstanding rights and obligations under the respective Tranches identified below (including, to the extent included in any such Tranches, Letters of Credit and Swingline Loans) ([the] [each, an] “Assigned Interest”). [Each] [Such] sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment, without representation or warranty by [the][any] Assignor.

[1.	Assignor:

2.	Assignee: ][2]

[1][3]. Credit Agreement:	Credit Agreement, dated as of June 1, 2011, among BakerCorp International Holdings, Inc. (f/k/a B-Corp Holdings, Inc.) (“Holdings”), BakerCorp International, Inc. (f/k/a B-Corp Merger

[1]	This Form of Assignment and Assumption Agreement should be used by Lenders for an assignment to a single Assignee or to funds managed by the same or related investment managers.
[2]	If the form is used for a single Assignor and Assignee, items 1 and 2 should list the Assignor and the Assignee, respectively. In the case of an assignment to funds managed by the same or related investment managers, or an assignment by multiple Assignors, the Assignors and the Assignee(s) should be listed in the table under bracketed item 2 below.

Exhibit A

Sub, Inc.) (the “U.S. Borrower”), BC International Holdings C.V. (the “European Borrower” and, together with the U.S. Borrower, the “Borrowers”), the subsidiary guarantors from time to time party thereto, the lenders from time to time party thereto, Deutsche Bank AG New York Branch, as Administrative Agent, and Morgan Stanely Senior Funding, Inc. as Syndication Agent.

[2.	Assigned Interest:[3]

Assignor	Assignee	Tranche Assigned[4]	Aggregate Amount of Commitment/Loans under Relevant Tranche for all Lenders	Amount of Commitment/Loans under Relevant Tranche Assigned

[Name of Assignor]	[Name of Assignee]

[Name of Assignor]	[Name of Assignee]

[3]	Insert this chart if this Form of Assignment and Assumption Agreement is being used for assignments to funds managed by the same or related investment managers or for an assignment by multiple Assignors. Insert additional rows as needed.
[4]	For complex multi-tranche assignments a separate chart for each tranche should be used for ease of reference.

Exhibit A

[4.	Assigned Interest:[5]

Tranche Assigned	Aggregate Amount of Commitment/Loans under Relevant Tranche for all Lenders	Amount of Commitment/Loans under Relevant Tranche Assigned

[ ] Term Loans[6]	$	$

Revolving Loan Commitment/Revolving Loans	$	$

Effective Date             ,     ,         .

Assignor[s] Information		Assignee[s] Information

Payment Instructions:		Payment Instructions:

	Reference:		Reference:

Notice Instructions:		Notice Instructions:

	Reference:		Reference:

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR	ASSIGNEE
[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE][7]

[5]	Insert this chart if this Form of Assignment and Assumption Agreement is being used by a single Assignor for an assignment to a single Assignee.
[6]	Insert rows for additional Tranches of Term Loans as needed.
[7]	Add additional signature blocks, as needed, if this Form of Assignment and Assumption Agreement is being used by funds managed by the same or related investment managers.

Exhibit A

By:		By:
	Name:		Name:
	Title:		Title:

Exhibit A

[Consented to and][8] Accepted:

DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent

By:
Name: Title:

By:
Name: Title:

BAKERCORP INTERNATIONAL, INC.

By:
Name: Title:][9]

[[NAME OF EACH LETTER OF CREDIT ISSUER], as Letter of Credit Issuer

By:
Name: Title:][10]

[8]

Insert only if assignment is being made to an Eligible Transferee pursuant to Section 13.4(a)(i)(A) of the Credit Agreement. Consent of the Administrative Agent shall not be unreasonably withheld or delayed.

[9]	Insert if no Significant Default has occurred and is continuing.
[10]	Insert for any assignment of a Revolving Loan Commitment pursuant to clause (C) of Section 13.04(a)(i) of the Credit Agreement.

Exhibit A

[[NAME OF SWINGLINE LENDER],
as Swingline Lender

By:
Name: Title:

By:
Name:
Title:][11]

[11]	Insert for any assignment of a Revolving Loan Commitment pursuant to clause (C) of Section 13.4(a)(i) of the Credit Agreement.

Exhibit A

ANNEX I

TO

EXHIBIT A

[NAME OF BORROWER]

CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT

AND ASSUMPTION AGREEMENT

1. Representations and Warranties.

1.1. Assignor. [The] [Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the] [its] Assigned Interest, (ii) [the] [its] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document delivered pursuant thereto (other than this Assignment) or any collateral thereunder, (iii) the financial condition of [Holdings] [the U.S. Borrower/European Borrower], any of its Subsidiaries or affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by [Holdings] [the U.S. Borrower/European Borrower], any of its Subsidiaries or affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) confirms that it is an Eligible Assignee; (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of [the][its] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 8.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase [the][its] Assigned Interest on the basis of which it has made such analysis and decision and (v) if it is organized under the laws of a jurisdiction outside the United States, it has attached to this Assignment any tax documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by it; (b) agrees that it will, independently and without reliance upon the Administrative Agent, [the][each] Assignor, or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (c) appoints and authorizes each of the Administrative Agent, the Syndication Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Loan Documents as are delegated to or otherwise conferred upon the Administrative Agent, the Syndication Agent or the Collateral Agent, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto; and (d) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

Annex I

to Exhibit A

2. Payment. From and after the Effective Date, the Administrative Agent shall make all payments in respect [the] [each] Assigned Interest (including payments of principal, interest, fees, commissions and other amounts) to [the][each] Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [each] Assignee for amounts which have accrued from and after the Effective Date.

3. Effect of Assignment. Upon the delivery of a fully executed original hereof to the Administrative Agent, as of the Effective Date, (i) [the][each] Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment, have the rights and obligations of a Lender thereunder and under the other Loan Documents and (ii) [the][each] Assignor shall, to the extent provided in this Assignment, relinquish its rights and be released from its obligations under the Credit Agreement and the other Loan Documents.

4. General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of the Assignment. THIS ASSIGNMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES, EXCEPT FOR NEW YORK GENERAL OBLIGATIONS LAW SECTIONS 5-1401 AND 5-1402).

*        *        *

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

Reference is made to the Credit and Guaranty Agreement, dated as of June 1, 2011 (as amended, restated, amended and restated, modified, supplemented and/or extended from time to time, the “Credit Agreement”; capitalized terms used herein have the meanings attributed thereto in the Credit Agreement unless otherwise defined herein), among BakerCorp International Holdings, Inc. (f/k/a B-Corp Holdings, Inc.) (“Holdings”), BakerCorp International, Inc. (f/k/a B-Corp Merger Sub, Inc.) (the “U.S. Borrower”), BC International Holdings C.V. (the “European Borrower” and together with the U.S. Borrower, the “Borrowers”), the Subsidiary Guarantors from time to time party thereto, the lenders from time to time party thereto (each, a “Lender” and, collectively, the “Lenders”), Morgan Stanley Senior Funding, Inc., as Syndication Agent (the “Syndication Agent”), and Deutsche Bank AG New York Branch, as Administrative Agent (the “Administrative Agent”). Pursuant to Section 8.2(b) of the Credit Agreement, the undersigned, solely in his/her capacity as an Authorized Officer, certifies as follows:

1.

[Attached hereto as Exhibit A are the audited consolidated balance sheet of the U.S. Borrower and its Restricted Subsidiaries as at the end of such year and the related audited consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Ernst & Young or other independent certified public accountants of nationally recognized standing.][1]

2.

[Attached hereto as Exhibit A are the unaudited consolidated balance sheet of the U.S. Borrower and its Restricted Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by an Authorized Officer as fairly stating in all material respects the financial position of the U.S. Borrower and its Restricted Subsidiaries in accordance with GAAP for the period covered thereby (subject to normal year end audit adjustments and the absence of footnotes).][2]

3.	As of the date of such financial statements, the U.S. Borrower is in compliance with the financial covenant set forth in Section 9.1 of the Credit Agreement. Attached hereto as Exhibit B are calculations which demonstrate the compliance by the U.S. Borrower with such financial covenant.

[1]	To be included if accompanying annual financial statements only.
[2]	To be included if accompanying quarterly financial statements only.

Exhibit B

4.	To my knowledge, except as otherwise disclosed to the Administrative Agent pursuant to the Credit Agreement, no Default or Event of Default has occurred and is continuing. [If unable to provide the foregoing certification, describe in reasonable detail the reasons therefor and circumstances thereof and any action taken or proposed to be taken with respect thereto on Exhibit C attached hereto.]

5.	Exhibit D hereto describes any change in the jurisdiction of organization of any Loan Party since the delivery of the immediately preceding previous Compliance Certificate.

Exhibit B

EXHIBIT A

Annual (audited) or Quarterly (unaudited)

Financial Statements

EXHIBIT B

Compliance Calculations

COVENANT 9.1

Total Leverage Ratio

**Note:	This calculation is required at each fiscal quarter end to the extent that a Compliance Date occurred on such date. This covenant shall be calculated on a consolidated basis for the U.S. Borrower and its Restricted Subsidiaries.**

As of the fiscal quarter ended , .

(A)	Sum of the aggregate principal amount (or, if higher, the par value or stated face amount (other than with respect to zero coupon Indebtedness)) of all Indebtedness of the U.S. Borrower and its Restricted Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP, but excluding any liabilities referred to in clauses (f) and (i) of the definition of “Indebtedness” in the Credit Agreement and any Guarantee Obligations in respect of any such liabilities:			$

(B)	Aggregate amount of Unrestricted Cash and Cash Equivalents of the U.S. Borrower and its Restricted Subsidiaries in an amount not to exceed $50,000,000:			$

(C)	Consolidated EBITDA (as determined on a consolidated basis for the U.S. Borrower and its Restricted Subsidiaries in conformity with GAAP):

	a)	Consolidated Net Income for such period: the net income (or loss) of the U.S. Borrower and its Restricted Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, excluding, without duplication, the sum of:		$

		(i)	the income (or loss) of any Person (other than a Restricted Subsidiary of the U.S. Borrower) in which any other Person (other than the U.S. Borrower or any of its Restricted Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to the U.S. Borrower or any of its Restricted Subsidiaries by such Person during such period	$

		(ii)	the income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary of the U.S. Borrower or is merged into or consolidated with the U.S. Borrower or any of its Restricted Subsidiaries or that Person’s assets are acquired by the U.S. Borrower or any of its Restricted Subsidiaries	$

	(iii)	any after-tax gains or losses attributable to asset sales or returned surplus assets of any Plan	$

	(iv)	any net extraordinary gains or net extraordinary losses	$

	(v)	the cumulative effect of a change in accounting principles during such period to the extent included in Consolidated Net Income	$

Provided that:

to the extent not already accounted for in the Consolidated Net Income, Consolidated Net Income shall include the amount of net proceeds received by the U.S. Borrower or any Restricted Subsidiary thereof from business interruption insurance			$

b)	plus, to the extent deducted in arriving at such Consolidated Net Income, the sum, without duplication, of the following amounts for such period:		$

	(i)	Consolidated Interest Expense	$

	(ii)	provisions for taxes based on income or equity	$

	(iii)	total depreciation expense	$

	(iv)	total amortization expense	$

	(v)	costs and expenses in connection with the Transactions	$

	(vi)	other non-cash items (excluding any such non-cash item to the extent that it represents an accrual or reserve for potential cash items in any future period or amortization of a prepaid cash item that was paid in a prior period)	$

	(vii)	management fees to Sponsor or its Affiliates to the extent permitted under the Credit Agreement	$

(viii)	earn-out expenses resulting from acquisitions in which the U.S. Borrower and/or any Restricted Subsidiary is required to treat such earn-out expenses as compensation costs	$

(ix)	expenses relating to changes in GAAP that impact the U.S. Borrower’s statement of income	$

(x)	costs and expenses (including due diligence expenses) associated with any Permitted Acquisition, merger, Investment or Disposition permitted hereunder, including any related transaction (whether or not any such transaction is consummated)	$

(xi)	costs related to the initial study and implementation of the Sarbanes-Oxley Act, including the costs of recruiting and hiring staff	$

(xii)	stock option expenses, equity-based compensation expenses and/or expenses related to stock	$

(xiii)	actual expenses incurred in connection with obtaining and maintaining private credit ratings in accordance with Section 8.9 of the Credit Agreement	$

(xiv)	expenses arising from the impact of FASB 470-50-40 on certain capitalized fees and costs	$

(xv)	non-recurring or unusual charges	$

(xvi)	expenses incurred in connection with the prepayment, amendment, modification, restructuring or Refinancing of Indebtedness during such period	$

(xvii)	any non-capitalized transaction costs incurred during such period in connection with an actual or proposed incurrence of Indebtedness, including a Refinancing thereof, issuance of Capital Stock or recapitalization (excluding the Transactions)	$

(xviii)	any net loss incurred in such period from Swap Agreements and Interest Rate Protection Agreements and the application of Accounting Standards Codification Topic 815	$

(xix)	any net loss incurred in such period from currency translation losses	$

(xx)	any loss from the early extinguishment of Indebtedness or Swap Agreements or other derivative instruments	$

(xxi)	any loss from disposed, abandoned or discontinued operations and losses on disposal of disposed, abandoned, transferred, closed or discontinued operations and any losses, charges and expenses related to the impairment of assets	$

(xxii)	any losses (plus all fees and expenses relating thereto) attributable to asset dispositions or abandonments or the sale or other disposition of any Capital Stock of any Person other than in the ordinary course of business, as determined in good faith by the U.S. Borrower	$

(xxiii)	cash charges paid in connection with corporate restructurings (including, without limitation, severance costs in connection with any reduction in the workforce of the U.S. Borrower and its Restricted Subsidiaries)	$

(xxiv)	expected cost savings, operating expense reductions, restructuring charges and expenses and cost-saving synergies related to the Transactions projected by the U.S. Borrower in good faith to result from actions with respect to which substantial steps have been, will be, or are expected to be, taken (in the good faith determination of the U.S. Borrower and evidenced by a certificate of the chief financial officer of the U.S. Borrower) within 12 months after the Closing Date; provided, that such cost savings, operating expense reductions, restructuring charges and expenses and cost-saving synergies shall not exceed 10% of Consolidated EBITDA (before giving effect to such adjustment) for any period of four consecutive fiscal quarters	$

(xxv)	expected cost savings, operating expense reductions, restructuring charges and expenses and cost-saving synergies related to acquisitions, divestitures, restructuring, cost savings initiatives and other similar initiatives after the Closing Date and projected by the U.S. Borrower in good faith to result from actions with respect to which substantial steps have been, will be, or are expected to be, taken (in the good faith determination of the U.S. Borrower and evidenced by a certificate of the chief financial officer of the U.S. Borrower) within 12 months after such transaction or initiative is consummated; provided, that such cost savings, operating expense reductions, restructuring charges and expenses and cost-saving synergies shall not exceed 10% of Consolidated EBITDA (before giving effect to such adjustment) for any period of four consecutive fiscal quarters; provided, further, that any cost savings, operating expense reduction and synergies related to Permitted Acquisitions shall not be subject to such limitation	$

c)	less, to the extent added in arriving at such Consolidated Net Income, non-cash gains (excluding any such non-cash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period)	$

Provided that:

“Consolidated EBITDA” for the fiscal quarter ended (i) July 31, 2010 shall be deemed to be $[ ]; (ii) October 31, 2010 shall be deemed to be $[ ]; (iii) January 31, 2011 shall be deemed to be $[ ]; and (iv) April 30, 2011 shall be deemed to be $[ ]. For the period from May 1, 2011 until the Closing Date, “Consolidated EBITDA” shall be based on the actual Consolidated EBITDA of BakerCorp for such period.

Consolidated EBITDA for the period of four consecutive fiscal quarters ended as of the date of determination:		$

Total Leverage Ratio = ((A) – (B)) ÷ (C) =			[ ]:1.0

Covenant Requirement:			No more than [ ]:1.00

Compliance:			[Yes][No]

EXHIBIT C

DISCLOSURE OF DEFAULT

AND/OR EVENT OF DEFAULT

EXHIBIT D

DISCLOSURE OF CERTAIN CHANGES

IN THE JURISDICTION OF ORGANIZATION

OF ANY LOAN PARTY

EXHIBIT C

Intercreditor Agreement (Second Lien Notes)

Term Sheet

The following summary is intended to apply to one or more Intercreditor Agreements (each, an “Intercreditor Agreement”) entered into in connection with an issuance of second lien secured Indebtedness permitted under Section 9.2 of the Credit Agreement (as defined below) in the form of notes (each, “Second Lien Notes”). Capitalized terms used but not defined herein shall have the meanings set forth in the Credit Agreement, dated as of June 1, 2011, among BakerCorp International Holdings, Inc. (f/k/a B-Corp Holdings, Inc.) (“Holdings”), BakerCorp International, Inc. (f/k/a B-Corp Merger Sub, Inc.) (the “U.S. Borrower”), the other guarantors party thereto, BC International Holdings C.V. (the “European Borrower”), the lenders party thereto from time to time (the “Lenders”) and Deutsche Bank AG New York Branch, as administrative agent (the “Administrative Agent”). The following is not intended to be a definitive list of all of the provisions that will be contained in each Intercreditor Agreement. Each Intercreditor Agreement will include, in addition to the provisions set forth herein, provisions that are customary or typical or are otherwise reasonably satisfactory to the Administrative Agent and the U.S. Borrower.

Parties	The Administrative Agent, the U.S. Borrower, Holdings and one or more Senior Representatives of the holders of Second Lien Notes (each, a “Second Lien Representative”).

Lien Priorities	So long as the Obligations are outstanding, the liens securing any Second Lien Notes will be junior in priority and subordinated in all respects to the liens securing the Obligations (provided, the Second Lien Notes will be subordinate only in respect of the proceeds of realization of collateral and will not be subordinated in right of payment). This subordination shall apply notwithstanding, among other things, any defect or deficiency in the creation, attachment or perfection of any lien securing the Obligations.

Collateral	The Collateral and the collateral securing the Second Lien Notes will be substantially identical.

Prohibition on Contesting Liens	The Administrative Agent and the Second Lien Representatives will not contest or support any other person in contesting, the priority, validity or enforceability of each other’s liens.

No New Liens	If the Administrative Agent or a Second Lien Representative acquires any lien on any assets of the U.S. Borrower or any guarantor which assets are not also subject to the lien of the Administrative Agent and each Second Lien Representative, as applicable, then the Administrative Agent or such Second Lien Representative, as applicable, will

Exhibit C

EXHIBIT C

hold such lien for the benefit of the Administrative Agent and the Second Lien Representatives (respecting the relative priorities set forth under “Lien Priorities” above) until the Administrative Agent and/or such Second Lien Representative acquires a lien in such assets.

Enforcement	The Administrative Agent and the Secured Parties shall have the exclusive right to enforce rights, exercise remedies and make determinations regarding the release or disposition with respect to the Collateral without any consultation with or the consent of any Second Lien Representative or any holder of Second Lien Notes.

No Second Lien Representative or holder of Second Lien Notes may (i) contest, protest or object to any foreclosure or other enforcement action brought by the Administrative Agent or the Secured Parties with respect to the Collateral, (ii) object to the forbearance by the Administrative Agent or the Secured Parties from bringing or pursuing any foreclosure or other enforcement action with respect to the Collateral or (iii) foreclose on or take any other enforcement action with respect to the Collateral while any Obligations are outstanding, except that a Second Lien Representative or holder of Second Lien Notes may take customary actions, including:

(a) such actions as it deems necessary to create, continue or protect the perfection of liens on the Collateral;

(b) filing claims, proofs of claim or statements of interest in any insolvency proceeding;

(c) filing responsive proceedings in opposition to any motion objecting to claims of a Second Lien Representative or holder of Second Lien Notes;

(d) voting on any plan of reorganization; and

(e) engaging consultants and performing audits, examinations, and appraisals relating to the enforcement of liens on the Collateral.

Exhibit C

EXHIBIT C

Additionally, during the continuance of an event of default under the Second Lien Notes, a Second Lien Representative or holder of Second Lien Notes may (a) subject to customary exceptions, exercise the rights of unsecured creditors, including, without limitation, filing pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors (provided, that any judgment lien obtained upon exercise of such rights shall be subordinated to the lien securing the Obligations on the same basis as the other liens securing the Obligations), but only to the extent that the exercise of such rights would not violate the express provisions of the Intercreditor Agreement and (b) retain any amounts obtained in respect of Second Lien Notes, except to the extent such amounts constitute Collateral for the Obligations or the proceeds of such Collateral.

No Second Lien Representative or any holder of Second Lien Notes will, in the context of its role as secured creditor, take or receive any Collateral or any proceeds of Collateral in connection with the exercise of any right or remedy (including setoff) with respect to any Collateral.

Release of Collateral	The collateral securing the Second Lien Notes shall be released automatically (a) upon any sale of Collateral in which the liens securing the Obligations are released, in the event that that such sale is effected as a result of (i) exercise of remedies by the Administrative Agent or (ii) pursuant to Section 363 of the Bankruptcy Code and (b) upon any release, sale or disposition of such collateral permitted pursuant to the terms of the Credit Agreement that results in the release of the liens on such collateral securing the Obligations.

Bankruptcy Proceedings	In connection with any bankruptcy proceeding, no Second Lien Representative or holder of Second Lien Notes may, among other things:

(a)     object to the use of cash collateral by the Secured Parties or any DIP financing or request adequate protection or other relief in connection therewith, unless (i) the Secured Parties oppose such DIP financing, (ii) the Obligations are not subordinated or pari passu with such DIP financing, (iii) the amount of such DIP financing exceeds the Cap (as defined below) or (iv) the holders of Second Lien Notes do not receive a replacement lien on any

Exhibit C

EXHIBIT C

additional collateral granted in favor of the Administrative Agent and the Secured Parties as adequate protection; provided, that if the Second Lien Representative or the holders of the Second Lien Notes are granted adequate protection in the form of a lien on additional collateral, the Administrative Agent and the Secured Parties shall be granted adequate protection in such form and such lien shall be subordinated to the liens of the Administrative Agent and the Secured Parties;

(b) seek relief from an automatic stay in respect of the Collateral unless their motion for adequate protection has been denied;

(c) contest any request by the Secured Parties for adequate protection or any objection by the Secured Parties to any motion claiming a lack of such adequate protection;

(d) contest any lawful right of the Administrative Agent or the Secured Parties to credit bid at any foreclosure sale of the Collateral; or

(e)     (i) oppose any claim by the Secured Parties for allowance consisting of post-petition interest, fees or expenses or (ii) seek adequate protection in the form of payments of post-petition interest, fees or expenses unless the Secured Parties are deemed fully secured.

In the event that any Secured Party is required to pay any amount in connection with a bankruptcy proceeding, such Secured Party shall be entitled to a reinstatement of the Obligations in respect of such amounts.

Notwithstanding the foregoing, in connection with any bankruptcy proceeding, a Second Lien Representative or holder of Second Lien Notes may, subject to customary exceptions, (a) seek DIP Financing that is subordinated to the Obligations, (b) exercise the rights of an unsecured creditor so long as such exercise of rights would not violate any express provision of the Intercreditor Agreement and (c) exercise, propose, vote on, file

Exhibit C

EXHIBIT C

and prosecute, object to, and make other filings with regard to, any plan of reorganization, whether directly by a Second Lien Representative or holder of Second Lien Notes or as a result of confirmation of such plan (for example, in connection with a plan which includes a determination as to, or allows for a challenge to, the value of any claims of the Secured Parties).

Amendments of Documents	Except as otherwise provided in the Credit Agreement or the Second Lien Notes, documents entered into in connection with the Credit Agreement or the Second Lien Notes may be amended, supplemented or otherwise modified, and the Credit Agreement and the Second Lien Notes may be refinanced, in each case without the consent of the Administrative Agent, the Secured Parties, any Second Lien Representative or any holder of the Second Lien Notes; provided, that (a) a Senior Representative of the holders of any refinancing debt shall bind itself in writing to the terms of the Intercreditor Agreement and (b) no such amendment, waiver, increase, extension, renewal, replacement or refinancing shall (i) increase the principal amount under the Credit Agreement to an amount exceeding the Cap (as defined below) or (ii) shorten the maturity of the Second Lien Notes.

“Cap” shall mean the sum of (i) the aggregate amount of the Revolving Loan Commitments then in effect and outstanding Term Loans (other than Incremental Term Loans) at such time plus (ii) the aggregate amount of any Indebtedness incurred pursuant to Section 9.2 of the Credit Agreement, which is pari passu in all respects to the liens securing the Obligations plus (iii) the aggregate amount of any Incremental Term Loans or Revolving Commitment Increases incurred pursuant to Section 2.15 of the Credit Agreement.

Notwithstanding the foregoing, no security document entered into in connection with the Credit Agreement or the Second Lien Notes may be amended supplemented or otherwise modified to the extent such amendment, supplement or modification would contravene any of the terms of the Intercreditor Agreement.

Exhibit C

EXHIBIT C

In the event that any Security Document with respect to the Collateral is amended, waived or otherwise modified for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any of the Security Documents or changing in any manner the rights of any parties thereunder, then such amendment, waiver or modification shall apply automatically to any comparable provision of any comparable security document with respect to the Second Lien Notes.

Amendments, Waivers under the Intercreditor Agreement	The Intercreditor Agreement may not be amended without the written consent of the Administrative Agent and each Second Lien Representative party thereto.

Governing Law	The State of New York

Exhibit C

EXHIBIT C

Intercreditor Agreement (Second Lien Loans)

Term Sheet

The following summary is intended to apply to one or more Intercreditor Agreements (each, an “Intercreditor Agreement”) entered into in connection with an incurrence of (i) second lien Incremental Term Loans or (ii) second lien secured Indebtedness in the form of Loans permitted under Section 9.2 of the Credit Agreement (as defined below) (each, a “Second Lien Loan”). Capitalized terms used but not defined herein shall have the meanings set forth in the Credit Agreement, dated as of June 1, 2011, among BakerCorp International Holdings, Inc. (f/k/a B-Corp Holdings, Inc.) (“Holdings”), BakerCorp International, Inc. (f/k/a B-Corp Merger Sub, Inc.) (the “U.S. Borrower”), the other guarantors party thereto, BC International Holdings C.V. (the “European Borrower”), the lenders party thereto from time to time (the “Lenders”) and Deutsche Bank AG New York Branch, as administrative agent (the “Administrative Agent”). The following is not intended to be a definitive list of all of the provisions that will be contained in each Intercreditor Agreement. Each Intercreditor Agreement will include, in addition to the provisions set forth herein, provisions that are customary or typical or are otherwise reasonably satisfactory to the Administrative Agent and the U.S. Borrower.

Parties	The Administrative Agent, the U.S. Borrower, Holdings and one or more Senior Representatives of the lenders making the Second Lien Loans (each, a “Second Lien Representative”).

Lien Priorities	So long as the Obligations are outstanding, the liens securing any Second Lien Loans will be junior in priority and subordinated in all respects to the liens securing the Obligations (provided, the Second Lien Loans will be subordinate only in respect of the proceeds of realization of collateral and will not be subordinated in right of payment). This subordination shall apply notwithstanding, among other things, any defect or deficiency in the creation, attachment or perfection of any lien securing the Obligations.

Collateral	The Collateral and the collateral securing the Second Lien Loans will be substantially identical.

Prohibition on Contesting Liens	The Administrative Agent and the Second Lien Representatives will not contest or support any other person in contesting, the priority, validity or enforceability of each other’s liens.

No New Liens	If the Administrative Agent or a Second Lien Representative acquires any lien on any assets of the U.S. Borrower or any guarantor which assets are not also subject to the lien of the Administrative Agent and each Second Lien Representative, as applicable, then the Administrative Agent or such Second Lien Representative, as applicable, will hold such lien for the benefit of the Administrative

Exhibit C

EXHIBIT C

Agent and the Second Lien Representatives (respecting the relative priorities set forth under “Lien Priorities” above) until the Administrative Agent and/or such Second Lien Representative acquires a lien in such assets.

Enforcement	The Administrative Agent and the Secured Parties shall have the exclusive right to enforce rights, exercise remedies and make determinations regarding the release or disposition with respect to the Collateral without any consultation with or the consent of any Second Lien Representative or any holder of Second Lien Loans.

No Second Lien Representative or holder of Second Lien Loans may (i) contest, protest or object to any foreclosure or other enforcement action brought by the Administrative Agent or the Secured Parties with respect to the Collateral, (ii) object to the forbearance by the Administrative Agent or the Secured Parties from bringing or pursuing any foreclosure or other enforcement action with respect to the Collateral or (iii) foreclose on or take any other enforcement action with respect to the Collateral while any Obligations are outstanding, except that a Second Lien Representative or holder of Second Lien Loans may take customary actions, including:

(a)     taking such actions as it deems necessary to create, continue or protect the perfection of liens on the Collateral;

(b)     filing claims, proofs of claim or statements of interest in any insolvency proceeding;

(c)     filing responsive proceedings in opposition to any motion objecting to claims of a Second Lien Representative or lender making a Second Lien Loan;

(d)     voting on any plan of reorganization;

(e)     purchasing by an all cash bid for Collateral at any Section 363 hearing or public or judicial foreclosure sale;

(f)      if an event of default under any Second Lien Loan has occurred, after the expiration of a 120 day standstill period, exercising any secured creditor remedies

Exhibit C

EXHIBIT C

with respect to the Collateral for so long as the Administrative Agent is not diligently pursuing the exercise of its respective rights or remedies with respect to the Collateral; provided, however, that the right to exercise such remedies shall be suspended in the event that the event of default giving rise to the commencement of the standstill period is waived or an insolvency proceeding is commenced by or against the U.S. Borrower; and

(g)     engaging consultants and performing audits, examinations, and appraisals relating to the enforcement of liens on the Collateral.

Additionally, during the continuance of an event of default under the Second Lien Loans, a Second Lien Representative or lender making a Second Lien Loan may (a) subject to customary exceptions, exercise the rights of unsecured creditors, including, without limitation, filing pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors (provided, that any judgment lien obtained upon exercise of such rights shall be subordinated to the lien securing the Obligations on the same basis as the other liens securing the Obligations), but only to the extent that the exercise of such rights would not violate the express provisions of the Intercreditor Agreement and (b) retain any amounts obtained in respect of Second Lien Loans, except to the extent such amounts constitute Collateral for the Obligations or the proceeds of such Collateral.

No Second Lien Representative or any holder of Second Lien Loans will, in the context of its role as secured creditor, take or receive any Collateral or any proceeds of Collateral in connection with the exercise of any right or remedy (including setoff) with respect to any Collateral.

Release of Collateral	The collateral securing the Second Lien Loans shall be released automatically (a) upon any sale of Collateral in which the liens securing the Obligations are released, in the event that that such sale is effected as a result of (i) exercise of remedies by the Administrative Agent or (ii) pursuant to Section 363 of the Bankruptcy Code and (b) upon any release, sale or disposition of such

Exhibit C

EXHIBIT C

collateral permitted pursuant to the terms of the Credit Agreement that results in the release of the liens on such collateral securing the Obligations.

Buy-Out Right	Subject to certain terms and conditions the lenders making the Second Lien Loans shall have the option, exercisable upon an acceleration of the Obligations, an exercise of material remedies following an Event of Default, the commencement of an insolvency or liquidation proceeding with respect to the U.S. Borrower or a payment default under a Second Lien Loan, to purchase 100% (but not less than 100%) of the right title and interest in the Obligations at par.

Bankruptcy Proceedings

In connection with any bankruptcy proceeding, no Second Lien Representative or lender making a Second Lien Loan may, among other things:

(a)     object to the use of cash collateral by the Secured Parties or any DIP financing or request adequate protection or other relief in connection therewith, unless (i) the Secured Parties oppose such DIP financing, (ii) the Obligations are not subordinated or pari passu with such DIP financing, (iii) the amount of such DIP financing exceeds the Cap or (iv) the holders of Second Lien Loans do not receive a replacement lien on any additional collateral granted in favor of the Administrative Agent and the Secured Parties as adequate protection; provided, that if the Second Lien Representative or the holders of the Second Lien Loans are granted adequate protection in the form of a lien on additional collateral, the Administrative Agent and the Secured Parties shall be granted adequate protection in such form and such lien shall be subordinated to the liens of the Administrative Agent and the Secured Parties;

(b)     seek relief from an automatic stay in respect of the Collateral unless their motion for adequate protection has been denied;

(c)     contest any request by the Secured Parties for adequate protection or any objection by the Secured Parties to any motion claiming a lack of such adequate protection;

Exhibit C

EXHIBIT C

(d)     contest any lawful right of the Administrative Agent or the Secured Parties to credit bid at any foreclosure sale of the Collateral; or

(e)     (i) oppose any claim by the Secured Parties for allowance consisting of post-petition interest, fees or expenses or (ii) seek adequate protection in the form of payments of post-petition interest, fees or expenses unless the Secured Parties are deemed fully secured.

In the event that any Secured Party is required to pay any amount in connection with a bankruptcy proceeding, such Secured Party shall be entitled to a reinstatement of the Obligations in respect of such amounts.

Notwithstanding the foregoing, in connection with any bankruptcy proceeding, a Second Lien Representative or holder of Second Lien Loans may, subject to customary exceptions, (a) seek DIP Financing that is subordinated to the Obligations, (b) exercise the rights of an unsecured creditor so long as such exercise of rights would not violate any express provision of the Intercreditor Agreement and (c) exercise, propose, vote on, file and prosecute, object to, and make other filings with regard to, any plan of reorganization, whether directly by a Second Lien Representative or lender making a Second Lien Loan or as a result of confirmation such plan (for example, in connection with a plan which includes a determination as to, or allows for a challenge to, the value of any claims of the Secured Parties).

Amendments of Documents	Except as otherwise provided in the Credit Agreement or the Second Lien Loans, documents entered into in connection with the Credit Agreement or the Second Lien Loans may be amended, supplemented or otherwise modified, and the Credit Agreement and the Second Lien Loans may be refinanced, in each case without the consent of the Administrative Agent, the Secured Parties, any Second Lien Representative or any holder of the Second Lien Loans; provided, (a) that a Senior Representative of the holders of any refinancing debt shall bind itself in writing to the terms of the Intercreditor Agreement and (b) no

Exhibit C

EXHIBIT C

such amendment, waiver, increase, extension, renewal, replacement or refinancing shall (i) increase the principal amount under the Credit Agreement to an amount exceeding the Cap (as defined below) or (ii) shorten the maturity of a Second Lien Loan.

“Cap” shall mean the sum of (i) the aggregate amount of the Revolving Loan Commitments then in effect and outstanding Term Loans (other than Incremental Term Loans) at such time plus (ii) the aggregate amount of any Indebtedness incurred pursuant to Section 9.2 of the Credit Agreement, which is pari passu in all respects to the liens securing the Obligations plus (iii) the aggregate amount of any Incremental Term Loans or Revolving Commitment Increases incurred pursuant to Section 2.15 of the Credit Agreement.

Notwithstanding the foregoing, no security document entered into in connection with the Credit Agreement or the Second Lien Loans may be amended, supplemented or otherwise modified to the extent such amendment, supplement or modification would contravene any of the terms of the Intercreditor Agreement.

In the event that any Security Document with respect to the Collateral is amended, waived or otherwise modified for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any of the Security Documents or changing in any manner the rights of any parties thereunder, then such amendment, waiver or modification shall apply automatically to any comparable provision of any comparable security document with respect to the Second Lien Loans.

Amendments, Waivers under the Intercreditor Agreement	The Intercreditor Agreement may not be amended without the written consent of the Administrative Agent and each Second Lien Representative party thereto.

Governing Law	The State of New York

Exhibit C

EXHIBIT C

Intercreditor Agreement (First Lien Pari Passu Debt)

Term Sheet

The Following summary is intended to apply to one or more Intercreditor Agreements (each, an “Intercreditor Agreement”) entered into in connection with an issuance or incurrence of senior secured notes or loans permitted under Section 9.2 of the Credit Agreement (each, “First Lien Pari Passu Debt”). Capitalized terms used but not defined herein shall have the meanings set forth in the Credit Agreement, dated as of June 1, 2011, among BakerCorp International Holdings, Inc. (f/k/a B-Corp Holdings, Inc.) (“Holdings”), BakerCorp International, Inc. (f/k/a B-Corp Merger Sub, Inc.) (the “U.S. Borrower”), the other guarantors party thereto, BC International Holdings C.V. (the “European Borrower”), the lenders party thereto from time to time (the “Lenders”) and Deutsche Bank AG New York Branch, as administrative agent (the “Administrative Agent”). The following is not intended to be a definitive list of all of the provisions that will be contained in each Intercreditor Agreement. Each Intercreditor Agreement will include, in addition to the provisions set forth herein, provisions that are customary or typical or are otherwise reasonably satisfactory to the Administrative Agent and the U.S. Borrower.

Parties	The Administrative Agent, the U.S. Borrower, Holdings and one or more Senior Representatives of the lenders or holders (as applicable) of First Lien Pari Passu Debt (each, a “First Lien Representative”).

Lien Priorities	So long as the Obligations are outstanding, the liens securing First Lien Pari Passu Debt will be pari passu in all respects to the liens securing the Obligations.

Collateral	The Collateral and the collateral securing the First Lien Pari Passu Debt will be substantially identical.

Prohibition on Contesting Liens	The Administrative Agent and the First Lien Representatives will not contest or support any other person in contesting, the priority, validity or enforceability of each other’s liens.

No New Liens	If the Administrative Agent or a First Lien Representative acquires any lien on any assets of the U.S. Borrower or any guarantor which assets are not also subject to the lien of the Administrative Agent and each First Lien Representative, as applicable, then the Administrative Agent or such First Lien Representative, as applicable, will hold such lien for the pari passu benefit of the Administrative Agent and the First Lien Representatives until the Administrative Agent and/or each First Lien Representative acquires a lien in such assets.

Exhibit C

EXHIBIT C

Enforcement	The Administrative Agent shall act in respect of the liens securing the Obligations and the First Lien Pari Passu Debt based on the instructions of the Required Lenders under the Credit Agreement until such time as the Obligations cease to represent at least 20% of the aggregate amount of the Obligations and the Pari Passu Debt, at which time the Administrative Agent and each First Lien Representative shall act jointly in respect of the liens securing the Obligations and the First Lien Pari Passu Debt based on the instructions of the majority of the outstanding principal amount under the Credit Agreement and the First Lien Pari Passu Debt. Once the Obligations have been discharged in full, the First Lien Representatives shall act based on the instructions of a majority of the First Lien Pari Passu Debt.

Release of Collateral	The Collateral shall be released automatically from securing the First Lien Pari Passu Debt upon any sale of Collateral in which the liens securing the Obligations are released, in the event that that such sale is effected as a result of (a) exercise of remedies by the Administrative Agent or (b) pursuant to Section 363 of the Bankruptcy Code.

Amendment of Documents

Documents entered into in connection with the Credit Agreement or the First Lien Pari Passu Debt may be amended, supplemented or otherwise modified, and the Credit Agreement and the First Lien Pari Passu Debt may be refinanced, in each case without the consent of the Administrative Agent, the Secured Parties, any First Lien Representative or any holders of any First Lien Pari Passu Debt; provided, that a Senior Representative of the holders of any refinancing debt shall bind itself in writing to the terms of the Intercreditor Agreement.

Notwithstanding the foregoing, no security document entered into in connection with the Credit Agreement or the First Lien Pari Passu Debt may be amended supplemented or otherwise modified to the extent such amendment, supplement or modification would contravene any of the terms of the Intercreditor Agreement.

Amendments, Waivers under the Intercreditor Agreement	The Intercreditor Agreement may not be amended without the written consent of the Administrative Agent and each First Lien Representative party thereto.

Governing Law	The State of New York

Exhibit C

EXHIBIT D

FORM OF GUARANTOR JOINDER AGREEMENT

THIS GUARANTOR JOINDER AGREEMENT (this “Joinder”) is executed as of [DATE] by [NAME OF NEW SUBSIDIARY], a                  [corporation][limited liability company][partnership] (the “Joining Party”), and delivered to Deutsche Bank AG New York Branch, as Administrative Agent and as Collateral Agent, for the benefit of the Secured Parties and their respective successors and assigns under the Credit Agreement (as defined below). Except as otherwise defined herein, all capitalized terms used herein and defined in the Credit Agreement shall be used herein as therein defined.

W I T N E S S E T H :

WHEREAS, BakerCorp International Holdings, Inc. (f/k/a B-Corp Holdings, Inc.), a Delaware corporation (“Holdings”), BakerCorp International, Inc. (f/k/a B-Corp Merger Sub, Inc.), a Delaware corporation (the “U.S. Borrower”), BC International Holdings C.V., a limited partnership (commanditaire vennootschap) organized under the laws of the Netherlands (the “European Borrower”, and together with the U.S. Borrower, collectively the “Borrowers”), the Subsidiary Guarantors from time to time party thereto, the lenders from time to time party thereto (the “Lenders”), Morgan Stanley Senior Funding, Inc., as Syndication Agent and Deutsche Bank AG New York, as Administrative Agent (together with any successor Administrative Agent, the “Administrative Agent”), have entered into a Credit and Guaranty Agreement, dated as of June 1, 2011 (as amended, modified, restated and/or supplemented from time to time, the “Credit Agreement”), providing for the making of Loans to, and the issuance of, and participations in, Letters of Credit for the account of, the Borrowers, all as contemplated therein;

WHEREAS, the Borrowers and/or one or more of their respective Subsidiaries may at any time and from time to time enter into one or more Swap Agreements with one or more Lenders or any affiliate thereof;

WHEREAS, the Joining Party is a direct or indirect Domestic Subsidiary of Holdings and desires, or is required pursuant to the provisions of the Credit Agreement, to become a Subsidiary Guarantor under the Credit Agreement; and

WHEREAS, the Joining Party will obtain benefits from the incurrence of Loans by, and the issuance of, and participations in, Letters of Credit for the account of, the Borrowers, in each case pursuant to the Credit Agreement and the entering into by any Borrower and/or one or more of such Borrower’s Subsidiaries of Specified Swap Agreements and, accordingly, desires to execute this Joinder in order to (i) satisfy the requirements described in the preceding recital and (ii) induce (x) the Lenders to continue to make Loans to the Borrowers and the Issuing Lenders to continue to issue Letters of Credit for the account of the Borrowers pursuant to the Credit Agreement and (y) the Qualified Counterparties to continue to enter into Specified Swap Agreements with the Borrowers and/or one or more Subsidiaries thereof;

NOW, THEREFORE, in consideration of the foregoing and the other benefits accruing to the Joining Party, the receipt and sufficiency of which are hereby acknowledged, the Joining Party hereby makes the following representations and warranties to the Administrative Agent for the benefit of the Secured Parties and hereby covenants and agrees with the Administrative Agent for the benefit of the Secured Parties as follows:

1. By this Joinder, the Joining Party becomes a Subsidiary Guarantor for all purposes under the Credit Agreement.

Exhibit D

2. The Joining Party agrees that, upon its execution hereof, it will become a Subsidiary Guarantor under the Credit Agreement with respect to all Guaranteed Obligations (as defined in the Credit Agreement), and will be bound by all terms, conditions and duties applicable to a Subsidiary Guarantor under the Credit Agreement and the other Loan Documents. Without limitation of the foregoing, and in furtherance thereof, the Joining Party unconditionally, absolutely and irrevocably guarantees on a joint and several basis the due and punctual payment and performance of all Guaranteed Obligations (on the same basis as the other Subsidiary Guarantors under the Credit Agreement).

3. Without limiting the foregoing, the Joining Party hereby makes and undertakes, as the case may be, each covenant, representation and warranty made by each Subsidiary Guarantor pursuant to Section 10 of the Credit Agreement and agrees to be bound by all covenants, agreements and obligations of a Subsidiary Guarantor pursuant to the Credit Agreement and all other Loan Documents to which it is or becomes a party.

4. This Joinder shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of and be enforceable by each of the parties hereto and its successors and assigns, provided, however, the Joining Party may not assign any of its rights, obligations or interest hereunder or under any other Loan Document, except as otherwise permitted by the Loan Documents. THIS JOINDER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES, EXCEPT FOR NEW YORK GENERAL OBLIGATIONS LAW SECTIONS 5-1401 AND 5-1402). This Joinder may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one instrument. In the event that any provision of this Joinder shall prove to be invalid or unenforceable, such provision shall be deemed to be severable from the other provisions of this Joinder which shall remain binding on all parties hereto.

5. From and after the execution and delivery hereof by the parties hereto, this Joinder shall constitute a “Loan Document” for all purposes of the Credit Agreement and the other Loan Documents.

6. The effective date of this Joinder is [DATE].

[Remainder of this page intentionally left blank; signature pages follow.]

Exhibit D

IN WITNESS WHEREOF, the undersigned has caused this Joinder to be executed and delivered by a duly authorized officer on the date first above written.

[NAME OF ADDITIONAL GUARANTOR]

By:
Name:
Title:

Address for notices:

Accepted as of the date first above written:

DEUTSCHE BANK AG NEW YORK BRANCH,as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

Exhibit D

EXHIBIT E

PLEDGE AND SECURITY AGREEMENT

Dated as of June 1, 2011

made by

BAKERCORP INTERNATIONAL HOLDINGS, INC. (F/K/A B-CORP HOLDINGS, INC.),

as Holdings,

BAKERCORP INTERNATIONAL, INC. (F/K/A B-CORP MERGER SUB, INC.),

as the U.S. Borrower,

and

The other Grantors referred to herein

in favor of

DEUTSCHE BANK AG NEW YORK BRANCH,

as Collateral Agent

i

7.11	SUBMISSION TO JURISDICTION; WAIVERS	19
7.12	Acknowledgements	20
7.13	Additional Grantors	20
7.14	Releases.	20

SCHEDULES

Schedule 1	Investment Property
Schedule 2	Perfection Matters
Schedule 3	Jurisdictions of Organization and Chief Executive Offices, etc.
Schedule 4	Equipment and Inventory Locations
Schedule 5	Intellectual Property

ii

PLEDGE AND SECURITY AGREEMENT (this “Agreement”), dated as of June 1, 2011, made by each of the signatories hereto (together with any other entity that may become a party hereto as provided herein, the “Grantors”), in favor of Deutsche Bank AG New York Branch, as collateral agent (together with its successors, in such capacity, the “Collateral Agent”) for the benefit of the Secured Parties (as defined in the Credit Agreement, dated as of the date hereof (as amended, restated, amended and restated, supplemented, restructured or otherwise modified, renewed or replaced from time to time, the “Credit Agreement”), among BakerCorp International Holdings, Inc. (f/k/a B-Corp Holdings, Inc.), a Delaware corporation (“Holdings”), BakerCorp International, Inc. (f/k/a B-Corp Merger Sub, Inc.), a Delaware corporation (the “U.S. Borrower”), the Subsidiary Guarantors party thereto, the Lenders from time to time party thereto, Deutsche Bank AG New York Branch, as administrative agent (together with its successors, in such capacity, the “Administrative Agent”), and the other parties thereto. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

INTRODUCTORY STATEMENTS

WHEREAS, Holdings and the U.S. Borrower are members of an affiliated group of companies that includes each other Grantor;

WHEREAS, certain of the Qualified Counterparties may enter into Specified Swap Agreements with the U.S. Borrower and the other Grantors;

WHEREAS, Holdings, the U.S. Borrower and the other Grantors are engaged in related businesses, and each Grantor derives substantial direct and indirect benefit from the extensions of credit under the Credit Agreement and from the Specified Swap Agreements; and

WHEREAS, it is a condition precedent to the obligation of the Lenders to make their respective extensions of credit to the Borrowers under the Credit Agreement that the Grantors shall have executed and delivered this Agreement to the Collateral Agent for the ratable benefit of the Secured Parties.

NOW, THEREFORE, in consideration of the above premises, the parties hereto hereby agree as follows:

SECTION 1. DEFINED TERMS

1.1 Definitions. (a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement, and the following terms are used herein as defined in the New York UCC: Accounts, Certificated Security, Chattel Paper, Commodity Accounts, Contracts, Documents, Equipment, Farm Products, Fixtures, General Intangibles, Goods, Instruments, Inventory, Letter-of-Credit Rights, Money, Securities Accounts, Supporting Obligations and Uncertificated Security.

(b) The following terms shall have the following meanings:

“Administrative Agent”: as defined in the preamble hereto.

“Agreement”: as defined in the preamble hereto.

“Collateral”: as defined in Section 2.

“Collateral Account”: any collateral account established by the Collateral Agent as provided in Section 5.1 or 5.4.

“Copyright Licenses”: any written agreement naming any Grantor as licensor or licensee (including, without limitation, those listed on Schedule 5), granting any right under any Copyright, including, without limitation, the grant of rights to copy, manufacture, distribute, exploit, sell, and make derivative work of materials protected by any Copyright.

“Copyrights”: (i) all copyrights arising under the laws of the United States, any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished (including, without limitation, those listed on Schedule 5), all registrations and recordings thereof, and all applications now or hereafter made in connection therewith, including, without limitation, all registrations, recordings and applications in the United States Copyright Office, (ii) the right to obtain all renewals thereof, (iii) the right to sue for past, present and future infringements of any of the foregoing, and (iv) all proceeds of the foregoing, including, without limitation, licenses, royalties, income, payments, claims, damages, and proceeds of suit.

“Credit Agreement”: as defined in the preamble hereto.

“Deposit Account”: as defined in the New York UCC and, in any event, including, without limitation, any demand, time, savings, passbook or like account maintained with a depositary institution.

“Discharge of Obligations”: the time in which all of the Obligations (other than contingent indemnification obligations for which no claim has been made) shall have been satisfied by payment in full in immediately available funds (or in the case of Letters of Credit, terminated or Collateralized) and the Commitments shall have been terminated.

“Domain Names”: all Internet domain names and associated uniform resource locator addresses.

“Grantors”: as defined in the preamble hereto.

“Holdings”: as defined in the preamble hereto.

“Intellectual Property”: collectively, all Copyrights, Patents, and Trademarks as well as any right, title, and interest in or to Trade Secrets and Domain Names.

“Intellectual Property Licenses”: all agreements pursuant to which any Grantor receives or grants any right in, to, or under, any Intellectual Property, including Copyright Licenses, Patent Licenses, Trademark Licenses and Trade Secret Licenses and including, without limitation, any of the foregoing referred to on Schedule 5.

“Intellectual Property Registry”: The United States Patent and Trademark Office, the United States Copyright Office, any Domain Name Registrar, any State intellectual property registry, or any foreign counterpart of any of the foregoing.

“Intercompany Note”: any promissory note evidencing loans made by any Grantor to the U.S. Borrower, Holdings or any of their respective Subsidiaries.

“Investment Accounts”: the collective reference to the Securities Accounts, Commodity Accounts and Deposit Accounts.

“Investment Property”: the collective reference to (i) all “investment property” as such term is defined in Section 9-102(a)(49) of the New York UCC (other than any shares of Capital Stock which are not pledged hereunder in accordance with the provisos to Section 2 of this Agreement) and (ii) whether or not constituting “investment property” as so defined, all Pledged Notes and all Pledged Stock.

“Issuers”: the collective reference to each issuer of any Investment Property.

“Lenders”: as defined in the preamble hereto.

“Patent License”: all written agreements providing for the grant by or to any Grantor of any right under any Patent, including, without limitation, the right to manufacture, use or sell any invention covered in whole or in part by a Patent, including, without limitation, any of the foregoing referred to on Schedule 5.

“Patents”: (i) all United States and foreign patents and applications now or hereafter made for letters patent throughout the world, including, but not limited to, any of the foregoing referred to on Schedule 5, and all rights corresponding thereto throughout the world, (ii) all reissues, divisions, continuations, continuations-in-part, extensions, and reexaminations of any of the foregoing; (iii) the right to sue for past, present and future infringements of any of the foregoing, and (iv) all proceeds of the foregoing, including, without limitation, licenses, royalties, income, payments, claims, damages, and proceeds of suit.

“Pledged Notes”: all promissory notes listed on Schedule 1 and all other promissory notes (including, without limitation, any Intercompany Notes) issued to or held by any Grantor.

“Pledged Stock”: the shares of Capital Stock listed on Schedule 1, together with any other shares, stock certificates, options, interests or rights of any nature whatsoever in respect of the Capital Stock of any Person that may be issued or granted to, or held by, any Grantor while this Agreement is in effect; provided, that Capital Stock which may not be pledged hereunder in accordance with the provisos to Section 2 shall not constitute “Pledged Stock.”

“Proceeds”: all “proceeds” as such term is defined in Section 9-102(a)(64) of the New York UCC and, in any event, shall include, without limitation, all dividends or other income from the Investment Property, collections thereon or distributions or payments with respect thereto.

“Receivable”: any right to payment for goods sold or leased or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance (including, without limitation, any Account).

“Trademark License”: any written agreement providing for the grant by or to any Grantor of any right to use any Trademark, including, without limitation, any of the foregoing referred to on Schedule 5.

“Trademarks”: (i) all U.S., State and foreign trademarks, trade names, corporate names, company names, business names, domain names, fictitious business names, trade styles, trade dresses, service marks, certification marks, collective marks, logos and other source of business identifiers or any other indicia of origin, designs and general tangibles of a like nature, all registrations thereof, and all applications now or hereafter made in connection therewith, whether in the United States Patent and

Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common-law rights related thereto, including, without limitation, any of the foregoing referred to on Schedule 5, and all rights corresponding thereto throughout the world, (ii) all of the goodwill of the business connected with the use of and symbolized by the foregoing; (iii) all extensions and renewals of the foregoing, (iv) the right to sue for past, present and future infringements or dilution of any of the foregoing or for any injury to goodwill, and (v) all proceeds of the foregoing, including, without limitation, licenses, royalties, income, payments, claims, damages, and proceeds of suit.

“Trade Secrets”: (i) all trade secrets or other proprietary and confidential information, including unpatented inventions, invention disclosures, engineering or other technical data, financial data, know-how, designs, personal information, supplier lists, customer lists, formulae, methods (whether or not patentable), processes, schematics, algorithms, source code, object code and data collections, whether or not any of the foregoing has been reduced to a writing or other tangible form, (ii) the right to sue for past, present and future misappropriation or other violation of any such trade secrets or proprietary and confidential information, and (iii) all Proceeds of the foregoing, including, without limitation, licenses, royalties, income, payments, claims, damages, and proceeds of suit.

“Trade Secret Licenses”: all written agreements naming any Grantor as licensor or licensee granting any right in or to any Trade Secret including, without limitation, any of the foregoing referred to in Schedule 5.

1.2 Other Definitional Provisions. (a) The words “hereof,” “herein,” “hereto” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section and Schedule references are to the Sections and Schedules of this Agreement (as such Schedules may be amended or supplemented from time to time) unless otherwise specified. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

(b) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(c) Where the context requires, terms relating to the Collateral or any part thereof, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or the relevant part thereof.

SECTION 2. GRANT OF SECURITY INTEREST

Each Grantor hereby pledges to the Collateral Agent and hereby grants to the Collateral Agent, for the ratable benefit of the Secured Parties, a security interest, in all of the following property now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Collateral”), as collateral security for the prompt and complete payment and performance when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of such Obligations):

(a) all Accounts;

(b) all Chattel Paper;

(c) all Contracts;

(d) all Deposit Accounts;

(e) all Documents;

(f) all Equipment;

(g) all Fixtures;

(h) all General Intangibles;

(i) all Goods;

(j) all Instruments;

(k) all Intellectual Property and Intellectual Property Licenses;

(l) all Inventory;

(m) all Investment Property;

(n) all Letter-of-Credit Rights;

(o) all Money;

(p) all Receivables;

(q) all Commercial Tort Claims;

(r) all Collateral Accounts and any contents thereto;

(s) all other property not otherwise described above (except for property specifically excluded from any defined term used in any clause above);

(t) all books and records pertaining to the Collateral; and

(u) to the extent not otherwise included, all Proceeds, Supporting Obligations and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing;

provided, that notwithstanding any of the other provisions set forth in this Section 2, this Agreement shall not constitute a grant of a security interest in any Excluded Assets; provided, further, that the “Collateral” shall not at any time include Capital Stock of any Excluded Foreign Subsidiary described in clause (ii) or (iii) of the definition of Excluded Foreign Subsidiary, or Capital Stock of any Excluded Foreign Subsidiary described in clause (i) of the definition of Excluded Foreign Subsidiary representing in excess of 65% of the total outstanding voting Capital Stock of such Excluded Foreign Subsidiary.

In addition, with respect to assets of any Grantor included in the Collateral, (i) no action shall be required in any jurisdiction other than the jurisdiction of organization of the relevant Grantor to create or perfect a security interest in assets of such Grantor governed by the UCC, including any Intellectual Property registered or applied for outside such jurisdiction of organization (it being understood that the Collateral Agent shall be authorized to file with the United States Patent and Trademark Office or United States Copyright Office (or any successor office) any documents as may be necessary), (ii) no action shall be required to be taken in order to perfect assets requiring perfection through control agreements or by “control” (including Deposit Accounts, other bank accounts or Securities Accounts or Letter-of-Credit Rights) (other than (x) the delivery of Certificated Securities required to be pledged under the Loan Documents and (y) to perfect security interests in Guarantors organized as limited liability companies or partnerships), (iii) the Grantors shall not be required to obtain any landlord waivers, estoppels or collateral access letters and (iv) no security agreements or pledge agreements governed by any foreign law shall be required.

SECTION 3. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective extensions of credit to the Borrowers thereunder, each Grantor hereby represents and warrants to the Collateral Agent and each other Secured Party that:

3.1 Title; No Other Liens. Except for the security interest granted to the Collateral Agent for the ratable benefit of the Secured Parties pursuant to this Agreement and the other Liens permitted to exist on the Collateral by the Credit Agreement, such Grantor owns each item of the Collateral free and clear of any and all Liens or claims of others. No financing statement, fixture filing or other public notice with respect to all or any part of the Collateral, in each case that is authorized by a Grantor, is on file or of record or will be filed in any public office, except such as have been filed or will be filed in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, pursuant to this Agreement or as are otherwise permitted by the Credit Agreement.

3.2 Perfected First Priority Liens. The security interests granted to the Collateral Agent pursuant to this Agreement (i) upon completion of the filings and other actions specified on Schedule 2 will constitute valid perfected security interests in all of the Collateral in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, as collateral security for the Obligations, enforceable in accordance with the terms hereof against all creditors of such Grantor and any Persons purporting to purchase any Collateral from such Grantor (except to the extent such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law) and (ii) are prior to all other Liens on the Collateral in existence on the date hereof except for Liens permitted under the Credit Agreement.

3.3 Jurisdiction of Organization; Chief Executive Office. As of the Closing Date, such Grantor’s jurisdiction of organization, identification number from the jurisdiction of organization (if any), and the location of such Grantor’s chief executive office or sole place of business, as the case may be, in each case as of the Closing Date, are specified on Schedule 3.

3.4 Inventory and Equipment. As of the Closing Date, all (a) material Inventory and (b) material Equipment (other than mobile goods) are kept at the locations listed on Schedule 4.

3.5 Farm Products. As of the Closing Date, none of the Collateral constitutes, or is the Proceeds of, Farm Products.

3.6 Investment Property. (a) As of the Closing Date, the shares of Pledged Stock pledged by such Grantor hereunder constitute all the issued and outstanding shares of all classes of the Capital Stock of each Issuer owned by such Grantor (other than shares of Capital Stock which are not pledged hereunder in accordance with the provisos to Section 2 of this Agreement).

(b) As of the Closing Date, all the shares of, and other interests constituting, the Pledged Stock of each Subsidiary of such Grantor have been duly and validly issued and are fully paid and non-assessable.

(c) As of the Closing Date, such Grantor is the record and beneficial owner of, and has title to, the Pledged Stock and Pledged Notes pledged by it hereunder, free of any and all Liens, except the security interests created by this Agreement and other Permitted Liens.

3.7 Investment Accounts. As of the Closing Date, each Grantor, as applicable, is the sole entitlement holder of each of its Securities Accounts and Commodity Accounts, and each such Grantor has not consented to, and is not otherwise aware of, any Person having “control” (within the meanings of Sections 8-106 and 9-106 of the UCC) over any such Securities Account or Commodity Account or any securities or other property credited thereto; and

(b) As of the Closing Date, each Grantor is the sole account holder of each of its Deposit Accounts and each such Grantor has not consented to, and is not otherwise aware of, any Person (other than the relevant depository institution) having “control” (within the meaning of Section 9-104 of the UCC) over any such Deposit Account or any money or other property deposited therein.

3.8 Receivables. As of the Closing Date, no amount payable to such Grantor under or in connection with any Receivable is evidenced by any Instrument (other than checks, drafts or other Instruments that will be promptly deposited in an Investment Account) or Chattel Paper evidencing an amount in excess of $5,000,000 which has not been delivered to the Collateral Agent.

3.9 Intellectual Property

(a) As of the Closing Date, Schedule 5 lists all registrations and applications in existence on the Closing Date for Copyrights, Patents and Trademarks registered or pending application before an Intellectual Property Registry, in each case owned by such Grantor on the date hereof and material to the business of the U.S. Borrower and its Subsidiaries, taken as a whole, as currently conducted;

(b) As of the Closing Date, such Grantor has performed all acts and has paid all renewal, maintenance, and other fees and taxes required to maintain each and every registration and application of Intellectual Property owned by such Grantor and material to the business of the U.S. Borrower and its Subsidiaries, taken as a whole, as currently conducted, in full force and effect; and

(c) As of the Closing Date, such Grantor uses adequate standards, as determined in the reasonable business judgment of such Grantor, of quality in the manufacture, distribution, and sale of all products sold and in the provision of all services rendered under or in connection with all Trademarks material to the business of the U.S. Borrower and its Subsidiaries, taken as a whole, as currently conducted, and has taken all action necessary, in the reasonable business judgment of such Grantor, to require that all licensees of the Trademarks material to the business of the U.S. Borrower and its Subsidiaries, taken as a whole, as currently conducted use such adequate standards of quality.

(d) As of the Closing Date, such Grantor has taken all commercially reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in the Trade Secrets material to the business of the U.S. Borrower and its Subsidiaries, taken as a whole.

SECTION 4. COVENANTS

Each Grantor covenants and agrees with the Collateral Agent and the other Secured Parties that, from and after the date of this Agreement until the Discharge of Obligations:

4.1 Delivery of Instruments, Documents, Etc. If any Grantor shall at any time hold or acquire (1) any Instrument in an amount in excess of $5,000,000 individually or in the aggregate, (2) any Chattel Paper in an amount in excess of $5,000,000 individually or in the aggregate or (3) any negotiable Document in an amount in excess of $5,000,000 individually or in the aggregate, such Grantor shall, on or before 45 days following such acquisition (or such longer period as to which the Collateral Agent may agree) or, if an Event of Default has occurred and is continuing, promptly following written notice thereof given by the Collateral Agent to such Grantor, deliver and pledge to the Collateral Agent any and all (to the extent constituting Collateral) Instruments, negotiable Documents and Chattel Paper duly endorsed and/or accompanied by such instruments of assignment and transfer executed by such Grantor in such form and substance as the Collateral Agent may reasonably request; provided, that so long as no Event of Default shall have occurred and be continuing, such Grantor may retain for collection in the ordinary course of business any such Instruments, negotiable Documents and Chattel Paper received by such Grantor in the ordinary course of business, and the Collateral Agent shall, promptly upon written request and at the expense of such Grantor, make appropriate arrangements for making any other Instruments, negotiable Documents and Chattel Paper pledged by such Grantor available to such Grantor for purposes of presentation, collection or renewal (any such arrangement to be effected, to the extent deemed appropriate by the Collateral Agent, against trust receipt or like document).

4.2 Maintenance of Insurance. Such Grantor will maintain, with financially sound and reputable companies, insurance policies in accordance with Section 8.5 of the Credit Agreement.

4.3 Maintenance of Perfected Security Interest; Further Documentation. (a) Such Grantor shall maintain the security interests of the Collateral Agent and the other Secured Parties created by this Agreement as perfected security interests (to the extent such security interests are required to be perfected under the terms of the Credit Agreement) having at least the priority described in Section 3.2 and shall defend such security interests against the claims and demands of all Persons whomsoever (other than to the extent such claims or demands are based on Liens permitted under the Credit Agreement), subject to the rights of such Grantor under the Loan Documents to dispose of Collateral.

(b) Such Grantor will promptly furnish to the Collateral Agent from time to time statements and schedules further identifying and describing the assets and property of such Grantor and such other reports in connection therewith as the Collateral Agent may reasonably request, all in reasonable detail.

(c) At any time and from time to time, upon the written request of the Collateral Agent, and at the sole expense of such Grantor, such Grantor will promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Collateral Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including, without limitation, (i) authorizing the filing of any financing or continuation statements under the UCC (or other similar laws) in effect in any jurisdiction with respect to the security interests created hereby and filing and recording documents necessary to record the Collateral Agent’s and the other Secured Parties’ security interest in such Grantor’s Intellectual Property in any and all Intellectual Property Registries and (ii) in the case of Collateral constituting Investment Property, taking any actions necessary to enable the Collateral Agent to obtain “control” (within the meaning of the applicable UCC) with respect thereto to the extent required under the Credit Agreement.

4.4 Changes in Locations, Name, etc. Without limiting the restrictions on mergers involving the Grantors contained in the Credit Agreement, if any Grantor shall (i) reincorporate or reorganize itself under the laws of any jurisdiction other than the jurisdiction in which it is incorporated or organized as of the Closing Date or (ii) otherwise change its name, identity or corporate structure, such Grantor shall on or before 30 days following such change give the Collateral Agent written notice thereof.

4.5 Investment Property. (a) If any Grantor shall become entitled to receive or shall receive (i) any Certificated Security (including, without limitation, any certificate representing a dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), in respect of the Capital Stock of any Issuer included in the Collateral, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of the Pledged Stock, or otherwise in respect thereof, such Grantor shall accept the same as the agent of the Collateral Agent and the other Secured Parties, hold the same in trust for the Collateral Agent and the other Secured Parties and shall on or before 45 days following such acquisition (or such longer period as to which the Collateral Agent may agree), or, if an Event of Default has occurred and is continuing, promptly following written notice thereof given by the Collateral Agent to such Grantor, deliver the same promptly to the Collateral Agent in the exact form received, duly indorsed by such Grantor to the Collateral Agent, if required, together with an undated stock power covering such certificate duly executed in blank by such Grantor to be held by the Collateral Agent, subject to the terms hereof, as additional collateral security for the Obligations; provided that with respect to the Pledged Stock of any Excluded Foreign Subsidiary, such Grantor shall not be required to deliver such certificate to the Collateral Agent to the extent and for so long as such Capital Stock is not required to be pledged hereunder pursuant to the Credit Agreement or (ii) any Uncertificated Security (including, without limitation, any interest representing a dividend or a distribution in connection with any reclassification, increase or reduction of capital or any certificate issued in connection with any reorganization), in respect of the Capital Stock of any Issuer included in the Collateral, whether in addition to, in substitution of, as a conversion of, or in exchange for, any shares of the Pledged Stock, or otherwise in respect thereof, such Grantor shall accept the same as the agent of the Collateral Agent and the other Secured Parties, hold the same in trust for the Collateral Agent and the other Secured Parties and shall on or before 45 days following such acquisition (or such longer period as to which the Collateral Agent may agree), or, if an Event of Default has occurred and is continuing, promptly following written notice thereof given by the Collateral Agent to such Grantor, such Grantor shall cause the issuer of such Uncertificated Security to duly authorize, execute, and deliver to the Collateral Agent, an agreement for the benefit of the Collateral Agent and the other Secured Parties in form and substance reasonably satisfactory to the Collateral Agent pursuant to which such issuer agrees to comply with any and all instructions originated by the Collateral Agent without further consent by the registered owner and not to comply with instructions regarding such Uncertificated Security originated by any other Person other than a court of competent jurisdiction.

(b) In the case of each Grantor which is an Issuer, such Issuer agrees that (i) it will be bound by the terms of this Agreement relating to the Capital Stock issued by it and will comply with such terms insofar as such terms are applicable to it, (ii) it will notify the Collateral Agent promptly in writing of the occurrence of any of the events described in Section 4.5(a) with respect to the Capital Stock issued by it and (iii) the terms of Sections 5.3(c) and 5.7 shall apply to it, mutatis mutandis, with respect to all actions that may be required of it pursuant to Section 5.3(c) or 5.7 with respect to the Capital Stock issued by it.

4.6 Intellectual Property. Except as otherwise permitted under the Credit Agreement, and in accordance with the reasonable business judgment of such Grantor: (a) Such Grantor (either itself or through licensees) will (i) continue to use each Trademark material to the business of the U.S. Borrower and its Subsidiaries, taken as a whole, in order to maintain such Trademark in full force free from any claim of abandonment for non-use and (ii) not (and not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any such Trademark may become invalidated or impaired in any way.

(b) Such Grantor (either itself or through licensees) will not do any act, or omit to do any act, whereby any Patent material to the business of the U.S. Borrower and its Subsidiaries, taken as a whole, may become forfeited, unenforceable, abandoned or dedicated to the public.

(c) Such Grantor (either itself or through licensees) will not (and will not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby any Copyrights material to the business of the U.S. Borrower and its Subsidiaries, taken as a whole, may become invalidated or otherwise impaired.

(d) Such Grantor will notify the Collateral Agent promptly if it knows, or has reason to know, that any application or registration relating to any Intellectual Property that is material to the business of the U.S. Borrower and its Subsidiaries, taken as a whole, may become forfeited, unenforceable, abandoned or dedicated to the public, or of any adverse determination or development (including, without limitation, the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court or tribunal in any country, but excluding typical communications in the ordinary course of prosecution, such as office actions and the like) regarding such Grantor’s ownership of, or the validity or enforceability of, any such material Intellectual Property or such Grantor’s right to register the same or to own and maintain the same, except, in each case, for Dispositions permitted under the Credit Agreement.

(e) If any Grantor, either by itself or through any agent, employee, licensee or designee, shall file an application for the registration of any Intellectual Property with any Intellectual Property Registry, then such Grantor shall notify the Collateral Agent, within sixty (60) days of the submission of any such application that is material to the business of the U.S. Borrower and its Subsidiaries, and, upon the request of the Collateral Agent, such Grantor shall execute and deliver, and have recorded with the appropriate Intellectual Property Registry, any and all agreements, instruments, documents, and papers as the Collateral Agent may request to evidence the Collateral Agent’s and the other Secured Parties’ security interest in any such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby.

(f) Such Grantor will take all reasonable and necessary steps, including, without limitation, in any proceeding before any Intellectual Property Registry to maintain and pursue each material application (and to obtain the relevant registration) and to maintain each registration of Intellectual Property that is material to the business of the U.S. Borrower and its Subsidiaries, taken as a whole, including, without limitation, filing of applications for renewal, affidavits of use and affidavits of incontestability.

(g) Each Grantor will take all commercially reasonable steps to maintain the confidentiality of, and otherwise protect and enforce its rights in, the Trade Secrets material to the business of the U.S. Borrower and its Subsidiaries, taken as a whole.

SECTION 5. REMEDIAL PROVISIONS

Each Grantor covenants and agrees with the Collateral Agent and the other Secured Parties that, from and after the date of this Agreement until the Discharge of Obligations:

5.1 Certain Matters Relating to Receivables. (a) The Collateral Agent hereby authorizes each Grantor to collect such Grantor’s Receivables and the Collateral Agent may curtail or terminate said authority at any time after the occurrence and during the continuance of an Event of Default. Upon written request of the Collateral Agent at any time after the occurrence and during the continuance of an Event of Default, any payments of Receivables, when collected by any Grantor, (i) shall be forthwith (and, in any event, within two Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Collateral Agent if required, in a Collateral Account maintained under the sole dominion and control of the Collateral Agent, subject to withdrawal by the Collateral Agent for the account of the Secured Parties only as provided in Section 5.5, and (ii) until so turned over, shall be held by such Grantor in trust for the Collateral Agent and the other Secured Parties, segregated from other funds of such Grantor. After the occurrence and during the continuance of an Event of Default, if requested by the Collateral Agent, each such deposit of Proceeds of Receivables shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

(b) At the Collateral Agent’s request, after the occurrence and during the continuance of an Event of Default, each Grantor shall deliver to the Collateral Agent all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Receivables, including, without limitation, all original orders, invoices and shipping receipts.

5.2 Communications with Obligors; Grantors Remain Liable. (a) The Collateral Agent in its own name or in the name of others may at any time after the occurrence and during the continuance of an Event of Default communicate with obligors under the Receivables to verify with them to the Collateral Agent’s satisfaction the existence, amount and terms of any Receivables.

(b) Upon the request of the Collateral Agent, at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall notify obligors on the Receivables that the Receivables have been assigned to the Collateral Agent for the ratable benefit of the Secured Parties and that payments in respect thereof shall be made directly to the Collateral Agent.

(c) Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Receivables to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. Neither the Collateral Agent nor any other Secured Party shall have any obligation or liability under any Receivable (or any agreement giving rise thereto) or Contract of any Grantor by reason of or arising out of this Agreement or the receipt by the Collateral Agent or any other Secured Party of any payment relating thereto, nor shall the Collateral Agent or any other Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable (or any agreement giving rise thereto) or Contract of any Grantor, to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

5.3 Investment Property. (a) Unless an Event of Default shall have occurred and be continuing and the Collateral Agent shall have given notice to the relevant Grantor of the Collateral Agent’s intent to exercise its corresponding rights pursuant to Section 5.3(b), each Grantor shall be permitted to receive all cash dividends paid in respect of the Pledged Stock and all payments made in respect of the Pledged Notes, to the extent permitted in the Credit Agreement, and to exercise all voting and corporate or other organizational rights with respect to the Investment Property.

(b) If an Event of Default shall occur and be continuing and the Collateral Agent shall have given written notice of its intent to exercise such rights to the relevant Grantor or Grantors, (i) the Collateral Agent shall have the right to receive any and all cash dividends, payments or other Proceeds paid in respect of the Investment Property and make application thereof to the Obligations in such order as the Collateral Agent may determine, and (ii) any or all of the Investment Property shall be registered in the name of the Collateral Agent or its nominee, and the Collateral Agent or its nominee may thereafter exercise (x) all voting, corporate and other rights pertaining to such Investment Property at any meeting of shareholders of the relevant Issuer or Issuers or otherwise and (y) any and all rights of conversion, exchange and subscription and any other rights, privileges or options pertaining to such Investment Property as if it were the absolute owner thereof (including, without limitation, the right to exchange at its discretion any and all of the Investment Property upon the merger, consolidation, reorganization, recapitalization or other fundamental change in the corporate or other organizational structure of any Issuer, or upon the exercise by any Grantor or the Collateral Agent of any right, privilege or option pertaining to such Investment Property, and in connection therewith, the right to deposit and deliver any and all of the Investment Property with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Collateral Agent may determine), all without liability except to account for property actually received by it, but the Collateral Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

(c) Each Grantor hereby authorizes and instructs each Issuer of any Pledged Stock or Pledged Notes pledged by such Grantor hereunder to (i) comply with any instruction received by it from the Collateral Agent in writing that (x) states that an Event of Default has occurred and is continuing and (y) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that each Issuer shall be fully protected in so complying, and (ii) upon the request of the Collateral Agent made during the continuance of an Event of Default, pay any dividends or other payments with respect to the Pledged Stock and Pledged Notes directly to the Collateral Agent.

(d) If an Event of Default shall have occurred and be continuing, the Collateral Agent shall have the right to instruct the bank at which any Deposit Account is maintained to pay the balance of any Deposit Account to or for the benefit of the Collateral Agent and the other Secured Parties.

5.4 Proceeds to be Turned Over to Collateral Agent. In addition to the rights of the Collateral Agent and the other Secured Parties specified in Section 5.1 with respect to payments of Receivables, if an Event of Default shall occur and be continuing and the Collateral Agent shall have given written notice of its intent to exercise its rights and remedies under this Section 5.4, all Proceeds received by any Grantor consisting of cash, checks, Cash Equivalents and other near-cash items shall be held by such Grantor in trust for the Collateral Agent and the other Secured Parties, segregated from other funds of such Grantor, and shall, forthwith upon receipt by such Grantor, be turned over to the Collateral Agent in the exact form received by such Grantor (duly indorsed by such Grantor to the Collateral Agent, if required). All Proceeds received by the Collateral Agent hereunder shall be held by the Collateral Agent in a Collateral Account maintained under its sole dominion and control. All Proceeds while held by the Collateral Agent in a Collateral Account (or by such Grantor in trust for the Collateral Agent and the other Secured Parties) shall continue to be held as collateral security for all the Obligations and shall not constitute payment thereof until applied as provided in Section 5.5.

5.5 Application of Proceeds. If an Event of Default shall have occurred and be continuing, the Collateral Agent may apply, at such time or times as the Collateral Agent may elect, all or any part of Proceeds constituting Collateral, whether or not held in any Collateral Account, in payment of the Obligations in the order set forth in Section 11.4 of the Credit Agreement.

5.6 Code and Other Remedies. If an Event of Default shall occur and be continuing, the Collateral Agent, on behalf of the Secured Parties, may exercise, in addition to all other rights and remedies granted to it in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the New York UCC or any other applicable law. Without limiting the generality of the foregoing, the Collateral Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in such circumstances forthwith collect, receive, appropriate, take possession and realize upon the Collateral, or any part thereof, and/or may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Collateral Agent or any other Secured Party or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Collateral Agent or any other Secured Party shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. Each Grantor further agrees, at the Collateral Agent’s request, to assemble the Collateral and make it available to the Collateral Agent at places which the Collateral Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. The Collateral Agent shall apply the net proceeds of any action taken by it pursuant to this Section 5.6, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any way relating to the Collateral or the rights of the Collateral Agent and the other Secured Parties hereunder, including, without limitation, reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Obligations, in such order as the Collateral Agent may elect, and only after such application and after the payment by the Collateral Agent of any other amount required by any provision of law, including, without limitation, Section 9-615(a)(3) of the New York UCC, need the Collateral Agent account for the surplus, if any, to any Grantor. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH GRANTOR WAIVES ALL CLAIMS, DAMAGES AND DEMANDS IT MAY ACQUIRE AGAINST THE COLLATERAL AGENT OR ANY OTHER SECURED PARTY ARISING OUT OF THE EXERCISE BY THEM OF ANY RIGHTS OR REMEDIES HEREUNDER. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

5.7 Registration Rights. (a) If the Collateral Agent shall determine to exercise its right to sell any or all of the Pledged Stock of the U.S. Borrower or a Subsidiary pursuant to Section 5.6, and if in the reasonable opinion of the Collateral Agent it is necessary or advisable to have such Pledged Stock, or that portion thereof to be sold, registered under the provisions of the Securities Act, the relevant Grantor will cause the Issuer thereof to (i) execute and deliver, and cause the directors and officers of such Issuer to execute and deliver, all such instruments and documents, and do or cause to be done all such other acts as may be, in the opinion of the Collateral Agent, necessary or advisable to register the Pledged Stock, or that portion thereof to be sold, under the provisions of the Securities Act, (ii) use its commercially reasonable efforts to cause the registration statement relating thereto to become effective and to remain effective for a period of one year from the date of the first public offering of the Pledged Stock, or that portion thereof to be sold, and (iii) make all amendments thereto and/or to the related prospectus which, in the reasonable opinion of the Collateral Agent, are necessary or advisable, all in conformity with the requirements of the Securities Act and the rules and regulations of the Securities and Exchange Commission applicable thereto. Each Grantor agrees to cause such Issuer to comply with the provisions of the securities or “Blue Sky” laws of any and all jurisdictions which the Collateral Agent shall designate and to make available to its security holders, as soon as practicable, an earnings statement which will satisfy the provisions of Section 11(a) of the Securities Act.

(a) Each Grantor recognizes that the Collateral Agent may be unable to effect a public sale of any or all the Pledged Stock, by reason of certain prohibitions contained in the Securities Act and applicable state securities laws or otherwise, and may be compelled to resort to one or more private sales thereof to a restricted group of purchasers which will be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Collateral Agent shall be under no obligation to delay a sale of any of the Pledged Stock for the period of time necessary to permit the Issuer thereof to register such securities for public sale under the Securities Act, or under applicable state securities laws, even if such Issuer would agree to do so.

(b) Each Grantor agrees to use commercially reasonable efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Stock pursuant to this Section 5.7 valid and binding and in compliance with any applicable Requirement of Law. Each Grantor further agrees that a breach of any of the covenants contained in this Section 5.7 will cause irreparable injury to the Collateral Agent and the other Secured Parties, that the Collateral Agent and the other Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 5.7 shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that no Event of Default has occurred and is continuing under the Credit Agreement.

5.8 Intellectual Property.

(a) Anything contained herein to the contrary notwithstanding, upon the occurrence and during the continuation of an Event of Default:

(i) upon written demand from the Collateral Agent, each Grantor shall grant, assign, convey or otherwise transfer to the Collateral Agent an absolute assignment of all of such Grantor's right, title and interest in and to the Intellectual Property and shall execute and deliver to the Collateral Agent such documents as are necessary or appropriate to carry out the intent and purposes of this Agreement;

(ii) the Collateral Agent shall have the right (but not the obligation) to bring suit or otherwise commence any action or proceeding in the name of any Grantor, the Collateral Agent or otherwise, in the Collateral Agent's sole discretion, to enforce any Intellectual Property, in which event such Grantor shall, at the request of the Collateral Agent, do any and all lawful acts and execute any and all documents required by the Collateral Agent in aid of such enforcement, and, to the extent that the Collateral Agent shall elect not to bring suit to enforce any Intellectual Property as provided in this Section, each Grantor agrees to use all reasonable measures in its reasonable business judgment, whether by action, suit, proceeding or otherwise, to prevent the infringement or other violation of any of such Grantor's rights in the Intellectual Property by others and for that purpose agrees to diligently maintain any action, suit or proceeding against any Person so infringing as shall be necessary to prevent such infringement or violation;

(iii) each Grantor agrees that such an assignment and/or recording shall be applied to reduce the Obligations outstanding only to the extent that the Collateral Agent (or any Secured Party) receives cash proceeds in respect of the sale of, or other realization upon, the Intellectual Property; and

(iv) the Collateral Agent shall have the right to notify, or require each Grantor to notify, any obligors with respect to amounts due or to become due to such Grantor in respect of the Intellectual

Property, of the existence of the security interest created herein, to direct such obligors to make payment of all such amounts directly to the Collateral Agent, and, upon such notification and at the expense of such Grantor, to enforce collection of any such amounts and to adjust, settle or compromise the amount or payment thereof, in the same manner and to the same extent as such Grantor might have done;

(A) all amounts and proceeds (including checks and other instruments) received by Grantor in respect of amounts due to such Grantor in respect of the Collateral or any portion thereof shall be received in trust for the benefit of the Collateral Agent hereunder, shall be segregated from other funds of such Grantor and shall be forthwith paid over or delivered to the Collateral Agent in the same form as so received (with any necessary endorsement) to be held as cash Collateral and applied in such order as the Collateral Agent may determine; and

(B) Grantor shall not adjust, settle or compromise the amount or payment of any such amount or release wholly or partly any obligor with respect thereto or allow any credit or discount thereon.

(b) If (i) an Event of Default shall have occurred and, by reason of cure, waiver, modification, amendment or otherwise, no longer be continuing, (ii) no other Event of Default shall have occurred and be continuing, (iii) an assignment or other transfer to the Collateral Agent of any rights, title and interests in and to the Intellectual Property shall have been previously made and shall have become absolute and effective, and (iv) the Obligations shall not have become immediately due and payable, upon the written request of any Grantor, the Collateral Agent shall promptly execute and deliver to such Grantor, at such Grantor's sole cost and expense, such assignments or other transfer as may be necessary to reassign to such Grantor any such rights, title and interests as may have been assigned to the Collateral Agent as aforesaid, subject to any disposition thereof that may have been made by the Collateral Agent; provided that after giving effect to such reassignment, the Collateral Agent's security interest granted pursuant hereto, as well as all other rights and remedies of the Collateral Agent granted hereunder, shall continue to be in full force and effect; and provided further, the rights, title and interests so reassigned shall be free and clear of any other Liens granted by or on behalf of the Collateral Agent and the Secured Parties.

(c) Solely for the purpose of enabling the Collateral Agent to exercise rights and remedies under this Section 5.8 and at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Collateral Agent for the benefit of the Secured Parties, an irrevocable, non-exclusive license (exercisable only during the continuance of an Event of Default and without payment of royalty or other compensation to such Grantor), provided that such license shall be granted only to the extent such grant does not result in the breach of any license or similar agreement with a third party (provided that such third party license or similar agreement was not entered into in contemplation of such grant), and subject, in the case of Trademarks, to sufficient rights to quality control and inspection in favor of such Grantor to avoid the risk of invalidation of said Trademarks, to use, operate under, license, or sublicense any Intellectual Property now owned or hereafter acquired by such Grantor.

5.9 Deficiency. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the fees and disbursements of any attorneys employed by the Collateral Agent or any other Secured Party to collect such deficiency.

SECTION 6. THE COLLATERAL AGENT

Each Grantor covenants and agrees with the Collateral Agent and the other Secured Parties that:

6.1 Collateral Agent’s Appointment as Attorney-in-Fact, etc. (a) Each Grantor hereby irrevocably constitutes and appoints the Collateral Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, in each case, from time to time after the occurrence and during the continuance of any Event of Default, in the Collateral Agent’s sole discretion, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Collateral Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any or all of the following during the continuance of an Event of Default:

(i) in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any checks, drafts, notes, acceptances or other instruments for the payment of moneys due under any Receivable or Contract or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Collateral Agent for the purpose of collecting any and all such moneys due under any Receivable or Contract or with respect to any other Collateral whenever payable;

(ii) in the case of any Intellectual Property and Intellectual Property Licenses, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Collateral Agent may request to evidence the Collateral Agent’s and the other Secured Parties’ security interest in such Intellectual Property and Intellectual Property Licenses and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;

(iii) pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

(iv) execute, in connection with any sale provided for in Section 5.6 or 5.7, any indorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral; and

(v) (1) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Collateral Agent or as the Collateral Agent shall direct; (2) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (3) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (5) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (6) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Collateral Agent may in its sole discretion deem appropriate; (7) assign and/or license any Copyright, Patent or Trademark (along with the goodwill of the business to which any such Copyright, Patent or Trademark pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Collateral Agent shall in its sole discretion determine; and (8)

generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and do, at the Collateral Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Collateral Agent deems necessary to protect, preserve or realize upon the Collateral and the Collateral Agent’s and the other Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

(b) During the continuance of an Event of Default, if any Grantor fails to perform or comply with any of its agreements contained herein, the Collateral Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.

(c) The expenses of the Collateral Agent incurred in connection with actions undertaken as provided in this Section 6 shall be payable by such Grantor to the Collateral Agent on demand and the Grantors shall otherwise pay and indemnify the Collateral Agent to the extent provided in Section 13.1 of the Credit Agreement.

(d) Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof or otherwise in accordance with applicable laws. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

6.2 Duty of Collateral Agent. The Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the UCC or otherwise, shall be to deal with it in the same manner as the Collateral Agent deals with similar property for its own account. Neither the Collateral Agent, any other Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Collateral Agent and the other Secured Parties hereunder are solely to protect the Collateral Agent’s and the other Secured Parties’ interests in the Collateral and shall not impose any duty upon the Collateral Agent or any other Secured Party to exercise any such powers. The Collateral Agent and the other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct as determined in a final non-appealable judgment of a court competent jurisdiction.

6.3 Authorization for Filing Financing Statements. Pursuant to any applicable law, each Grantor authorizes the Collateral Agent to file or record financing statements and other filing or recording documents or instruments with respect to the Collateral without the signature of such Grantor in such form and in such offices as the Collateral Agent reasonably determines appropriate to perfect the security interests of the Collateral Agent (for the ratable benefit of the Secured Parties) under this Agreement. Each Grantor authorizes the Collateral Agent to use the collateral description “all personal property, whether now owned or hereafter acquired” or any other similar collateral description in any such financing statements. Each Grantor hereby ratifies and authorizes the filing by the Collateral Agent of any financing statements with respect to the Collateral made prior to the date hereof.

6.4 Authority of Collateral Agent. Each Grantor acknowledges that the rights and responsibilities of the Collateral Agent under this Agreement with respect to any action taken by the Collateral Agent or the exercise or non-exercise by the Collateral Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Collateral Agent and the other Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Collateral Agent and the Grantors, the Collateral Agent shall be conclusively presumed to be acting as agent for the Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

SECTION 7. MISCELLANEOUS

7.1 Amendments in Writing. None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 13.12 of the Credit Agreement.

7.2 Notices. All notices, requests and demands to or upon the Collateral Agent or any Grantor hereunder shall be in writing and effected in the manner provided for in Section 13.3 of the Credit Agreement.

7.3 No Waiver by Course of Conduct; Cumulative Remedies. Neither the Collateral Agent nor any other Secured Party shall by any act (except by a written instrument pursuant to Section 7.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default, as applicable. No failure to exercise, nor any delay in exercising, on the part of the Collateral Agent or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Collateral Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Collateral Agent or such other Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

7.4 Tax Indemnity. (a) Each Grantor agrees to jointly and severally pay, and to save the Collateral Agent and each other Secured Party harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all stamp, excise, sales or other similar taxes which may be payable or determined to be payable with respect to any of the Collateral.

(b) The agreements in this Section 7.4 shall survive repayment of the Obligations and any other amounts payable under the Credit Agreement and the other Loan Documents.

7.5 Successors and Assigns. This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Collateral Agent and each other Secured Party and their respective successors, indorsees, transferees and assigns; provided, that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Collateral Agent.

7.6 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy or other electronic means, including PDF), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

7.7 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

7.8 Section Headings. The Section headings used in this Agreement are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

7.9 Integration. This Agreement and the other Loan Documents represent the agreement of the Grantors, the Collateral Agent and the other Secured Parties with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Collateral Agent or any other Secured Party relative to subject matter hereof and thereof not expressly set forth or referred to herein or in the other Loan Documents.

7.10 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES, EXCEPT FOR NEW YORK GENERAL OBLIGATIONS LAW SECTIONS 5-1401 AND 5-1402).

7.11 SUBMISSION TO JURISDICTION; WAIVERS. EACH GRANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY:

(a) SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND ANY OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF, TO THE EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK, THE COURTS OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF, TO THE EXTENT SUCH COURTS WOULD HAVE SUBJECT MATTER JURISDICTION WITH RESPECT THERETO, AND AGREES THAT NOTWITHSTANDING THE FOREGOING (X) A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW AND (Y) LEGAL ACTIONS OR PROCEEDINGS BROUGHT BY THE SECURED PARTIES IN CONNECTION WITH THE EXERCISE OF RIGHTS AND REMEDIES WITH RESPECT TO COLLATERAL MAY BE BROUGHT IN OTHER JURISDICTIONS WHERE SUCH COLLATERAL IS LOCATED OR SUCH RIGHTS OR REMEDIES MAY BE EXERCISED;

(b) CONSENTS THAT ANY SUCH ACTION OR PROCEEDING MAY BE BROUGHT IN SUCH COURTS AND WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND WAIVES ANY RIGHT TO CLAIM THAT SUCH ACTION OR PROCEEDING WAS BROUGHT IN AN INCONVENIENT COURT AND AGREES NOT TO PLEAD OR CLAIM THE SAME;

(c) AGREES THAT SERVICE OF PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY BE EFFECTED BY MAILING A COPY THEREOF BY REGISTERED OR CERTIFIED MAIL (OR ANY SUBSTANTIALLY SIMILAR FORM OF MAIL), POSTAGE PREPAID, TO THE APPLICABLE PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE

WITH SECTION 13.3 OF THE CREDIT AGREEMENT OR AT SUCH OTHER ADDRESS OF WHICH THE COLLATERAL AGENT SHALL HAVE BEEN NOTIFIED PURSUANT THERETO;

(d) AGREES THAT NOTHING HEREIN SHALL AFFECT THE RIGHT TO EFFECT SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW;

(e) WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY LEGAL ACTION OR PROCEEDING REFERRED TO IN THIS SECTION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES; AND

(f) WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

7.12 Acknowledgements. Each Grantor hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents to which it is a party;

(b) neither the Collateral Agent nor any other Secured Party has any fiduciary relationship with or duty to any Grantor arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Grantors, on the one hand, and the Collateral Agent and the other Secured Parties, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among any of the Secured Parties or among the Grantors and any of the Secured Parties.

7.13 Additional Grantors. Each Subsidiary of any Grantor that is required to become a party to this Agreement pursuant to Section 8.8 of the Credit Agreement shall become a Grantor for all purposes of this Agreement upon execution and delivery by such Subsidiary of an Assumption Agreement in the form of Annex 1 hereto.

7.14 Releases. (a) Upon the Discharge of Obligations, the Collateral shall be automatically and without further action released from the Liens in favor of the Collateral Agent and the other Secured Parties created hereby, this Agreement shall terminate with respect to the Collateral Agent and the other Secured Parties, and all obligations (other than those expressly stated to survive such termination) of each Grantor to the Collateral Agent or any other Secured Party hereunder shall terminate, all without delivery of any instrument or performance of any act by any party. At the sole expense of any Grantor following any such termination, the Collateral Agent shall deliver such documents as such Grantor shall reasonably request to evidence such release and termination.

(b) If any of the Collateral shall be sold, transferred or otherwise disposed of by any Grantor in a sale, transfer or other disposition permitted by the Credit Agreement, other than with respect to a sale, transfer or other disposition to another Grantor, then such Collateral shall be automatically and without further action released from the security interests created by this Agreement. If a Grantor is disposed of pursuant to a transaction permitted by the Credit Agreement or is otherwise released from its guarantee of the Obligations pursuant to the Credit Agreement, such Grantor shall be automatically and without further action released from its obligations under this Agreement. In either case, the Collateral Agent, at the request and sole expense of such Grantor, shall execute and deliver to such Grantor all releases or other documents reasonably necessary or desirable for the termination and release of the Liens created hereby on Collateral of such Grantor, or such Grantor, as applicable.

(c) Upon the occurrence of any of the conditions described in section 10.8(b) of the Credit Agreement, the Collateral (including any Pledged Stock) shall be automatically and without further action released from the security interests created by this Agreement to the extent provided in Section 10.8(b) of the Credit Agreement.

[signature pages follow]

IN WITNESS WHEREOF, each of the undersigned has caused this Agreement to be duly executed and delivered as of the date first above written.

GRANTORS:

BAKERCORP INTERNATIONAL, INC. (F/K/A B-CORP MERGER SUB, INC.)

By:
Name:
Title:

BAKERCORP INTERNATIONAL HOLDINGS, INC. (F/K/A B-CORP HOLDINGS, INC.)

By:
Name:
Title:

FTT HOLDINGS, INC.

By:
Name:
Title:

BAKERCORP

By:
Name:
Title:

[Pledge and Security Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH,
as Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

[Pledge and Security Agreement]

Schedule 1

DESCRIPTION OF INVESTMENT PROPERTY

Pledged Stock:

Grantor	Issuer	No. and Class of Capital Stock/Equity Interests Owned	Certificate No.	Percentage of Equity Interest Pledged

BakerCorp International Holdings, Inc.	BakerCorp International, Inc.	100 shares of Common Stock	1	100%

BakerCorp International, Inc.	FTT Holdings, Inc.	707,300 shares of Class A Common Stock	24	100%
		37,400 shares of Class B Common Stock	25 (22,481.148 shares)

			Uncertificated (14,918 shares)

FTT Holdings, Inc.	BakerCorp	100 shares of Common Stock	29	100%

BakerCorp	BakerCorp International Management LLC	N/A	Uncertificated	65%

BakerCorp	BC International Holdings C.V.	1 Capital Partnership Interest	Uncertificated	65%

BakerCorp	BakerCorp de Mexico, S. De R.L. De C.V.	1 Capital Partnership Interest	Uncertificated	65%

Grantor	Issuer	No. and Class of Capital Stock/Equity Interests Owned	Certificate No.	Percentage of Equity Interest Pledged

BakerCorp	Baker Tank Services, S. De R.L. De C.V.	1 Capital Partnership Interest	Uncertificated	65%

BakerCorp	BakerCorp Canada	2,577,501 shares of Common Stock	Uncertificated	65%

Pledged Notes:

Promissory Note, dated as of February 1, 2011, between BakerCorp Canada, as Borrower, and BakerCorp, as Lender, in the amount of CAD $1,200,000.

Schedule 2

FILINGS AND OTHER ACTIONS

REQUIRED TO PERFECT SECURITY INTERESTS

UCC Filings

1. UCC-1 filing naming each Grantor as debtor in the office of the Delaware Secretary of State.

Copyright, Patent and Trademark Filings

1. Patent Security Agreement, dated as of June 1, 2011, between BakerCorp and Deutsche Bank AG New York Branch, filed in the United States Patent and Trademark Office.

2. Trademark Security Agreement, dated as of June 1, 2011, between BakerCorp and Deutsche Bank AG New York Branch, filed in the United States Patent and Trademark Office.

Schedule 3

LOCATION OF JURISDICTION OF ORGANIZATION AND CHIEF EXECUTIVE OFFICE, ETC.

Grantor		Jurisdiction of Organization	Organizational Identification Number	Location of Chief Executive Office

1.	BakerCorp International Holdings, Inc.	Delaware	4966069	320 Park Avenue 33rd Floor New York, NY 10022

2.	BakerCorp International, Inc.	Delaware	4042354	320 Park Avenue 33rd Floor New York, NY 10022

3.	FTT Holdings, Inc.	Delaware	3732123	3020 Old Ranch Parkway Suite 220 Seal Beach, CA 90740

4.	BakerCorp	Delaware	2662911	3020 Old Ranch Parkway Suite 220 Seal Beach, CA 90740

Schedule 4

LOCATIONS OF EQUIPMENT AND INVENTORY

None.

Schedule 5

COPYRIGHTS

None.

PATENTS

Patents:

Debtor/Grantor	Title	Filing Date/Issued Date	Status	Application/ Registration No.

BakerCorp (Security interest granted in favor of Canadian Imperial Bank of Commerce)	Portable Liquid Storage Tank With External Frame	June 7, 1995/ December 10, 1996	Granted	08479227/ 5582311
TRADEMARKS
Trademarks:

Debtor/Grantor	Title	Filing Date/Issued Date	Status	Application/ Registration No.

BakerCorp	BAKER PUMPS & Design (US)	January 7, 2002/October 31, 2006	Registered	78101334/ 3165824

BakerCorp	ANDRESS WALSH (US)	June 21, 2007/October 7, 2008	Registered	77212152/ 3513561

BakerCorp	BAKERCORP & Design (US)	November 14, 2006	Pending	77043367

BakerCorp	BAKER TANKS Stylized (US)	June 21, 2007	Pending	77212155

Debtor/Grantor	Title	Filing Date/Issued Date	Status	Application/ Registration No.

BakerCorp	BAKERCORP & Design	December 1, 2006	Pending	1326562

(Canada)

BakerCorp	BAKERCORP & Design	February 19, 2007/August 3, 2007	Registered	837007/ 996035

(Mexico)

BakerCorp	BAKERCORP & Design	February 19, 2007/ October 24, 2008	Registered	837005/ 1068461

(Mexico)

BakerCorp	BAKERCORP & Design	February 19, 2007/February 22, 2008	Registered	837006/ 1025614

(Mexico)

BakerCorp	BAKERCORP & Design	February 19, 2007/October 30, 2008	Registered	1069673

(Mexico)

BakerCorp	BAKERCORP & Design	November 28, 2008/March 10, 2009	Registered	977107/ 1089112

(Mexico)

BakerCorp	BAKERCORP & Design	February 19, 2007/November 19, 2009	Registered	837004/ 1130911

(Mexico)

DOMAIN NAMES

Hosting and Domain Name Registration

www.bakercorp.com	www.bakercorp.eu

www.bakercorp.org	www.bakercorp.nl

www.bakertanks.com	www.bakercorp.de

www.bakerpumps.com	www.bakercorp.fr

www.bakerfiltration.com	www.bakercorp.ae

www.andresswalsh.com

Domain Name Registration- No Hosting

www.bakertanks.info	www.bakercorp.be

www.bakerpumps.biz	www.bakercorp.co.uk

www.bakerpumps.de	www.bakercorp.es

www.bakerpumps.eu	www.bakercorp.it

www.bakerpumps.info	www.fractanks.eu

www.bakertanks.eu	www.fractank.eu

www.miettanks.de	www.bakertanks.de

www.bakercorp.ca	www.fractank.de

www.tankhuren.nl	www.fractanks.de

www.fractanks.nl	www.bakertanken.nl

www.huurtank.nl	www.huurtanks.nl

www.fractank.nl	www.bakertanks.fr

www.fractanks.fr	www.fractank.fr

www.tanksbaker.fr	www.tankbeker.fr

www.bakertanks.net	bakerequipmentrentals.biz

www.bakerpumps.org	bakerequipmentrentals.info

www.bakertanks.biz	bakerequipmentrentals.net

www.bakertanks.net	bakerequipmentrentals.org

www.bakertanks.org	bakerequipmentrentals.us

www.stainlessindustrial.com	bakerfiltration.biz

bakerfiltration.info	bakerfiltration.com

bakereducation.com	bakerfiltration.net

bakerfiltration.us	bakerfiltration.org

bakercorp.biz	bakerrentals.biz

bakercorp.info	bakerrentals.info

bakercorp.net	bakerrentals.org

bakercorp.org	bakerrentals.us

bakercorp.us	bakerrentalservices.biz

bakerrentalservices.com	bakerrentalservices.info

bakerrentalservices.net	bakerrentalservices.org

bakerrentalservices.us	bakerrents.biz

bakerrents.com	bakerrents.info

bakerrents.net	bakerrents.org

bakerrents.us	bakersolution.com

rentbaker.com

Redirects to Bakercorp.com

trench-rescue.com

trenchrescue.org fractanksrental.com rentalfractank.com rentalfractanks.com www.rentalfiltration.com www.bakercorp.ca www.bettercallbaker.com

Annex 1 to

Pledge and Security Agreement

ASSUMPTION AGREEMENT, dated as of                     ,         , made by                      (the “Additional Grantor”), in favor of Deutsche Bank AG New York Branch, as collateral agent (together with its successors, in such capacity, the “Collateral Agent”) for the Secured Parties (as defined in the Credit Agreement, dated as June 1, 2011 (as amended, restated, amended and restated, supplemented, restructured or otherwise modified, renewed or replaced from time to time, the “Credit Agreement”), among BakerCorp International Holdings, Inc. (f/k/a B-Corp Holdings, Inc.), a Delaware corporation (“Holdings”), BakerCorp International, Inc. (f/k/a B-Corp Merger Sub, Inc.), a Delaware corporation (the “U.S. Borrower”), the other Guarantors party thereto, the Lenders from time to time party thereto, Deutsche Bank AG New York Branch, as Administrative Agent, and the other parties thereto. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

W I T N E S S E T H:

WHEREAS, in connection with the Credit Agreement, Holdings, the U.S. Borrower and the Subsidiary Guarantors (other than the Additional Grantor) have entered into the Pledge and Security Agreement, dated as of June 1, 2011, in favor of the Collateral Agent for the benefit of the Secured Parties (as amended, restated, amended and restated, supplemented, restructured or otherwise modified, renewed or replaced from time to time, the “Pledge and Security Agreement”);

WHEREAS, the Credit Agreement requires the Additional Grantor to become a party to the Pledge and Security Agreement; and

WHEREAS, the Additional Grantor has agreed to execute and deliver this Assumption Agreement in order to become a party to the Pledge and Security Agreement;

NOW, THEREFORE, IT IS AGREED:

1. Pledge and Security Agreement. By executing and delivering this Assumption Agreement, the Additional Grantor, as provided in Section 7.13 of the Pledge and Security Agreement, (a) hereby becomes a party to the Pledge and Security Agreement as a Grantor thereunder with the same force and effect as if originally named therein as a Grantor and, without limiting the generality of the foregoing, hereby expressly assumes all obligations and liabilities of a Grantor, and (b) hereby collaterally assigns and mortgages to the Collateral Agent, and hereby grants to the Collateral Agent, for the ratable benefit of the Secured Parties, as collateral security for the prompt and complete payment and performance when due of the Obligations of such Additional Grantor, a security interest in all of the Collateral of the Additional Grantor, in each case whether now owned or at any time hereafter acquired or in which the Additional Grantor now has or at any time in the future may acquire any right, title or interests and wherever the same may be located, but subject in all respects to the terms, conditions and exclusions set forth in the Pledge and Security Agreement. The information set forth in Annex 1-A hereto is hereby added to the information set forth in the Schedules to the Pledge and Security Agreement. The Additional Grantor hereby represents and warrants that each of the representations and warranties applicable to the Additional Grantor contained in Section 3 of the Pledge and Security Agreement is true and correct in all material respects on and as the date hereof (after giving effect to this Assumption Agreement) as if made on and as of such date.

2. Governing Law. THIS ASSUMPTION AGREEMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES, EXCEPT FOR NEW YORK GENERAL OBLIGATIONS LAW SECTIONS 5-1401 AND 5-1402).

IN WITNESS WHEREOF, the undersigned has caused this Assumption Agreement to be duly executed and delivered as of the date first above written.

[ADDITIONAL GRANTOR]

By:
Name:
Title:

[Pledge and Security Agreement – Assumption Agreement]

Annex 1-A to

Assumption Agreement

Supplement to Schedule 1

Supplement to Schedule 2

Supplement to Schedule 3

Supplement to Schedule 4

Supplement to Schedule 5

EXHIBIT F

FORM OF NOTICE OF BORROWING

[Date]

Deutsche Bank AG New York Branch, as

Administrative Agent (the “Administrative

Agent”) for the Lenders party to the Credit

Agreement referred to below

5022 Gate Parkway

Jacksonville, Florida 32256

Attention: Pam Wedenfeller

Tel: 904-527-6516

With a copy to:

60 Wall Street

New York, New York 10005

Attention:

Tel:

Ladies and Gentlemen:

The undersigned, [BakerCorp International, Inc. (f/k/a B-Corp Merger Sub, Inc.) (the “U.S. Borrower”)], [BC International Holdings C.V. (the “European Borrower”)], refers to the Credit and Guaranty Agreement, dated as of June 1, 2011 (as amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”, the capitalized terms defined therein being used herein as therein defined), among BakerCorp International Holdings, Inc. (f/k/a B-Corp Holdings, Inc.), BakerCorp International, Inc. (f/k/a B-Corp Merger Sub, Inc.), BC International Holdings C.V., the Subsidiary Guarantors from time to time party thereto, the lenders from time to time party thereto (each, a “Lender” and collectively, the “Lenders”), Morgan Stanley Senior Funding, Inc., as Syndication Agent and you, as Administrative Agent for such Lenders, and hereby gives you notice, irrevocably, pursuant to Section [2.3(a)][2.3(b)(i)] of the Credit Agreement, that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section [2.3(a)][2.3(b)(i)] of the Credit Agreement:

(i) The Business Day of the Proposed Borrowing is                          ,             .1

Exhibit F

(ii) The aggregate principal amount of the Proposed Borrowing is $            .

(iii) The Loans to be made pursuant to the Proposed Borrowing shall consist of [Term Loans][Revolving Loans][Swingline Loans].

[(iv) The Proposed Borrowing shall be denominated in [Dollars] [Canadian Dollars] [Euros] [Pounds Sterling] [Alternate Currency]2.]3

(v) The Loans to be made pursuant to the Proposed Borrowing shall be initially maintained as [Base Rate Loans] [LIBOR Loans] [Alternate Currency Loans]4.

[(vi) The initial Interest Period for the Proposed Borrowing is [one month] [two months] [three months] [six months] [nine months] [twelve months]5.]6

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(A) the representations and warranties contained in the Credit Agreement and in the other Credit Documents are and will be true and correct in all material respects, before and after giving effect to the Proposed Borrowing and to the application of the proceeds thereof, as though made on such date, unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date; and

[1]

Shall be the Business Day of such borrowing in the case of Base Rate Loans and at least three Business Days in the case of LIBOR Loans after the date hereof, provided that any such notice shall be deemed to have been given on a certain day only if given before (x) 1:00 P.M. (New York time) with respect to LIBOR Loans, (y) 12:00 Noon (New York time) with respect to Base Rate Loans, and (z) 2:00 P.M. (New York time) with respect to Swingline Loans on such day.

[2]	Alternate Currency to be specified.
[3]	To be included for a Proposed Borrowing consisting of Revolver Loans
[4]	Alternate Currency to be specified.
[5]	Nine or twelve month periods require approval by each Lender under the relevant tranche.
[6]	To be included for a Proposed Borrowing of Fixed Rate Loans

Exhibit F

EXHIBIT F

(B) no Default or Event of Default has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds thereof.

Very truly yours,

[NAME OF APPLICABLE BORROWER]

By:
Name:
Title:

Exhibit F

EXHIBIT G

FORM OF TERM NOTE

$	New York, New York
,

FOR VALUE RECEIVED, BAKERCORP INTERNATIONAL, INC. (F/K/A B-CORP MERGER SUB, INC.), a Delaware corporation (the “Borrower”), hereby promises to pay to [            ] or its registered assigns (the “Lender”), in lawful money of the United States of America in immediately available funds, at the Payment Office (as defined in the Agreement referred to below) on the Term Loan Maturity Date (as defined in the Agreement) the unpaid principal amount of all Term Loans (as defined in the Agreement) made by the Lender pursuant to the Agreement, payable at such times and in such amounts as are specified in the Agreement.

The Borrower also promises to pay interest on the unpaid principal amount of each Term Loan made by the Lender in like money at said office from the date hereof until paid at the rates and at the times provided in Sections 2.9 and 2.10 of the Agreement.

This Note is one of the Term Notes referred to in the Credit and Guaranty Agreement, dated as of June 1, 2011, among BakerCorp International Holdings, Inc. (f/k/a B-Corp Holdings, Inc.), the Borrower, BC International Holdings C.V., the Subsidiary Guarantors from time to time party thereto, the lenders from time to time party thereto (including the Lender), Morgan Stanley Senior Funding, Inc., as Syndication Agent and Deutsche Bank AG New York Branch, as Administrative Agent (as amended, restated, modified and/or supplemented from time to time, the “Agreement”) and is entitled to the benefits thereof and of the other Loan Documents (as defined in the Agreement). This Note is secured by the Security Documents (as defined in the Agreement) and is entitled to the benefits of the Guarantee (as defined in the Agreement). As provided in the Agreement, this Note is subject to voluntary prepayment and mandatory repayment prior to the Term Loan Maturity Date, in whole or in part, and Term Loans may be converted from one Type (as defined in the Agreement) into another Type to the extent provided in the Agreement.

In case an Event of Default (as defined in the Agreement) shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Agreement.

The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

Exhibit G

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES, EXCEPT FOR NEW YORK GENERAL OBLIGATIONS LAW SECTIONS 5-1401 AND 5-1402).

[NAME OF BORROWER]

By:
Name:
Title:

Exhibit G

EXHIBIT H

FORM OF REVOLVING NOTE

$	New York, New York
,

FOR VALUE RECEIVED, [BAKERCORP INTERNATIONAL, INC. (F/K/A B-CORP MERGER SUB, INC.), a Delaware corporation (the “Borrower”)][BC INTERNATIONAL HOLDINGS C.V. (the “Borrower”)], hereby promises to pay to [            ] or its registered assigns (the “Lender”), in lawful money of the United States of America in immediately available funds, at the Payment Office (as defined in the Agreement referred to below) on the Revolving Loan Maturity Date (as defined in the Agreement) the unpaid principal amount of all Revolving Loans (as defined in the Agreement) made by the Lender pursuant to the Agreement, payable at such times and in such amounts as are specified in the Agreement.

The Borrower also promises to pay interest on the unpaid principal amount of each Revolving Loan made by the Lender in like money at said office from the date hereof until paid at the rates and at the times provided in Sections 2.9 and 2.10 of the Agreement.

This Note is one of the Revolving Notes referred to in the Credit and Guaranty Agreement, dated as of June 1, 2011, among BakerCorp International Holdings, Inc. (f/k/a B-Corp Holdings, Inc.), BakerCorp International, Inc. (f/k/a B-Corp Merger Sub, Inc.), BC International Holdings C.V., the Subsidiary Guarantors from time to time party thereto, the lenders from time to time party thereto (including the Lender), Morgan Stanley Senior Funding, Inc., as Syndication Agent and Deutsche Bank AG New York Branch, as Administrative Agent (as amended, restated, modified and/or supplemented from time to time, the “Agreement”) and is entitled to the benefits thereof and of the other Loan Documents (as defined in the Agreement). This Note is secured by the Security Documents (as defined in the Agreement) and is entitled to the benefits of the Guarantee (as defined in the Agreement). As provided in the Agreement, this Note is subject to voluntary prepayment and mandatory repayment prior to the Revolving Loan Maturity Date, in whole or in part, and Revolving Loans may be converted from one Type (as defined in the Agreement) into another Type to the extent provided in the Agreement.

In case an Event of Default (as defined in the Agreement) shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Agreement.

The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

Exhibit H

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES, EXCEPT FOR NEW YORK GENERAL OBLIGATIONS LAW SECTIONS 5-1401 AND 5-1402).

[NAME OF BORROWER]

By:
Name:
Title:

Exhibit H

EXHIBIT I

FORM OF SWINGLINE NOTE

$	New York, New York
,

FOR VALUE RECEIVED, BAKERCORP INTERNATIONAL, INC. (F/K/A B-CORP MERGER SUB, INC.), a Delaware corporation (the “Borrower”), hereby promises to pay to Deutsche Bank AG New York Branch or its registered assigns (the “Lender”), in lawful money of the United States of America in immediately available funds, at the Payment Office (as defined in the Agreement referred to below) on the Swingline Expiry Date (as defined in the Agreement) the unpaid principal amount of all Swingline Loans (as defined in the Agreement) made by the Lender pursuant to the Agreement, payable at such times and in such amounts as are specified in the Agreement.

The Borrower also promises to pay interest on the unpaid principal amount of each Swingline Loan made by the Lender in like money at said office from the date hereof until paid at the rates and at the times provided in Sections 2.9 and 2.10 of the Agreement.

This Note is the Swingline Note referred to in the Credit and Guaranty Agreement, dated as of June 1, 2011, among BakerCorp International Holdings, Inc. (f/k/a B-Corp Holdings, Inc.), the Borrower, BC International Holdings C.V., the Subsidiary Guarantors from time to time party thereto, the lenders from time to time party thereto (including the Lender), Morgan Stanley Senior Funding, Inc., as Syndication Agent and Deutsche Bank AG New York Branch, as Administrative Agent (as amended, restated, modified and/or supplemented from time to time, the “Agreement”) and is entitled to the benefits thereof and of the other Credit Documents (as defined in the Agreement). This Note is secured by the Security Documents (as defined in the Agreement) and is entitled to the benefits of the Guarantee (as defined in the Agreement). As provided in the Agreement, this Note is subject to voluntary prepayment and mandatory repayment prior to the Swingline Expiry Date, in whole or in part.

In case an Event of Default (as defined in the Agreement) shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Agreement.

The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

Exhibit I

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES, EXCEPT FOR NEW YORK GENERAL OBLIGATIONS LAW SECTIONS 5-1401 AND 5-1402).

[NAME OF BORROWER]

By:
Name:
Title:

Exhibit I

EXHIBIT J

FORM OF NOTICE OF CONVERSION/CONTINUATION

[Date]

Deutsche Bank AG New York Branch, as

Administrative Agent (the “Administrative

Agent”) for the Lenders party to the Credit

Agreement referred to below

5022 Gate Parkway

Jacksonville, Florida 32256

Attention: Pam Wedenfeller

Tel: 904-527-6516

With a copy to:

60 Wall Street

New York, New York 10005

Attention:

Tel:

Ladies and Gentlemen:

The undersigned, [BakerCorp International, Inc. (f/k/a B-Corp Merger Sub, Inc.) (the “U.S. Borrower”)][BC International Holdings C.V. (the “European Borrower”)], refers to the Credit and Guaranty Agreement, dated as of June 1, 2011 (as amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”, the capitalized terms defined therein being used herein as therein defined), among BakerCorp International Holdings, Inc. (f/k/a B-Corp Holdings, Inc.), BakerCorp International, Inc. (f/k/a B-Corp Merger Sub, Inc.), BC International Holdings C.V., the Subsidiary Guarantors from time to time party thereto, the lenders from time to time party thereto (each, a “Lender” and collectively, the “Lenders”), Morgan Stanley Senior Funding, Inc., as Syndication Agent and you, as Administrative Agent for such Lenders, and hereby give you notice, irrevocably, pursuant to Section [2.7][2.10] of the Credit Agreement, that the undersigned hereby requests to [convert] [continue] the Borrowing of [Term Loans][Revolving Loans] referred to below, and in that connection sets forth below the information relating to such [conversion] [continuation] (the “Proposed [Conversion] [Continuation]”) as required by Section [2.7][2.10] of the Credit Agreement:

(i) The Proposed [Conversion] [Continuation] relates to the Borrowing of [Term Loans] [Revolving Loans] originally made on                          , 201     (the “Outstanding Borrowing”) in the principal amount of [USD$][EUR€][GBP£][CDN$]                     and currently maintained as a Borrowing of [Base Rate Loans] [Fixed Rate Loans with an Interest Period ending on                          ,             ].

Exhibit J

(ii) The Business Day of the Proposed [Conversion] [Continuation] is                          ,             .1

[(iii) The Outstanding Borrowing shall be [continued as a Borrowing of Fixed Rate Loans with an Interest Period of                 ] converted into a Borrowing of [Base Rate Loans] [Fixed Rate Loans with an Interest Period of                 ].]2

[The undersigned hereby certifies that no Default or Event of Default has occurred and will be continuing on the date of the Proposed [Conversion] [Continuation] or will have occurred and be continuing on the date of the Proposed [Conversion] [Continuation].]3

Very truly yours,

[NAME OF APPLICABLE BORROWER]

By:
Name:
Title:

[1]

With respect to Base Rate Loans into LIBOR Loans, shall be a Business Day at least three Business Days after the date hereof; provided that such notice shall be deemed to have been given on a certain day only if given before 1:00 P.M. (New York City time) on such day. With respect to LIBOR Loans into Base Rate Loans, shall be on the same Business Day; provided that such notice shall be deemed to have been given on a certain day only if given before 12:00 Noon (New York City time).

[2]

In the event that either (x) only a portion of the outstanding Borrowing is to be so converted or continued or (y) the outstanding Borrowing is to be divided into separate Borrowings with different Interest Periods, the U.S. Borrower or the European Borrower, as applicable, should make appropriate modifications to this clause to reflect same.

[3]

In the case of a Proposed Conversion or Continuation, insert this sentence only in the event that the conversion is from a Base Rate Loan to a LIBOR Loan or in the case of a continuation of a LIBOR Loan.

Exhibit J

EXHIBIT K

FORM OF LETTER OF CREDIT REQUEST

Dated     1

Deutsche Bank AG New York Branch, as Administrative

Agent (the “Administrative Agent”), under the Credit and

Guaranty Agreement, dated as of June 1, 2011 (as amended,

restated, modified and/or supplemented from time to time,

the “Credit Agreement”), among BakerCorp International

Holdings, Inc. (f/k/a B-Corp Holdings, Inc.), BakerCorp

International, Inc. (f/k/a B-Corp Merger Sub, Inc.) (the

“U.S. Borrower”), BC International Holdings C.V. (the

“European Borrower”), the subsidiary guarantors from

time to time party thereto, the lenders from time to time party thereto, Morgan Stanley Senior Funding, Inc., as

Syndication Agent and Deutsche Bank AG New York, as

Administrative Agent

5022 Gate Parkway

Jacksonville, Florida 32256

Attention: Pam Wedenfeller

Tel: 904-527-6516

With a copy to:

60 Wall Street

New York, New York 10005

Attention:

Tel:

[[ 2 ], as Issuing Lender under the Credit Agreement

]
Attention: [ ]

Ladies and Gentlemen:

[1]	Date of Letter of Credit Request.
[2]

Insert name and address of Letter of Credit Issuer. For Standby Letters of Credit issued by Deutsche Bank AG New York Branch insert: [Deutsche Bank AG New York Branch, 60 Wall Street, New York, NY 10005-MS NYC 60-2708, Attention: Global Loan Operations, Standby Letter of Credit Unit.] For Trade Letters of Credit issued by Deutsche Bank AG New York Branch, insert: [Deutsche Bank AG New York Branch, 60 Wall Street, New York, NY 10005, Attention: Trade and Risk Services, Import LC.] For Letters of Credit issued by another Issuing Lender, insert the correct notice information for that Issuing Lender.

Exhibit K

Pursuant to Section 3.3 of the Credit Agreement, we hereby request that the Letter of Credit Issuer referred to above issue a [Trade] [Standby] Letter of Credit for the account of the undersigned on     3     (the “Date of Issuance”) in the aggregate Stated Amount of     4    .

For purposes of this Letter of Credit Request, unless otherwise defined herein, all capitalized terms used herein which are defined in the Credit Agreement shall have the respective meaning provided therein.

The beneficiary of the requested Letter of Credit will be     5     , and such Letter of Credit will be in support of     6     and will have a stated expiration date of     7    .

We hereby certify that:

(A)	the representations and warranties contained in the Credit Agreement and in the other Loan Documents are and will be true and correct in all material respects on the Date of Issuance, both before and after giving effect to the issuance of the Letter of Credit requested hereby, unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date; and

(B)	no Default or Event of Default has occurred and is continuing nor, after giving effect to the issuance of the Letter of Credit requested hereby, would such a Default or Event of Default occur.

[NAME OF APPLICABLE BORROWER]

By:
Name:
Title:

[3]

Date of Issuance which shall be (x) a Business Day and (y) at least 3 Business Days after the date hereof (or such earlier date as is acceptable to the respective Letter of Credit Issuer in any given case).

[4]	Aggregate initial Stated Amount of the Letter of Credit which should not be less than $100,000 (or such lesser amount as is acceptable to the respective Letter of Credit Issuer).
[5]	Insert name and address of beneficiary.
[6]

Insert a description of L/C supportable obligations (in the case of Standby Letters of Credit) and insert description of permitted trade obligations of the U.S. Borrower or any of its Subsidiaries (in the case of Trade Letters of Credit).

[7]

Insert the last date upon which drafts may be presented which may not be later than (i) in the case of Standby Letters of Credit, the earlier of (x) one year after the Date of Issuance and (y) the 3rd Business Day preceding the Revolving Loan Maturity Date and (ii) in the case of Trade Letters of Credit, the earlier of (x) 180 days after the Date of Issuance and (y) 30 days prior to the Revolving Loan Maturity Date.

Exhibit K

EXHIBIT L

FORM OF NON-BANK CERTIFICATE

Reference is hereby made to the Credit and Guaranty Agreement, dated as of June 1, 2011, among BakerCorp International Holdings, Inc. (f/k/a B-Corp Holdings, Inc.), BakerCorp International, Inc. (f/k/a B-Corp Merger Sub, Inc.) (the “U.S. Borrower”), BC International Holdings C.V. (the “European Borrower”, and together with the U.S. Borrower, the “Borrowers”), the Lenders from time to time party thereto, Morgan Stanley Senior Funding, Inc., as Syndication Agent, and Deutsche Bank AG New York Branch, as Administrative Agent (as amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”). Capitalized terms used herein that are not defined herein shall have the meanings ascribed to them in the Credit Agreement. Pursuant to the provisions of Section 5.5(b)(1)(ii) of the Credit Agreement, the undersigned hereby certifies that:

1. It is the sole record and beneficial owner of the obligations hereunder and under any Note (the “Obligations”) in respect of which it is providing this certificate.

2. It is not a “bank” as such term is used in Section 881(c)(3)(A) of the Code.

3. It is not a 10% shareholder, within the meaning of Section 871(h)(3)(B) of the Code, of any Borrower.

4. It is not a “controlled foreign corporation” related to any Borrower within the meaning of Section 881(c)(3)(C) of the Code.

5. The income from the Obligations held by it is not effectively connected with the conduct of a United States trade or business.

[NAME OF LENDER, ISSUING LENDER OR ADMINISTRATIVE AGENT]

By:
Name:
Title:

Date:                     ,

EXHIBIT M

FORM OF OFFICERS’ CERTIFICATE

I, the undersigned, [Chairman/President/Vice President/Chief Financial Officer] of [Name of Loan Party], a [corporation][limited liability company][limited partnership] organized and existing under the laws of the State of                      (the “Company”), do hereby certify, solely in my capacity as an officer of the Company and not in my individual capacity, on behalf of the Company, that:

1. This Certificate is furnished pursuant to the Credit and Guaranty Agreement, dated as of June 1, 2011, among [the Company,]1 [BakerCorp International Holdings, Inc. (f/k/a B-Corp Holdings, Inc.),] [BakerCorp International, Inc. (f/k/a B-Corp Merger Sub, Inc.),] BC International Holdings C.V., the Subsidiary Guarantors from time to time party thereto, the lenders from time to time party thereto, Morgan Stanley Senior Funding, Inc., as Syndication Agent and Deutsche Bank AG New York, as Administrative Agent (such Credit Agreement, as in effect on the date of this Certificate, being herein called the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

2. The persons named in Exhibit A are duly elected and qualified officers of the Company, holding the respective offices in Exhibit A set forth opposite their names, and the signatures on Exhibit A set forth opposite their names are their genuine signatures.

3. Attached hereto as Exhibit B is a certified copy of the [Certificate of Incorporation of the Company] [Certificate of Partnership of the Partnership] [Certificate of Formation of the Limited Liability Company], as filed in the Office of the Secretary of State of the State of                      on                          ,             , together with all amendments thereto adopted through the date hereof.

4. Attached hereto as Exhibit C is a [true and correct copy of the By-Laws of the Company which were duly adopted and are in full force and effect on the date hereof] [true and correct copy of the [Partnership Agreement of the Partnership] [Limited Liability Company Agreement of the Limited Liability Company], together with all amendments thereto adopted through the date hereof.

5. Attached hereto as Exhibit D is a true and correct copy of resolutions which were duly adopted on                          ,              by unanimous written consent of the Board of Directors of the Company, and said resolutions have not been rescinded, amended or modified. Except as attached hereto as Exhibit D, no resolutions have been adopted by the Board of Directors of the Company which deal with the execution, delivery or performance of any of the Documents to which the Company is a party.

[1]	Include if Company is one of the parties.

Exhibit M

[6. On the date hereof, all of the conditions set forth in Section 7.1 of the Credit Agreement have been satisfied (other than such conditions that are expressly subject to the satisfaction of the Administrative Agent).]2

7. On the date hereof, no Default or Event of Default has occurred and is continuing or would result from any Credit Event to occur on the date hereof or from the application of the proceeds thereof.

8. There is no pending proceeding for the dissolution or liquidation of the Company or, to the knowledge of the undersigned, threatening its existence.

[Remainder of Page Intentionally Left Blank]

[2]	To be included in the Certificate delivered on behalf of Holdings and the Borrower.

Exhibit M

IN WITNESS WHEREOF, I have hereunto set my hand as of the date first written above.

[Name of Credit Party]

By:
Name:
Title:

[Signature Page to Officer’s Certificate – Name of Loan Party]

Exhibit M

I, the undersigned, [Secretary/Assistant Secretary] of the Company, do hereby certify, solely in my capacity as an officer of the Company and not in my individual capacity, on behalf of the Company that:

1. [            ] is the duly elected and qualified [            ] of the Company and the signature above is his genuine signature.

2. The certifications made by [            ] on behalf of the Company in Items 2, 3, 4 and [7][8] above are true and correct.

IN WITNESS WHEREOF, I have hereunto set my hand as of the date first written above.

[NAME OF LOAN PARTY]

By:
Name:
Title:

[Signature Page to Officer’s Certificate – [Name of Loan Party]]

Exhibit M

EXHIBIT A

Name[3]	Office	Signature

[3]

Include name, office and signature of each officer who will sign any Loan Document on behalf of the Company, including the officer who will sign the certification at the end of this Certificate or related documentation.

Exhibit M

EXHIBIT N

SOLVENCY CERTIFICATE

Reference is made to the Credit and Guaranty Agreement, dated as of June 1, 2011, among BakerCorp International Holdings, Inc. (f/k/a B-Corp Holdings, Inc.) (“Holdings”), BakerCorp International, Inc. (f/k/a B-Corp Merger Sub, Inc.) (the “U.S. Borrower”), BC International Holdings C.V., the Subsidiary Guarantors from time to time party thereto, the lenders from time to time party thereto (each, a “Lender” and, collectively, the “Lenders”), Morgan Stanley Senior Funding, Inc., as Syndication Agent (the “Syndication Agent”), and Deutsche Bank AG New York Branch, as Administrative Agent (the “Administrative Agent”) (the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

The undersigned hereby certifies as follows:

1. I am the chief financial officer of the U.S. Borrower.

2. I have reviewed the terms of the Credit Agreement and the definitions and provisions contained in the Credit Agreement relating thereto and, in my opinion, have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to herein.

3. Based upon my review and examination described in paragraph 2 above, I certify that as of the date hereof, Holdings and its Subsidiaries, on a consolidated basis, are, and after giving effect to the Transactions and the other transactions contemplated by the Credit Agreement, will be, Solvent.

The foregoing certifications are made and delivered as of June 1, 2011.

This certificate is being signed by the undersigned in his capacity as chief financial officer of the U.S. Borrower and not in his individual capacity.

[Signature page to follow]

Exhibit N

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the date first written above.

BAKERCORP INTERNATIONAL, INC.

By:

Name:
Title: Vice President

Exhibit N